Exhibit 99.1

Explanatory Note

Jefferies Financial Group Inc. ("Jefferies," "we," "us" or the "Company")) is filing this Exhibit 99.1 to our Current Report on Form 8-K to retrospectively revise certain financial information and related disclosures in our Annual Report on Form 10- K for the fiscal year ended November 30, 2019 ("2019 10-K"), which was filed with the Securities and Exchange Commission on January 29, 2020, to conform with the segment reporting change described below.
As disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2020, during the three months ended February 29, 2020, we changed our internal structure with regard to our operating segments. Previously, our segments consisted of: 1) Investment Banking, Capital Markets and Asset Management, which included all of the financial results of Jefferies Group, LLC; 2) Merchant Banking; and 3) Corporate. In the first quarter of 2020, we appointed co-Presidents of Asset Management and created a separate operating segment that consists of the asset management activity previously included in our Investment Banking, Capital Markets and Asset Management segment, together with asset management activity previously included in our Merchant Banking segment. Starting with the quarter ended February 29, 2020, the Company reports its financial results in four segments - Investment Banking and Capital Markets, Asset Management, Merchant Banking and Corporate.
This Exhibit 99.1 updates the information in Part I Item1, (Business), Part II Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations), Part II Item 7A (Quantitative and Qualitative Disclosures About Market Risk), Part II Item 8 (Financial Statements and Supplementary Data) and Part IV Item 15(a)(1) (Financial Statements).
The items included in this Exhibit 99.1 do not otherwise reflect activities or events occurring after the Company filed the 2019 10-K and do not modify or update the disclosures therein in any way, other than as required to retrospectively reflect the change in segment reporting as described above. Therefore, the Form 8-K should be read in conjunction with the 2019 10-K. For more updated information, please refer the Company’s Quarterly Report on Form 10-Q for the period ended February 29, 2020 and the Company’s subsequent current reports on Form 8-K and other filings with the SEC.

PART I
Item 1.    Business.
Overview
Jefferies is a diversified financial services company engaged in investment banking and capital markets, asset management and direct investing. Jefferies Group LLC ("Jefferies Group"), our largest subsidiary, is the largest independent full-service global investment banking firm headquartered in the U.S. Jefferies Group retains a credit rating separate from Jefferies and remains a U.S. Securities and Exchange Commission ("SEC") reporting company.
Our strategy focuses on strengthening and expanding our core businesses of Investment Banking, Capital Markets and Asset Management, while continuing to simplify our structure and return capital to our shareholders. We are simplifying through a managed transformation of our direct investing, or "Merchant Banking," business, which, during 2018 and 2019, has included the sale of our investments in National Beef Packing Company, LLC ("National Beef") and Garcadia, the transfer of some of our financial assets to Jefferies Group (Berkadia Commercial Mortgage Holding LLC ("Berkadia") and Leucadia Asset Management ("LAM")) and the special dividend to our shareholders of our investment in Spectrum Brands Holdings, Inc. ("Spectrum Brands"). In keeping with our strategy, a meaningful portion of the proceeds of these transactions has been returned to shareholders through share repurchases. During the past two fiscal years, we have returned to shareholders in excess of $2.4 billion through share repurchases and dividends.
Our executive offices are located at 520 Madison Avenue, New York, NY 10022, as is the global headquarters of Jefferies Group. Our primary telephone number is (212) 460-1900 and our website address is www.jefferies.com. At November 30, 2019, we had approximately 4,800 full-time employees.
The discussion in this Annual Report on Form 10-K should be read in conjunction with the Risk Factors presented in Item 1A of Part I and the Cautionary Statement for Forward-Looking Information and Management's Discussion and Analysis of Financial Condition and Results of Operations set forth in Item 7 of Part II.
Recent Events
During the quarter ended February 29, 2020, we changed our internal structure with regard to our operating segments. Previously, our segments consisted of: 1) Investment Banking, Capital Markets and Asset Management, which included all of the financial results of Jefferies Group; 2) Merchant Banking; and 3) Corporate. During the quarter ended February 29, 2020, we appointed co-Presidents of Asset Management and created a separate fourth operating segment that consists of the asset management activity previously included in our Investment Banking, Capital Markets and Asset Management segment, together with asset management activity previously included in our Merchant Banking segment. In order to compare results with prior periods, we have recast our segment results for the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017. The discussion that follows is presented on the basis of our recast segments.

On June 5, 2018, we completed the sale of 48% of National Beef to Marfrig Global Foods S.A. ("Marfrig") for $907.7 million in cash, reducing our then ownership in National Beef from 79% to 31%. In 2018, we recognized a pre-tax gain related to the sale of $873.5 million. On November 29, 2019, we sold our remaining 31% equity interest in National Beef to Marfrig and other shareholders and received a total of $970.0 million in cash, including $790.6 million of proceeds from Marfrig and other shareholders and $179.4 million from final distributions from National Beef around the time of the sale. We recognized a pre-tax gain of $205.0 million on this sale. As of November 30, 2019, we no longer hold an equity interest in National Beef.

In September 2019, our Board of Directors approved a distribution to stockholders of our Spectrum Brands shares. We distributed 7,514,477 Spectrum Brands shares through a special pro rata dividend effective on October 11, 2019 to stockholders of record as of the close of business on September 30, 2019.

Through June 30, 2019, we owned an approximate 70% equity interest in HomeFed Corporation ("HomeFed"), which owns and develops residential and mixed use real estate properties. We accounted for our interest under the equity method. On July 1, 2019, we completed a merger with HomeFed by which we acquired the remaining common stock of HomeFed. From July 1, 2019, the results of HomeFed are reflected on a consolidated basis. In connection with the merger, HomeFed stockholders received two shares of our common stock for each share of HomeFed common stock. A total of 9.3 million shares were issued, which were valued at $178.8 million at closing based on the market price of our common shares. As an offset to these issued shares, our Board of Directors authorized the repurchase of an additional 9.25 million shares. In 2019, we recognized a $72.1 million non-cash pre-tax gain on the revaluation of our 70% interest in HomeFed to fair value.

During 2019, we repurchased a total of 25,926,388 of our common shares for $506.2 million, or an average price per share of $19.52.
Investment Banking and Capital Markets, and Asset Management
Our Investment Banking and Capital Markets segment and our Asset Management segment are primarily comprised of our investment in Jefferies Group, the largest independent U.S. headquartered global full-service, integrated investment banking and securities firm. Jefferies Group's largest subsidiary, Jefferies LLC, was founded in the U.S. in 1962 and its first international operating subsidiary, Jefferies International Limited, was established in the U.K. in 1986. As of November 30, 2019, Jefferies Group had 3,815 employees in the Americas, Europe and Asia. The net book value (assets less liabilities and noncontrolling interests) of our investment in Jefferies Group was $6.2 billion at November 30, 2019.

Investment Banking and Capital Markets

Investment Banking and Capital Markets focuses on Investment Banking, Equities and Fixed Income. We primarily serve institutional investors, corporations and government entities.
Investment Banking
We provide our clients around the world with a full range of financial advisory, equity underwriting and debt underwriting services. Our services are enhanced by our deep industry expertise, our global distribution capabilities and our senior level commitment to our clients.
Over 900 investment banking professionals operate in the Americas, Europe and Asia, and are organized into industry, product and geographic coverage groups. Our industry coverage groups include Consumer and Retail; Energy; Financial Institutions; Healthcare; Industrials; Media, Communications and Information Services; Real Estate; Gaming and Lodging; Technology; and Financial Sponsors and Public Finance. Our product coverage groups include advisory, equity underwriting and debt underwriting, which include both mergers and acquisitions and restructuring and recapitalization expertise. Our geographic coverage groups include teams based in major cities in the United States, London, Frankfurt, Paris, Milan, Amsterdam, Stockholm, Mumbai, Hong Kong, Singapore, Sydney, Tokyo, Zurich and Toronto.
Advisory Services

We provide mergers and acquisition and restructuring and recapitalization services to companies, financial sponsors and government entities. In the mergers and acquisition area, we advise business owners and corporations on corporate sales and divestitures, acquisitions, mergers, tender offers, spinoffs, joint ventures, strategic alliances and takeover and proxy fight defense. In the restructuring and recapitalization area, we provide companies, bondholders and lenders a full range of restructuring advisory capabilities as well as expertise in the structuring, valuation and placement of securities issued in recapitalizations.
Equity Underwriting
We provide a broad range of equity financing capabilities to companies and financial sponsors. These capabilities include private placements of equity, initial public offerings, follow-on offerings, block trades and equity-linked convertible securities transactions.
Debt Underwriting
We provide a wide range of debt and acquisition financing capabilities for companies, financial sponsors and government entities. We focus on structuring, underwriting and distributing public and private debt, including investment grade debt, high yield bonds, leveraged loans, municipal debt, mortgage-backed and other asset-backed securities, and liability management solutions.
Corporate Lending
Jefferies Finance LLC ("Jefferies Finance"), a 50/50 joint venture between Jefferies Group and Massachusetts Mutual Life Insurance Company, is a commercial finance company that structures, underwrites and syndicates primarily senior secured loans to corporate borrowers and manages proprietary and third-party investments in middle market and broadly syndicated loans. Since its inception in 2004, Jefferies Finance has served as lead arranger of over 1,000 transactions representing approximately $215 billion in arranged volume. Jefferies Finance conducts its operations primarily through two business lines, Leveraged Finance Arrangement and Portfolio and Asset Management. Its Leveraged Finance Arrangement business line participates in transactions typically ranging from $250 million to $1.5 billion for borrowers generating between $50 million and $300 million of annual Earnings before interest, taxes, depreciation and amortization. Jefferies Finance typically syndicates to third party investors substantially all of its arranged volume. Its Portfolio and Asset Management business line manages a broad portfolio of approximately $9.5 billion in assets under management comprised of portions of loans it has arranged, as well as loan positions that it has purchased in the primary and secondary markets. The Portfolio and Asset Management business is comprised of three registered Investment Advisers: Jefferies Finance, Apex Credit Partners LLC and JFIN Asset Management LLC. Jefferies Finance manages its investments in cash flow and traditional asset-based revolving credit. Apex Credit Partners LLC manages collateralized loan obligations which invest in predominately broadly syndicated loans. JFIN Asset Management LLC manages proprietary and third-party investments in middle market loans held in private funds and separately managed accounts. Jefferies Finance is pursuing opportunities to expand its direct lending business through a variety of forms, including regulated and non-regulated entities and separately managed accounts.

Equities
Equities Research, Capital Markets
We provide our clients full-service equities research, sales and trading capabilities across global securities markets. We earn commissions or spread revenue by executing, settling and clearing transactions for clients across these markets in equity and equity-related products, including common stock, American depository receipts, global depository receipts, exchange-traded funds, exchange-traded and over-the-counter ("OTC") equity derivatives, convertible and other equity-linked products and closed-end funds. Our equity research, sales and trading efforts are organized across three geographical regions: the Americas; Europe and the Middle East and Africa; and Asia Pacific. Our clients are primarily institutional market participants such as mutual funds, hedge funds, investment advisers, pension and profit sharing plans, and insurance companies. Through our global research team and sales force, we maintain relationships with our clients, distribute investment research and strategy, trading ideas, market information and analyses across a range of industries and receive and execute client orders. Our equity research covers over 2,000 companies around the world and a further more than 800 companies are covered by nine leading local firms in Asia Pacific with which we maintain alliances.
Equity Finance
Our Equity Finance business provides financing, securities lending and other prime brokerage services. We offer prime brokerage services in the U.S. that provide hedge funds, money managers and registered investment advisers with execution, financing, clearing, reporting and administrative services. We finance our clients' securities positions through margin loans that are collateralized by securities, cash or other acceptable liquid collateral. We earn an interest spread equal to the difference between the amount we pay for funds and the amount we receive from our clients. We also operate a matched book in equity and corporate bond securities, whereby we borrow and lend securities versus cash or liquid collateral and earn a net interest spread. We offer selected prime brokerage clients the option of custodying their assets at an unaffiliated U.S. broker-dealer that is a subsidiary of a bank holding company. Under this arrangement, we directly provide our clients with all customary prime brokerage services.
Wealth Management
We provide tailored wealth management services designed to meet the needs of high net worth individuals, their families and their businesses, private equity and venture funds and small institutions. Our advisers provide access to all of our institutional execution capabilities and deliver other financial services. Our open architecture platform affords clients access to products and services from both our firm and from a variety of other major financial services institutions.
Fixed Income
Fixed Income Capital Markets
We provide our clients with sales and trading of investment grade corporate bonds, U.S. and European government and agency securities, municipal bonds, mortgage-backed and asset-backed securities, leveraged loans, consumer loans, high yield and distressed securities, emerging markets debt, interest rate and credit derivative products, as well as foreign exchange trade execution and securitization capabilities. Jefferies LLC is designated as a Primary Dealer by the Federal Reserve Bank of New York and Jefferies International Limited is designated in similar capacities for several countries in Europe. Additionally, through the use of repurchase agreements, we act as an intermediary between borrowers and lenders of short-term funds and obtain funding for various of our inventory positions. We trade and make markets globally in cleared and uncleared swaps and forwards referencing, among other things, interest rates, investment grade and non-investment grade corporate credits, credit indexes and asset-backed security indexes.
Our strategists and economists provide ongoing commentary and analysis of the global fixed income markets. In addition, our fixed income desk strategists provide ideas and analysis to clients across a variety of fixed income products.
Other
We also make principal investments in private equity and hedge funds managed by third parties as well as, from time to time, take on strategic positions.

Berkadia
On October 1, 2018, we transferred to Jefferies Group our investment in Berkadia. Berkadia is a 50/50 joint venture with Berkshire Hathaway, Inc. that provides capital solutions, investments sales advisory and mortgage servicing for multifamily and commercial real estate. Berkadia originates commercial real estate loans, primarily in respect of multifamily housing units, for Fannie Mae, Freddie Mac and the Federal Housing Authority using their underwriting guidelines and will typically sell the loans to such entities shortly after the loans are funded with Berkadia retaining the mortgage servicing rights. For loans sold to Fannie Mae, Berkadia assumes a shared loss position throughout the term of each loan, with a maximum loss percentage of approximately one-third of the original principal balance. Berkadia also originates and brokers commercial/multifamily mortgage loans which are not part of the government agency programs.
In addition, Berkadia originates loans for its own balance sheet. These loans provide interim financing to borrowers who intend to refinance the loan with longer-term loans from an eligible government agency or other third party. Berkadia also provides services related to the acquisition and disposition of multifamily real estate projects, including brokerage services, asset review, market research, financial analysis and due diligence support and is a servicer of U.S. commercial real estate loans, performing primary, master and special servicing functions for U.S. government agency programs, commercial mortgage-backed securities transactions, banks, insurance companies and other financial institutions. Berkadia is required under its servicing agreements to maintain certain minimum servicer ratings or qualifications from the ratings agencies. These ratings currently exceed the minimum ratings required by the related servicing agreements.
Asset Management
Under the LAM umbrella, we manage, invest in and provide services to a diverse group of alternative asset management platforms across a spectrum of investment strategies and asset classes. LAM offers institutional clients an innovative range of investment strategies through its affiliated managers. Our products are currently offered to pension funds, insurance companies, sovereign wealth funds, and other institutional investors. The investment boutiques under LAM range from multi-manager products, such as Schonfeld Fundamental Equities and Weiss Multi-Strategy, to niche equity long/short strategies, such as Kathmandu and Sikra Capital. We offer our affiliated asset managers access to capital, operational infrastructure and global marketing and distribution.

We continue to expand our asset management efforts. During 2019, we established a partnership with Schonfeld Strategic Advisors LLC, launched Stonyrock Partners (middle market general partner stakes) and Point Bonita Capital (trade finance), and added Solanas Capital (energy infrastructure with an environmental, social and governance focus) and Monashee Investment Management (niche capital markets-driven strategies) to our LAM platform.

Merchant Banking
We own a diverse portfolio of businesses and investments that have the potential for significant value appreciation. The structure of each of our investments was tailored to the unique opportunity each transaction presented. Our investments may be reflected in our consolidated results as consolidated subsidiaries, equity investments, securities or in other ways, depending on the structure of our specific holdings. We continue to evaluate new investments, primarily in financial services, that typically come to our attention through the activities of Jefferies Group. We are in the process of a managed transformation of Merchant Banking, with the intention of selling to third parties or restructuring under LAM all of our Merchant Banking business. Continuing changes in the mix of our businesses and investments therefore should be expected.
Our Merchant Banking portfolio currently includes investments in Linkem, 54% (fixed wireless broadband services in Italy); Vitesse Energy, LLC ("Vitesse Energy Finance"), 97%, and JETX Energy, LLC ("JETX Energy"), 98%, (oil and gas); real estate; Idaho Timber, 100% (manufacturing); FXCM Group, LLC ("FXCM"), 50% voting interest in FXCM and a majority of all distributions in respect of the equity of FXCM (provider of online foreign exchange trading services); The We Company, formerly known as WeWork, less than 1% (global network of workspaces); and others. The net book value of our entire Merchant Banking portfolio was $2.1 billion at November 30, 2019.

Linkem
We own 54% (48% voting) of Linkem S.p.A., the largest fixed wireless broadband service provider in Italy with 646,000 subscribers. Its broadband service, delivered via radio link, utilizes its proprietary, 5G-ready network and its valuable nationwide 3.5GHz spectrum holdings, and covers approximately 66% of Italian households. The 3.5GHz frequency band has been designated globally as one of the core bands for 5G services, placing Linkem in a strong position to continue its growth in a 5G environment. Linkem plans to increase its network coverage and service offerings over the coming years as it adds subscribers and leverages its assets. Expansion and customer acquisition costs are expected to result in operating losses over the next couple of years.
Our initial investment in Linkem was made in July 2011. Since that time, we have funded much of Linkem's growth and become its largest shareholder. We own approximately 42% of the common shares of Linkem, as well as convertible preferred shares which, if converted, would increase our ownership to approximately 54% of Linkem's common equity at November 30, 2019. Additionally, we have made shareholder loans to Linkem with principal outstanding of $58.1 million at November 30, 2019. We own approximately 48% of the total voting securities of Linkem. The net book value of our investment in Linkem was $194.8 million at November 30, 2019.
Vitesse Energy Finance
Vitesse Energy Finance is our 97% owned consolidated subsidiary that acquires and invests in non-operated oil and gas working interests and royalties predominately in the Bakken Shale oil field in North Dakota. These non-operated interests are mostly working interests and some mineral rights in flowing wells and interests in leases and drilling spacing units expected to be developed via horizontal wells in the future by Vitesse Energy Finance's over one dozen operating partners. As Vitesse Energy Finance's operators convert undeveloped acreage into flowing horizontal wells, our interests in the leasehold acreage and minerals are converted into cash flows produced by the new wells. Vitesse Energy Finance has acquired more than 45,000 net acres of Bakken leaseholds and has an interest in approximately 5,000 producing wells (105 net wells) with current production as of November 2019 in excess of 11,000 barrels of oil equivalent per day. Vitesse Energy Finance also has 940 gross wells (20 net wells) that are currently drilling, completing, or permitted for drilling. Our strategic priorities for Vitesse Energy Finance are to selectively add to our core acreage, participate in future profitable horizontal wells, increase aggregate cash flow, limit volatility of cash flow from flowing wells by appropriately hedging oil and profitably sell selective assets when appropriate. The net book value of our investment in Vitesse Energy Finance was $528.7 million at November 30, 2019.
Real Estate Assets
Our real estate assets primarily consist of our 100% ownership of HomeFed, a developer and owner of residential and mixed-use real estate properties in California, New York, Florida, Virginia and South Carolina. HomeFed's key assets include Otay Ranch, a master planned community that is under development in Chula Vista, CA, made up of approximately 4,450 acres of land entitled for 13,050 total units; Renaissance Plaza, a mixed-use asset in Brooklyn, NY, comprised of an office building, hotel and garage; and Fulton Mall, a 49% joint venture partnership interest in a land assemblage with a prime location in Brooklyn's highest density and highest rent retail district.
The net book value of our investment in real estate assets was $645.3 million at November 30, 2019.
Financial Information about Segments
Our operating and reportable segments consist of Investment Banking and Capital Markets; Asset Management; Merchant Banking; and Corporate. Our financial information regarding our reportable segments is contained in Note 28 in our consolidated financial statements.
Competition
All aspects of our business are intensely competitive. We compete primarily with large global bank holding companies that engage in capital markets activities, but also with other broker-dealers, asset managers and investment banking firms. The large global bank holding companies have substantially greater capital and resources than we do. We believe that the principal factors affecting our competitive standing include the quality, experience and skills of our professionals, the depth of our relationships, the breadth of our service offerings, our ability to deliver consistently our integrated capabilities, and our culture, tenacity and commitment to serve our clients.

Regulation
Regulation in the United States. The financial services industry in which we operate is subject to extensive regulation. In the U.S., the SEC is the federal agency responsible for the administration of federal securities laws, and the Commodity Futures Trading Commission ("CFTC") is the federal agency responsible for the administration of laws relating to commodity interests (including futures, commodity options and swaps). In addition, the Financial Industry Regulatory Authority, Inc. ("FINRA") and the National Futures Association ("NFA") are self-regulatory organizations that are actively involved in the regulation of financial services businesses. In addition to federal regulation, we are subject to state securities regulations in each state in which we offer our securities. The SEC, CFTC, FINRA and the NFA conduct periodic examinations of broker-dealers, investment advisers, futures commission merchants ("FCMs") and swap dealers. The designated examining authority for Jefferies LLC's activities as a broker-dealer is FINRA, and the designated self-regulatory organization for Jefferies LLC's non-clearing FCM activities is the NFA. Financial services businesses are also subject to regulation and examination by state securities commissions and attorneys general in those states in which they do business.
Broker-dealers are subject to SEC and FINRA regulations that cover all aspects of the securities business, including sales and trading methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure and requirements, anti-money laundering efforts, recordkeeping and the conduct of broker-dealer personnel including officers and employees. Registered investment advisers are subject to, among other requirements, SEC regulations concerning marketing, transactions with affiliates, custody of client assets, disclosure to clients, conflict of interest, insider trading and recordkeeping; and investment advisers that are also registered as commodity trading advisers or commodity pool operators are also subject to regulation by the CFTC and the NFA. FCMs, introducing brokers and swap dealers that engage in commodity options, futures or swap transactions are subject to regulation by the CFTC and the NFA. Additional legislation, changes in rules promulgated by the SEC, CFTC, FINRA or NFA, or changes in the interpretation or enforcement of existing laws or rules may directly affect the operations and profitability of broker-dealers, investment advisers, FCMs, commodity trading advisers, commodity pool operators and swap dealers. The SEC, CFTC, FINRA, NFA, state securities commissions and state attorneys general may conduct administrative proceedings or initiate civil litigation that can result in adverse consequences for Jefferies LLC, its affiliates, including affiliated investment advisers, as well as its and their officers and employees (including, without limitation, injunctions, censures, fines, suspensions, directives that impact business operations (including proposed expansions), membership expulsions, or revocations of licenses and registrations). In addition, broker-dealers, investment advisers, FCMs and swap dealers must also comply with the rules and regulation of clearing houses, exchanges, swap execution facilities and trading platforms of which they are a member.
On June 5, 2019, the SEC adopted Regulation Best Interest (“Reg BI”), which establishes a “best interest” standard of conduct for broker-dealers and associated persons when they make a recommendation to a retail customer of any securities transaction or investment strategy involving securities, including recommendations of types of accounts. While we do not generally make recommendations to retail customers except in our Wealth Management division, our Wealth Management division will be required to comply with the substantially greater obligations imposed under Reg BI.
Regulatory Capital Requirements. Several of our entities are subject to financial capital requirements that are set by regulation. Jefferies LLC is a dually-registered broker-dealer and FCM and is required to maintain net capital in excess of the greater of the SEC or CFTC minimum financial requirements. As a broker-dealer, Jefferies LLC is subject to the SEC's Uniform Net Capital Rule (the "Net Capital Rule"). Jefferies LLC has elected to compute its minimum net capital requirement in accordance with the "Alternative Net Capital Requirement" as permitted by the Net Capital Rule, which provides that a broker-dealer shall not permit its net capital, as defined, to be less than the greater of 2% of its aggregate debit balances (primarily customer-related receivables) or $250,000 ($1.5 million for prime brokers). Compliance with the Net Capital Rule could limit Jefferies LLC's operations, such as underwriting and trading activities, that could require the use of significant amounts of capital, and may also restrict its ability to make loans, advances, dividends and other payments. Under FINRA Rule 4110, FINRA could impose higher minimum net capital requirements than required by the SEC. If the broker dealer also carries accounts for other broker dealers, it may need net capital of $7 million or tentative net capital of $25 million, depending on circumstances. As a non-clearing FCM, Jefferies LLC is required to maintain minimum adjusted net capital of $1.0 million.
In June 2019, the SEC adopted rules regarding capital, segregation and margin requirements for SEC registered broker-dealers that engage in principal transactions of security-based swaps ("SBS"). The rules will come into effect in 2020 or 2021. Under the rules there is a minimum net capital requirement for, among others, a broker-dealer that acts as a dealer in SBS of the greater of $20 million or the sum of (i) a ratio requirement (2% of aggregate debit items (generally, customer receivables)) and (ii) 2% (that the SEC could, in the future, increase up to 4% or 8%) of a risk margin amount. The risk margin amount means the sum of (i) the total initial margin required to be maintained by the broker-dealer at each clearing agency with respect to SBS transactions cleared for SBS customers and (ii) the total initial margin amount calculated by the broker-dealer with respect to non-cleared SBS under new SEC rules.

Jefferies Group LLC is not subject to any regulatory capital rules.
See Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations, and Note 24 to our consolidated financial statements for additional discussion of net capital calculations.
Regulation outside the United States. We are an active participant in the international capital markets and provide investment banking services internationally, primarily in Europe and Asia. As is true in the U.S., our international subsidiaries are subject to extensive regulations proposed, promulgated and enforced by, among other regulatory bodies, the European Commission and European Supervisory Authorities (including the European Banking Authority and European Securities and Market Authority), U.K. Financial Conduct Authority, German Federal Financial Supervisory Authority ("BaFin"), Investment Industry Regulatory Organization of Canada, Hong Kong Securities and Futures Commission, the Japan Financial Services Agency, the Monetary Authority of Singapore and the Australian Securities and Investments Commission. Every country in which we do business imposes upon us laws, rules and regulations similar to those in the U.S., including with respect to some form of capital adequacy rules, customer protection rules, data protection regulations, anti-money laundering and anti-bribery rules, compliance with other applicable trading and investment banking regulations and similar regulatory reform. For additional information see Item 1A. Risk Factors.
Information about Jefferies on the Internet
We file annual, quarterly and current reports and other information with the SEC. These SEC filings are also available to the public from commercial document retrieval services and the website maintained by the SEC at www.sec.gov.
The following documents and reports are available on or through our website (www.jefferies.com) as soon as reasonably practicable after we electronically file such materials with, or furnish to, the SEC, as applicable:

•	Code of Business Practice;

•	Reportable waivers, if any, from our Code of Business Practice by our executive officers;

•	Board of Directors Corporate Governance Guidelines;

•	Charter of the Audit Committee of the Board of Directors;

•	Charter of the Nominating and Corporate Governance Committee of the Board of Directors;

•	Charter of the Compensation Committee of the Board of Directors;

•	Annual reports on Form 10-K;

•	Quarterly reports on Form 10-Q;

•	Current reports on Form 8-K;

•	Beneficial ownership reports on Forms 3, 4 and 5; and

•	Any amendments to the above-mentioned documents and reports.
Shareholders may also obtain a printed copy of any of these documents or reports free of charge by sending a request to Jefferies Financial Group Inc., Investor Relations, 520 Madison Avenue, New York, NY 10022 or by calling (212) 460-1900.
PART II

Item 7.	Management's Discussion and Analysis of Financial Condition and Results of Operations.
The purpose of this section is to discuss and analyze our consolidated financial condition, liquidity and capital resources and results of operations for the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017. This analysis should be read in conjunction with the consolidated financial statements and related footnote disclosures contained in this report and the following "Cautionary Statement for Forward-Looking Information."
Cautionary Statement for Forward-Looking Information
Statements included in this report may contain forward-looking statements. Such statements may relate, but are not limited, to projections of revenues, income or loss, development expenditures, plans for growth and future operations, competition and regulation, as well as assumptions relating to the foregoing. Such forward-looking statements are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. When used in this report, the words "will," "could," "estimates," "expects," "anticipates," "believes," "plans," "intends" and variations of such words and similar expressions are intended to identify forward-looking statements that involve risks and uncertainties.  Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.
Factors that could cause actual results to differ materially from any results projected, forecasted, estimated or budgeted or may materially and adversely affect our actual results include, but are not limited to, those set forth in Item 1A. Risk Factors and elsewhere in this report and in our other public filings with the SEC.
Undue reliance should not be placed on these forward-looking statements, which are applicable only as of the date hereof. Except as may be required by law, we undertake no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report or to reflect the occurrence of unanticipated events.
Results of Operations
We are a diversified financial services company engaged in investment banking and capital markets, asset management and direct investing. Jefferies Group, our largest subsidiary, is the largest independent full-service global investment banking firm headquartered in the U.S. During the quarter ended February 29, 2020, we changed our internal structure with regard to our operating segments. Previously, our segments consisted of: 1) Investment Banking, Capital Markets and Asset Management, which included all of the financial results of Jefferies Group; 2) Merchant Banking; and 3) Corporate. During the quarter ended February 29, 2020, we appointed co-Presidents of Asset Management and created a separate fourth operating segment that consists of the asset management activity previously included in our Investment Banking, Capital Markets and Asset Management segment, together with asset management activity previously included in our Merchant Banking segment. In order to compare results with prior periods, we have recast our segment results for the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017. The discussion that follows is presented on the basis of our recast segments.

In the fourth quarter of 2018, we changed our fiscal year end from a calendar year basis to a fiscal year ending on November 30. Our 2018 fiscal year consists of the eleven month transition period beginning January 1, 2018 through November 30, 2018. Financial statements for 2017 continue to be presented on the basis of our previous calendar year end. Jefferies Group has a November 30 year end. Prior to the fourth quarter of 2018, because our fiscal year end was December 31, we reflected Jefferies Group in our consolidated financial statements utilizing a one month lag. In connection with our change in fiscal year end to November 30, we eliminated the one month lag utilized to reflect Jefferies Group results beginning with the fourth quarter of 2018. Therefore, our results for the eleven months ended November 30, 2018, include twelve month results for Jefferies Group and eleven months for the remainder of our results.

The following tables present a summary of our financial results.

A summary of results of operations for the twelve months ended November 30, 2019 is as follows (in thousands):

	Investment Banking and Capital Markets	Asset Management	Merchant Banking	Corporate	Parent Company Interest	Consolidation Adjustments	Total

Net revenues	$3,035,988	$84,894	$735,213	$32,833	$—	$4,048	$3,892,976

Expenses:
Compensation and benefits	1,641,814	63,305	61,767	58,005	—	—	1,824,891
Cost of sales (1)	202,425	20,715	319,641	—	—	—	542,781
Interest	—	—	34,129	—	53,048	—	87,177
Depreciation and amortization	77,549	2,042	69,805	3,475	—	—	152,871
Selling, general and other expenses	767,150	40,432	162,832	39,820	—	(591)	1,009,643
Total expenses	2,688,938	126,494	648,174	101,300	53,048	(591)	3,617,363
Income (loss) from continuing operations before income taxes and income related to associated companies	347,050	(41,600)	87,039	(68,467)	(53,048)	4,639	275,613
Income related to associated companies	—	474	202,453	—	—	68	202,995
Income (loss) from continuing operations before income taxes	$347,050	$(41,126)	$289,492	$(68,467)	$(53,048)	$4,707	478,608
Income tax benefit from continuing operations							(483,955)
Net income							$962,563
(1) Includes Floor brokerage and clearing fees.

A summary of results of operations for the eleven months ended November 30, 2018 is as follows (in thousands):

	Investment Banking and Capital Markets	Asset Management	Merchant Banking	Corporate	Parent Company Interest	Consolidation Adjustments	Total

Net revenues	$3,184,426	$(14,280)	$577,278	$22,300	$—	$(5,690)	$3,764,034

Expenses:
Compensation and benefits	1,715,915	47,363	50,155	50,222	—	(873)	1,862,782
Cost of sales (1)	178,841	5,369	307,071	—	—	—	491,281
Interest	—	8,992	26,167	—	54,090	—	89,249
Depreciation and amortization	67,467	1,324	48,357	3,169	—	—	120,317
Selling, general and other expenses	757,290	57,394	112,587	35,049	—	(992)	961,328
Total expenses	2,719,513	120,442	544,337	88,440	54,090	(1,865)	3,524,957
Income (loss) from continuing operations before income taxes and income related to associated companies	464,913	(134,722)	32,941	(66,140)	(54,090)	(3,825)	239,077
Income related to associated companies	—	993	56,030	—	—	—	57,023
Income (loss) from continuing operations before income taxes	$464,913	$(133,729)	$88,971	$(66,140)	$(54,090)	$(3,825)	296,100
Income tax provision from continuing operations							19,008
Income from discontinued operations, net of income tax provision							130,063
Gain on disposal of discontinued operations, net of income tax provision							643,921
Net income							$1,051,076
(1) Includes Floor brokerage and clearing fees.

A summary of results of operations for the twelve months ended December 31, 2017 is as follows (in thousands):

	Investment Banking and Capital Markets	Asset Management	Merchant Banking	Corporate	Parent Company Interest	Consolidation Adjustments	Total

Net revenues	$3,169,860	$91,101	$801,190	$6,306	$—	$8,988	$4,077,445

Expenses:
Compensation and benefits	1,814,444	37,261	51,202	46,655	—	1,373	1,950,935
Cost of sales (1)	168,671	5,835	280,952	—	—	—	455,458
Interest	—	1,539	40,720	—	58,943	—	101,202
Depreciation and amortization	62,059	1,217	43,649	3,470	—	—	110,395
Selling, general and other expenses	588,885	45,980	111,539	34,983	—	(3,335)	778,052
Total expenses	2,634,059	91,832	528,062	85,108	58,943	(1,962)	3,396,042
Income (loss) from continuing operations before income taxes and loss related to associated companies	535,801	(731)	273,128	(78,802)	(58,943)	10,950	681,403
Income (loss) related to associated companies	—	852	(75,753)	—	—	—	(74,901)
Income (loss) from continuing operations before income taxes	$535,801	$121	$197,375	$(78,802)	$(58,943)	$10,950	606,502
Income tax provision from continuing operations							642,286
Income from discontinued operations, net of income tax provision							288,631
Net income							$252,847
(1) Includes Floor brokerage and clearing fees.
The composition of our financial results has varied over time and we expect will continue to evolve over time. Our strategy is designed to transform Jefferies into a pure financial services firm and, as such, we are focused on the development of our Investment Banking and Capital Markets and Asset Management segments, while we continue to realize the value of or otherwise transform our investments in Merchant Banking. The following factors and events should be considered in evaluating our financial results as they impact comparisons:
Our 2019 financial results from continuing operations were impacted by:

•	A nonrecurring tax benefit of $544.6 million related to the closing of our available for sale portfolio, which triggered the realization of lodged tax benefits from earlier years;

•	The special dividend of our interest in Spectrum Brands of $451.1 million, removing the investment from our Merchant Banking portfolio going forward;

•	A $205.0 million pre-tax gain on the sale of our remaining 31% interest in National Beef;

•	A $72.1 million pre-tax gain on the revaluation of our 70% interest in HomeFed to fair value in connection with the acquisition of the remaining common stock of HomeFed; and

•	A reduction during 2019 to the estimated fair value of The We Company of $182.3 million.

Our 2018 financial results from continuing operations were impacted by:

•	A $418.8 million mark-to-market decrease in the value of our investment in Spectrum Brands/HRG Group, Inc. ("HRG");

•	A $221.7 million pre-tax gain on the sale of our Garcadia interests;

•	A $70.9 million increase in the estimated fair value of The We Company;

•	A $62.1 million impairment loss related to our investment in FXCM; and

•	A $47.9 million impairment loss related to our investment in Golden Queen Mining Company, LLC ("Golden Queen").

Our 2017 financial results from continuing operations were impacted by:

•	A non-cash $450.5 million charge related to the impact of tax reform;

•	A $178.2 million pre-tax gain on the sale of Conwed Plastics;

•	A $130.2 million impairment loss related to our investment in FXCM; and

•	A mark-to-market increase in the value of our investment in HRG of $64.8 million.
Investment Banking and Capital Markets, and Asset Management
Our Investment Banking and Capital Markets segment and Asset Management segment primarily consist of our investment in Jefferies Group. Jefferies Group was acquired on March 1, 2013 and is reflected in our 2017 consolidated financial statements utilizing a one month lag; Jefferies Group's fiscal year ends on November 30th. Jefferies Group financial data is presented in each year based on the twelve months ended November 30.

Investment Banking and Capital Markets

A summary of results of operations for our Investment Banking and Capital Markets segment is as follows (in thousands):

	2019	2018	2017

Net revenues	$3,035,988	$3,184,426	$3,169,860

Expenses:
Compensation and benefits	1,641,814	1,715,915	1,814,444
Floor brokerage and clearing fees	202,425	178,841	168,671
Depreciation and amortization	77,549	67,467	62,059
Selling, general and other expenses	767,150	757,290	588,885
Total expenses	2,688,938	2,719,513	2,634,059
Income from continuing operations before income taxes	$347,050	$464,913	$535,801

Our Investment Banking and Capital Markets segment comprises many business units, with many interactions and much integration among them. Business activities include the sales, trading, origination and advisory effort for various equity, fixed income, commodities, foreign exchange and advisory services. Our Investment Banking and Capital Markets segment business, by its nature, does not produce predictable or necessarily recurring revenues or earnings. Our results in any given period can be materially affected by conditions in global financial markets, economic conditions generally, and our own activities and positions.

Revenues by Source

Net revenues presented for our Investment Banking and Capital Markets segment include allocations of interest income and interest expense as we assess the profitability of these businesses inclusive of the net interest revenue or expense associated with the respective activities, including the net interest cost of allocated long-term debt, which is a function of the mix of each business's associated assets and liabilities and the related funding costs.

The following provides a summary of net revenues by source (in thousands):

	2019	2018	2017

Equities	$773,979	$665,557	$674,424
Fixed income	681,362	559,712	618,388
Total capital markets	1,455,341	1,225,269	1,292,812

Advisory	767,421	820,042	770,092

Equity underwriting	361,972	454,555	344,973
Debt underwriting	407,336	635,606	649,220
Total underwriting	769,308	1,090,161	994,193

Other investment banking	(14,617)	3,638	19,776
Total investment banking	1,522,112	1,913,841	1,784,061

Other	58,535	45,316	92,987
Total Investment Banking and Capital Markets (1) (2)	$3,035,988	$3,184,426	$3,169,860

(1)	Includes net interest revenues (expenses) of $74.0 million, $8.5 million and $(58.6) million for 2019, 2018 and 2017, respectively.

(2)
Allocated net interest is not separately disaggregated in presenting our Investment Banking and Capital Markets results within Net Revenues by Source. This presentation is aligned to our Investment Banking and Capital Markets internal performance measurement.

Equities Net Revenues

Equities are comprised of net revenues from:

•	services provided to our clients from which we earn commissions or spread revenue by executing, settling and clearing transactions for clients;

•	advisory services offered to clients;

•	financing, securities lending and other prime brokerage services offered to clients; and

•	wealth management services, which includes providing clients access to all of our institutional execution capabilities.

In 2019, certain of our equities businesses achieved high rankings by Greenwich Associates. This includes ranking #1 in U.S. electronic trading, U.S. small and mid-cap trading, U.S. high touch sales trading and U.S., Europe, and Asia (excluding Japan) convertibles sales and trading. In addition, we ranked #1 in U.S. healthcare desk strategy from Institutional Investor. We also ranked in the top five from Greenwich Associates in U.S. research sales and ranked in the top ten from third-party market surveys in global cash equities, U.S. cash equities, U.S. options and U.K. cash equities.

Total equities net revenues were $774.0 million for 2019, an increase of $108.4 million, compared with $665.6 million for 2018. Equities posted record results for 2019 for overall global business across the U.S., Europe and Asia Pacific regions. Our results include records for our Europe and Asia cash equities, global electronic trading, global prime brokerage and global securities finance businesses.

Equities net revenues for 2019 increased compared with 2018 on strong performance across many of our businesses, which continue to be well-positioned with continued market share growth. The increase in our core global equities business was primarily driven by higher revenues across cash equities, electronic trading, convertibles, securities finance and prime brokerage. Results in our global cash equities businesses were primarily driven by record results in Europe and Asia. Our global electronic trading business was driven by continued growth in market share and increased trading volumes, particularly in Europe and Asia. Our global convertibles business benefited from significant growth due to the expansion of the business in London with a market-leading team and improved trading conditions. Stronger results in our prime services business, which reflects prime brokerage and securities finance, were driven by increased customer trading activity and the addition of a trading desk that provides outsourced services to clients.

The increase in our core global equities capital markets net revenues was partially offset by a decrease in our equity derivatives business, driven by a lower volatility trading environment and a decline in client activity. The increase in our global equities business also included lower losses on certain block positions in 2019 as compared with 2018.

Total equities net revenues were $665.6 million for 2018, a decrease of $8.8 million, compared with $674.4 million for 2017. The increase in equities net revenues from its core equities sales and trading businesses was offset by losses in certain block positions in 2018 compared with gains in 2017.

The results in equities net revenues during 2018 reflect improved performance in various core global equities businesses, primarily driven by higher revenues in our equity derivatives, electronic trading and prime brokerage businesses, primarily due to higher equity volatility, overall improved market trading volumes and an increase in commissions. This was partially offset by a decrease in our U.S. and European cash equities, convertibles and securities finance businesses, primarily due to lower customer activity. European revenues were also lower as a result of the delay in advisory payments and the impact of unbundling due to the Market in Financial Instruments Directive regulation.

Fixed Income Net Revenues

Fixed income is comprised of net revenues from:

•
executing transactions for clients and making markets in securitized products, investment grade, high-yield, emerging markets, municipal and sovereign securities and bank loans, as well as foreign exchange execution on behalf of clients; and

•	interest rate derivatives and credit derivatives.

Fixed income net revenues in 2017 also included Jefferies Group's share of the net earnings from its joint venture investment in Jefferies LoanCore, LLC ("Jefferies LoanCore"), which was accounted for under the equity method. On October 31, 2017, Jefferies Group sold all of its membership interests in Jefferies LoanCore for approximately $173.1 million, the estimated book value at October 31, 2017.

Fixed income net revenues totaled $681.4 million for 2019, an increase of $121.7 million from net revenues of $559.7 million for 2018, primarily due to more active markets throughout most of the current year and improved market conditions in the U.S., as well as the expansion of certain trading teams in 2019. The increase was partially offset by lower volatility in European rates and credit markets and certain risk assets.

Revenues improved in our U.S. investment grade corporates business due to increased trading activity and increased investor demand as credit spreads tightened during 2019 compared to muted client activity and demand in 2018, while revenues in our U.S. rates business improved, as opportunities in the U.S. treasuries trading market were more present in 2019.

Revenues in our leveraged credit business were strong due to improved results from secondary trading of par loans and bonds, as well as benefiting from various trading hires. Similarly, our Asia credit business was also well positioned to benefit from new hires, extended client reach and activity throughout most of the current year.

Our global emerging markets business delivered higher net revenues in 2019 as compared with the prior year, primarily due to strong investor demand and increased volatility in certain countries. The current year also included higher revenues from our structured notes business due to higher trading and issuance volumes that benefited from a more established trading desk, as compared with the prior year. International rates revenues for 2019 declined as economic challenges and an ultra-low rate environment persisted in European countries, including continued concerns over Brexit, which resulted in limited trading opportunities. This compares with 2018 markets with higher levels of trading activity due to comparatively higher volatility. Revenues in our international securitized markets groups underperformed, as a more favorable trading environment in certain securitization businesses, primarily in Europe, was present in 2018. U.S. securitized markets businesses performance was flat year-over-year with mixed results in individual business lines.

Fixed income net revenues totaled $559.7 million for 2018, a decrease of $58.7 million compared with net revenues of $618.4 million in 2017, primarily due to difficult market conditions in our global investment grade credit businesses predominately in the fourth quarter of 2018. Further, performance in the first quarter of 2017 was bolstered by robust trading activity following the 2016 U.S. Presidential election, which was not repeated in 2018.
Revenues in our U.S. securitized markets group were significantly improved, primarily as our business focused on the securitization of non-commoditized products. Revenues in our leveraged credit business were strong as we enhanced our trading and coverage team across loans, bonds and distressed products, as well as increased results from secondary trading of floating rate loans, while balancing market risk. Revenues declined in our global investment grade credit business as lack of volatility and higher interest rates reduced trading volumes resulting in increased competition chasing limited opportunities. During the fourth quarter of 2018, credit spreads widened and new issue activity slowed, further reducing client trading activity. Revenues in our international securitized markets group were down due to limited market opportunities as the European Central Bank's quantitative easing program came to an end.

Global rates revenues in 2018 declined due to uncertainty over Brexit and international economic concerns. In addition, the opportunities in 2017, primarily in the first quarter, from volatility from the U.S. Presidential election and European election cycles were not replicated in 2018. Revenues in our municipal trading business were lower on reduced market activity driven by changes in federal tax legislation and the backdrop of increased interest rates dampened investor interest. The business outperformed in 2017, as macro events drove a more favorable trading environment. 2017 also included revenues from Jefferies Group's share of Jefferies LoanCore, which was sold in October 2017, as well as revenues from non-core fixed income products that have now been de-emphasized.
Investment Banking Revenues
Investment banking is comprised of revenues from:

•	advisory services with respect to mergers and acquisitions and restructurings and recapitalizations;

•
underwriting services, which include underwriting and placement services related to corporate debt, municipal bonds, mortgage-backed and asset-backed securities and equity and equity-linked securities and loan syndication;

•	our share of net earnings from Jefferies Group's corporate lending joint venture, Jefferies Finance; and

•	securities and loans received or acquired in connection with our investment banking activities.

Total investment banking revenues were $1,522.1 million for 2019, 20.5% lower than 2018. Substantially all of this decrease was due to lower underwriting revenue, with the largest portion of the underwriting shortfall related to our leveraged finance business. Most of our revenue shortfall in leveraged finance was due to the overall slowdown in leveraged finance issuance across the U.S. and Europe, particularly in the single-B rated market, which is our primary market. Our advisory revenues were $767.4 million for 2019, down $52.6 million, or 6.4%, from 2018. This performance was against a backdrop of an 11% decline in industry-wide merger and acquisition fees across the U.S. and Europe during this period, according to Dealogic. Our underwriting revenues for 2019 were $769.3 million, down $320.9 million, or 29.4%, from 2018.

During 2019, advisory transactions revenues totaled $767.4 million, including revenues from 179 merger and acquisition transactions and 16 restructuring and recapitalization transactions with an aggregate transaction value of $241.6 billion. From equity and debt underwriting activities, we generated $362.0 million and $407.3 million in revenues, respectively, for 2019. During 2019, we completed 779 public and private debt financings that raised $190.7 billion in aggregate and we completed 166 public and private equity and convertible offerings that raised $45.3 billion (139 of which we acted as sole or joint bookrunner).

During 2018, advisory transaction revenues totaled $820.0 million, including revenues from 180 merger and acquisition transactions and 15 restructuring and recapitalization transactions with an aggregate transaction value of $193.9 billion. From equity and debt underwriting activities, we generated $454.6 million and $635.6 million in revenues, respectively, for 2018. During 2018, we completed 969 public and private debt financings that raised $270.1 billion in aggregate and we completed 193 public and private equity and convertible offerings that raised $43.3 billion (179 of which we acted as sole or joint bookrunner).

Other investment banking revenues were a loss of $14.6 million for 2019, compared with revenues of $3.6 million for 2018. The results for 2019 include net revenues of $22.3 million from our share of the profits of the Jefferies Finance joint venture, compared to net revenues of $98.6 million for 2018. The decline in 2019 reflects volatility experienced in the leveraged loan markets throughout most of the year, which resulted in lower transaction volume as compared to 2018. The results for Jefferies Finance for 2019 also include $12.5 million in costs from refinancing its debt. Results in both years also include the amortization of costs and allocated interest expense related to the investment in the Jefferies Finance business.

Total investment banking revenues were $1,913.8 million for 2018, as compared to $1,784.1 million for 2017. 2018 includes an increase of $131.8 million in investment banking net revenues as a result of the then new revenue standard. Our results also reflect continued strong performance in both our equity capital markets and advisory businesses, as we increased our fee market share in both businesses.

During 2017, advisory transaction revenues totaled $770.1 million, including revenues from 171 merger and acquisition transactions and ten restructuring and recapitalization transactions with an aggregate transaction value of $180.6 billion. From equity and debt capital raising activities during 2017, we generated $345.0 million and $649.2 million in revenues, respectively. During 2017, we completed 1,121 public and private debt financings that raised $292.1 billion in aggregate and we completed 173 public and private equity and convertible offerings that raised $59.7 billion (164 of which we acted as sole or joint bookrunner).

Other investment banking revenues were $3.6 million for 2018 compared with $19.8 million for 2017. The results reflect net revenues of $98.6 million and $90.8 million in 2018 and 2017, respectively, from Jefferies Group's share of the profits of the Jefferies Finance joint venture, which were offset by the amortization of costs and allocated interest expense related to Jefferies Group's investment in the Jefferies Finance business.

Other

Other is comprised of revenues from:
• Berkadia and other strategic investments (other than Jefferies Finance);
• principal investments in private equity and hedge funds managed by third parties or related parties and that are not part of our LAM platform; and
• investments held as part of employee benefit plans, including deferred compensation plans (for which we incur an equal and offsetting amount of compensation expenses).

Net revenues from our Investment Banking and Capital Markets segment's other business category totaled $58.5 million for 2019, an increase of $13.2 million compared with $45.3 million for 2018. The results in 2019 include net revenues of $88.2 million due to Jefferies Group's share of income from Berkadia, compared with net revenues of $20.0 million for 2018, reflecting two months of revenues, as Jefferies transferred its 50% interest in Berkadia to Jefferies Group on October 1, 2018. The results in both periods also include interest expenses in receipt of allocated long-term debt and mark-to-market decreases related to other strategic investments. Results in 2018 also included foreign currency gains.

Other net revenues totaled $45.3 million for 2018, a decrease of $47.7 million compared with $93.0 million for 2017. Results for 2017 included a net gain of $93.4 million from Jefferies Group's investment in KCG Holdings, Inc., which was sold in July 2017, partially offset by foreign currency gains. The results in 2018 include net revenues of $20.0 million due to Jefferies Group's share of income from Berkadia.
Compensation and Benefits
Compensation and benefits expense consists of salaries, benefits, commissions, annual cash compensation awards and the amortization of share-based and cash compensation awards to employees. Cash and historical share-based awards and a portion of cash awards granted to employees as part of year end compensation generally contain provisions such that employees who terminate their employment or are terminated without cause may continue to vest in their awards, so long as those awards are not forfeited as a result of other forfeiture provisions (primarily non-compete clauses) of those awards. Accordingly, the compensation expense for a portion of awards granted at year end as part of annual compensation is recorded in the year of the award.
Included in Compensation and benefits expense are share-based amortization and cash-based expense for senior executive awards, non-annual share-based and cash-based awards to other employees and certain year end awards that contain future service requirements for vesting, all of which are being amortized over their respective future service periods. In addition, the senior executive awards contain market and performance conditions.

Compensation expense related to the amortization of share-based and cash-based awards amounted to $339.5 million, $301.3 million and $277.9 million for 2019, 2018 and 2017, respectively. Compensation and benefits as a percentage of Net revenues was 54.1%, 53.9% and 57.2% for 2019, 2018 and 2017, respectively.
Non-Compensation Expenses
Non-compensation expenses include floor brokerage and clearing fees, underwriting costs, technology and communications expense, occupancy and equipment rental expense, business development, professional services, bad debt provision, impairment charges, depreciation and amortization expense and other costs. All of these expenses, other than floor brokerage and clearing fees and depreciation and amortization expense, are included in Selling, general and other expenses in the Consolidated Statements of Operations.
Non-compensation expenses were $1,047.1 million for 2019, an increase of $43.5 million, or 4.3%, compared with $1,003.6 million in 2018. The increase in non-compensation expenses was primarily due to higher Floor brokerage and clearings fees due to an increase in trading volumes across the equities and fixed income businesses. The higher expenses also included an increase in technology and communication expenses related to costs associated with the development of various trading systems and our efforts to provide our professionals with leading digital tools to manage workflow and help better serve our clients, as well as increased market data usage costs. Occupancy and equipment expenses increased primarily due to duplicative occupancy expenses related to relocating our office space in London. Professional services expenses increased due to an increase in consulting and legal fees. The increases were partially offset by lower business development expenses and underwriting costs due to a decline in investment banking engagements and activity related to Jefferies Group's Jefferies Finance joint venture during the current year.

Non-compensation expenses were $1,003.6 million for 2018, an increase of $184.0 million, or 22.4%, compared with $819.6 million in 2017. The increase in non-compensation expenses during 2018 as compared to 2017 was primarily due to a $131.8 million increase mostly in business development expenses and underwriting costs, as a result of applying the new revenue standard to results of operations for 2018. The increase during 2018 was also due to an increase in technology and communication expenses due to higher costs associated with the development of the various trading systems and our efforts to provide our professionals with modern digital tools to help them better serve our clients. The increase also includes higher professional service expenses due to an increase in legal and consulting fees.

Asset Management

A summary of results of operations for our Asset Management segment is as follows (in thousands):

	2019	2018	2017

Net revenues	$84,894	$(14,280)	$91,101

Expenses:
Compensation and benefits	63,305	47,363	37,261
Floor brokerage and clearing fees	20,715	5,369	5,835
Interest	—	8,992	1,539
Depreciation and amortization	2,042	1,324	1,217
Selling, general and other expenses	40,432	57,394	45,980
Total expenses	126,494	120,442	91,832
Loss from continuing operations before income taxes and income related to associated companies	(41,600)	(134,722)	(731)
Income related to associated companies	474	993	852
Income (loss) from continuing operations before income taxes	$(41,126)	$(133,729)	$121

Asset management revenues include the following:
• Management and performance fees from funds and accounts managed by us;
• Arrangements with strategic partners, which entitle us to portions of our partners’ revenues and/or profits; and
• Investment income from capital invested in and managed by our asset management business and other asset managers.

The key components of asset management revenues are the level of assets under management and the performance return, whether on an absolute basis or relative to a benchmark or hurdle. These components can be affected by financial markets, profits and losses in the applicable investment portfolios and client capital activity. Further, asset management fees vary with the nature of investment management services. The terms under which clients may terminate our investment management authority, and the requisite notice period for such termination, varies depending on the nature of the investment vehicle and the liquidity of the portfolio assets. Performance fees during 2019 and 2018 are generally recognized once a year, typically in December, at the end of the performance period to the extent that the benchmark return has been met. Performance fees during 2017 were accrued (or reversed) on a monthly basis based on measuring performance to date versus any relevant benchmark return hurdles stated in the investment management agreement.

The following summarizes the results of our Asset Management businesses by asset class (dollars in thousands):

	2019	2018	2017

Asset management fees:
Equities	$4,390	$3,446	$5,168
Multi-asset	18,798	24,698	22,397
Total asset management fees	23,188	28,144	27,565
Revenue from arrangements with strategic partners (1)	3,066	—	—
Total asset management fees and revenues	26,254	28,144	27,565

Investment return (2) (3)	99,188	(3,189)	75,092
Allocated net interest (2) (4)	(40,548)	(39,235)	(11,556)
Total Asset Management	$84,894	$(14,280)	$91,101

(1)	The amount for 2019 includes our share of fees received by third party asset management companies with which we have revenue and profit share arrangements.

(2)
Beginning with the first quarter of 2019, Net revenues attributed to the Investment return in our Asset Management results have been disaggregated to separately present Investment return and Allocated net interest (see footnotes 3 and 4 below). This disaggregation is intended to increase transparency and to make clearer actual Investment return. We offer third-party investors the opportunity to co-invest in our asset management funds and separately managed accounts alongside us. We believe that aggregating Investment return and Allocated net interest would obscure the Investment return by including an amount that is unique to our credit spreads, debt maturity profile, capital structure, liquidity risks and allocation methods, none of which are pertinent to the Investment returns generated by the performance of the portfolio.

(3)	Includes net interest expense of $8.9 million, $8.4 million and $4.8 million for 2019, 2018 and 2017, respectively.

(4)
Allocated net interest represents the allocation of long-term debt interest expense to Asset Management, net of interest income on Cash and cash equivalents and other sources of liquidity. For discussion of sources of liquidity, refer to the "Liquidity and Capital Resources" section herein.

Asset management net revenues for 2019 were $84.9 million, compared with a net loss of $14.3 million in 2018. The increase was primarily due to higher investment returns, as a result of an improved performance in certain of our investments in separately managed accounts and funds and an increase in our investments in certain of these investments. Asset management net revenues for 2018 were a net loss of $14.3 million, compared with net revenues of $91.1 million in 2017. The decline in asset management revenues from 2017 to 2018 was primarily due to reduced returns on investments and an increase in allocated net interest.

The increase in expenses in 2019 as compared 2018 and 2018 as compared to 2017, primarily reflects the expansion of the Asset Management business.

Assets under Management

Assets under management by predominant asset class were as follows (in millions):

	November 30, 2019	November 30, 2018
Assets under management (1):
Equities	$228	$711
Multi-asset	988	1,816
Total	$1,216	$2,527

(1)
Assets under management include third-party net assets actively managed by us, including hedge funds and certain managed accounts. The amount at November 30, 2019 also include $150 million of assets under management in a strategy, which represents a net asset value equivalent of an asset management strategy where we earn performance fees. We may consolidate certain funds and for such consolidated funds, assets under management includes the pro-rata portion of third-party net assets in consolidated funds based on the percentage ownership of third-party investors in the consolidated fund. The above amounts do not include assets under management at non-consolidated strategic partners or investments.

Change in assets under management were as follows (in millions):

	Year Ended November 30,
	2019	2018

Assets under management:
Balance, beginning of period	$2,527	$2,410
Net cash flow in (out)	(1,383)	364
Net market appreciation (depreciation)	72	(247)

Balance, end of period	$1,216	$2,527

The change in assets under management during 2019 is primarily due to redemptions from certain funds and separately managed accounts and dissolution of a fund, partially offset by new subscriptions and investments from third-parties and market appreciation. The change in assets under management during 2018 is primarily due to new subscriptions and investments from third-parties partially offset by redemptions from certain funds and separately managed accounts, dissolution of a fund and market depreciation.

Our definition of assets under management is not based on any definition contained in any of our investment management agreements and differs from the manner in which "Regulatory Assets Under Management" is reported to the SEC on Form ADV.

Asset Management Investments

Our asset management business invests directly in hedge funds and separately managed accounts where we act as the asset manager. Additionally, we make investments in and enter into revenue sharing arrangements with third-party asset managers. The following table represents our investments by asset manager (in thousands):

	November 30, 2019	November 30, 2018

Jefferies Financial Group Inc., as manager:
Fund investments (1)	$240,804	$259,152
Separately managed accounts (2)	489,617	501,043
Total	730,421	760,195

Third-party, as manager:
Fund investments	306,554	10,093
Separately managed accounts (2)	266,484	261,790
Investments in asset managers	114,161	35,491
Total	687,199	307,374

Total asset management investments (3)	$1,417,620	$1,067,569

(1)
Due to the level or nature of an investment in a fund, we may consolidate that fund; and accordingly, the assets and liabilities of the fund are included in the representative line items in our consolidated financial statements. At November 30, 2019 and 2018, $22.6 million and $19.9 million, respectively, represents net investments in funds that have been consolidated in our financial statements.

(2)	Where we have investments in a separately managed account, the assets and liabilities of such account are presented on our Statement of Financial Condition within each respective line item.

(3)
Of the $1,417.6 million total invested in the funds at November 30, 2019, $1,282.6 million was sourced from the proceeds of long-term and permanent capital. At November 30, 2019, Jefferies Group has borrowed $135.0 million under a credit facility agreement ("Jefferies Group Credit Facility") with JPMorgan Chase Bank, N.A., which is secured by our investment in a fund managed by us, with a carrying value of $218.1 million at November 30, 2019.

Our asset management investments generated an investment return of $99.2 million, $(3.2) million and $75.1 million for 2019, 2018 and 2017, respectively.

Merchant Banking

The composition of our Merchant Banking portfolio has been impacted by a number of transactions during recent years. The following chart reflects the significant components of our portfolio each year:

	Twelve Months Ended November 30, 2019	Eleven Months Ended November 30, 2018	Twelve Months Ended December 31, 2017

Consolidated Businesses	Oil and Gas	Oil and Gas	Oil and Gas
	HomeFed beginning July 1	—	—
	Idaho Timber	Idaho Timber	Idaho Timber
	—	National Beef prior to June 5	National Beef
	—	—	Conwed sold January 20

Associated Companies	Linkem	Linkem	Linkem
	FXCM Equity Investment	FXCM Equity Investment	FXCM Equity Investment
	Golden Queen	Golden Queen	Golden Queen
	National Beef sold November 29	National Beef beginning June 5	—
	HomeFed prior to July 1	HomeFed	HomeFed
	—	Garcadia sold August 17	Garcadia
	—	Berkadia prior to transfer to Jefferies Group October 1	Berkadia

Other Investments	Spectrum Brands prior to October 11 distribution	Spectrum Brands/HRG	HRG
	The We Company	The We Company	The We Company
	FXCM Term Loan	FXCM Term Loan	FXCM Term Loan

A summary of results for Merchant Banking is as follows (in thousands):

	Twelve Months Ended November 30, 2019	Eleven Months Ended November 30, 2018	Twelve Months Ended December 31, 2017

Net revenues	$735,213	$577,278	$801,190

Expenses:
Compensation and benefits	61,767	50,155	51,202
Cost of sales	319,641	307,071	280,952
Interest	34,129	26,167	40,720
Depreciation and amortization	69,805	48,357	43,649
Selling, general and other expenses	162,832	112,587	111,539
Total expenses	648,174	544,337	528,062
Income from continuing operations before income taxes and income (loss) related to associated companies	87,039	32,941	273,128
Income (loss) related to associated companies	202,453	56,030	(75,753)
Income from continuing operations before income taxes	$289,492	$88,971	$197,375

In the fourth quarter of 2018, we transferred our 50% membership interest in Berkadia into Jefferies Group. Income from continuing operations before income taxes related to the net assets transferred was $78.7 million for the eleven months ended November 30, 2018 and $91.5 million for the twelve months ended December 31, 2017.

The following provides a summary of net revenues by source (in thousands):

	Twelve Months Ended November 30, 2019	Eleven Months Ended November 30, 2018	Twelve Months Ended December 31, 2017

Oil and gas	$150,224	$169,667	$45,225
Manufacturing	324,786	357,513	504,508
Real estate	37,405	350	45,611
FXCM	(8,139)	18,616	23,160
Spectrum Brands/HRG	89,497	(412,493)	64,774
Other	141,440	443,625	117,912
Total net revenues	$735,213	$577,278	$801,190

Oil and gas net revenues primarily consist of three components: unrealized gains and losses related to oil hedges, mark-to-market increases and decreases related to a trading asset held at fair value, and production revenues, which also include the impact of realized gains and losses related to oil hedges. Oil and gas net revenues include net unrealized gains (losses) related to oil hedge derivatives of $(6.5) million, $29.1 million and $1.8 million during the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, respectively. As discussed further in Note 5 to our consolidated financial statements, Vitesse Energy Finance uses swaps and call and put options in order to reduce exposure to future oil price fluctuations. Mark-to-market gains (losses) related to a trading asset held at fair value were $(20.2) million, $12.1 million and $(20.1) million during the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, respectively. Production revenues of were $176.9 million, $128.4 million and $63.5 million during the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, respectively. Production revenues increased for 2019 as compared to 2018 and for 2018 as compared to 2017 primarily due to Vitesse Energy Finance's acquisition of additional non-operated Bakken assets in the second quarter of 2018.

Net revenues for manufacturing decreased in 2019 as compared to 2018, due primarily to a decrease in average selling price at Idaho Timber. Net revenues for manufacturing for the twelve months ended December 31, 2017 include the gain on the sale of Conwed Plastics ("Conwed") of $178.2 million. Excluding the gain on the sale of Conwed, net revenues for manufacturing increased in 2018 as compared to 2017, due primarily to an increase in sales at Idaho Timber.

The increase in real estate revenues in 2019 as compared to 2018 relates to the acquisition of HomeFed. The decrease in real estate revenues in 2018 as compared to 2017 reflects the deconsolidation of a real estate investment in 2017.

Net revenues from our FXCM term loan include gains (losses) of $(8.1) million, $18.6 million and $23.2 million during the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, respectively. This includes the component related to interest income, which is recorded within Principal transactions revenues.

Spectrum Brands/HRG net revenues reflect changes in the value of our investment. We classified Spectrum Brands/HRG as a trading asset for which the fair value option was elected and we reflected mark-to-market adjustments in Principal transactions revenues. In September 2019, our Board of Directors approved a distribution to stockholders of our Spectrum Brands shares. We distributed 7,514,477 Spectrum Brands shares through a special pro rata dividend effective on October 11, 2019. We recorded a $451.1 million dividend payable as of the September 16, 2019 declaration date, which was equal to the fair value of Spectrum Brands shares at that time.

Other revenues for the twelve months ended November 30, 2019 include a $205.0 million pre-tax gain on the sale of our remaining 31% interest in National Beef and a $72.1 million pre-tax gain on the revaluation of our 70% interest in HomeFed to fair value in connection with the acquisition of the remaining common stock of HomeFed. Other revenues for the eleven months ended November 30, 2018 reflect the gain on sale of our equity interests in Garcadia and our associated real estate of $221.7 million. Other revenues for the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017 reflect unrealized gains (losses) on trading assets which are held at fair value of $(269.2) million, $125.1 million and $6.2 million, respectively. The unrealized gains (losses) on trading assets include $(182.3) million, $70.9 million and $6.1 million for the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, respectively, relating to increases (decreases) in the estimated fair value of our investment in The We Company.

The following provides a summary of total expenses by source (in thousands):

	Twelve Months Ended November 30, 2019	Eleven Months Ended November 30, 2018	Twelve Months Ended December 31, 2017

Oil and gas	$170,680	$116,017	$71,258
Manufacturing	306,832	321,851	296,491
Real estate	39,940	977	33,398
LAM	—	—	—
Other	130,722	105,492	126,915
Total expenses	$648,174	$544,337	$528,062
Total expenses for Oil and gas increased in 2019 as compared to 2018, primarily due to Vitesse Energy Finance's acquisition of additional non-operated Bakken assets in the second quarter of 2018 as well as lease abandonment expense incurred at JETX in 2019. Total expenses for Oil and gas increased in 2018 as compared to 2017, primarily due to Vitesse Energy Finance's acquisition of additional non-operated Bakken assets in the second quarter of 2018.
The decrease in total expenses for manufacturing in 2019 as compared to 2018 primarily relates to a decrease in Idaho Timber's cost of sales associated with a decrease in average cost of wood due to lower lumber prices in 2019. The increase in total expenses for manufacturing in 2018 as compared to 2017 primarily relates to an increase in cost of sales associated with an increase in sales at Idaho Timber.
The increase in real estate expenses in 2019 as compared to 2018 relates to the acquisition of HomeFed. The decrease in real estate expenses in 2018 as compared to 2017 reflects the deconsolidation of a real estate investment in 2017.

The following provides a summary of Income (loss) related to associated companies (in thousands):

	Twelve Months Ended November 30, 2019	Eleven Months Ended November 30, 2018	Twelve Months Ended December 31, 2017

National Beef	$232,042	$110,049	$—
Berkadia	—	80,092	93,801
FXCM	(8,212)	(83,174)	(177,644)
Garcadia Companies	—	21,646	48,198
Linkem	(28,024)	(20,534)	(32,561)
Golden Queen	6,740	(51,990)	(7,733)
Other	(93)	(59)	186
Total income (loss) related to associated companies	$202,453	$56,030	$(75,753)

Income (loss) related to associated companies primarily includes our investments in National Beef, subsequent to June 5, 2018 through its sale on November 29, 2019, Berkadia, prior to its transfer to Jefferies Group on October 1, 2018, and the Garcadia Companies, prior to their sale in August 2018.

Income (loss) related to associated companies includes $62.1 million and $130.2 million of impairment losses during the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, respectively, related to our equity investment in FXCM. As discussed further in Note 11, in the fourth quarter of 2018, we updated expectations for FXCM based on recent revised regulations of the European Securities Market Authority and dampened operating results. Based on the decline in projections and the adverse effects of the European regulations, we evaluated in the fourth quarter whether our equity method investment was fully recoverable. Our estimate of fair value was based on a discounted cash flow analysis. The estimated fair value of our equity interest in FXCM was lower than our carrying value by $62.1 million and an impairment of $62.1 million was recorded in the fourth quarter of 2018.

In the first quarter of 2017, Global Brokerage Holdings and FXCM's U.S. subsidiary, Forex Capital Markets LLC ("FXCM U.S.") settled complaints filed by the NFA and CFTC against FXCM U.S. and certain of its principals relating to matters that occurred between 2010 and 2014. As part of the settlements, FXCM U.S. withdrew from business and sold FXCM U.S.'s customer accounts. FXCM also implemented a restructuring plan that included the termination of approximately 22% of its global workforce. Based on the above actions, we evaluated in the first quarter of 2017 whether our equity method investment was fully recoverable. Our estimate of fair value was based on a discounted cash flow and comparable public company analysis. The result of our analysis indicated that the estimated fair value of our equity interest in FXCM was lower than our carrying value by $130.2 million and an impairment of $130.2 million was recorded in the first quarter of 2017.

Income (loss) related to associated companies during the eleven months ended November 30, 2018 includes a $47.9 million impairment loss related to our equity investment in Golden Queen in the third quarter of 2018. As discussed further in Note 11, Golden Queen completed an updated mine plan and financial projections in the third quarter of 2018 reflecting lower grades of gold as well as a decrease in the market price of gold. As a result of lower projected cash flows, the estimated fair value of our equity interest in Golden Queen was lower than our carrying value by $47.9 million and an impairment of $47.9 million was recorded in the third quarter of 2018.

A summary of results for Merchant Banking by source is as follows (in thousands):

	Twelve Months Ended November 30, 2019	Eleven Months Ended November 30, 2018	Twelve Months Ended December 31, 2017

Oil and gas	$(20,456)	$53,650	$(26,033)
Manufacturing	17,954	35,662	208,017
Real estate	(2,535)	(627)	12,213
FXCM	(8,139)	18,616	23,160
Spectrum Brands/HRG	89,497	(412,493)	64,774
Other	10,718	338,133	(9,003)
Income before income taxes and income (loss) related to associated companies	87,039	32,941	273,128
Income (loss) related to associated companies	202,453	56,030	(75,753)
Income from continuing operations before income taxes	$289,492	$88,971	$197,375
Other results for the twelve months ended November 30, 2019 include a $205.0 million pre-tax gain on the sale of our remaining 31% interest in National Beef and a $72.1 million pre-tax gain on the revaluation of our 70% interest in HomeFed to fair value in connection with the acquisition of the remaining common stock of HomeFed. Results for the eleven months ended November 30, 2018 reflect the gain on sale of our equity interests in Garcadia and our associated real estate of $221.7 million. Other results for the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017 also reflect unrealized gains (losses) on trading assets which are held at fair value of $(269.2) million, $125.1 million and $6.2 million, respectively, including $(182.3) million, $70.9 million and $6.1 million, respectively, relating to increases (decreases) in the estimated fair value of our investment in The We Company.

Corporate
A summary of results of operations for Corporate is as follows (in thousands):

	Twelve Months Ended November 30, 2019	Eleven Months Ended November 30, 2018	Twelve Months Ended December 31, 2017

Net revenues	$32,833	$22,300	$6,306

Expenses:
Compensation and benefits	58,005	50,222	46,655
Depreciation and amortization	3,475	3,169	3,470
Selling, general and other expenses	39,820	35,049	34,983
Total expenses	101,300	88,440	85,108
Loss from continuing operations before income taxes	$(68,467)	$(66,140)	$(78,802)
Net revenues primarily include realized and unrealized securities gains and interest income for investments held at the holding company. For the twelve months ended November 30, 2019, Compensation and benefits expense reflected twelve months of activity, as compared to eleven months for 2018. Compensation and benefits expense for the eleven months ended November 30, 2018, was reduced by the requirement to include a portion of the compensation in discontinued operations.
Parent Company Interest
Parent company interest totaled $53.0 million, $54.1 million and $58.9 million for the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, respectively. In connection with the acquisition of HomeFed in 2019, we began capitalizing interest. Capitalized interest was allocated among all of HomeFed's projects that are currently under development. Parent company interest capitalized during the twelve months ended November 30, 2019 was $6.0 million.
Income Taxes
For the twelve months ended November 30, 2019, our benefit for income taxes from continuing operations was $484.0 million. As discussed in the Notes to Consolidated Financial Statements, during the second quarter of 2019, we completed the sale of our available for sale portfolio. In connection therewith, we recognized a tax benefit of $544.6 million during 2019. Unrealized gains and losses on available for sale securities, and their associated tax impacts, are recorded directly to equity as part of the Accumulated other comprehensive income (loss) balance. Following the portfolio approach, when unrealized gains and losses and their associated tax impacts are recorded at a then current tax rate, and then realized later at a different tax rate, the difference between the tax impact initially recorded in Accumulated other comprehensive income (loss) and the tax impact removed from Accumulated other comprehensive income (loss) upon realization remains in Accumulated other comprehensive income (loss) until the disposal of the portfolio and is referred to as a "lodged tax effect." Large changes in the fair value of our available for sale securities, primarily during 2008 through 2010, combined with fluctuations in our tax rate during those periods, generated a lodged tax benefit of $544.6 million. As a result of recent steps to improve our Corporate investment management efforts, we sold the remaining portion of our available for sale portfolio in the second quarter of 2019, which resulted in the realization of the $544.6 million tax benefit. While this realization did not impact total equity, it resulted in a tax benefit reflected in the Consolidated Statement of Operations of $544.6 million and, as a result, Retained earnings increased and Accumulated other comprehensive income (loss) decreased by corresponding amounts.

For the eleven months ended November 30, 2018, our provision for income taxes from continuing operations was $19.0 million, representing an effective tax rate of 6.4%. Our 2018 provision was reduced by a $48.1 million benefit resulting from a reversal of our valuation allowance with respect to certain federal and state net operating loss carryovers ("NOLs"), which we believe are more likely than not to be utilized before they expire. This benefit reduced our effective tax rate by approximately 16.2%.
For the twelve months ended December 31, 2017, our provision for income taxes from continuing operations was $642.3 million, representing an effective tax rate of about 106%. Our 2017 provision was impacted by a non-cash $450.5 million charge related to the impact of tax reform. This charge increased our effective rate by 74%.

Discontinued Operations

On June 5, 2018, we sold 48% of National Beef to Marfrig for $907.7 million in cash, reducing our then ownership in National Beef to 31%. We accounted for our remaining interest under the equity method of accounting. The 2018 sale of National Beef met the GAAP criteria to be classified as a discontinued operation as the sale represented a strategic shift in our operations and financial results. As such, we classified the results of National Beef prior to June 5, 2018 as a discontinued operation and it is reported in Income from discontinued operations, net of income tax provision in the Consolidated Statements of Operations. In addition, we recognized a pre-tax gain as a result of the 2018 transaction of $873.5 million ($643.9 million after-tax) for the eleven months ended November 30, 2018, which has been recognized as Gain on disposal of discontinued operations, net of income tax provision in the Consolidated Statements of Operations.
A summary of results of discontinued operations for National Beef is as follows (in thousands):

	Period Ended June 4, 2018 (1)	Twelve Months Ended December 31, 2017
Revenues:
Beef processing services	$3,137,611	$7,353,663
Interest income	131	339
Other	4,329	4,946
Total revenues	3,142,071	7,358,948

Expenses:
Compensation and benefits	17,414	39,884
Cost of sales	2,884,983	6,764,055
Interest expense	4,316	6,657
Depreciation and amortization	43,959	98,515
Selling, general and other expenses	14,291	42,525
Total expenses	2,964,963	6,951,636

Income from discontinued operations before income taxes	177,108	407,312
Income tax provision	47,045	118,681
Income from discontinued operations, net of income tax provision	$130,063	$288,631

(1) The operations of National Beef from January 1, 2018 through June 4, 2018, are included in discontinued operations for the eleven months ended November 30, 2018.

National Beef's profitability is dependent, in large part, on the spread between its cost for live cattle, the primary raw material for its business, and the value received from selling boxed beef and other products, coupled with its overall volume. National Beef operates in a large and liquid commodity market and it does not have much influence over the price it pays for cattle or the selling price it receives for the products it produces. National Beef's profitability typically fluctuates seasonally, with relatively higher margins in the spring and summer months and during times of ample cattle availability. Throughout 2018 and 2017, demand for beef and cattle supply remained strong, supporting favorable margin conditions.
For further information, see Note 27 to our consolidated financial statements.

Selected Statement of Financial Condition Data

The tables below reconcile the balance sheet for each of our segments to our consolidated balance sheet (in thousands):

	November 30, 2019
	Investment Banking and Capital Markets	Asset Management	Merchant Banking	Corporate	Consolidation Adjustments	Total
Assets
Cash and cash equivalents	$5,561,281	$25,255	$111,552	$1,980,733	$—	$7,678,821
Cash and securities segregated and on deposit for regulatory purposes or deposited with clearing and depository organizations	796,797	—	—	—	—	796,797
Financial instruments owned	13,735,641	2,681,034	363,237	115,829	—	16,895,741
Loans to and investments in associated companies	944,509	83,258	625,190	—	—	1,652,957
Securities borrowed	7,624,642	—	—	—	—	7,624,642
Securities purchased under agreements to resell	4,299,598	—	—	—	—	4,299,598
Securities received as collateral	9,500	—	—	—	—	9,500
Receivables	4,560,760	369,410	813,675	261	—	5,744,106
Intangible assets, net and goodwill	1,726,736	143,616	52,582	—	—	1,922,934
Deferred tax asset, net	197,658	—	—	264,810	—	462,468
Other assets	1,066,101	11,143	1,319,435	70,486	(94,495)	2,372,670
Total Assets	40,523,223	3,313,716	3,285,671	2,432,119	(94,495)	49,460,234

Liabilities
Long-term debt (1) (2)	6,289,015	714,343	342,325	991,378	—	8,337,061
Other liabilities	28,658,041	1,761,674	754,560	290,104	(94,495)	31,369,884
Total liabilities	34,947,056	2,476,017	1,096,885	1,281,482	(94,495)	39,706,945

Redeemable noncontrolling interests	—	—	26,605	—	—	26,605
Mandatorily redeemable convertible preferred shares	—	—	—	125,000	—	125,000
Noncontrolling interests	4,275	—	17,704	—	—	21,979
Total Jefferies Financial Group Inc. shareholders' equity	$5,571,892	$837,699	$2,144,477	$1,025,637	$—	$9,579,705

(1) Jefferies Group long-term debt of $7.0 billion at November 30, 2019 is allocated to Investment Banking and Capital Markets and Asset Management segments based on an internal management view only and may not be reflective of what long-term debt would be on a stand-alone segment basis.
(2) Long-term debt within Merchant Banking of $342.3 million at November 30, 2019, primarily includes $140.7 million for real estate businesses, $103.1 million for Vitesse Energy Finance and $98.3 million for Foursight Capital.

	November 30, 2018
	Investment Banking and Capital Markets	Asset Management	Merchant Banking	Corporate	Consolidation Adjustments	Total
Assets
Cash and cash equivalents	$5,134,300	$16,562	$51,834	$56,113	$—	$5,258,809
Cash and securities segregated and on deposit for regulatory purposes or deposited with clearing and depository organizations	707,960	—	—	—	—	707,960
Financial instruments owned	14,272,147	2,137,669	1,053,440	1,409,886	—	18,873,142
Loans to and investments in associated companies	997,524	3,131	1,416,677	—	—	2,417,332
Securities borrowed	6,538,212	—	—	—	—	6,538,212
Securities purchased under agreements to resell	2,785,758	—	—	—	—	2,785,758
Receivables	5,242,354	324,124	718,084	2,839	—	6,287,401
Intangible assets, net and goodwill	1,737,214	144,442	8,475	—	—	1,890,131
Deferred tax asset, net	243,240	—	—	269,549	—	512,789
Other assets	958,492	7,657	916,095	99,650	(122,333)	1,859,561
Total Assets	38,617,201	2,633,585	4,164,605	1,838,037	(122,333)	47,131,095

Liabilities
Long-term debt (1) (2)	5,923,966	622,317	81,164	990,116	—	7,617,563
Other liabilities	27,026,720	1,420,588	740,691	223,830	(122,333)	29,289,496
Total liabilities	32,950,686	2,042,905	821,855	1,213,946	(122,333)	36,907,059

Redeemable noncontrolling interests	—	—	19,779	—	—	19,779
Mandatorily redeemable convertible preferred shares	—	—	—	125,000	—	125,000
Noncontrolling interests	1,911	144	16,336	—	—	18,391
Total Jefferies Financial Group Inc. shareholders' equity	$5,664,604	$590,536	$3,306,635	$499,091	$—	$10,060,866

(1) Jefferies Group long-term debt of $6.5 billion at November 30, 2018 is allocated to Investment Banking and Capital Markets and Asset Management segments based on an internal management view only and may not be reflective of what long-term debt would be on a stand-alone segment basis.
(2) Long-term debt within Merchant Banking of $81.2 million at November 30, 2018, primarily includes $77.8 million for Vitesse Energy Finance.

The table below presents our capital by significant business and investment (in thousands):

	November 30, 2019	November 30, 2018

Jefferies Group	$6,181,683	$6,236,704

Assets held on behalf of Asset Management (excluding Jefferies Group)	227,908	18,436

Merchant Banking:
National Beef	—	653,630
Oil and gas	585,493	640,773
Real Estate	645,328	442,856
Spectrum Brands	—	374,221
The We Company	53,798	254,400
Linkem	194,847	165,157
FXCM	129,343	148,181
Idaho Timber	77,914	78,190
Investments in other public companies	178,593	262,472
Other	279,161	286,755
Total Merchant Banking	2,144,477	3,306,635

Corporate liquidity and other assets, net of Corporate liabilities including long-term debt	1,025,637	499,091

Total Capital	$9,579,705	$10,060,866

Liquidity and Capital Resources
Parent Company Liquidity
Our strategy focuses on strengthening and expanding our core businesses of Investment Banking, Capital Markets and Asset Management, while continuing to simplify our structure and return capital to our shareholders. We are simplifying our structure through a managed transformation of Merchant Banking, which to date has included divestitures, special distributions of assets, as well as transfers of financial assets out of our Merchant Banking portfolio and into Jefferies Group. We anticipate additional transactions as our transformation progresses. Some of these transactions generate significant excess liquidity; some of these transactions also reduce the future receipt of periodic distributions from subsidiaries to the parent company.
Parent company liquidity, which includes cash and investments that are easily convertible into cash within a relatively short period of time total $2,221.2 million at November 30, 2019, and are primarily comprised of cash, prime and government money market funds and other publicly traded securities. These are classified in our Consolidated Statement of Financial Condition as cash and cash equivalents and trading assets. At November 30, 2019, $1,641.2 million of this amount is invested in U.S. government money funds that invest at least 99.5% of its total assets in cash, securities issued by the U.S. government and U.S. government-sponsored entities and repurchase agreements that are fully collateralized by cash or government securities.
During the twelve months ended November 30, 2019, our parent company received cash distributions of $674.0 million from our existing subsidiary businesses, including $382.5 million from Jefferies Group, $170.3 million from National Beef, $60.0 million from HomeFed and $25.0 million from Vitesse Energy Finance. We also received $1,134.7 million from divestitures and repayments of advances, primarily from the sale of our 31% interest in National Beef. As a result of this sale, our future parent company cash receipts will no longer include distributions from National Beef.
Our recurring cash requirements, including the payment of interest on our parent company debt, dividends and corporate cash overhead expenses, aggregate approximately $310.3 million on an annual basis. Dividends paid during the twelve months ended November 30, 2019 of $149.6 million include quarterly dividends of $0.125 per share. On January 9, 2020, our Board of Directors increased our quarterly dividend by 20% to $0.15 per share. The payment of dividends is subject to the discretion of our Board of Directors and depends upon general business conditions, legal and contractual restrictions on the payment of dividends and other factors that our Board of Directors may deem to be relevant. In September 2019, our Board of Directors also approved a special dividend of our interest in Spectrum Brands common stock. Accordingly, 7,514,477 Spectrum Brands shares were distributed to stockholders of record as of the close of business on September 30, 2019.

For many years, we have benefitted from federal NOLs which have substantially offset our federal cash tax requirements. During the twelve months ended November 30, 2019, we used about $1.0 billion of our NOLs to offset taxable income, with about $111 million remaining NOLs as of November 30, 2019. Based on this, we anticipate incurring federal cash tax liabilities during the upcoming year.
Our primary long-term parent company cash requirement is our $1.0 billion principal outstanding under our long-term debt, of which $750.0 million is due in 2023 and $250.0 million in 2043. As we generate excess liquidity, we evaluate the best use of the proceeds, which may include reductions to existing debt, share repurchases, special dividends, investments in our businesses, or any of a number of other options available to us.
Shares Outstanding

In January 2019, our Board of Directors approved a $500.0 million share repurchase authorization. Additionally, in connection with the HomeFed merger on July 1, 2019, our Board of Directors authorized the repurchase of an additional 9.25 million shares. During the twelve months ended November 30, 2019, we purchased a total of 25,926,388 of our common shares for $506.2 million, or an average price per share of $19.52. In total, based on the closing price of Jefferies common shares at November 30, 2019, we have approximately $203.6 million available for future repurchases.
At November 30, 2019, we had outstanding 291,644,153 common shares and 23,122,000 share-based awards that do not require the holder to pay any exercise price (potentially an aggregate of 314,766,153 outstanding common shares if all awards become outstanding common shares). The 23,122,000 share-based awards include the target number of shares under the senior executive award plan, which is more fully discussed in Note 16.

Concentration, Liquidity and Leverage Targets
From time to time in the past, we have accessed public and private credit markets and raised capital in underwritten bond financings. The funds raised have been used by us for general corporate purposes, including for our existing businesses and new investment opportunities. In addition, the ratings of Jefferies are a factor considered by rating agencies that rate the debt of our subsidiary companies, including Jefferies Group, whose access to external financing is important to its day to day operations. Ratings issued by bond rating agencies, subject to change at any time, are as follows:

	Rating	Outlook

Moody's Investors Service	Baa3	Stable
Standard and Poor's (1)	BBB	Stable
Fitch Ratings	BBB	Stable
(1) On November 25, 2019, Standard and Poor’s upgraded our long-term debt rating from BBB- to BBB and revised our rating outlook from positive to stable.

We target specific concentration, leverage and liquidity principles, expressed in the form of certain ratios and percentages, although there is no legal requirement to do so.
Concentration Target: As a diversification measure, we limit cash investments such that our single largest investment does not exceed 20% of equity excluding Jefferies Group, and that our next largest investment does not exceed 10% of equity excluding Jefferies Group, in each case measured at the time the investment was made. On this basis, Vitesse Energy Finance is our largest investment excluding Jefferies Group and Linkem is our next largest investment excluding Jefferies Group.

Liquidity Target: We hold a liquidity reserve calculated as a minimum of twenty-four months of holding company expenses (excluding non-cash components), parent company interest, and dividends. Maturities of parent company debt within the upcoming year are also included in the target; however, our next maturity is during 2023 so there is no current inclusion.

November 30, 2019
Liquidity reserve (in thousands):
Minimum reserve under liquidity target	$620,600
Actual liquidity	$2,221,165

Leverage Target: We target a maximum parent debt to stressed equity ratio of .50, with stressed equity defined as equity (excluding Jefferies Group) assuming the loss of our two largest investments. When our liquidity exceeds the minimum required under our liquidity target, the excess is applied to debt for our leverage target calculation.

	November 30, 2019
Leverage target (dollars in thousands):
Total Jefferies Financial Group Inc. shareholders' equity	$9,579,705
Less, investment in Jefferies Group	(6,181,683)
Equity excluding Jefferies Group	3,398,022
Less, our two largest investments:
HomeFed	(539,128)
Vitesse Energy Finance	(528,696)
Equity in a stressed scenario	2,330,198
Less, net deferred tax asset excluding Jefferies Group amount	(264,810)
Equity in a stressed scenario less net deferred tax asset	$2,065,388

Parent company debt, net of cash in excess of liquidity reserve	$(609,187)
Parent company debt (see Note 14 to our consolidated financial statements)	$991,378
Ratio of parent company debt to stressed equity:
Maximum	0.50	x
Actual debt, net of excess liquidity	(0.26)	x
Actual debt, net of excess liquidity and excluding net deferred tax asset	(0.29)	x

Actual debt (gross)	0.43	x
Actual debt, gross and excluding net deferred tax asset	0.48	x
Consolidated Statements of Cash Flows
As discussed above, we have historically relied on our available liquidity to meet short-term and long-term needs, and to make acquisitions of new businesses and investments. Except as otherwise disclosed herein, our operating businesses do not generally require significant funds to support their operating activities. The mix of our operating businesses and investments can change frequently as a result of acquisitions or divestitures, the timing of which is impossible to predict but which often have a significant impact on the Consolidated Statements of Cash Flows in any one period. Further, the timing and amounts of distributions from investments in associated companies may be outside our control. As a result, reported cash flows from operating, investing and financing activities do not generally follow any particular pattern or trend, and reported results in the most recent period should not be expected to recur in any subsequent period.

The following table provides a summary of our cash flows (in thousands):

	Twelve Months Ended November 30, 2019	Eleven Months Ended November 30, 2018	Twelve Months Ended December 31, 2017

Cash, cash equivalents and restricted cash at beginning of period	$6,012,662	$5,774,505	$4,597,113
Net cash provided by (used for) operating activities	(827,837)	691,103	788,294
Net cash provided by (used for) investing activities	1,707,095	142,443	(54,634)
Net cash provided by (used for) financing activities	1,589,578	(575,843)	434,801
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(1,063)	(19,546)	12,067
Change in cash classified as assets held for sale	—	—	(3,136)
Cash, cash equivalents and restricted cash at end of period	$8,480,435	$6,012,662	$5,774,505

During the twelve months ended November 30, 2019, net cash used for operating activities primarily relates to funds used by Jefferies Group of $1,187.1 million. We also received distributions of $318.2 million from National Beef in 2019. Net gains related to real estate, property and equipment, and other assets for 2019 include the non-cash pre-tax gain of $72.1 million recognized in connection with the acquisition of the remaining interest of HomeFed.
During the eleven months ended November 30, 2018, net cash provided by operating activities primarily relates to funds generated by Jefferies Group of $429.7 million. Net cash provided by operating activities for 2018 also includes $96.0 million from distributions from associated companies related to our Merchant Banking segment.
During the twelve months ended December 31, 2017, net cash provided by operating activities primarily relates to funds generated by Jefferies Group of $481.9 million. Net cash provided by operating activities for 2017 also includes $121.5 million from distributions from associated companies related to our Merchant Banking segment.
During the twelve months ended November 30, 2019, net cash provided by investing activities includes proceeds from sale of associated companies, primarily related to our sale of our investment in National Beef. Additionally, cash provided by investing activities for 2019 includes proceeds from maturities of investments of $531.1 million and proceeds from sales of investments of $913.2 million. Jefferies Group used funds of $124.4 million for investing activities in 2019.
During the eleven months ended November 30, 2018, net cash provided by investing activities includes proceeds from sale of discontinued operations relating to the sale of National Beef of $898.9 million and proceeds from sale of subsidiaries and proceeds from sale of associated companies of $479.1 million, primarily related to the sale of our investment in Garcadia. Additionally, cash provided by investing activities for 2018 includes proceeds from maturities of investments of $1,084.3 million, proceeds from sales of investments of $1,571.5 million and cash used to purchase investments (other than short-term) of $3,423.2 million. Jefferies Group used funds of $115.4 million for investing activities in 2018.
During the twelve months ended December 31, 2017, net cash used for investing activities includes cash used to purchase investments (other than short-term) of $1,146.6 million, proceeds from maturities of investments of $344.2 million and proceeds from sales of investments of $443.3 million. Additionally, cash used for investing activities for 2017 also includes proceeds from sale of subsidiaries of $289.8 million related to the sale of Conwed. Jefferies Group generated funds of $9.1 million for investing activities in 2017.
During the twelve months ended November 30, 2019, net cash provided by financing activities primarily relates to funds provided by Jefferies Group of $2,167.4 million. This includes funds provided by the issuance of debt of $2,972.1 million and proceeds from other secured financings of $1,586.3 million, partially offset by funds used for the repayments of debt of $2,421.6 million. Net cash provided by financing activities for 2019 also includes funds used to repurchase common shares for treasury of $509.9 million and funds used to pay dividends of $149.6 million.
During the eleven months ended November 30, 2018, net cash used for financing activities primarily reflects funds used to repurchase common shares for treasury of $1,130.9 million and funds used to pay dividends of $151.8 million. This was partially offset by proceeds from secured financings in our Merchant Banking segment of $343.7 million. Jefferies Group generated funds from financing activities of $439.6 million. This includes funds provided by the issuance of debt of $2,450.7 million and proceeds from other secured financings of $159.4 million, partially offset by repayments of debt of $2,173.3 million.
During the twelve months ended December 31, 2017, net cash provided by financing activities primarily relates to funds provided by Jefferies Group of $795.5 million. This includes funds provided by the issuance of debt of $1,335.4 million, partially offset by funds used for the repayments of debt of $524.1 million and payments of other secured financings of $33.5 million. Net cash provided by financing activities for 2017 also includes funds used to repurchase common shares for treasury of $100.5 million and funds used to pay dividends of $117.4 million.

As shown below, at November 30, 2019, our contractual obligations totaled $13,111.9 million.

		Expected Maturity Date
Contractual Obligations	Total	2020	2021	2022 and 2023	2024 and 2025	After 2025
	(In millions)
Long-term debt	$8,331.3	$551.2	$1,088.7	$1,486.4	$709.4	$4,495.6
Estimated interest payments on debt	3,594.6	394.5	347.0	581.6	446.9	1,824.6
Operating leases, net of sublease income	710.1	63.3	65.6	128.2	119.6	333.4
Other	475.9	183.8	111.5	98.5	42.4	39.7
Total Contractual Obligations	$13,111.9	$1,192.8	$1,612.8	$2,294.7	$1,318.3	$6,693.3
Amounts related to our U.S. pension obligations ($52.8 million) are not included in the above table as the timing of payments is uncertain; however, we do expect to make $8.2 million of contributions to these plans in 2020. For further information, see Note 18 in our consolidated financial statements. In addition, the above amounts do not include liabilities for unrecognized tax benefits as the timing of payments, if any, is uncertain. Such amounts aggregated $327.3 million at November 30, 2019; for more information, see Note 20 in our consolidated financial statements.
Our U.S. pension obligations relate to frozen defined benefit pension plans, principally the defined benefit plan of WilTel Communications Group, LLC ("WilTel"), our former telecommunications subsidiary. When we sold WilTel in 2005, its defined benefit pension plan was not transferred in connection with the sale. At November 30, 2019, we had recorded a liability of $46.6 million in our Consolidated Statement of Financial Condition for WilTel's unfunded defined benefit pension plan obligation. This amount represents the difference between the present value of amounts owed to former employees of WilTel (referred to as the projected benefit obligation) and the market value of plan assets set aside in segregated trust accounts. Since the benefits in this plan have been frozen, future changes to the unfunded benefit obligation are expected to principally result from benefit payments, changes in the market value of plan assets, differences between actuarial assumptions and actual experience and interest rates.
Calculations of pension expense and projected benefit obligations are prepared by actuaries based on assumptions provided by management. These assumptions are reviewed on an annual basis, including assumptions about discount rates, interest credit rates and expected long-term rates of return on plan assets. The timing of expected future benefit payments was used in conjunction with the Citigroup Pension Discount Curve to develop a discount rate for the WilTel plan that is representative of the high quality corporate bond market. Holding all other assumptions constant, a 0.25% change in the discount rate would affect pension expense in 2020 by $0.2 million and the benefit obligation by $6.0 million, of which $4.4 million relates to the WilTel plan.
The deferred losses in accumulated other comprehensive income (loss) have not yet been recognized as components of net periodic pension cost in the Consolidated Statements of Operations ($57.4 million at November 30, 2019). These deferred amounts primarily result from differences between the actual and assumed return on plan assets and changes in actuarial assumptions, including changes in discount rates and changes in interest credit rates. They are amortized to expense if they exceed 10% of the greater of the projected benefit obligation or the market value of plan assets as of the beginning of the year. The estimated net loss that will be amortized from accumulated other comprehensive income (loss) into pension expense in 2020 is $3.2 million.
The assumed long-term rates of return on plan assets are based on the investment objectives of the plans, which are more fully discussed in Note 18 in our consolidated financial statements.
Jefferies Group Liquidity
General
The Chief Financial Officer and Global Treasurer of Jefferies Group are responsible for developing and implementing liquidity, funding and capital management strategies for its businesses. These policies are determined by the nature and needs of day to day business operations, business opportunities, regulatory obligations and liquidity requirements.
The actual levels of capital, total assets and financial leverage are a function of a number of factors, including asset composition, business initiatives and opportunities, regulatory requirements and cost and availability of both long-term and short-term funding.  We have historically maintained a balance sheet consisting of a large portion of total assets in cash and liquid marketable securities, arising principally from traditional securities brokerage and trading activity. The liquid nature of these assets provides flexibility in financing and managing our business.
Jefferies Group maintains modest leverage to support its investment grade ratings. The growth of its balance sheet is supported by its equity and we have quantitative metrics in place to monitor leverage and double leverage. Jefferies Group capital plan is robust, in order to sustain its operating model through stressed conditions. We maintain adequate financial resources to support business activities in both normal and stressed market conditions, including a buffer in excess of regulatory, or other internal or external, requirements. Jefferies Group's access to funding and liquidity is stable and efficient to ensure that there is sufficient liquidity to meet its financial obligations in normal and stressed market conditions.
A business unit level balance sheet and cash capital analysis is prepared and reviewed with senior management on a weekly basis.  As a part of this balance sheet review process, capital is allocated to all assets and gross balance sheet limits are adjusted, as necessary. This process ensures that the allocation of capital and costs of capital are incorporated into business decisions. The goals of this process are to protect our platform, enable the businesses to remain competitive, maintain the ability to manage capital proactively and hold businesses accountable for both balance sheet and capital usage.
We actively monitor and evaluate our financial condition and the composition of assets and liabilities. The overall securities inventory is continually monitored, including the inventory turnover rate, which confirms the liquidity of overall assets. Substantially all of Jefferies Group's financial instruments are valued on a daily basis and we monitor and employ balance sheet limits for its various businesses.

At November 30, 2019, our Consolidated Statement of Financial Condition includes Jefferies Group's Level 3 trading assets that are approximately 2% of total trading assets.

Securities financing assets and liabilities include financing for financial instruments trading activity, matched book transactions and mortgage finance transactions. Matched book transactions accommodate customers, as well as obtain securities for the settlement and financing of inventory positions.

The following table presents period end balance, average balance and maximum balance at any month end within the periods presented for Securities purchased under agreements to resell and Securities sold under agreements to repurchase (in millions):

	2019	2018
Securities purchased under agreements to resell:
Period end	$4,300	$2,786
Month end average	7,762	5,232
Maximum month end	11,589	7,593

Securities sold under agreements to repurchase:
Period end	$7,505	$8,643
Month end average	14,686	12,704
Maximum month end	19,654	15,579

Fluctuations in the balance of repurchase agreements from period to period and intraperiod are dependent on business activity in those periods. Additionally, the fluctuations in the balances of securities purchased under agreements to resell are influenced in any given period by our clients' balances and our clients' desires to execute collateralized financing arrangements via the repurchase market or via other financing products. Average balances and period end balances will fluctuate based on market and liquidity conditions and we consider the fluctuations intraperiod to be typical for the repurchase market.
Liquidity Management
The key objectives of Jefferies Group's liquidity management framework are to support the successful execution of its business strategies while ensuring sufficient liquidity through the business cycle and during periods of financial distress. The liquidity management policies are designed to mitigate the potential risk that adequate financing may not be accessible to service financial obligations without material franchise or business impact.

The principal elements of Jefferies Group's liquidity management framework are the Contingency Funding Plan, the Cash Capital Policy and the assessment of Maximum Liquidity Outflow.

Contingency Funding Plan.  Jefferies Group's Contingency Funding Plan is based on a model of a potential liquidity contraction over a one year time period. This incorporates potential cash outflows during a liquidity stress event, including, but not limited to, the following:

•	Repayment of all unsecured debt maturing within one year and no incremental unsecured debt issuance;

•	Maturity rolloff of outstanding letters of credit with no further issuance and replacement with cash collateral;

•	Higher margin requirements than currently exist on assets on securities financing activity, including repurchase agreements;

•	Liquidity outflows related to possible credit downgrade;

•	Lower availability of secured funding;

•	Client cash withdrawals;

•	The anticipated funding of outstanding investment and loan commitments; and

•	Certain accrued expenses and other liabilities and fixed costs.
Cash Capital Policy. A cash capital model is maintained that measures long-term funding sources against requirements. Sources of cash capital include equity and the noncurrent portion of long-term borrowings. Uses of cash capital include the following:

•	Illiquid assets such as equipment, goodwill, net intangible assets, exchange memberships, deferred tax assets and certain investments;

•	A portion of securities inventory that is not expected to be financed on a secured basis in a credit stressed environment (i.e., margin requirements); and

•	Drawdowns of unfunded commitments.
To ensure that inventory does not need to be liquidated in the event of a funding crisis, we seek to maintain surplus cash capital, which is reflected in the leverage ratios Jefferies Group maintains. Jefferies Group's total long-term capital of $12.3 billion at November 30, 2019 exceeded its cash capital requirements.
Maximum Liquidity Outflow. Jefferies Group's businesses are diverse, and liquidity needs are determined by many factors, including market movements, collateral requirements and client commitments, all of which can change dramatically in a difficult funding environment. During a liquidity crisis, credit-sensitive funding, including unsecured debt and some types of secured financing agreements, may be unavailable, and the terms (e.g., interest rates, collateral provisions and tenor) or availability of other types of secured financing may change. As a result of Jefferies Group's policy to ensure it has sufficient funds to cover estimates of what may be needed in a liquidity crisis, Jefferies Group holds more cash and unencumbered securities and has greater long-term debt balances than the businesses would otherwise require. As part of this estimation process, we calculate a Maximum Liquidity Outflow that could be experienced in a liquidity crisis. Maximum Liquidity Outflow is based on a scenario that includes both a market-wide stress and firm-specific stress.
Based on the sources and uses of liquidity calculated under the Maximum Liquidity Outflow scenarios, we determine, based on calculated surplus or deficit, additional long-term funding that may be needed versus funding through the repurchase financing market and considers any adjustments that may be necessary to Jefferies Group's inventory balances and cash holdings. At November 30, 2019, Jefferies Group had sufficient excess liquidity to meet all contingent cash outflows detailed in the Maximum Liquidity Outflow. We regularly refine our model to reflect changes in market or economic conditions and the firm's business mix.

Sources of Liquidity
Within Jefferies Group, the following are financial instruments that are cash and cash equivalents or are deemed by management to be generally readily convertible into cash, marginable or accessible for liquidity purposes within a relatively short period of time, as reflected in the Consolidated Statements of Financial Condition (in thousands):

	November 30, 2019	Average Balance Fourth Quarter 2019 (1)	November 30, 2018
Cash and cash equivalents:
Cash in banks	$983,816	$2,124,015	$2,333,476
Money market investments (2)	4,584,087	2,230,982	2,812,410
Total cash and cash equivalents	5,567,903	4,354,997	5,145,886

Other sources of liquidity:
Debt securities owned and securities purchased under agreements to resell (3)	972,624	997,036	958,539
Other (4)	377,296	496,075	499,576
Total other sources	1,349,920	1,493,111	1,458,115

Total cash and cash equivalents and other liquidity sources	$6,917,823	$5,848,108	$6,604,001

(1)	Average balances are calculated based on weekly balances.

(2)
At November 30, 2019 and 2018, $4,496.7 million and $2,250.0 million, respectively, was invested in U.S. government money funds that invest at least 99.5% of its total assets in cash, securities issued by the U.S. government and U.S. government-sponsored entities, and repurchase agreements that are fully collateralized by cash or government securities. The remaining $87.4 million and $562.4 million at November 30, 2019 and 2018, respectively, are invested in AAA rated prime money funds. The average balance of U.S. government money funds for the quarter ended November 30, 2019 was $1,886.0 million.

(3)
Consists of high quality sovereign government securities and reverse repurchase agreements collateralized by U.S. government securities and other high quality sovereign government securities; deposits with a central bank within the European Economic Area, Canada, Australia, Japan, Switzerland or the U.S.; and securities issued by a designated multilateral development bank and reverse repurchase agreements with underlying collateral comprised of these securities.

(4)
Other includes unencumbered inventory representing an estimate of the amount of additional secured financing that could be reasonably expected to be obtained from financial instruments owned that are currently not pledged after considering reasonable financing haircuts.

In addition to the cash balances and liquidity pool presented above, the majority of trading assets and liabilities are actively traded and readily marketable. At November 30, 2019, repurchase financing can be readily obtained for approximately 74.8% of Jefferies Group's inventory at haircuts of 10% or less, which reflects the liquidity of the inventory. In addition, as a matter of our policy, all of these assets have internal capital assessed, which is in addition to the funding haircuts provided in the securities finance markets. Additionally, certain of Jefferies Group's trading assets primarily consisting of bank loans, consumer loans and investments are predominantly funded by Jefferies Group's long-term capital. Under Jefferies Group's cash capital policy, capital allocation levels are modeled that are more stringent than the haircuts used in the market for secured funding; and surplus capital is maintained at these more stringent levels. We continually assess the liquidity of Jefferies Group's inventory based on the level at which Jefferies Group could obtain financing in the market place for a given asset. Assets are considered to be liquid if financing can be obtained in the repurchase market or the securities lending market at collateral haircut levels of 10% or less.
The following summarizes Jefferies Group's trading assets by asset class that are considered to be of a liquid nature and the amount of such assets that have not been pledged as collateral as reflected in the Consolidated Statements of Financial Condition (in thousands):

	November 30, 2019		November 30, 2018
	Liquid Financial Instruments	Unencumbered Liquid Financial Instruments (2)	Liquid Financial Instruments	Unencumbered Liquid Financial Instruments (2)

Corporate equity securities	$2,403,589	$256,624	$1,907,064	$317,189
Corporate debt securities	1,893,605	29,412	1,775,721	104,685
U.S. Government, agency and municipal securities	2,894,264	151,414	2,648,843	294,030
Other sovereign obligations	2,633,636	969,800	2,626,212	840,578
Agency mortgage-backed securities (1)	1,757,077	—	2,972,638	—
Loans and other receivables	655,120	—	272,201	—
	$12,237,291	$1,407,250	$12,202,679	$1,556,482

(1)
Consists solely of agency mortgage-backed securities issued by Freddie Mac, Fannie Mae and Ginnie Mae. These securities include pass-through securities, securities backed by adjustable rate mortgages, collateralized mortgage obligations, commercial mortgage-backed securities and interest- and principal-only securities.

(2)	Unencumbered liquid balances represent assets that can be sold or used as collateral for a loan, but have not been.
In addition to being able to be readily financed at modest haircut levels, it is estimated that each of the individual securities within each asset class above could be sold into the market and converted into cash within three business days under normal market conditions, assuming that the entire portfolio of a given asset class was not simultaneously liquidated. There are no restrictions on the unencumbered liquid securities, nor have they been pledged as collateral.
Sources of Funding
Secured Financing
Readily available secured funding is used to finance Jefferies Group's inventory of financial instruments. Jefferies Group's ability to support increases in total assets is largely a function of the ability to obtain short and intermediate-term secured funding, primarily through securities financing transactions. Repurchase or reverse repurchase agreements (collectively "repos"), respectively, are used to finance a portion of long inventory and cover some of short inventory by pledging and borrowing securities. Approximately 67.6% of Jefferies Group's cash and noncash repurchase financing activities use collateral that is considered eligible collateral by central clearing corporations. Central clearing corporations are situated between participating members who borrow cash and lend securities (or vice versa); accordingly, repo participants contract with the central clearing corporation and not one another individually. Therefore, counterparty credit risk is borne by the central clearing corporation which mitigates the risk through initial margin demands and variation margin calls from repo participants. The comparatively large proportion of Jefferies Group's total repo activity that is eligible for central clearing reflects the high quality and liquid composition of the inventory Jefferies Group carries in its trading books. For those asset classes not eligible for central clearing house financing, Jefferies Group seeks to execute its bi-lateral financings on an extended term basis and the tenor of Jefferies Group's repurchase and reverse repurchase agreements generally exceeds the expected holding period of the assets Jefferies Group is financing. The weighted average maturity of cash and noncash repurchase agreements for non-clearing corporation eligible funded inventory is approximately five months at November 30, 2019.
Jefferies Group's ability to finance its inventory via central clearinghouses and bi-lateral arrangements is augmented by Jefferies Group's ability to draw bank loans on an uncommitted basis under its various banking arrangements. At November 30, 2019, short-term borrowings, which must be repaid within one year or less and include bank loans and overdrafts, borrowings under revolving credit facilities and equity-linked notes totaled $548.5 million. Interest under the bank lines is generally at a spread over the federal funds rate. Letters of credit are used in the normal course of business mostly to satisfy various collateral requirements in favor of exchanges in lieu of depositing cash or securities. Average daily short-term borrowings outstanding for Jefferies Group were $555.4 million and $472.6 million for 2019 and 2018, respectively.
Our short-term borrowings include the following facilities:

•
Credit Facility. On December 27, 2018, one of Jefferies Group's subsidiaries entered into a credit facility agreement ("Jefferies Group Credit Facility") with JPMorgan Chase Bank, N.A. for a committed amount of $135.0 million. Interest is based on an annual alternative base rate or an adjusted LIBOR, as defined in the Jefferies Group Credit Facility. The Jefferies Group Credit Facility contains certain covenants that, among other things, require Jefferies Group LLC to maintain a specified level of tangible net worth. The covenants also require the borrower to maintain specified leverage amounts and impose certain restrictions on the borrower’s future indebtedness. At November 30, 2019, we were in compliance with all debt covenants under the Jefferies Group Credit Facility.

•
Intraday Credit Facility. The Bank of New York Mellon has agreed to make revolving intraday credit advances ("Jefferies Group Intraday Credit Facility") for an aggregate committed amount of $150.0 million. The Jefferies Group Intraday Credit Facility is structured so that advances are generally repaid before the end of each business day. However, if an advance is not repaid by the end of any business day, the advance is converted to an overnight loan. Intraday loans accrue interest at a rate of 0.12%. Interest is charged based on the number of minutes in a day the advance is outstanding. Overnight loans are charged interest at the base rate plus 3% on a daily basis. The base rate is the higher of the federal funds rate plus 0.50% or the prime rate in effect at that time. The Jefferies Group Intraday Credit Facility contains financial covenants, which include a minimum regulatory net capital requirement for Jefferies Group's U.S. broker-dealer, Jefferies LLC. At November 30, 2019, we were in compliance with all debt covenants under the Jefferies Group Intraday Credit Facility.

On March 28, 2019, Jefferies Group entered into a promissory note with Jefferies Finance, which was repaid on May 15, 2019.

In addition to the above financing arrangements, Jefferies Group issues notes backed by eligible collateral under a master repurchase agreement, which provides an additional financing source for its inventory ("repurchase agreement financing program"). The notes issued under the program are presented within Other secured financings in the Consolidated Statement of Financial Condition. At November 30, 2019, the outstanding notes were $2.5 billion, bear interest at a spread over LIBOR and mature from February 2020 to July 2021.
Long-Term Debt
Jefferies Group's long-term debt reflected in the Consolidated Statement of Financial Condition at November 30, 2019 is $7.0 billion. Jefferies Group's long-term debt, excluding its revolving credit facility, has a weighted average maturity of approximately 9.1 years.
During 2019, Jefferies Group issued structured notes with a total principal amount of approximately $498.9 million, net of retirements. In addition, on July 19, 2019, under its $2.5 billion Euro Medium Term Note Program, Jefferies Group issued 1.000% senior unsecured notes with a principal amount of $553.6 million, due 2024. Proceeds amounted to $551.4 million. Additionally, during the twelve months ended November 30, 2019, Jefferies Group repaid $680.8 million of its 8.50% Senior Notes. At November 30, 2019, all of Jefferies Group's structured notes contain various interest rate payment terms and are accounted for at fair value, with changes in fair value resulting from a change in the instrument-specific credit risk presented in Accumulated other comprehensive income (loss) and changes in fair value resulting from non-credit components recognized in Principal transactions revenue. The fair value of all of Jefferies Group's structured notes at November 30, 2019 was $1,215.3 million

Jefferies Group has a Revolving Credit Facility ("Jefferies Group Revolving Credit Facility") with a group of commercial banks for an aggregate principal amount of $190.0 million. At November 30, 2019, borrowings under the Jefferies Group Revolving Credit Facility amounted to $189.1 million. Interest is based on an annual alternative base rate or an adjusted LIBOR, as defined in the Jefferies Group Revolving Credit Facility agreement. The Jefferies Group Revolving Credit Facility contains certain covenants that, among other things, requires Jefferies Group LLC to maintain specified level of tangible net worth and liquidity amounts, and imposes certain restrictions on future indebtedness of and requires specified levels of regulated capital for certain of its subsidiaries. Throughout the year and at November 30, 2019, no instances of noncompliance with the Jefferies Group Revolving Credit Facility covenants occurred and we expect to remain in compliance given its current liquidity, and anticipated funding requirements given its business plan and profitability expectations.

On September 27, 2019, one of Jefferies Group's subsidiaries entered into a Loan and Security Agreement with a bank for a term loan with a principal amount of $50.0 million ("Jefferies Group Secured Bank Loan"). This Jefferies Group Secured Bank Loan matures on September 27, 2021 and is collateralized by certain trading securities. Interest on the Jefferies Group Secured Bank Loan is 1.25% plus LIBOR. The agreement contains certain covenants that, among other things, restrict lien or encumbrance upon any of the pledged collateral. At November 30, 2019, we were in compliance with all covenants under the Jefferies Group Loan and Security Agreement.

Jefferies Group's long-term debt ratings are as follows:

	Rating	Outlook

Moody's Investors Service	Baa3	Stable
Standard and Poor's (1)	BBB	Stable
Fitch Ratings	BBB	Stable
(1) On November 25, 2019, Standard and Poor’s upgraded the Jefferies Group's long-term debt rating from BBB- to BBB and revised its rating outlook from positive to stable.
Jefferies Group's access to external financing to finance its day to day operations, as well as the cost of that financing, is dependent upon various factors, including its debt ratings. Jefferies Group's current debt ratings are dependent upon many factors, including industry dynamics, operating and economic environment, operating results, operating margins, earnings trend and volatility, balance sheet composition, liquidity and liquidity management, capital structure, overall risk management, business diversification and market share and competitive position in the markets in which it operates. Deteriorations in any of these factors could impact Jefferies Group's credit ratings. While certain aspects of a credit rating downgrade are quantifiable pursuant to contractual provisions, the impact on business and trading results in future periods is inherently uncertain and depends on a number of factors, including the magnitude of the downgrade, the behavior of individual clients and future mitigating action taken by us.
In connection with certain over-the-counter derivative contract arrangements and certain other trading arrangements, we may be required to provide additional collateral to counterparties, exchanges and clearing organizations in the event of a credit rating downgrade. At November 30, 2019, the amount of additional collateral that could be called by counterparties, exchanges and clearing organizations under the terms of such agreements in the event of a downgrade of Jefferies Group's long-term credit rating below investment grade was $72.1 million. For certain foreign clearing organizations, credit rating is only one of several factors employed in determining collateral that could be called. The above represents management's best estimate for additional collateral to be called in the event of credit rating downgrade. The impact of additional collateral requirements is considered in Jefferies Group's Contingency Funding Plan and calculation of Maximum Liquidity Outflow, as described above.
Ratings issued by credit rating agencies are subject to change at any time.
Net Capital
Jefferies Group operates a broker-dealer registered with the SEC and member firms of FINRA. Jefferies LLC is subject to the SEC Uniform Net Capital Rule ("Rule 15c3-1"), which requires the maintenance of minimum net capital and has elected to calculate minimum capital requirements using the alternative method permitted by Rule 15c3-1 in calculating net capital. Jefferies LLC, as a dually-registered U.S. broker-dealer and FCM, is also subject to Rule 1.17 of the CFTC, which sets forth minimum financial requirements. The minimum net capital requirement in determining excess net capital for a dually-registered U.S. broker-dealer and FCM is equal to the greater of the requirement under Rule 15c3-1 or CFTC Rule 1.17. Jefferies LLC's net capital and excess net capital at November 30, 2019 were $1,645.0 million and $1,528.0 million, respectively. FINRA is the designated examining authority for Jefferies Group's U.S. broker-dealer and the NFA is the designated self-regulatory organization for Jefferies LLC as an FCM.

Certain other U.S. and non-U.S. subsidiaries of Jefferies Group are subject to capital adequacy requirements as prescribed by the regulatory authorities in their respective jurisdictions, including Jefferies International Limited which is subject to the regulatory supervision and requirements of the Financial Conduct Authority in the United Kingdom. The Dodd-Frank Act was signed into law on July 21, 2010. The Dodd-Frank Act contains provisions that require the registration of all swap dealers, major swap participants, security-based swap dealers, and/or major security-based swap participants. While entities that register under these provisions will be subject to regulatory capital requirements, these regulatory capital requirements have not yet been finalized. We expect that these provisions will result in modifications to the regulatory capital requirements of some of our entities, and will result in some of our other entities becoming subject to regulatory capital requirements for the first time, including Jefferies Financial Services, Inc., which registered as a swap dealer with the CFTC during January 2013 and Jefferies Financial Products LLC, which registered during August 2014. The regulatory capital requirements referred to above may restrict Jefferies Group's ability to withdraw capital from its regulated subsidiaries.

On March 29, 2017, the United Kingdom notified the European Council and triggered a period to negotiate its withdrawal from the EU ("Brexit"). While, there is ongoing uncertainty as to the terms and any potential transition periods related to Brexit, we have taken steps to ensure our ability to provide services to our European clients without interruption. As such, we have established a wholly-owned subsidiary of our U.K. broker-dealer in Germany, which has been approved as an authorized MiFID investment firm by the German regulator, and which will enable us to conduct business across all of our European investment banking, fixed income and equity platforms. Our plans contemplate providing sufficient capital pursuant to the regulatory requirements for the planned operations as well pursuant to requirements of relevant clearing organizations.

Some of our other consolidated subsidiaries also have credit agreements which may restrict the payment of cash dividends, or the ability to make loans or advances to the parent company.

Off-Balance Sheet Arrangements
As shown below, at November 30, 2019, our commitments and guarantees, substantially all of which related to Jefferies Group, totaled $27,124.4 million.

		Expected Maturity Date
Commitments and Guarantees	Total	2020	2021	2022 and 2023	2024 and 2025	After 2025
	(In millions)
Equity commitments	$319.3	$174.8	$55.2	$75.0	$—	$14.3
Loan commitments	314.3	250.0	45.0	10.0	9.3	—
Underwriting commitments	13.5	13.5	—	—	—	—
Forward starting reverse repos	5,475.3	5,475.3	—	—	—	—
Forward starting repos	2,168.8	2,168.8	—	—	—	—
Other unfunded commitments	209.4	72.3	132.2	—	4.9	—
Derivative contracts (1):
Non-credit related	18,551.4	9,854.0	3,150.8	4,453.6	1,044.8	48.2
Credit related	33.9	1.5	—	2.7	29.7	—
Standby letters of credit	38.5	36.9	—	0.6	0.5	0.5
Total Commitments and Guarantees	$27,124.4	$18,047.1	$3,383.2	$4,541.9	$1,089.2	$63.0
(1) Certain of our derivative contracts meet the definition of a guarantee and are therefore included in the above table. For additional information on commitments, see Note 23 in our consolidated financial statements.
We have agreed to reimburse Berkshire Hathaway for up to one-half of any losses incurred under a $1.5 billion surety policy securing outstanding commercial paper issued by an affiliate of Berkadia. As of November 30, 2019, the aggregate amount of commercial paper outstanding was $1.47 billion. This commitment is not included in the table above as the timing of payments, if any, is uncertain.
In the normal course of business, we engage in other off-balance sheet arrangements, including derivative contracts. Neither derivatives' notional amounts nor underlying instrument values are reflected as assets or liabilities in the Consolidated Statements of Financial Condition. Rather, the fair values of derivative contracts are reported in the Consolidated Statements of Financial Condition as Trading assets, at fair value or Trading liabilities, at fair value as applicable. Derivative contracts are reflected net of cash paid or received pursuant to credit support agreements and are reported on a net by counterparty basis when a legal right of offset exists under an enforceable master netting agreement. For additional information about our accounting policies and our derivative activities see Notes 2, 5 and 6 in our consolidated financial statements.
We are routinely involved with variable interest entities ("VIEs") in the normal course of business. At November 30, 2019, we did not have any commitments to purchase assets from our VIEs. For additional information regarding VIEs, see Notes 8 and 10 in our consolidated financial statements.

Critical Accounting Estimates
The preparation of financial statements in accordance with GAAP requires us to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Actual results could significantly differ from those estimates. We believe that the following discussion addresses our most critical accounting estimates, which are those that are important to the presentation of our financial condition and results of operations and require our most difficult, subjective and complex judgments.
Fair Value of Financial Instruments – Trading assets and Trading liabilities are recorded at fair value, either as required by accounting pronouncements or through the fair value option election. Gains and losses on trading assets and trading liabilities are recognized in the Consolidated Statements of Operations in Principal transactions. Available for sale securities are reflected at fair value, with unrealized gains and losses reflected as a separate component of equity, net of taxes. Fair value is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price).
In determining fair value, we maximize the use of observable inputs and minimize the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from independent sources. Unobservable inputs reflect our assumptions that market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. We apply a hierarchy to categorize our fair value measurements broken down into three levels based on the transparency of inputs as follows:

Level 1:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date. Valuation adjustments and block discounts are not applied to Level 1 instruments.

Level 2:
Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these financial instruments includes cash instruments for which quoted prices are available but traded less frequently, derivative instruments for which fair values have been derived using model inputs that are directly observable in the market, or can be derived principally from or corroborated by observable market data, and instruments that are fair valued using other financial instruments, the parameters of which can be directly observed.

Level 3:
Instruments that have little to no pricing observability as of the reported date. These financial instruments are measured using management's best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

Fair value is a market based measure; therefore, when market observable inputs are not available, our judgment is applied to reflect those judgments that a market participant would use in valuing the same asset or liability. The availability of observable inputs can vary for different products. We use prices and inputs that are current as of the measurement date even in periods of market disruption or illiquidity. The valuation of financial instruments classified in Level 3 of the fair value hierarchy involves the greatest amount of management judgment.
Jefferies Group's Independent Price Verification Group, independent of its trading function, plays an important role in determining that financial instruments are appropriately valued and that fair value measurements are reliable. This is particularly important where prices or valuations that require inputs are less observable. In the event that observable inputs are not available, the control processes are designed to assure that the valuation approach utilized is appropriate and consistently applied and that the assumptions are reasonable. Where a pricing model is used to determine fair value, these control processes include reviews of the pricing model's theoretical soundness and appropriateness by risk management personnel with relevant expertise who are independent from the trading desks. In addition, recently executed comparable transactions and other observable market data are considered for purposes of validating assumptions underlying the model.
For further information on the fair value definition, Level 1, Level 2, Level 3 and related valuation techniques, see Notes 2 and 5 in our consolidated financial statements.
Income Taxes – We record a valuation allowance to reduce our net deferred tax asset to the amount that is more likely than not to be realized. We are required to consider all available evidence, both positive and negative, and to weigh the evidence when determining whether a valuation allowance is required and the amount of such valuation allowance. Generally, greater weight is required to be placed on objectively verifiable evidence when making this assessment, in particular on recent historical operating results.

We also record reserves for unrecognized tax benefits based on our assessment of the probability of successfully sustaining tax filing positions. Management exercises significant judgment when assessing the probability of successfully sustaining tax filing positions, and in determining whether a contingent tax liability should be recorded and if so, estimating the amount. If our tax filing positions are successfully challenged, payments could be required that are in excess of reserved amounts or we may be required to reduce the carrying amount of our net deferred tax asset, either of which could be significant to our Consolidated Statements of Financial Condition or results of operations.
Impairment of Long-Lived Assets – We evaluate our long-lived assets for impairment whenever events or changes in circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable. When testing for impairment, we group our long-lived assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities (or asset group). The determination of whether an asset group is recoverable is based on management's estimate of undiscounted future cash flows directly attributable to the asset group as compared to its carrying value. If the carrying amount of the asset group is greater than the undiscounted cash flows, an impairment loss would be recognized for the amount by which the carrying amount of the asset group exceeds its estimated fair value.
Impairment of Equity Method Investments – We evaluate equity method investments for impairment when operating losses or other factors may indicate a decrease in value which is other than temporary. We consider a variety of factors including economic conditions nationally and in their geographic areas of operation, adverse changes in the industry in which they operate, declines in business prospects, deterioration in earnings, increasing costs of operations and other relevant factors specific to the investee.  Whenever we believe conditions or events indicate that one of these investments might be significantly impaired, we obtain from such investee updated cash flow projections. We use this information and, together with discussions with the investee's management and comparable public company analysis, evaluate if the book value of its investment exceeds its fair value, and if so and the situation is deemed other than temporary, record an impairment charge.
As described further in Note 11, in the third quarter of 2018 we engaged an independent valuation firm to assist management in estimating the fair value of our equity investment in Golden Queen. Our estimate of fair value was based on a discounted cash flow analysis and is categorized within Level 3 of the fair value hierarchy. The discounted cash flow valuation model used inputs including management's projections of future Golden Queen cash flows and a discount rate of 12%. The estimated fair value of our equity investment in Golden Queen was $62.3 million, which was $47.9 million lower than our prior carrying value at the end of the second quarter 2018. As a result, an impairment charge of $47.9 million was recorded in Income (loss) related to associated companies in the third quarter of 2018.
During 2017, we recorded an impairment charge of $130.2 million related to the write-down to fair value of our equity investment in FXCM. We engaged an independent valuation firm to assist management in estimating the fair value of our equity interest in FXCM in the first quarter of 2017. Our estimate of fair value was based on a discounted cash flow and comparable public company analysis. We concluded based on the regulatory actions, FXCM's restructuring plan, investor perception and declines in the trading price of Global Brokerage's common shares and convertible debt, that the decline in fair value of our equity interest was other than temporary. As such, we impaired our equity investment in FXCM.
During 2018, we recorded an additional impairment charge of $62.1 million related to the equity component of our investment in FXCM, which is based on updated expectations that have been impacted by the recently revised regulations of the European Securities Market Authority and dampened operating results. Based on the updated projections, we evaluated in the fourth quarter of 2018 whether our equity method investment was fully recoverable. We engaged an independent valuation firm to assist management in estimating the fair value of FXCM. Our estimate of fair value was based on a discounted cash flow analysis. The result of our analysis indicated that the estimated fair value of our equity interest in FXCM was lower than our carrying value by $62.1 million. We concluded that based on the decline in projections and the adverse effects of the European regulations, that the decline in fair value of our equity interest was other than temporary. As a result, we impaired our equity investment in FXCM in the fourth quarter of 2018 by $62.1 million.
Goodwill – We allocate the acquisition cost of consolidated businesses to the specific tangible and intangible assets acquired and liabilities assumed based upon their fair values. Significant judgments and estimates are often made by management to determine these values, and may include the use of appraisals, consideration of market quotes for similar transactions, use of discounted cash flow techniques or consideration of other information we believe to be relevant. Any excess acquisition cost over the fair values of the net assets acquired is recorded as goodwill, which is not amortized to expense. Substantially all of our goodwill was recognized in connection with the Jefferies Group acquisition.
At least annually, and more frequently if warranted, we assess whether goodwill has been impaired at the reporting unit level. In testing for goodwill impairment, we have the option to first assess qualitative factors to determine whether the existence of events or circumstances lead to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events and circumstances, we conclude that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is not necessary. If we conclude otherwise, we are required to perform the two-step quantitative impairment test. In the first step, the fair value of each reporting unit is compared with its carrying value, including goodwill and allocated intangible assets. If the fair value is in excess of the carrying value, the goodwill for the reporting unit is considered not to be impaired. If the fair value is less than the carrying value then a second step is performed in order to measure the amount of the impairment loss, if any, which is based on comparing the implied fair value of the reporting unit's goodwill to the carrying value.
The fair values are based on valuation techniques that we believe market participants would use, although the valuation process requires significant judgment and often involves the use of significant estimates and assumptions. The methodologies we utilize in estimating fair value include price-to-earnings and price-to-book multiples of comparable public companies and/or projected cash flows. In addition, as the fair values determined under a market approach represent a noncontrolling interest, we applied a control premium to arrive at the estimated fair value of our reporting units on a controlling basis. The estimates and assumptions used in determining fair value could have a significant effect on whether or not an impairment charge is recorded and the magnitude of such a charge. Adverse market or economic events could result in impairment charges in future periods.
An independent valuation specialist was engaged to assist with the valuation process relating to Jefferies Group for our annual goodwill impairment test as of August 1, 2019. The results of this test indicated the fair value of Jefferies Group was in excess of the carrying value. However, the valuation methodology is sensitive to comparable company multiples and management's forecasts of future profitability, which comes with a level of uncertainty regarding U.S. and global economic conditions, trading volumes and equity and debt capital market transaction levels. The fair value of our reporting units, including Jefferies Group, is also impacted by our overall market capitalization. If the future were to differ adversely from these assumptions or there was a sustained decline in our market capitalization, the estimated fair value of Jefferies Group may decline and result in an impairment.
Intangible Assets – Intangible assets deemed to have finite lives are generally amortized on a straight-line basis over their estimated useful lives, where the useful life is the period over which the asset is expected to contribute directly, or indirectly, to our future cash flows. Intangible assets are reviewed for impairment on an interim basis when certain events or circumstances exist. If future undiscounted cash flows are estimated to be less than the carrying amounts of the asset groups used to generate those cash flows in subsequent reporting periods, particularly for those with large investments in amortizable intangible assets, impairment charges would have to be recorded.
An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when certain events or circumstances exist indicating an assessment for impairment is necessary. Impairment exists when the carrying amount exceeds its fair value. Fair value is determined using valuation techniques consistent with what a market participant would use. All of our indefinite-lived intangible assets were recognized in connection with the 2013 Jefferies Group acquisition, which consists of exchange and clearing organization membership interests and registrations. Our annual impairment testing date was August 1, 2019.
Contingencies – In the normal course of business, we have been named, from time to time, as a defendant in legal and regulatory proceedings. We are also involved, from time to time, in other exams, investigations and similar reviews (both formal and informal) by governmental and self-regulatory agencies regarding our businesses, certain of which may result in judgments, settlements, fines, penalties or other injunctions.
We recognize a liability for a contingency when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If the reasonable estimate of a probable loss is a range, we accrue the most likely amount of such loss, and if such amount is not determinable, then we accrue the minimum in the range as the loss accrual. The determination of the outcome and loss estimates requires significant judgment on the part of management, can be highly subjective and is subject to significant change with the passage of time as more information becomes available. Estimating the ultimate impact of litigation matters is inherently uncertain, in particular because the ultimate outcome will rest on events and decisions of others that may not be within our power to control. We do not believe that any of our current litigation will have a significant adverse effect on our consolidated financial position, results of operations or liquidity; however, if amounts paid at the resolution of litigation are in excess of recorded reserve amounts, the excess could be significant in relation to results of operations for that period. For further information, see Note 23 in our consolidated financial statements.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk.
The following includes "forward-looking statements" that involve risk and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. The discussion of risk is presented separately for Jefferies Group and the balance of our company. Exclusive of Jefferies Group, our market risk arises principally from equity price risk.
Excluding Jefferies Group, Trading assets at fair value include corporate equity securities with an aggregate fair value of $311.8 million at November 30, 2019. Assuming a decline of 10% in market prices, the value of these investments could decrease by approximately $31.2 million.
Jefferies Group
Overview

Risk is an inherent part of our business and activities. The extent to which we properly and effectively identify, assess, monitor and manage each of the various types of risks involved in our activities is critical to our financial soundness, viability and profitability. Accordingly, we have a comprehensive risk management approach, with a formal governance structure and processes to identify, assess, monitor and manage risk. Principal risks involved in its business activities include market, credit, liquidity and capital, operational, legal and compliance, new business and reputational risk.

Risk management is a multifaceted process that requires communication, judgment and knowledge of financial products and markets. Our risk management process encompasses the active involvement of executive and senior management, and also many departments independent of the revenue-producing business units, including Jefferies Group's Risk Management, Operations, Compliance, Legal and Finance Departments. Our risk management policies, procedures and methodologies are flexible in nature and are subject to ongoing review and modification.

In achieving our strategic business objectives, our risk appetite incorporates keeping our clients’ interests at the top of our priority list and ensuring we are in compliance with applicable laws, rules and regulations, as well as adhering to the highest ethical standards. We undertake prudent and conservative risk-taking that protects the capital base and franchise, utilizing risk limits and tolerances that avoid outsized risk-taking. We maintain a diversified business mix and avoid significant concentrations to any sector, product, geography, or activity and sets quantitative concentration limits to manage this risk. We consider contagion, second order effects and correlation in our risk assessment process and actively seeks out value opportunities of all sizes. We manage the risk of opportunities larger than our approved risk levels through risk sharing and risk distribution, sell-down and hedging as appropriate. We have a limited appetite for illiquid assets and complex derivative financial instruments. We maintain the asset quality of our balance sheet through conducting trading activity in liquid markets and generally ensure high turnover of our inventory. We subject less liquid positions and derivative financial instruments to oversight and use a wide variety of specific metrics, limits, and constraints to manage these risks. We protect our reputation and franchise, as well as our standing within the market. We operate a federated approach to risk management with risk oversight responsibilities assigned to those areas of the business that have the appropriate knowledge.

For discussion of liquidity and capital risk management, refer to the "Liquidity and Capital Resources" section herein.

Risk Considerations

We apply comprehensive framework of limits on a variety of key metrics to constrain the risk profile of our business activities. The size of the limits reflects our risk tolerance for a certain activity under normal business conditions. Key metrics included in our risk management framework include inventory position and exposure limits on a gross and net basis, scenario analysis and stress tests, Value-at-Risk ("VaR"), sensitivities, exposure concentrations, aged inventory, amount of Level 3 assets, counterparty exposure, leverage and cash capital.

Market Risk

Market risk is defined as the risk of loss due to fluctuations in the market value of financial assets and liabilities attributable to changes in market variables.
Our market risk principally arises from interest rate risk, from exposure to changes in the yield curve, the volatility of interest rates, and credit spreads, and from equity price risks from exposure to changes in prices and volatilities of individual equities, equity baskets and equity indices. In addition, commodity price risk results from exposure to the changes in prices and volatilities of individual commodities, commodity baskets and commodity indices, and foreign exchange risk results from changes in foreign currency rates.
Market risk is present in our market-making, proprietary trading, underwriting, specialist and investing activities and is principally managed by diversifying exposures, controlling position sizes, and establishing economic hedges in related securities or derivatives. Due to imperfections in correlations, gains and losses can occur even for positions that are economically hedged. Position limits in trading and inventory accounts are established and monitored on an ongoing basis. Each day, consolidated position and exposure reports are prepared and distributed to various levels of management, which enable management to monitor inventory levels and the results of its trading businesses.

Trader Mandates
Trading is principally managed through front office trader mandates, where each trader is provided a specific mandate in line with our product registry. Mandates set out the activities, currencies, countries and products that the desk is permitted to trade in and set the limits applicable to the desk. Traders are responsible for knowing their trading limits and trading in a manner consistent with their mandate. Trader mandates are reviewed annually and as part of the new business proposal process.
Value-at-Risk
VaR is a statistical estimate of the potential loss from adverse market movements over a specified time horizon within a specified probability (confidence level). It provides a common risk measure across financial instruments, markets and asset classes. We estimate VaR using a model that simulates revenue and loss distributions on its trading portfolios by applying historical market changes to the current portfolio. We calculate a one day VaR using a one year look-back period measured at a 95% confidence level.
As with all measures of VaR, the estimate has inherent limitations due to the assumption that historical changes in market conditions are representative of the future. Furthermore, the VaR model measures the risk of a current static position over a one day horizon and might not capture the market risk over a longer time horizon where moves may be more extreme. Previous changes in market risk factors may not generate accurate predictions of future market movements. While we believe the assumptions and inputs in our risk model are reasonable, we could incur losses greater than the reported VaR. Consequently, this VaR estimate is only one of a number of tools we use in our daily risk management activities.
Average daily VaR increased to $8.79 million for 2019 from $7.56 million for 2018. The increase was primarily due to higher equity price risk, partially offset by lower interest rate volatility and an increase in the diversification benefit. The increase in the average equity price risk was primarily due to the transfer to Jefferies Group by Jefferies, in the fourth quarter of 2018, of investments in certain separately managed accounts and funds.
The following table illustrates each separate component of VaR for each component of market risk by interest rate, equity, currency and commodity products, as well as for our overall trading positions using the past 365 days of historical data.

		Daily VaR (1) Value-at-Risk in Trading Portfolios				Daily VaR (1) Value-at-Risk in Trading Portfolios
(In millions) Risk Categories	VaR at November 30, 2019	Daily VaR for 2019			VaR at November 30, 2018	Daily VaR for 2018
		Average	High	Low		Average	High	Low

Interest Rates	$4.81	$4.47	$6.22	$2.58	$5.33	$4.88	$6.82	$2.18
Equity Prices	5.07	7.94	13.17	4.75	8.47	5.51	13.56	3.08
Currency Rates	0.32	0.25	1.41	0.06	0.09	0.12	0.24	0.02
Commodity Prices	0.64	0.89	2.43	0.40	0.48	0.53	1.51	0.24
Diversification Effect (2)	(6.14)	(4.76)	N/A	N/A	(3.12)	(3.48)	N/A	N/A
Firmwide	$4.70	$8.79	$14.83	$4.70	$11.25	$7.56	$14.73	$4.76

(1)	For the VaR numbers reported above, a one day time horizon, with a one year look-back period, and a 95% confidence level were used.

(2)
The diversification effect is not applicable for the maximum and minimum VaR values as the Jefferies Group's firmwide VaR and VaR values for the four risk categories might have occurred on different days during the year.

The aggregated VaR presented here is less than the sum of the individual components (i.e., interest rate risk, foreign exchange rate risk, equity risk and commodity price risk) due to the benefit of diversification among the four risk categories. Diversification benefit equals the difference between aggregated VaR and the sum of VaRs for the four risk categories and arises because the market risk categories are not perfectly correlated.
We perform daily back-testing of our VaR model comparing realized revenue and loss with the previous day's VaR. Back-testing results are included in the quarterly business review pack for Jefferies Group's Board of Directors. The primary method used to test the efficacy of the VaR model is to compare actual daily net revenue for those positions included in the VaR calculation with the daily VaR estimate. This evaluation is performed at various levels of the trading portfolio, from the overall level down to specific business lines. For the VaR model, trading related revenue is defined as principal transactions revenues, trading related commissions, revenue from securitization activities and net interest income.
For a 95% confidence one day VaR model (i.e., no intra-day trading), assuming current changes in market value are consistent with the historical changes used in the calculation, net trading losses would not be expected to exceed the VaR estimates more than twelve times on an annual basis (i.e., once in every 20 days). During 2019, results of the evaluation at the aggregate level demonstrated one day when the net trading loss exceeded the 95% one day VaR. There were 33 days with trading losses out of a total of 250 trading days in 2019.
Other Risk Measures

Certain positions within financial instruments are not included in the VaR model because VaR is not the most appropriate measure of risk. Accordingly, Risk Management has additional procedures in place to assure that the level of potential loss that would arise from market movements are within acceptable levels. Such procedures include performing stress tests, monitoring concentration risk and tracking price target/stop loss levels. The table below presents the potential reduction in net income associated with a 10% stress of the fair value of the positions that are not included in the VaR model at November 30, 2019 (in thousands):

10% Sensitivity

Investment in funds (1)	$57,031
Private investments	24,036
Corporate debt securities in default	8,493
Trade claims	1,345

(1) Includes investments in hedge funds, fund of funds and private equity funds. For additional information on these investments, see Note 5 in our consolidated financial statements.

VaR also excludes the impact of changes in our own credit spreads on our structured notes for which the fair value option was elected. The estimated credit spread risk sensitivity for each one basis point widening in our own credit spreads on financial liabilities for which the fair value option was elected was an increase in value of approximately $1.5 million at November 30, 2019, which is included in Accumulated other comprehensive income (loss).
Stress Tests and Scenario Analysis
Stress tests are used to analyze the potential impact of specific events or extreme market moves on the current portfolio both firm-wide and within business segments. Stress testing is an important part of our risk management approach because it allows us to quantify our exposure to tail risks, highlight potential loss concentrations, undertake risk/reward analysis, set risk controls and overall assess and mitigate its risk.
We employ a range of stress scenarios, which comprise both historical market price and rate changes and hypothetical market environments, and generally involve simultaneous changes of many risk factors. Indicative market changes in our scenarios include, but are not limited to, a large widening of credit spreads, a substantial decline in equities markets, significant moves in selected emerging markets, large moves in interest rates and changes in the shape of the yield curve.
Unlike VaR, which measures potential losses within a given confidence interval, stress scenarios do not have an associated implied probability. Rather, stress testing is used to estimate the potential loss from market moves that tend to be larger than those embedded in the VaR calculation. Stress testing complements VaR to cover for potential limitations of VaR such as the breakdown in correlations, non-linear risks, tail risk and extreme events and capturing market moves beyond the confidence levels assumed in the VaR calculations.
Stress testing is performed and reported at least weekly as part of our risk management process and on an ad hoc basis in response to market events or concerns. Current stress tests provide estimated revenue and loss of the current portfolio through a range of both historical and hypothetical events. The stress scenarios are reviewed and assessed at least annually so that they remain relevant and up to date with market developments. Additional hypothetical scenarios are also conducted on a sub-portfolio basis to assess the impact of any relevant idiosyncratic stress events as needed.
Counterparty Credit Risk and Issuer Country Exposure
Counterparty Credit Risk
Credit risk is the risk of loss due to adverse changes in a counterparty's credit worthiness or its ability or willingness to meet its financial obligations in accordance with the terms and conditions of a financial contract. We are exposed to credit risk as a trading counterparty to other broker-dealers and customers, as a direct lender and through extending loan commitments, as a holder of securities and as a member of exchanges and clearing organizations. Credit exposure exists across a wide-range of products, including cash and cash equivalents, loans, securities finance transactions and over-the-counter derivative contracts. The main sources of our credit risk are:

•
Loans and lending arising in connection with our investment banking and capital markets activities, which reflects our exposure at risk on a default event with no recovery of loans. Current exposure represents loans that have been drawn by the borrower and lending commitments that are outstanding. In addition, credit exposures on forward settling traded loans are included within our loans and lending exposures for consistency with the balance sheet categorization of these items. Loans and lending also arise in connection with our portion of a Secured Revolving Credit Facility that is with us and Massachusetts Mutual Life Insurance Company, to be funded equally, to support loan underwritings by Jefferies Finance. See Note 11 for additional information on this facility. In addition, Jefferies Group has loans outstanding to certain of its officers and employees (none of whom are executive officers or directors). See Note 26 for additional information on these employee loans.

•
Securities and margin financing transactions, which reflect our credit exposure arising from reverse repurchase agreements, repurchase agreements and securities lending agreements to the extent the fair value of the underlying collateral differs from the contractual agreement amount and from margin provided to customers.

•
Over-the-counter derivatives, which are reported net by counterparty when a legal right of setoff exists under an enforceable master netting agreement. Over-the-counter derivative exposure is based on a contract at fair value, net of cash collateral received or posted under credit support agreements. In addition, credit exposures on forward settling trades are included within our derivative credit exposures.

•	Cash and cash equivalents, which includes both interest-bearing and non-interest-bearing deposits at banks.

Credit is extended to counterparties in a controlled manner and in order to generate acceptable returns, whether such credit is granted directly or is incidental to a transaction. All extensions of credit are monitored and managed as a whole to limit exposure to loss related to credit risk. Credit risk is managed according to the Credit Risk Policy, which sets out the process for identifying counterparty credit risk, establishing counterparty limits, and managing and monitoring credit limits. The policy includes our approach for:

•	Client on-boarding and approving counterparty credit limits;

•	Negotiating, approving and monitoring credit terms in legal and master documentation;

•	Determining the analytical standards and risk parameters for ongoing management and monitoring credit risk books;

•	Actively managing daily exposure, exceptions and breaches; and

•	Monitoring daily margin call activity and counterparty performance.
Counterparty credit exposure limits are granted within our credit ratings framework, as detailed in the Credit Risk Policy. Jefferies Group's Credit Risk Department assesses counterparty credit risk and sets credit limits at the counterparty master agreement level. Limits must be approved by appropriate credit officers and initiated in our credit and trading systems before trading commences. All credit exposures are reviewed against approved limits on a daily basis.

Jefferies Group's Secured Revolving Credit Facility, which supports loan underwritings by Jefferies Finance, is governed under separate policies other than the Credit Risk Policy and is approved by Jefferies Group's Board of Directors. The loans outstanding to certain of Jefferies Group's officers and employees are extended pursuant to a review by its most senior management.

Current counterparty credit exposures are summarized in the tables below and provided by credit quality, region and industry. Credit exposures presented take netting and collateral into consideration by counterparty and master agreement. Collateral taken into consideration includes both collateral received as cash as well as collateral received in the form of securities or other arrangements. Current exposure is the loss that would be incurred on a particular set of positions in the event of default by the counterparty, assuming no recovery. Current exposure equals the fair value of the positions less collateral. Issuer risk is the credit risk arising from inventory positions (for example, corporate debt securities and secondary bank loans). Issuer risk is included in our country risk exposure tables below.
The amounts in the tables below are for amounts included in the Consolidated Statements of Financial Condition at November 30, 2019 and 2018 (in millions).

Counterparty Credit Exposure by Credit Rating
	Loans and Lending		Securities and Margin Finance		OTC Derivatives		Total		Cash and Cash Equivalents		Total with Cash and Cash Equivalents
	At		At		At		At		At		At
	November 30, 2019	November 30, 2018	November 30, 2019	November 30, 2018	November 30, 2019	November 30, 2018	November 30, 2019	November 30, 2018	November 30, 2019	November 30, 2018	November 30, 2019	November 30, 2018

AAA Range	$—	$—	$1.5	$3.2	$—	$—	$1.5	$3.2	$4,584.1	$2,981.2	$4,585.6	$2,984.4
AA Range	45.2	45.1	43.0	45.3	3.7	4.2	91.9	94.6	5.3	111.6	97.2	206.2
A Range	1.1	0.3	531.9	573.3	152.4	97.9	685.4	671.5	976.3	1,865.9	1,661.7	2,537.4
BBB Range	250.2	250.1	140.9	206.6	48.3	15.5	439.4	472.2	1.6	2.3	441.0	474.5
BB or Lower	15.0	—	6.6	5.5	154.1	15.7	175.7	21.2	—	107.5	175.7	128.7
Unrated	94.2	119.3	—	—	6.8	—	101.0	119.3	0.6	77.4	101.6	196.7
Total	$405.7	$414.8	$723.9	$833.9	$365.3	$133.3	$1,494.9	$1,382.0	$5,567.9	$5,145.9	$7,062.8	$6,527.9

Counterparty Credit Exposure by Region
	Loans and Lending		Securities and Margin Finance		OTC Derivatives		Total		Cash and Cash Equivalents		Total with Cash and Cash Equivalents
	At		At		At		At		At		At
	November 30, 2019	November 30, 2018	November 30, 2019	November 30, 2018	November 30, 2019	November 30, 2018	November 30, 2019	November 30, 2018	November 30, 2019	November 30, 2018	November 30, 2019	November 30, 2018

Asia/Latin America/ Other	$15.0	$—	$50.5	$30.2	$0.3	$0.1	$65.8	$30.3	$100.4	$304.0	$166.2	$334.3
Europe	—	0.3	324.1	427.0	101.1	27.3	425.2	454.6	74.1	170.8	499.3	625.4
North America	390.7	414.5	349.3	376.7	263.9	105.9	1,003.9	897.1	5,393.4	4,671.1	6,397.3	5,568.2
Total	$405.7	$414.8	$723.9	$833.9	$365.3	$133.3	$1,494.9	$1,382.0	$5,567.9	$5,145.9	$7,062.8	$6,527.9

Counterparty Credit Exposure by Industry
	Loans and Lending		Securities and Margin Finance		OTC Derivatives		Total		Cash and Cash Equivalents		Total with Cash and Cash Equivalents
	At		At		At		At		At		At
	November 30, 2019	November 30, 2018	November 30, 2019	November 30, 2018	November 30, 2019	November 30, 2018	November 30, 2019	November 30, 2018	November 30, 2019	November 30, 2018	November 30, 2019	November 30, 2018

Asset Managers	$—	$—	$1.7	$0.6	$—	$—	$1.7	$0.6	$4,584.1	$2,812.4	$4,585.8	$2,813.0
Banks, Broker-dealers	250.7	250.4	526.7	619.6	206.8	118.9	984.2	988.9	983.8	2,333.5	1,968.0	3,322.4
Corporates	81.3	92.9	—	—	154.4	7.2	235.7	100.1	—	—	235.7	100.1
Other	73.7	71.5	195.5	213.7	4.1	7.2	273.3	292.4	—	—	273.3	292.4
Total	$405.7	$414.8	$723.9	$833.9	$365.3	$133.3	$1,494.9	$1,382.0	$5,567.9	$5,145.9	$7,062.8	$6,527.9
For additional information regarding credit exposure to over-the-counter derivative contracts, see Note 6 in the consolidated financial statements.
Country Risk Exposure
Country risk is the risk that events or developments that occur in the general environment of a country or countries due to economic, political, social, regulatory, legal or other factors, will affect the ability of obligors of the country to honor their obligations. We define the country of risk as the country of jurisdiction or domicile of the obligor, and monitors country risk resulting from both trading positions and counterparty exposure.

The following tables reflect our top exposures to the sovereign governments, corporations and financial institutions in those non-U.S. countries in which we have a net long issuer and counterparty exposure, as reflected in the Consolidated Statements of Financial Condition at November 30, 2019 and 2018 (in millions):

	November 30, 2019
	Issuer Risk			Counterparty Risk				Issuer and Counterparty Risk
	Fair Value of Long Debt Securities	Fair Value of Short Debt Securities	Net Derivative Notional Exposure	Loans and Lending	Securities and Margin Finance	OTC Derivatives	Cash and Cash Equivalents	Excluding Cash and Cash Equivalents	Including Cash and Cash Equivalents

Netherlands	$946.0	$(329.7)	$(100.1)	$—	$42.6	$0.5	$—	$559.3	$559.3
United Kingdom	416.1	(199.9)	(124.4)	—	60.7	37.6	54.1	190.1	244.2
Italy	1,262.3	(1,192.4)	105.4	—	—	0.4	—	175.7	175.7
France	423.4	(296.2)	(93.1)	—	94.2	40.9	—	169.2	169.2
Canada	380.4	(362.2)	7.4	—	0.3	81.2	1.9	107.1	109.0
Spain	249.2	(137.3)	(25.7)	—	3.3	—	—	89.5	89.5
Japan	76.0	(171.6)	133.8	—	24.7	—	13.2	62.9	76.1
China	283.3	(236.9)	25.6	—	—	—	—	72.0	72.0
Mexico	112.0	(68.3)	13.0	—	—	—	—	56.7	56.7
Germany	238.2	(321.3)	19.3	—	88.3	14.4	13.6	38.9	52.5
Total	$4,386.9	$(3,315.8)	$(38.8)	$—	$314.1	$175.0	$82.8	$1,521.4	$1,604.2

	November 30, 2018
	Issuer Risk			Counterparty Risk				Issuer and Counterparty Risk
	Fair Value of Long Debt Securities	Fair Value of Short Debt Securities	Net Derivative Notional Exposure	Loans and Lending	Securities and Margin Finance	OTC Derivatives	Cash and Cash Equivalents	Excluding Cash and Cash Equivalents	Including Cash and Cash Equivalents

Finland	$279.8	$(6.7)	$—	$—	$—	$—	$1.0	$273.1	$274.1
Japan	97.7	(92.8)	8.0	—	11.3	—	136.9	24.2	161.1
Italy	1,778.1	(1,267.5)	(354.5)	—	0.2	0.1	—	156.4	156.4
United Kingdom	311.6	(168.2)	(30.3)	0.3	63.1	18.5	(56.4)	195.0	138.6
Belgium	65.4	(39.8)	2.8	—	—	—	107.3	28.4	135.7
Netherlands	317.4	(316.1)	70.4	—	39.5	—	—	111.2	111.2
Germany	175.4	(384.8)	129.4	—	89.7	1.3	93.3	11.0	104.3
Switzerland	100.5	(50.1)	5.7	—	37.7	2.7	3.8	96.5	100.3
Hong Kong	13.8	(39.7)	3.5	—	0.5	—	84.9	(21.9)	63.0
Singapore	21.1	(1.4)	1.0	—	0.1	—	31.2	20.8	52.0
Total	$3,160.8	$(2,367.1)	$(164.0)	$0.3	$242.1	$22.6	$402.0	$894.7	$1,296.7
We have no material exposure to countries where either sovereign or non-sovereign sectors pose potential default risk as the result of liquidity concerns.

Operational Risk

Operational risk refers to the risk of loss resulting from operations, including, but not limited to, improper or unauthorized execution and processing of transactions, deficiencies in operating systems, business disruptions and inadequacies or breaches in internal control processes. Our businesses are highly dependent on our ability to process, on a daily basis, a large number of transactions across numerous and diverse markets in many currencies. In addition, the transactions we process have become increasingly complex. If our financial, accounting or other data processing systems do not operate properly or are disabled or if there are other shortcomings or failures in its internal processes, people or systems, we could suffer an impairment to its liquidity, financial loss, a disruption of its businesses, liability to clients, regulatory intervention or reputational damage.

These systems may fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control, including a disruption of electrical or communications services or the inability to occupy one or more of its buildings. The inability of its systems to accommodate an increasing volume of transactions could also constrain its ability to expand its businesses.

We also face the risk of operational failure or termination of any of the clearing agents, exchanges, clearing houses or other financial intermediaries we use to facilitate our securities transactions. Any such failure or termination could adversely affect our ability to effect transactions and manage exposure to risk. In addition, despite the contingency plans we have in place, our ability to conduct business may be adversely impacted by a disruption in the infrastructure that supports our businesses and the communities in which they are located. This may include a disruption involving electrical, communications, transportation or other services used by us or third parties with which we conduct business.

Our operations rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. Although we take protective measures and endeavor to modify them as circumstances warrant, our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code, and other events that could have a security impact. If one or more of such events occur, this potentially could jeopardize our or our clients' or counterparties' confidential and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our, our clients', our counterparties' or third parties' operations. We may be required to expend significant additional resources to modify our protective measures or to investigate and remediate vulnerabilities or other exposures, and may be subject to litigation and financial losses that are either not insured against or not fully covered through any insurance maintained by us.

Our Operational Risk framework includes governance, collection of operational risk incidents, proactive operational risk management, and periodic review and analysis of business metrics to identify and recommend controls and process-related enhancements. Each revenue producing and support department is responsible for the management and reporting of operational risks and the implementation of the Operational Risk policy and processes within the department. Operational Risk policy, framework, infrastructure, methodology, processes, guidance and oversight of the operational risk processes are centralized and consistent firm wide and also subject to regional operational risk governance.

Model Risk

Model risk refers to the risk of losses resulting from decisions that are based on the output of models, due to errors or weaknesses in the design and development, implementation, or improper use of models. We use quantitative models primarily to value certain financial assets and liabilities and to monitor and manage our risk. Model risk is a function of the model materiality, frequency of use, complexity and uncertainty around inputs and assumptions used in a given model. Robust model risk management is a core part of our risk management approach and is overseen through our risk governance structure and risk management controls.

Legal and Compliance Risk

Legal and compliance risk includes the risk of noncompliance with applicable legal and regulatory requirements. We are subject to extensive regulation in the different jurisdictions in which we conduct our business. We have various procedures addressing issues such as regulatory capital requirements, sales and trading practices, use of and safekeeping of customer funds, credit granting, collection activities, anti-money laundering and record keeping. These risks also reflect the potential impact that changes in local and international laws and tax statutes have on the economics and viability of current or future transactions. In an effort to mitigate these risks, we continuously review new and pending regulations and legislation and participates in various industry interest groups. We also maintain an anonymous hotline for employees or others to report suspected inappropriate actions by us or by our employees or agents.

New Business Risk

New business risk refers to the risks of entering into a new line of business or offering a new product. By entering a new line of business or offering a new product, we may face risks that we are unaccustomed to dealing with and may increase the magnitude of the risks we currently face. The New Business Committee reviews proposals for new businesses and new products to determine if we are prepared to handle the additional or increased risks associated with entering into such activities.

Reputational Risk

We recognize that maintaining our reputation among clients, investors, regulators and the general public is an important aspect of minimizing legal and operational risks. Maintaining our reputation depends on a large number of factors, including the selection of our clients and the conduct of our business activities. We seek to maintain our reputation by screening potential clients and by conducting our business activities in accordance with high ethical standards. Our reputation and business activity can be affected by statements and actions of third parties, even false or misleading statements by them. We actively monitor public comment concerning us and are vigilant in seeking to assure accurate information and perception prevails.

Other Risk

We are also subject to interest rate risk on our long-term fixed interest rate debt. Generally, the fair market value of debt securities with a fixed interest rate will increase as interest rates fall, and the fair market value will decrease as interest rates rise. The following table represents principal cash flows by expected maturity dates and the related weighted-average interest rate on those maturities for our consolidated long-term debt obligations. For the variable rate borrowings, the weighted-average interest rates are based on the rates in effect at the reporting date. Our market risk with respect to foreign currency exposure on our long-term debt is also shown below. For additional information, see Note 14 to our consolidated financial statements.

	Expected Maturity Date
	2020	2021	2022	2023	2024	Thereafter	Total	Fair Value
	(Dollars in thousands)
Rate Sensitive Liabilities:
Fixed Interest Rate Borrowings	$276	$750,000	$28,000	$1,350,000	$127,000	$4,093,103	$6,348,379	$6,839,180
Weighted-Average Interest Rate	7.40%	6.88%	3.05%	5.49%	0.32%	5.19%
Variable Interest Rate Borrowings	$—	$338,671	$—	$104,000	$—	$—	$442,671	$441,759
Weighted-Average Interest Rate	—%	3.32%	—%	4.45%	—%	—%
Borrowings with Foreign Currency Exposure	$550,875	$—	$4,407	$—	$550,875	$434,090	$1,540,247	$1,504,183
Weighted-Average Interest Rate	2.38%	—%	2.25%	—%	1.00%	2.91%

Item 8.	Financial Statements and Supplementary Data.
Financial Statements and supplementary data required by this Item 8 are set forth at the pages indicated in Item 15(a) below.
PART IV

Item 15.	Exhibits and Financial Statement Schedules.

(a)(1)	Financial Statements.

Reports of Independent Registered Public Accounting Firm	F-1
Financial Statements:
Consolidated Statements of Financial Condition at November 30, 2019 and 2018	F-4
Consolidated Statements of Operations for the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017	F-5
Consolidated Statements of Comprehensive Income (Loss) for the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017	F-7
Consolidated Statements of Cash Flows for the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017	F-8
Consolidated Statements of Changes in Equity for the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017	F-10
Notes to Consolidated Financial Statements	F-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Jefferies Financial Group Inc.:
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of financial condition of Jefferies Financial Group Inc. and subsidiaries (the "Company") as of November 30, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), cash flows and changes in equity, for the year ended November 30, 2019, eleven months ended November 30, 2018 and the twelve months ended December 31, 2017 and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of November 30, 2019 and 2018, and the results of its operations and its cash flows for the year ended November 30, 2019, eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of November 30, 2019 based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated January 29, 2020, expressed an unqualified opinion on the Company's internal control over financial reporting.
Emphasis of Matter
As discussed in Note 1 and Note 3 to the financial statements, the Company changed its fiscal year end from December 31 to November 30 in 2018.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Valuation of Certain Level 2 and Level 3 Financial Assets and Liabilities - Refer to Note 5 to the financial statements
Critical Audit Matter Description
The Company estimates fair value for certain financial assets and liabilities utilizing models and unobservable inputs. Unlike the fair value of other assets and liabilities which are readily observable and therefore more easily independently corroborated, these financial assets and liabilities are not actively traded, and fair value is determined based on significant judgments regarding models, unobservable inputs and valuation methodologies. Such assets and liabilities can be classified as Level 2 or Level 3.
We identified the valuation of certain Level 2 and Level 3 financial assets and liabilities as a critical audit matter because of the unobservable inputs, complexity of models and methodologies used by management and third-party specialists to estimate fair value. The valuations involve a high degree of auditor judgment and an increased extent of effort, including the need to involve our fair value specialist who possess significant quantitative and modeling experience, to audit and evaluate the appropriateness of the models and inputs.
How the Critical Audit Matter was Addressed in the Audit
Our audit procedures for certain Level 2 and Level 3 financial assets and liabilities included the following procedures, among others:

•	We tested the operating effectiveness of the Company’s valuation controls, including the:

◦	Independent price verification controls.

◦	Third-party specialist valuation model review control, which includes examination of assumptions utilized as well as completeness and accuracy of underlying data.

◦	Pricing model controls which are designed to review a model’s theoretical soundness and its appropriateness.

•	With the assistance of our fair value specialist, we evaluated the reasonableness of management’s valuation methodology and estimates and:

◦	We developed valuation estimates, using externally sourced inputs and models, and compared to management’s recorded value and investigated differences.

◦	We compared management’s assumptions utilized within management’s models to external sources.

•	We evaluated management’s ability to estimate fair value by comparing management’s valuation estimates to subsequent transactions, when available.

/s/ Deloitte & Touche LLP

New York, New York
January 29, 2020, except with respect to the effects of the change in reportable segments in Notes 1, 12, 19, and 28, as to which the date is June 3, 2020

We have served as the Company's auditor since 2017.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Jefferies Financial Group Inc.:
Opinion on Internal Control over Financial Reporting
We have audited the internal control over financial reporting of Jefferies Financial Group Inc. and subsidiaries (the “Company”) as of November 30, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of November 30, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by COSO.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated financial statements as of and for the year ended November 30, 2019, of the Company and our report dated January 29, 2020 (June 3, 2020 as to Notes 1, 12, 19, and 28), expressed an unqualified opinion on those financial statements and included an emphasis-of-matter paragraph regarding the Company changing its fiscal year end from December 31 to November 30 in 2018.
Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control Over Financial Reporting (not included herein). Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Deloitte & Touche LLP

New York, New York
January 29, 2020

Jefferies Financial Group Inc. and Subsidiaries
Consolidated Statements of Financial Condition
November 30, 2019 and 2018
(Dollars in thousands, except par value)

	November 30,
	2019	2018
ASSETS
Cash and cash equivalents	$7,678,821	$5,258,809
Cash and securities segregated and on deposit for regulatory purposes or deposited with clearing and depository organizations	796,797	707,960
Financial instruments owned, at fair value (includes securities pledged of $12,058,522 and $13,059,802):
Trading assets	16,895,741	17,463,256
Available for sale securities	—	1,409,886
Total financial instruments owned	16,895,741	18,873,142
Loans to and investments in associated companies	1,652,957	2,417,332
Securities borrowed	7,624,642	6,538,212
Securities purchased under agreements to resell	4,299,598	2,785,758
Securities received as collateral	9,500	—
Receivables	5,744,106	6,287,401
Intangible assets, net and goodwill	1,922,934	1,890,131
Deferred tax asset, net	462,468	512,789
Other assets	2,372,670	1,859,561
Total assets (1)	$49,460,234	$47,131,095

LIABILITIES
Short-term borrowings	$548,490	$387,492
Trading liabilities, at fair value	10,532,460	9,478,946
Securities loaned	1,525,140	1,838,688
Securities sold under agreements to repurchase	7,504,670	8,643,069
Other secured financings	3,070,611	1,534,271
Obligation to return securities received as collateral	9,500	—
Payables, expense accruals and other liabilities	8,179,013	7,407,030
Long-term debt	8,337,061	7,617,563
Total liabilities (1)	39,706,945	36,907,059

Commitments and contingencies

MEZZANINE EQUITY
Redeemable noncontrolling interests	26,605	19,779
Mandatorily redeemable convertible preferred shares	125,000	125,000

EQUITY
Common shares, par value $1 per share, authorized 600,000,000 shares; 291,644,153 and 307,515,472 shares issued and outstanding, after deducting 24,818,459 and 109,460,774 shares held in treasury	291,644	307,515
Additional paid-in capital	3,627,711	3,854,847
Accumulated other comprehensive income (loss)	(273,039)	288,286
Retained earnings	5,933,389	5,610,218
Total Jefferies Financial Group Inc. shareholders' equity	9,579,705	10,060,866
Noncontrolling interests	21,979	18,391
Total equity	9,601,684	10,079,257

Total	$49,460,234	$47,131,095
(1) Total assets include assets related to variable interest entities of $645.8 million and $704.4 million at November 30, 2019 and 2018, respectively, and Total liabilities include liabilities related to variable interest entities of $3,071.1 million and $1,535.8 million at November 30, 2019 and 2018, respectively. See Note 10 for additional information related to variable interest entities.
The accompanying notes are an integral part of these financial statements.

Jefferies Financial Group Inc. and Subsidiaries
Consolidated Statements of Operations
For the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017
(In thousands, except per share amounts)

	Twelve Months Ended November 30, 2019	Eleven Months Ended November 30, 2018	Twelve Months Ended December 31, 2017
Revenues:
Commissions and other fees	$675,772	$662,546	$617,020
Principal transactions	559,300	232,224	923,418
Investment banking	1,526,992	1,904,870	1,764,285
Interest income	1,603,940	1,294,325	993,198
Manufacturing revenues	324,659	357,427	326,197
Other	667,993	558,336	424,788
Total revenues	5,358,656	5,009,728	5,048,906
Interest expense of Jefferies Group	1,465,680	1,245,694	971,461
Net revenues	3,892,976	3,764,034	4,077,445

Expenses:
Compensation and benefits	1,824,891	1,862,782	1,950,935
Cost of sales	319,641	307,071	280,952
Floor brokerage and clearing fees	223,140	184,210	174,506
Interest expense	87,177	89,249	101,202
Depreciation and amortization	152,871	120,317	110,395
Selling, general and other expenses	1,009,643	961,328	778,052
Total expenses	3,617,363	3,524,957	3,396,042
Income from continuing operations before income taxes and income (loss) related to associated companies	275,613	239,077	681,403
Income (loss) related to associated companies	202,995	57,023	(74,901)
Income from continuing operations before income taxes	478,608	296,100	606,502
Income tax provision (benefit)	(483,955)	19,008	642,286
Income (loss) from continuing operations	962,563	277,092	(35,784)
Income from discontinued operations, net of income tax provision of $0, $47,045 and $118,681	—	130,063	288,631
Gain on disposal of discontinued operations, net of income tax provision of $0, $229,553 and $0	—	643,921	—
Net income	962,563	1,051,076	252,847
Net loss attributable to the noncontrolling interests	1,847	12,975	3,455
Net (income) loss attributable to the redeemable noncontrolling interests	286	(37,263)	(84,576)
Preferred stock dividends	(5,103)	(4,470)	(4,375)
Net income attributable to Jefferies Financial Group Inc. common shareholders	$959,593	$1,022,318	$167,351
(continued)

The accompanying notes are an integral part of these financial statements.

Jefferies Financial Group Inc. and Subsidiaries
Consolidated Statements of Operations, continued
For the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017
(In thousands, except per share amounts)

	Twelve Months Ended November 30, 2019	Eleven Months Ended November 30, 2018	Twelve Months Ended December 31, 2017
Basic earnings (loss) per common share attributable to Jefferies Financial Group Inc. common shareholders:
Income (loss) from continuing operations	$3.07	$0.82	$(0.10)
Income from discontinued operations	—	0.27	0.55
Gain on disposal of discontinued operations	—	1.84	—
Net income	$3.07	$2.93	$0.45

Diluted earnings (loss) per common share attributable to Jefferies Financial Group Inc. common shareholders:
Income (loss) from continuing operations	$3.03	$0.81	$(0.10)
Income from discontinued operations	—	0.26	0.55
Gain on disposal of discontinued operations	—	1.83	—
Net income	$3.03	$2.90	$0.45

Amounts attributable to Jefferies Financial Group Inc. common shareholders:
Income (loss) from continuing operations, net of taxes	$959,593	$285,475	$(36,003)
Income from discontinued operations, net of taxes	—	92,922	203,354
Gain on disposal of discontinued operations, net of taxes	—	643,921	—
Net income	$959,593	$1,022,318	$167,351

The accompanying notes are an integral part of these financial statements.

Jefferies Financial Group Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income (Loss)
For the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017
(In thousands)

	Twelve Months Ended November 30, 2019	Eleven Months Ended November 30, 2018	Twelve Months Ended December 31, 2017

Net income	$962,563	$1,051,076	$252,847
Other comprehensive income (loss):
Net unrealized holding gains (losses) on investments arising during the period, net of income tax provision (benefit) of $165, $(551) and $3,450	487	(1,560)	5,923
Less: reclassification adjustment for net (gains) losses included in net income, net of income tax provision (benefit) of $(545,054), $37 and $124	(543,178)	(109)	(212)
Net change in unrealized holding gains (losses) on investments, net of income tax provision (benefit) of $545,219, $(588) and $3,326	(542,691)	(1,669)	5,711

Net unrealized foreign exchange gains (losses) arising during the period, net of income tax provision (benefit) of $1,146, $(11,089) and $14,616	544	(71,543)	78,493
Less: reclassification adjustment for foreign exchange (gains) losses included in net income, net of income tax provision (benefit) of $(52), $(16) and $1,086	149	(20,459)	5,310
Net change in unrealized foreign exchange gains (losses), net of income tax provision (benefit) of $1,198, $(11,073) and $13,530	693	(92,002)	83,803

Net unrealized gains (losses) on instrument specific credit risk arising during the period, net of income tax provision (benefit) of $(4,653), $9,289 and $(13,215)	(13,588)	29,620	(21,394)
Less: reclassification adjustment for instrument specific credit risk (gains) losses included in net income, net of income tax provision (benefit) of $(144), $311 and $0	427	(916)	—
Net change in unrealized instrument specific credit risk gains (losses), net of income tax provision (benefit) of $(4,509), $8,978 and $(13,215)	(13,161)	28,704	(21,394)

Net unrealized gains (losses) on cash flow hedges arising during the period, net of income tax provision (benefit) of $0, $552 and $(593)	—	1,608	(936)
Less: reclassification adjustment for cash flow hedges (gains) losses included in net income, net of income tax provision (benefit) of $161, $0 and $0	(470)	—	—
Net change in unrealized cash flow hedges gains (losses), net of income tax provision (benefit) of $(161), $552 and $(593)	(470)	1,608	(936)

Net pension gains (losses) arising during the period, net of income tax provision (benefit) of $(2,473), $(297) and $2,018	(7,103)	(844)	3,526
Less: reclassification adjustment for pension (gains) losses included in net income, net of income tax provision (benefit) of $(490), $(697) and $(2,042)	1,407	7,349	517
Net change in pension liability benefits, net of income tax provision (benefit) of $(1,983), $400 and $4,060	(5,696)	6,505	4,043

Other comprehensive income (loss), net of income taxes	(561,325)	(56,854)	71,227

Comprehensive income	401,238	994,222	324,074
Comprehensive loss attributable to the noncontrolling interests	1,847	12,975	3,455
Comprehensive (income) loss attributable to the redeemable noncontrolling interests	286	(37,263)	(84,576)
Preferred stock dividends	(5,103)	(4,470)	(4,375)

Comprehensive income attributable to Jefferies Financial Group Inc. common shareholders	$398,268	$965,464	$238,578
The accompanying notes are an integral part of these financial statements.

Jefferies Financial Group Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017
(In thousands)

	Twelve Months Ended November 30, 2019	Eleven Months Ended November 30, 2018	Twelve Months Ended December 31, 2017
Net cash flows from operating activities:
Net income	$962,563	$1,051,076	$252,847
Adjustments to reconcile net income to net cash provided by (used for) operations:
Pre-tax income from discontinued operations, including gain on disposal	—	(1,050,582)	(407,312)
Deferred income tax provision	6,391	236,406	712,055
Recognition of accumulated other comprehensive income lodged taxes	(544,583)	—	—
Depreciation and amortization of real estate, property, equipment and leasehold improvements	139,708	105,156	92,918
Other amortization	(9,942)	(37,749)	(28,159)
Share-based compensation	49,848	48,249	48,384
Provision for doubtful accounts	29,800	35,223	36,452
Income related to associated companies	(288,164)	(130,685)	(34,494)
Distributions from associated companies	467,157	162,988	143,286
Net (gains) losses related to property and equipment, and other assets	(42,214)	32,461	32,814
Gain on sale of subsidiaries and associated companies	(210,278)	(221,712)	(179,605)
Net change in:
Securities deposited with clearing and depository organizations	(169)	64,911	163
Trading assets	218,419	(1,451,472)	(648,703)
Securities borrowed	(1,103,708)	1,137,134	50,660
Securities purchased under agreements to resell	(1,523,222)	807,619	234,740
Receivables from brokers, dealers and clearing organizations	211,198	(602,950)	(555,109)
Receivables from customers of securities operations	524,656	(465,960)	(732,344)
Other receivables	(2,283)	30,864	(216,189)
Other assets	15,705	33,484	(8,102)
Trading liabilities	1,051,598	1,142,878	(25,765)
Securities loaned	(301,727)	(964,137)	381
Securities sold under agreements to repurchase	(1,122,982)	36,956	1,838,793
Payables to brokers, dealers and clearing organizations	111,757	250,603	(1,079,516)
Payables to customers of securities operations	631,854	512,760	366,721
Trade payables, expense accruals and other liabilities	(160,784)	(112,488)	365,385
Other	61,565	(124,580)	(25,838)
Net cash provided by (used for) operating activities - continuing operations	(827,837)	526,453	234,463
Net cash provided by operating activities - discontinued operations	—	164,650	553,831
Net cash provided by (used for) operating activities	(827,837)	691,103	788,294
Net cash flows from investing activities:
Acquisitions of property, equipment and leasehold improvements, and other assets	(232,229)	(325,666)	(123,027)
Proceeds from disposals of property and equipment, and other assets	11,302	14,052	28,042
Proceeds from sale of subsidiaries, net of expenses and cash of operations sold	(546)	100,000	289,767
Proceeds from sale of associated companies	790,612	379,074	173,105
Acquisitions, net of cash acquired	100,723	—	—
Advances on notes, loans and other receivables	(570,659)	(351,831)	(49,325)
Collections on notes, loans and other receivables	323,215	216,426	272,439
Loans to and investments in associated companies	(267,263)	(1,956,983)	(3,305,791)
Capital distributions and loan repayment from associated companies	110,656	1,973,739	3,106,423
Deconsolidation of subsidiary entities	—	—	(21,129)
Purchases of investments (other than short-term)	(2,995)	(3,423,191)	(1,146,595)
Proceeds from maturities of investments	531,104	1,084,277	344,223
Proceeds from sales of investments	913,175	1,571,507	443,300
Other	—	130	1,339
Net cash provided by (used for) investing activities - continuing operations	1,707,095	(718,466)	12,771
Net cash provided by (used for) investing activities - discontinued operations	—	860,909	(67,405)
Net cash provided by (used for) investing activities	1,707,095	142,443	(54,634)
(continued)
The accompanying notes are an integral part of these financial statements.

Jefferies Financial Group Inc. and Subsidiaries
Consolidated Statements of Cash Flows, continued
For the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017
(In thousands)

	Twelve Months Ended November 30, 2019	Eleven Months Ended November 30, 2018	Twelve Months Ended December 31, 2017
Net cash flows from financing activities:
Issuance of debt, net of issuance costs	$3,275,800	$2,754,665	$1,620,691
Other changes in short-term borrowings, net	—	—	23,324
Repayment of debt	(2,588,791)	(2,678,323)	(848,350)
Net change in other secured financings	1,533,696	503,043	1,248
Net change in bank overdrafts	26,568	10,290	(5,650)
Issuance of common shares	1,112	3,611	1,501
Net contributions from (distributions to) redeemable noncontrolling interests	(782)	455	(185)
Distributions to noncontrolling interests	(5,293)	(7,408)	(12,031)
Contributions from noncontrolling interests	6,829	113	40,072
Purchase of common shares for treasury	(509,914)	(1,130,854)	(100,477)
Dividends paid	(149,647)	(151,758)	(117,407)
Other	—	1	(1)
Net cash provided by (used for) financing activities - continuing operations	1,589,578	(696,165)	602,735
Net cash provided by (used for) financing activities - discontinued operations	—	120,322	(167,934)
Net cash provided by (used for) financing activities	1,589,578	(575,843)	434,801

Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(1,063)	(19,546)	12,067

Change in cash classified as assets held for sale	—	—	(3,136)

Net increase in cash, cash equivalents and restricted cash	2,467,773	238,157	1,177,392

Cash, cash equivalents and restricted cash at beginning of period	6,012,662	5,774,505	4,597,113

Cash, cash equivalents and restricted cash at end of period	$8,480,435	$6,012,662	$5,774,505
The following presents our cash, cash equivalents and restricted cash by category within the Consolidated Statements of Financial Condition to the total of the same amounts in the Consolidated Statements of Cash Flows above (in thousands):

	November 30, 2019	November 30, 2018	December 31, 2017

Cash and cash equivalents	$7,678,821	$5,258,809	$5,275,480
Cash and securities segregated and on deposit for regulatory purposes or deposited with clearing and depository organizations	761,809	673,141	478,284
Other assets	39,805	80,712	20,741
Total cash, cash equivalents and restricted cash	$8,480,435	$6,012,662	$5,774,505

The accompanying notes are an integral part of these financial statements.

Jefferies Financial Group Inc. and Subsidiaries
Consolidated Statements of Changes in Equity
For the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017
(In thousands, except par value and per share amounts)

	Jefferies Financial Group Inc. Common Shareholders
	Common Shares $1 Par Value	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Subtotal	Non-controlling Interests	Total

Balance, January 1, 2017	$359,425	$4,812,587	$310,697	$4,645,391	$10,128,100	$175,549	$10,303,649
Net income				167,351	167,351	(3,455)	163,896
Other comprehensive income, net of taxes			71,227		71,227		71,227
Reclassification of tax effects from accumulated other comprehensive income			(9,200)	9,200	—		—
Contributions from noncontrolling interests					—	40,072	40,072
Distributions to noncontrolling interests					—	(12,031)	(12,031)
Deconsolidation of real estate entity					—	(167,163)	(167,163)
Share-based compensation expense		48,384			48,384		48,384
Change in fair value of redeemable noncontrolling interests		(94,937)			(94,937)		(94,937)
Purchase of common shares for treasury	(4,024)	(96,453)			(100,477)		(100,477)
Dividends ($0.325 per common share)				(120,974)	(120,974)		(120,974)
Other	826	6,457			7,283	50	7,333

Balance, December 31, 2017	356,227	4,676,038	372,724	4,700,968	10,105,957	33,022	10,138,979
Cumulative effect of the adoption of accounting standards			(27,584)	45,396	17,812		17,812
Balance, January 1, 2018, as adjusted	356,227	4,676,038	345,140	4,746,364	10,123,769	33,022	10,156,791
Net income				1,022,318	1,022,318	(12,975)	1,009,343
Other comprehensive loss, net of taxes			(56,854)		(56,854)		(56,854)
Reversal of cumulative National Beef redeemable noncontrolling interests fair value adjustments prior to deconsolidation		237,669			237,669		237,669
Contributions from noncontrolling interests					—	113	113
Distributions to noncontrolling interests					—	(7,408)	(7,408)
Consolidation of asset management entity					—	8,316	8,316
Change in interest in consolidated subsidiary		2,677			2,677	(2,677)	—
Share-based compensation expense		48,249			48,249		48,249
Change in fair value of redeemable noncontrolling interests		(26,551)			(26,551)		(26,551)
Exercise of options to purchase common shares	109	2,376			2,485		2,485
Purchase of common shares for treasury	(50,223)	(1,098,199)			(1,148,422)		(1,148,422)
Dividends ($0.45 per common share)				(158,464)	(158,464)		(158,464)
Other	1,402	12,588			13,990	—	13,990

Balance, November 30, 2018	307,515	3,854,847	288,286	5,610,218	10,060,866	18,391	10,079,257
Net income				959,593	959,593	(1,847)	957,746
Other comprehensive loss, net of taxes			(561,325)		(561,325)		(561,325)
Contributions from noncontrolling interests					—	6,829	6,829
Distributions to noncontrolling interests					—	(5,293)	(5,293)
Issuance of shares for HomeFed acquisition	9,295	168,585			177,880	3,900	181,780
Share-based compensation expense		49,848			49,848		49,848
Change in fair value of redeemable noncontrolling interests		(1,213)			(1,213)		(1,213)
Purchase of common shares for treasury	(26,125)	(483,845)			(509,970)		(509,970)
Dividends ($0.50 per common share)				(158,302)	(158,302)		(158,302)
Dividend of Spectrum Brands common shares		27,026		(478,120)	(451,094)		(451,094)
Other	959	12,463			13,422	(1)	13,421

Balance, November 30, 2019	$291,644	$3,627,711	$(273,039)	$5,933,389	$9,579,705	$21,979	$9,601,684

The accompanying notes are an integral part of these financial statements.

Jefferies Financial Group Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 1.  Nature of Operations
Jefferies Financial Group Inc. ("Jefferies," "we," "our" or the "Company") is a diversified financial services company engaged in investment banking and capital markets, asset management and direct investing. Jefferies Group LLC ("Jefferies Group"), our largest subsidiary, is the largest independent full-service global investment banking firm headquartered in the U.S.
In the fourth quarter of 2018, we changed our fiscal year end from a calendar year basis to a fiscal year ending on November 30, consistent with the fiscal year of Jefferies Group. Our 2018 fiscal year consists of the eleven month transition period beginning January 1, 2018 through November 30, 2018. Financial statements for 2017 continue to be presented on the basis of our previous calendar year end.

In March 2013, Jefferies Group became an indirect wholly-owned subsidiary of Jefferies, yet retains a separate credit rating and continues to be a separate U.S. Securities and Exchange Commission ("SEC") reporting company. Jefferies Group has a November 30 year end. Prior to the fourth quarter of 2018, because our fiscal year end was December 31, we reflected Jefferies Group in our consolidated financial statements utilizing a one month lag. In connection with our change in fiscal year end to November 30, we eliminated the one month lag utilized to reflect Jefferies Group results beginning with the fourth quarter of 2018. Therefore, our results for the eleven months ended November 30, 2018, include twelve month results for Jefferies Group and eleven months for the remainder of our results.

Jefferies Group operates in two business segments: Investment Banking and Capital Markets, and Asset Management. Investment Banking and Capital Markets includes investment banking, capital markets and other related services. Investment banking provides underwriting and financial advisory services to clients across most industry sectors in the Americas, Europe and Asia. Capital markets businesses operate across the spectrum of equities, fixed income and foreign exchange products. Related services include, among other things, prime brokerage and equity finance, research and strategy, corporate lending and real estate finance. Asset Management provides investment management services to investors in the U.S. and overseas and invests capital in hedge funds, separately managed accounts and third-party asset managers.
Through Jefferies Group, we own 50% of Jefferies Finance LLC ("Jefferies Finance"), Jefferies Group's joint venture with Massachusetts Mutual Life Insurance Company. Jefferies Finance is a commercial finance company whose primary focus is the origination and syndication of senior secured debt of middle market and growth companies in the form of term and revolving loans. Through Jefferies Group, we also have an interest in Berkadia Commercial Mortgage Holding LLC ("Berkadia"), Jefferies Group's 50-50 equity method joint venture with Berkshire Hathaway Inc. Berkadia is a U.S. commercial real estate finance company providing capital solutions, investment sales advisory and mortgage servicing for multifamily and commercial properties.
Our Asset Management segment includes both the operations of Leucadia Asset Management ("LAM") as well as the asset management operations within Jefferies Group. Within Asset Management, we manage, invest in and provide services to a diverse group of alternative asset management platforms across a spectrum of investment strategies and asset classes. Asset Management offers institutional clients an innovative range of investment strategies through its affiliated managers.

Merchant Banking is where we own a diverse portfolio of businesses and investments that have the potential for significant value appreciation. Our current Merchant Banking businesses and investments include Linkem (fixed wireless broadband services in Italy); Vitesse Energy, LLC ("Vitesse Energy Finance") and JETX Energy, LLC ("JETX Energy") (oil and gas production and development); real estate, primarily including HomeFed LLC ("HomeFed"), formerly HomeFed Corporation; Idaho Timber (manufacturing); FXCM Group, LLC ("FXCM") (provider of online foreign exchange trading services); and The We Company, formerly known as WeWork, (global network of workspaces). Our Merchant Banking businesses and investments also included National Beef Packing Company, LLC ("National Beef") (beef processing), prior to its sale in November 2019; Spectrum Brands Holdings, Inc. ("Spectrum Brands") (consumer products), prior to its distribution to shareholders in October 2019; Berkadia (commercial mortgage banking, investment sales and servicing), prior to its transfer to Jefferies Group in the fourth quarter of 2018; and Garcadia (automobile dealerships), prior to its sale in August 2018. The structure of each of our investments was tailored to the unique opportunity each transaction presented. Our investments may be reflected in our consolidated results as consolidated subsidiaries, equity investments, securities or in other ways, depending on the structure of our specific holdings.

On June 5, 2018, we completed the sale of 48% of National Beef to Marfrig Global Foods S.A. ("Marfrig"), reducing our then ownership in National Beef from 79% to 31%. As of the closing of the sale on June 5, 2018, we deconsolidated our investment in National Beef and accounted for our remaining 31% interest in National Beef under the equity method of accounting. We classified the results of National Beef prior to June 5, 2018 as discontinued operations in the Consolidated Statements of Operations.

See Note 27 for more information. On November 29, 2019, we sold our remaining 31% equity interest in National Beef to Marfrig and other shareholders and received a total of $970.0 million in cash, including $790.6 million of proceeds and $179.4 million from final distributions from National Beef around the time of the sale. The pre-tax gain recognized as a result of this transaction, $205.0 million for the twelve months ended November 30, 2019, is classified as Other revenue. As of November 30, 2019, we no longer hold an equity interest in National Beef.

Prior to October 11, 2019, we owned approximately 15% of Spectrum Brands, a publicly traded global consumer products company on the NYSE (NYSE: SPB), and we reflected this investment at fair value based on quoted market prices. In September 2019, our Board of Directors approved a distribution to stockholders of these Spectrum Brands shares. We distributed 7,514,477 Spectrum Brands shares through a special pro rata dividend effective on October 11, 2019 to stockholders of record as of the close of business on September 30, 2019.

We own approximately 42% of the common shares of Linkem, as well as convertible preferred shares which, if converted, would increase our ownership to approximately 54% of Linkem's common equity at November 30, 2019. Linkem provides residential broadband services in Italy using LTE technologies deployed over the 3.5 GHz spectrum band. Linkem is accounted for under the equity method.

Vitesse Energy Finance is our 97% owned consolidated subsidiary that acquires and invests in non-operated working interests and royalties predominantly in the Bakken Shale oil field in North Dakota. JETX Energy is our 98% owned consolidated subsidiary that currently has non-operated working interests and acreage in east Texas.
We invested $9.0 million in 2013 in The We Company, which creates collaborative office communities, and have received $31.0 million in cash to date. We own less than 1% of The We Company. Our interest in The We Company is reflected in Trading assets in our financial statements at fair value.
Through June 30, 2019, we owned approximately 70% equity interest in HomeFed, which owns and develops residential and mixed use real estate properties. We accounted for our interest under the equity method. On July 1, 2019, we completed a merger with HomeFed by which we acquired the remaining common stock of HomeFed. From July 1, 2019, the results of HomeFed are reflected on a consolidated basis. In connection with the merger, HomeFed stockholders received two shares of our common stock for each share of HomeFed common stock. A total of 9.3 million shares were issued, which were valued at $178.8 million at closing based on the market price of our common shares. As an offset to these issued shares, our Board of Directors authorized the repurchase of an additional 9.25 million shares in the open market.
The HomeFed acquisition was accounted for as a business combination. The fair value of the shares issued to acquire the remaining common shares of HomeFed implied an aggregate fair value of $596.4 million for 100% of HomeFed's equity balance. In accordance with purchase accounting, we allocated the $596.4 million fair value for 100% of HomeFed to its assets, liabilities and noncontrolling interests. We recorded $101.7 million of cash, $413.2 million of real estate, $198.3 million of investments in associated companies, $37.4 million of deferred tax assets, $15.3 million of goodwill and intangibles, $6.6 million of other assets, $125.5 million of long-term debt, $46.7 million of payables, expense accruals and other liabilities and $3.9 million of noncontrolling interests. In addition, associated with the acquisition, we also recorded $32.4 million of goodwill generated by the establishment of $32.4 million of deferred tax liabilities related to allocated value exceeding the tax basis of some of the HomeFed net assets. The estimated weighted average useful lives for the amortizable intangibles were 4 years at time of acquisition. Our allocation of the acquisition price is based on our estimate of fair value for each of the acquired assets and liabilities, which were developed primarily utilizing discounted cash flow models. In connection with the acquisition of the remaining interest of HomeFed, we recognized a $72.1 million non-cash pre-tax gain in Other revenues on the revaluation of our 70% interest in HomeFed to fair value. The fair value of our 70% interest in HomeFed was based on the implied $596.4 million equity value for 100% of HomeFed.
Idaho Timber is our consolidated subsidiary engaged in the manufacture and distribution of various wood products.

Our investment in FXCM and associated companies consist of a senior secured term loan due February 15, 2021, ($71.6 million principal outstanding at November 30, 2019); a 50% voting interest in FXCM and rights to a majority of all distributions in respect of the equity of FXCM.

Garcadia was an equity method joint venture that owned and operated automobile dealerships. During the third quarter of 2018, we sold our equity interests in Garcadia and our associated real estate to our former partners, the Garff family, for $417.2 million in cash. The pre-tax gain recognized as a result of this transaction, $221.7 million during the third quarter of 2018, is classified as Other revenue.

Note 2.  Significant Accounting Policies
The preparation of these financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP") requires us to make estimates and assumptions that affect the reported amounts in the financial statements and disclosures of contingent assets and liabilities. On an on-going basis, we evaluate all of these estimates and assumptions. The most important of these estimates and assumptions relate to fair value measurements, compensation and benefits, asset impairment, the ability to realize deferred tax assets, the recognition and measurement of uncertain tax positions and contingencies. Although these and other estimates and assumptions are based on the best available information, actual results could be different from these estimates.
Consolidation
Our policy is to consolidate all entities in which we can vote a majority of the outstanding voting stock. In addition, we consolidate entities which meet the definition of a variable interest entity for which we are the primary beneficiary. The primary beneficiary is the party who has the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance and who has an obligation to absorb losses of the entity or a right to receive benefits from the entity that could potentially be significant to the entity. We consider special allocations of cash flows and preferences, if any, to determine amounts allocable to noncontrolling interests. All intercompany transactions and balances are eliminated in consolidation.
In situations where we have significant influence, but not control, of an entity that does not qualify as a variable interest entity, we apply either the equity method of accounting or fair value accounting pursuant to the fair value option election under GAAP.  We have also formed nonconsolidated investment vehicles with third-party investors that are typically organized as partnerships or limited liability companies. Our subsidiaries may act as general partner or managing member for these investment vehicles and have generally provided the third-party investors with termination or "kick-out" rights.
Reclassification to the Consolidated Statements of Operations

We have reclassified the presentation of certain other fees, primarily related to prime brokerage services offered to clients. These fees were previously presented as Other revenues in the Consolidated Statements of Operations and are now presented within Commissions and other fees. Previously reported results are presented on a comparable basis. This change had the impact of increasing Commissions and other fees and reducing Other revenues by $28.3 million and $23.8 million for the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, respectively. There is no impact on Total revenues as a result of this change in presentation.

Revenue Recognition Policies
We adopted the Financial Accounting Standards Board ("FASB") revenue recognition standard on January 1, 2018. Revenue recognition policies under the standard are applied prospectively in our financial statements from January 1, 2018 forward. Reported financial information for the historical comparable periods was not revised and continues to be reported under the accounting standards in effect during the historical periods. For investment banking revenues and asset management fees, we separately state the accounting policies applicable in the presented eleven and twelve month periods. There were no material changes in our other revenue recognition policies as a result of the standard.
Investment Banking Activities
Commissions and Other Fees.  All customer securities transactions are reported in the Consolidated Statements of Financial Condition on a settlement date basis with related income reported on a trade-date basis. We permit institutional customers to allocate a portion of their gross commissions to pay for research products and other services provided by third parties. The amounts allocated for those purposes are commonly referred to as soft dollar arrangements. These arrangements are accounted for on an accrual basis and, as we are acting as an agent in these arrangements, netted against commission revenues in the Consolidated Statements of Operations. In addition, we earn asset-based fees associated with the management and supervision of assets, account services and administration related to customer accounts.
Principal Transactions.  Trading assets and trading liabilities (all of which are recorded on a trade-date basis) are carried at fair value with gains and losses reflected in Principal transactions revenues in the Consolidated Statements of Operations, except for derivatives accounted for as hedges (see Hedge Accounting section, herein and Note 6). Fees received on loans carried at fair value are also recorded in Principal transactions revenues.

Investment Banking - Twelve Months Ended November 30, 2019 and Eleven Months Ended November 30, 2018.  Advisory fees from mergers and acquisitions engagements are recognized at a point in time when the related transaction is completed. Advisory fees from restructuring engagements are recognized over time using a time elapsed measure of progress. Expenses associated with investment banking advisory engagements are deferred only to the extent they are explicitly reimbursable by the client and the related revenue is recognized at a point in time. All other investment banking advisory related expenses, including expenses incurred related to restructuring advisory engagements, are expensed as incurred. All investment banking advisory expenses are recognized within their respective expense category in the Consolidated Statements of Operations and any expenses reimbursed by clients are recognized as Investment banking revenues.
Underwriting and placement agent revenues are recognized at a point in time on trade-date. Costs associated with underwriting activities are deferred until the related revenue is recognized or the engagement is otherwise concluded and are recorded on a gross basis in Selling, general and other expenses in the Consolidated Statements of Operations.
Investment Banking - Twelve Months Ended December 31, 2017. Fees from mergers and acquisitions, restructuring and other investment banking advisory assignments or engagements and underwriting revenues are recorded when the services related to the underlying transactions are completed under the terms of the assignment or engagement. Expenses associated with such assignments are deferred until reimbursed by the client, the related revenue is recognized or the engagement is otherwise concluded. Expenses are recorded net of client reimbursements and netted against revenues. Unreimbursed expenses with no related revenues are included in Selling, general and other expenses in the Consolidated Statements of Operations.

Asset Management Fees and Revenues. Asset management fees and revenues consist of asset management fees, as well as revenues from arrangements with strategic partners, which entitles us to portions of our partners’ management company revenues and/or partners’ profits and perpetual rights to certain defined revenues for a given revenue share period. Revenue from arrangements with strategic partners is recognized at the end of the defined revenue or profit share period when the revenues have been realized and all contingencies have been resolved.
Asset Management Fees - Twelve Months Ended November 30, 2019 and Eleven Months Ended November 30, 2018. Management and administrative fees are generally recognized over the period that the related service is provided. Performance fee revenue is generally recognized only at the end of the performance period to the extent that the benchmark return has been met.
Asset Management Fees - Twelve Months Ended December 31, 2017. Management and administrative fees are generally recognized over the period that the related service is provided. Performance fees are accrued (or reversed) on a monthly basis based on measuring performance to date versus any relevant benchmark return hurdles stated in the investment management agreement. Performance fees are not subject to adjustment once the measurement period ends (generally annual periods) and the performance fees have been realized.
Interest Revenue and Expense.  Interest expense that is deducted from Revenues to arrive at Net revenues is related to Jefferies Group's operations. Contractual interest on Trading assets and Trading liabilities is recognized on an accrual basis as a component of Interest income and Interest expense. Interest flows on derivative trading transactions and dividends are included as part of the fair valuation of these contracts and recognized in Principal transactions revenues in the Consolidated Statements of Operations rather than as a component of interest income or expense. Interest on short- and long-term borrowings is accounted for on an accrual basis, except for those for which we have elected the fair value option, with related interest recorded as Interest expense. Discounts/premiums arising on long-term debt are accreted/amortized to Interest expense using the effective yield method over the remaining lives of the underlying debt obligations. Interest revenue related to Securities borrowed and Securities purchased under agreements to resell activities and interest expense related to Securities loaned and Securities sold under agreements to repurchase activities are recognized on an accrual basis.

Manufacturing Revenues. Manufacturing revenues are from Idaho Timber, which manufactures and distributes an extensive range of quality wood products to markets across North America. Idaho Timber's primary business consists of the sale of lumber that is manufactured or remanufactured at one of its locations. Agreements with customers for these sales specify the type, quantity and price of products to be delivered as well as the delivery date and payment terms. The transaction price is fixed at the time of sale and revenue is generally recognized when the customer takes control of the product.

Hedge Accounting

We apply hedge accounting using interest rate swaps designated as fair value hedges of changes in the benchmark interest rate of fixed rate senior long-term debt. The interest rate swaps are included as derivative contracts in Trading assets and Trading liabilities in the Consolidated Statements of Financial Condition. We use regression analysis to perform ongoing prospective and retrospective assessments of the effectiveness of these hedging relationships. A hedging relationship is deemed effective if the change in fair value of the interest rate swap and the change in the fair value of the long-term debt due to changes in the benchmark interest rate offset within a range of 80% to 125%. The impact of valuation adjustments related to Jefferies Group's own credit spreads and counterparty credit spreads are included in the assessment of effectiveness.

For qualifying fair value hedges of benchmark interest rates, the change in the fair value of the derivative and the change in fair value of the long-term debt provide offset of one another and, together with any resulting ineffectiveness, are recorded in Interest expense. See Note 6 for further information.
Cash Equivalents
Cash equivalents include highly liquid investments, including money market funds and certificates of deposit, not held for resale with original maturities of three months or less.
Cash and Securities Segregated and on Deposit for Regulatory Purposes or Deposited with Clearing and Depository Organizations
In accordance with Rule 15c3-3 of the Securities Exchange Act of 1934, Jefferies LLC, as a broker-dealer carrying client accounts, is subject to requirements related to maintaining cash or qualified securities in a segregated reserve account for the exclusive benefit of its clients. Certain other entities are also obligated by rules mandated by their primary regulators to segregate or set aside cash or equivalent securities to satisfy regulations, promulgated to protect customer assets. In addition, certain exchange and/or clearing organizations require cash and/or securities to be deposited by us to conduct day to day activities.
Financial Instruments and Fair Value
Trading assets and Trading liabilities are recorded at fair value, either as required by accounting pronouncements or through the fair value option election. These instruments primarily represent our trading activities and include both cash and derivative products. Gains and losses on trading assets and trading liabilities are recognized in the Consolidated Statements of Operations in Principal transactions revenues. Fair value is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price).
Fair Value Hierarchy
In determining fair value, we maximize the use of observable inputs and minimize the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from independent sources. Unobservable inputs reflect our assumptions that market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. We apply a hierarchy to categorize our fair value measurements broken down into three levels based on the transparency of inputs as follows:

Level 1:	Quoted prices are available in active markets for identical assets or liabilities at the reported date. Valuation adjustments and block discounts are not applied to Level 1 instruments.

Level 2:
Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable at the reported date. The nature of these financial instruments includes cash instruments for which quoted prices are available but traded less frequently, derivative instruments for which fair values have been derived using model inputs that are directly observable in the market, or can be derived principally from or corroborated by observable market data, and instruments that are fair valued using other financial instruments, the parameters of which can be directly observed.

Level 3:
Instruments that have little to no pricing observability at the reported date. These financial instruments are measured using management's best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

Financial instruments are valued at quoted market prices, if available. Certain financial instruments have bid and ask prices that can be observed in the marketplace. For financial instruments whose inputs are based on bid-ask prices, the financial instrument is valued at the point within the bid-ask range that meets our best estimate of fair value. We use prices and inputs that are current at the measurement date. For financial instruments that do not have readily determinable fair values using quoted market prices, the determination of fair value is based on the best available information, taking into account the types of financial instruments, current financial information, restrictions (if any) on dispositions, fair values of underlying financial instruments and quotations for similar instruments.

The valuation of financial instruments may include the use of valuation models and other techniques. Adjustments to valuations derived from valuation models are permitted based on management's judgment, which takes into consideration the features of the financial instrument such as its complexity, the market in which the financial instrument is traded and underlying risk uncertainties about market conditions. Adjustments from the price derived from a valuation model reflect management's judgment that other participants in the market for the financial instrument being measured at fair value would also consider in valuing that same financial instrument. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment.

The availability of observable inputs can vary and is affected by a wide variety of factors, including, for example, the type of financial instrument and market conditions. As the observability of prices and inputs may change for a financial instrument from period to period, this condition may cause a transfer of an instrument among the fair value hierarchy levels. The degree of judgment exercised in determining fair value is greatest for instruments categorized within Level 3.
Loans to and Investments in Associated Companies
Loans to and investments in associated companies include investments in private equity and other operating entities in which we exercise significant influence over operating and capital decisions and loans issued in connection with such investments. Loans to and investments in associated companies are accounted for using the equity method. See Note 11 for additional information regarding certain of these investments.
Under the equity method of accounting, our share of the investee's underlying net income or loss is recorded as Income (loss) related to associated companies, or as part of Other revenues if such investees are considered to be an extension of our business.  Income (loss) for investees for which the fair value option was elected is reported as Principal transactions revenues.
Receivables
At November 30, 2019 and 2018, Receivables include receivables from brokers, dealers and clearing organizations of $3,011.0 million and $3,223.7 million, respectively, and receivables from customers of securities operations of $1,490.9 million and $2,017.1 million, respectively.
Our subsidiary, Foursight Capital, had auto loan receivables of $741.2 million and $648.7 million at November 30, 2019 and 2018, respectively. Based primarily on Beacon credit scores, Foursight Capital classifies its auto loan receivables as prime, near-prime and sub-prime based on the perceived credit risk at origination and generally considers prime receivables as those with a Beacon score of 680 and above, near-prime with scores between 620 and 679 and sub-prime with scores below 620. The credit quality classification at November 30, 2019 and 2018 was approximately 15% and 13% prime, 53% and 57% near-prime and 32% and 30% sub-prime, respectively.
Securities Borrowed and Securities Loaned
Securities borrowed and Securities loaned are carried at the amounts of cash collateral advanced and received in connection with the transactions and accounted for as collateralized financing transactions. In connection with both trading and brokerage activities, we borrow securities to cover short sales and to complete transactions in which customers have failed to deliver securities by the required settlement date, and lend securities to other brokers and dealers for similar purposes. When we borrow securities, we generally provide cash to the lender as collateral, which is reflected in the Consolidated Statements of Financial Condition as Securities borrowed. We earn interest revenues on this cash collateral. Similarly, when we lend securities to another party, that party provides cash to us as collateral, which is reflected in the Consolidated Statements of Financial Condition as Securities

loaned. We pay interest expense on the cash collateral received from the party borrowing the securities. The initial collateral advanced or received approximates or is greater than the fair value of the securities borrowed or loaned. We monitor the fair value of the securities borrowed and loaned on a daily basis and requests additional collateral or returns excess collateral, as appropriate.
Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase
Securities purchased under agreements to resell and Securities sold under agreements to repurchase (collectively "repos") are accounted for as collateralized financing transactions and are recorded at their contracted resale or repurchase amount plus accrued interest. We earn and incur interest over the term of the repo, which is reflected in Interest revenue and Interest expense in the Consolidated Statements of Operations on an accrual basis. Repos are presented in the Consolidated Statements of Financial Condition on a net-basis-by counterparty, where permitted by GAAP. The fair value of the underlying securities is monitored daily versus the related receivable or payable balances. Should the fair value of the underlying securities decline or increase, additional collateral is requested or excess collateral is returned, as appropriate.
Offsetting of Derivative Financial Instruments and Securities Financing Agreements

To manage exposure to credit risk associated with derivative activities and securities financing transactions, we may enter into International Swaps and Derivative Association, Inc. ("ISDA") master netting agreements, master securities lending agreements, master repurchase agreements or similar agreements and collateral arrangements with counterparties. A master agreement creates a single contract under which all transactions between two counterparties are executed allowing for trade aggregation and a single net payment obligation. Master agreements provide protection in bankruptcy in certain circumstances and, where legally enforceable, enable receivables and payables with the same counterparty to be settled or otherwise eliminated by applying amounts due against all or a portion of an amount due from the counterparty or a third party. Under its ISDA master netting agreements, we typically also execute credit support annexes, which provide for collateral, either in the form of cash or securities, to be posted by or paid to a counterparty based on the fair value of the derivative receivable or payable based on the rates and parameters established in the credit support annex.
In the event of the counterparty's default, provisions of the master agreement permit acceleration and termination of all outstanding transactions covered by the agreement such that a single amount is owed by, or to, the non-defaulting party. In addition, any collateral posted can be applied to the net obligations, with any excess returned; and the collateralized party has a right to liquidate the collateral. Any residual claim after netting is treated along with other unsecured claims in bankruptcy court.
The conditions supporting the legal right of offset may vary from one legal jurisdiction to another and the enforceability of master netting agreements and bankruptcy laws in certain countries or in certain industries is not free from doubt. The right of offset is dependent both on contract law under the governing arrangement and consistency with the bankruptcy laws of the jurisdiction where the counterparty is located. Industry legal opinions with respect to the enforceability of certain standard provisions in respective jurisdictions are relied upon as a part of managing credit risk. In cases where we have not determined an agreement to be enforceable, the related amounts are not offset. Master netting agreements are a critical component of our risk management processes as part of reducing counterparty credit risk and managing liquidity risk.
We are also a party to clearing agreements with various central clearing parties. Under these arrangements, the central clearing counterparty facilitates settlement between counterparties based on the net payable owed or receivable due and, with respect to daily settlement, cash is generally only required to be deposited to the extent of the net amount. In the event of default, a net termination amount is determined based on the market values of all outstanding positions and the clearing organization or clearing member provides for the liquidation and settlement of the net termination amount among all counterparties to the open contracts or transactions. See Notes 6 and 7 for further information.
Capitalization of Interest
In connection with the acquisition of HomeFed in 2019, we began capitalizing interest on qualifying real estate assets. During the twelve months ended November 30, 2019, capitalized interest of $6.2 million was allocated among all of HomeFed's projects that are currently under development.
Property, Equipment and Leasehold Improvements
Property, equipment and leasehold improvements of $385.0 million and $351.0 million at November 30, 2019 and 2018, respectively, are stated at cost, net of accumulated depreciation and amortization, and are included in Other assets in the Consolidated Statements of Financial Condition. Depreciation and amortization are provided principally on the straight-line method over the estimated useful lives of the assets or, if less, the term of the underlying lease.

Impairment of Long-Lived Assets
We evaluate our long-lived assets for impairment whenever events or changes in circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable. When testing for impairment, we group our long-lived assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities (or asset group). The determination of whether an asset group is recoverable is based on management's estimate of undiscounted future cash flows directly attributable to the asset group as compared to its carrying value. If the carrying amount of the asset group is greater than the undiscounted cash flows, an impairment loss would be recognized for the amount by which the carrying amount of the asset group exceeds its estimated fair value.
Substantially all of our operating businesses sell products or services that are impacted by general economic conditions in the U.S. and to a lesser extent internationally. A worsening of current economic conditions could cause a decline in estimated future cash flows expected to be generated by our operations and investments. If future undiscounted cash flows are estimated to be less than the carrying amounts of the asset groups used to generate those cash flows in subsequent reporting periods, particularly for those with large investments in intangible assets, property and equipment and other long-lived assets (for example, Jefferies Group, manufacturing and oil and gas production and development), impairment charges would have to be recorded.
Intangible Assets, Net and Goodwill
Intangible Assets.  Intangible assets deemed to have finite lives are generally amortized on a straight-line basis over their estimated useful lives, where the useful life is the period over which the asset is expected to contribute directly, or indirectly, to our future cash flows. Intangible assets are reviewed for impairment on an interim basis when certain events or circumstances exist. If future undiscounted cash flows are estimated to be less than the carrying amounts of the asset groups used to generate those cash flows in subsequent reporting periods, particularly for those with large investments in amortizable intangible assets, impairment charges would have to be recorded.
An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when certain events or circumstances occur indicating an assessment for impairment is necessary. Impairment exists when the carrying amount exceeds its fair value. In testing for impairment, we have the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If we conclude otherwise, we are required to perform a quantitative impairment test. Fair value will be determined using valuation techniques consistent with what a market participant would use. All of our indefinite-lived intangible assets were recognized in connection with the Jefferies Group acquisition, and our annual impairment testing date for Jefferies Group is as of August 1.
Goodwill.  At acquisition, we allocate the cost of a business acquisition to the specific tangible and intangible assets acquired and liabilities assumed based upon their fair values. Significant judgments and estimates are often made by management to determine these values, and may include the use of appraisals, consideration of market quotes for similar transactions, use of discounted cash flow techniques or consideration of other information we believe to be relevant. Any excess of the cost of a business acquisition over the fair values of the net assets and liabilities acquired is recorded as goodwill, which is not amortized to expense. Substantially all of our goodwill was recognized in connection with the Jefferies Group acquisition.
At least annually, and more frequently if warranted, we will assess whether goodwill has been impaired. If the estimated fair value exceeds the carrying value, goodwill at the reporting unit level is not impaired. If the estimated fair value is less than carrying value, further analysis is necessary to determine the amount of impairment, if any, by comparing the implied fair value of the reporting unit's goodwill to the carrying value of the reporting unit's goodwill. The fair values will be based on widely accepted valuation techniques that we believe market participants would use, although the valuation process requires significant judgment and often involves the use of significant estimates and assumptions. The methodologies we utilize in estimating fair value include market capitalization, price-to-book multiples of comparable exchange traded companies, multiples of merger and acquisitions of similar businesses and/or projected cash flows. The estimates and assumptions used in determining fair value could have a significant effect on whether or not an impairment charge is recorded and the magnitude of such a charge. Adverse market or economic events could result in impairment charges in future periods. Our annual goodwill impairment testing date related to Jefferies Group is as of August 1.

Inventories and Cost of Sales
Manufacturing inventories are stated at the lower of cost or net realizable value, with cost principally determined under the first-in-first-out method. Manufacturing cost of sales principally includes product and manufacturing costs, inbound and outbound shipping costs and handling costs. Inventories are classified as Other assets in the Consolidated Statements of Financial Condition.
Payables, expense accruals and other liabilities
At November 30, 2019 and 2018, Payables, expense accruals and other liabilities include payables to brokers, dealers and clearing organizations of $2,621.7 million and $2,465.6 million, respectively, and payables to customers of securities operations of $3,808.6 million and $3,176.7 million, respectively.
Income Taxes
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for tax loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The realization of deferred tax assets is assessed, and a valuation allowance is recorded to the extent that it is more likely than not that any portion of the deferred tax asset will not be realized on the basis of its projected separate return results.
We record uncertain tax positions using a two-step process: (i) we determine whether it is more likely than not that each tax position will be sustained on the basis of the technical merits of the position; and (ii) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.
The Company uses the portfolio approach relating to the release of stranded tax effects recorded in accumulated other comprehensive income (loss). Under the portfolio approach, the net unrealized gains or losses recorded in accumulated other comprehensive income (loss) would be eliminated only on the date the entire portfolio of available for sale securities is sold or otherwise disposed of.
Share-based Compensation
Share-based awards are measured based on the fair value of the award as determined in accordance with GAAP and recognized over the required service or vesting period. Certain executive share-based awards contain market, performance and service conditions. Market conditions are incorporated into the grant-date fair value using a Monte Carlo valuation model. Compensation expense for awards with market conditions is recognized over the service period and is not reversed if the market condition is not met. Awards with performance conditions are amortized over the service period if it is determined that it is probable that the performance condition will be achieved. The fair value of options are estimated at the date of grant using the Black-Scholes option pricing model. We account for forfeitures as they occur, which results in dividends and dividend equivalents originally charged against retained earnings for forfeited shares to be reclassified to compensation expense in the period in which the forfeiture occurs.
Foreign Currency Translation
Assets and liabilities of foreign subsidiaries having non-U.S. dollar functional currencies are translated to U.S. dollars using the currency exchange rates at the end of the relevant period. Revenues and expenses are translated at average exchange rates during the period. The gains or losses resulting from translating foreign currency financial statements into U.S. dollars, net of hedging gains or losses and taxes, if any, are included in Accumulated other comprehensive income (loss) in the Consolidated Statements of Comprehensive Income (Loss) and classified as Accumulated other comprehensive income (loss) in the Consolidated Statements of Financial Condition and Consolidated Statements of Changes in Equity. Gains or losses resulting from Jefferies Group's foreign currency transactions are included in Principal transactions revenues in the Consolidated Statements of Operations.
Earnings per Common Share
Basic earnings per share is computed by dividing net earnings available to common shareholders by the weighted average number of common shares outstanding and certain other shares committed to be, but not yet issued. Net earnings available to common shareholders represent net earnings to common shareholders reduced by the allocation of earnings to participating securities. Losses are not allocated to participating securities. Common shares outstanding and certain other shares committed to be, but not yet issued, include restricted stock and restricted stock units ("RSUs") for which no future service is required. Diluted earnings per share is computed by dividing net earnings available to common shareholders plus dividends on dilutive mandatorily redeemable convertible preferred shares and interest on convertible notes by the weighted average number of common shares outstanding and certain other shares committed to be, but not yet issued, plus all dilutive common stock equivalents outstanding during the period.
Unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and, therefore, are included in the earnings allocation in computing earnings per share under the two-class method of earnings per share. Restricted stock and RSUs granted as part of share-based compensation contain nonforfeitable rights to dividends and dividend equivalents, respectively, and therefore, prior to the requisite service being rendered for the right to retain the award, restricted stock and RSUs meet the definition of a participating security. As such, we calculate basic and diluted earnings per share under the two-class method. RSUs granted under the senior executive compensation plan are not considered participating securities as the rights to dividend equivalents are forfeitable. See Note 16 for more information regarding the senior executive compensation plan.
Securitization Activities
We engage in securitization activities related to corporate loans, consumer loans, commercial mortgage loans and mortgage-backed and other asset-backed securities. Transfers of financial assets to secured funding vehicles are accounted for as sales when we have relinquished control over the transferred assets. The gain or loss on sale of such financial assets depends, in part, on the previous carrying amount of the assets involved in the transfer allocated between the assets sold and the retained interests, if any, based upon their respective fair values at the date of sale. We may retain interests in the securitized financial assets as one or more tranches of the securitization. These retained interests are included in Trading assets in the Consolidated Statements of Financial Condition at fair value. Any changes in the fair value of such retained interests are recognized in Principal transactions revenues in the Consolidated Statements of Operations.
When a transfer of assets does not meet the criteria of a sale, the transfer is accounted for as a secured borrowing in Trading assets and we continue to recognize the assets of a secured borrowing, and recognize the associated financing in Other secured financings in the Consolidated Statements of Financial Condition.
Another of our subsidiaries utilizes special purpose entities to securitize automobile loans receivables. These special purpose entities are variable interest entities ("VIEs") and our subsidiary is the primary beneficiary; the related assets and the secured borrowings are recognized in the Consolidated Statements of Financial Condition. These secured borrowings do not have recourse to our subsidiary's general credit.
Contingencies
In the normal course of business, we have been named, from time to time, as a defendant in legal and regulatory proceedings. We are also involved, from time to time, in other exams, investigations and similar reviews (both formal and informal) by governmental and self-regulatory agencies regarding our businesses, certain of which may result in judgments, settlements, fines, penalties or other injunctions.
We recognize a liability for a contingency when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If the reasonable estimate of a probable loss is a range, we accrue the most likely amount of such loss, and if such amount is not determinable, then we accrue the minimum in the range as the loss accrual. The determination of the outcome and loss estimates requires significant judgment on the part of management, can be highly subjective and is subject to significant change with the passage of time as more information becomes available. Estimating the ultimate impact of litigation matters is inherently uncertain, in particular because the ultimate outcome will rest on events and decisions of others that may not be within our power to control. We do not believe that any of our current litigation will have a significant adverse effect on our consolidated financial position, results of operations or liquidity; however, if amounts paid at the resolution of litigation are in excess of recorded reserve amounts, the excess could be significant in relation to results of operations for that period. For further information, see Note 23.

Supplemental Cash Flow Information

	Twelve Months Ended November 30, 2019	Eleven Months Ended November 30, 2018	Twelve Months Ended December 31, 2017
	(In thousands)
Cash paid during the year for:
Interest, net of amounts capitalized	$1,563,152	$1,377,781	$1,120,191
Income tax payments (refunds), net	$24,587	$37,559	$15,361

In June 2019, we entered into a Membership Interest Purchase Agreement, which provided for each of the then owners of National Beef to purchase, in the aggregate, 100% of the ownership interests in Iowa Premium, LLC ("Iowa Premium"). The funds used to acquire Iowa Premium were provided by way of a permitted distribution from National Beef to its owners, of which our proportionate share was approximately $49.0 million. The distribution from National Beef and the acquisition of Iowa Premium are included in the Consolidated Statement of Cash Flows for the twelve months ended November 30, 2019. Immediately following the acquisition, we contributed our ownership interest in Iowa Premium to National Beef, which was a non-cash investing activity.
During the twelve months ended November 30, 2019, we had $178.8 million in non-cash investing activities related to the issuance of common stock for the acquisition of the remaining common stock of HomeFed.
During the twelve months ended November 30, 2019, we had $16.4 million non-cash investing activities related to the sale of a hotel and restaurant in Telluride, Colorado that we owned, to the Company's Chairman and certain of his family trusts in exchange for 780,315 shares of the Company's common stock, at a price of $21.03 per share.
During the twelve months ended November 30, 2019, we had $451.1 million in non-cash financing activities related to our distribution of the Spectrum Brands shares through a special pro rata dividend to our stockholders.
During the twelve months ended November 30, 2019, we had $1.2 million in non-cash financing activities related to purchases of common shares for treasury which settled subsequent to November 30, 2019. During the eleven months ended November 30, 2018, we had $17.6 million in non-cash financing activities related to purchases of common shares for treasury which settled subsequent to November 30, 2018.

During the twelve months ended December 31, 2017, non-cash investing activities related to the deconsolidation of 54 Madison Capital, LLC ("54 Madison") include an increase in Loans to and investments in associated companies of $123.0 million, and corresponding decreases in Total assets of $612.9 million, Total liabilities of $330.5 million and Noncontrolling interests of $167.2 million. For additional information regarding the deconsolidation of 54 Madison, see Note 11.

Note 3. Change in Year End

On October 2, 2018, our Board of Directors approved a change to our fiscal year end from a calendar year basis to a fiscal year ending on November 30. Our 2018 fiscal year consists of the eleven month transition period beginning January 1, 2018 through November 30, 2018. Financial statements for 2017 continue to be presented on the basis of our previous calendar year end.

The following is selected financial data for the eleven month transition period ending November 30, 2018, and the comparable prior year period. Jefferies Group financial data is presented in each year based on the twelve months ended November 30. All other results are based on the eleven months ended November 30 for both years (in thousands, except per share amounts).

	Eleven Months Ended November 30,
	2018	2017 (Unaudited)

Net revenues	$3,764,034	$4,031,333
Total expenses	3,524,957	3,336,359
Income (loss) related to associated companies	57,023	(76,864)
Income from continuing operations before income taxes	296,100	618,110
Income tax provision	19,008	195,550
Income from continuing operations	277,092	422,560
Income from discontinued operations, including gain on disposal, net of taxes	773,984	267,321
Net income attributable to the redeemable noncontrolling interests	(37,263)	(78,506)
Net income attributable to Jefferies Financial Group Inc. common shareholders	1,022,318	610,277

Basic earnings per common share attributable to Jefferies Financial Group Inc. common shareholders:
Income from continuing operations	$0.82	$1.14
Income from discontinued operations, including gain on disposal	2.11	0.51
Net income	$2.93	$1.65

Diluted earnings per common share attributable to Jefferies Financial Group Inc. common shareholders:
Income from continuing operations	$0.81	$1.13
Income from discontinued operations, including gain on disposal	2.09	0.50
Net income	$2.90	$1.63

Note 4.  Accounting Developments
Accounting Developments - Accounting Standards to be Adopted in Future Periods

Leases. In February 2016, the FASB issued new guidance that affects the accounting and disclosure requirements for leases. The FASB provides for a lessee model that brings substantially all leases that are longer than one year onto the statement of financial condition, which will result in the recognition of a right-of-use ("ROU") asset and a corresponding lease liability. The ROU asset and lease liability will be measured initially using the present value of the remaining rental payments. In July 2018, the FASB issued additional guidance on leases which allows an entity to apply a modified retrospective approach. We adopted the lease standards in the first quarter of fiscal 2020 under a modified retrospective approach. At transition on December 1, 2019, the adoption of this standard resulted in the recognition of ROU assets of $545.8 million and operating lease liabilities of $614.9 million reflected in Other assets and Operating lease liabilities, respectively. Reported financial information for historical comparable periods will not be revised and will continue to be reported under the accounting standards in effect during those historical periods. The guidance requires enhanced disclosures, which we will include in the footnotes to our consolidated financial statements beginning with the three months ended February 29, 2020.

Financial Instruments - Credit Losses. In June 2016, the FASB issued new guidance for estimating credit losses on certain types of financial instruments by introducing an approach based on expected losses. The guidance is effective in the first quarter of fiscal 2021. We are currently evaluating the impact of the new guidance on our consolidated financial statements.

Goodwill. In January 2017, the FASB issued new guidance for simplifying goodwill impairment testing. The guidance is effective in the first quarter of fiscal 2021. We do not believe the new guidance will have a material impact on our consolidated financial statements.

Derivatives and Hedging. In August 2017, the FASB issued new guidance to improve the financial reporting of hedging relationships to better portray the economic results of an entity's risk management activities in its financial statements. The guidance is effective in the first quarter of fiscal 2020. We do not believe the new guidance will have a material impact on our consolidated financial statements.

Defined Benefit Plans. In August 2018, the FASB issued new guidance to improve the effectiveness of disclosure requirements on defined benefit pension plans and other post-retirement plans. The guidance is effective in the first quarter of fiscal 2021. We do not believe the new guidance will have a material impact on our consolidated financial statements.

Internal-Use Software. In August 2018, the FASB issued new guidance which amends the definition of a hosting arrangement and requires that the customer in a hosting arrangement that is a service contract capitalize certain implementation costs as if the arrangement was an internal-use software project. The guidance is effective in the first quarter of fiscal 2021. We are currently evaluating the impact of the new guidance on our consolidated financial statements.

Consolidation. In October 2018, the FASB issued new guidance which requires indirect interests held through related parties under common control arrangements be considered on a proportional basis for determining whether fees paid to decision makers and service providers are variable interests. The guidance is effective in the first quarter of fiscal 2021. We are currently evaluating the impact of the new guidance on our consolidated financial statements.

Income Taxes. In December 2019, the FASB issued new guidance to simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and to provide more consistent application to improve the comparability of financial statements. The guidance is effective in the first quarter of fiscal 2022. We are currently evaluating the impact of the new guidance on our consolidated financial statements.

Note 5.  Fair Value Disclosures
The following is a summary of our financial instruments, securities purchased under agreements to resell, securities received as collateral, trading liabilities, long-term debt and obligation to return securities received as collateral that are accounted for at fair value on a recurring basis, excluding Investments at fair value based on net asset value ("NAV") (within trading assets) of $586.9 million and $394.4 million at November 30, 2019 and 2018, respectively, by level within the fair value hierarchy (in thousands):

	November 30, 2019
	Level 1	Level 2	Level 3	Counterparty and Cash Collateral Netting (1)	Total
Assets:
Trading assets, at fair value:
Corporate equity securities	$2,507,164	$218,403	$58,426	$—	$2,783,993
Corporate debt securities	—	2,472,245	7,490	—	2,479,735
Collateralized debt obligations and collateralized loan obligations	—	124,225	28,788	—	153,013
U.S. government and federal agency securities	2,101,624	158,618	—	—	2,260,242
Municipal securities	—	742,326	—	—	742,326
Sovereign obligations	1,330,026	1,405,827	—	—	2,735,853
Residential mortgage-backed securities	—	1,069,066	17,740	—	1,086,806
Commercial mortgage-backed securities	—	424,060	6,110	—	430,170
Other asset-backed securities	—	303,847	42,563	—	346,410
Loans and other receivables	—	2,460,551	114,080	—	2,574,631
Derivatives	2,809	1,833,907	14,889	(1,433,197)	418,408
Investments at fair value	—	32,688	205,412	—	238,100
FXCM term loan	—	—	59,120	—	59,120
Total trading assets, excluding investments at fair value based on NAV	$5,941,623	$11,245,763	$554,618	$(1,433,197)	$16,308,807
Securities purchased under agreements to resell	$—	$—	$25,000	$—	$25,000
Securities received as collateral	$9,500	$—	$—	$—	$9,500

Liabilities:
Trading liabilities:
Corporate equity securities	$2,755,601	$7,438	$4,487	$—	$2,767,526
Corporate debt securities	—	1,471,142	340	—	1,471,482
U.S. government and federal agency securities	1,851,981	—	—	—	1,851,981
Sovereign obligations	1,363,475	941,065	—	—	2,304,540
Commercial mortgage-backed securities	—	—	35	—	35
Loans	—	1,600,228	9,463	—	1,609,691
Derivatives	871	2,066,455	92,057	(1,632,178)	527,205
Total trading liabilities	$5,971,928	$6,086,328	$106,382	$(1,632,178)	$10,532,460
Short-term borrowings	$—	$20,981	$—	$—	$20,981
Long-term debt	$—	$735,216	$480,069	$—	$1,215,285
Obligation to return securities received as collateral	$9,500	$—	$—	$—	$9,500

	November 30, 2018
	Level 1	Level 2	Level 3	Counterparty and Cash Collateral Netting (1)	Total
Assets:
Trading assets, at fair value:
Corporate equity securities	$2,497,045	$118,681	$52,192	$—	$2,667,918
Corporate debt securities	—	2,683,180	9,484	—	2,692,664
Collateralized debt obligations and collateralized loan obligations	—	72,949	36,105	—	109,054
U.S. government and federal agency securities	1,789,614	56,592	—	—	1,846,206
Municipal securities	—	894,253	—	—	894,253
Sovereign obligations	1,769,556	1,043,409	—	—	2,812,965
Residential mortgage-backed securities	—	2,163,629	19,603	—	2,183,232
Commercial mortgage-backed securities	—	819,406	10,886	—	830,292
Other asset-backed securities	—	239,381	53,175	—	292,556
Loans and other receivables	—	2,056,593	46,985	—	2,103,578
Derivatives	34,841	2,539,943	5,922	(2,413,931)	166,775
Investments at fair value	—	—	396,254	—	396,254
FXCM term loan	—	—	73,150	—	73,150
Total trading assets, excluding investments at fair value based on NAV	$6,091,056	$12,688,016	$703,756	$(2,413,931)	$17,068,897

Available for sale securities:
U.S. government securities	$1,072,856	$—	$—	$—	$1,072,856
Residential mortgage-backed securities	—	210,518	—	—	210,518
Commercial mortgage-backed securities	—	15,642	—	—	15,642
Other asset-backed securities	—	110,870	—	—	110,870
Total available for sale securities	$1,072,856	$337,030	$—	$—	$1,409,886

Liabilities:
Trading liabilities:
Corporate equity securities	$1,685,071	$1,444	$—	$—	$1,686,515
Corporate debt securities	—	1,505,618	522	—	1,506,140
U.S. government and federal agency securities	1,384,295	—	—	—	1,384,295
Sovereign obligations	1,735,242	661,095	—	—	2,396,337
Loans	—	1,371,630	6,376	—	1,378,006
Derivatives	26,473	3,586,694	27,536	(2,513,050)	1,127,653
Total trading liabilities	$4,831,081	$7,126,481	$34,434	$(2,513,050)	$9,478,946
Long-term debt	$—	$485,425	$200,745	$—	$686,170

(1)	Represents counterparty and cash collateral netting across the levels of the fair value hierarchy for positions with the same counterparty.

The following is a description of the valuation basis, including valuation techniques and inputs, used in measuring our financial assets and liabilities that are accounted for at fair value on a recurring basis:

Corporate Equity Securities

•
Exchange-Traded Equity Securities:  Exchange-traded equity securities are measured based on quoted closing exchange prices, which are generally obtained from external pricing services, and are categorized within Level 1 of the fair value hierarchy, otherwise they are categorized within Level 2 of the fair value hierarchy. To the extent these securities are actively traded, valuation adjustments are not applied.

•
Non-Exchange-Traded Equity Securities:  Non-exchange-traded equity securities are measured primarily using broker quotations, pricing data from external pricing services and prices observed from recently executed market transactions and are categorized within Level 2 of the fair value hierarchy. Where such information is not available, non-exchange-traded equity securities are categorized within Level 3 of the fair value hierarchy and measured using valuation techniques involving quoted prices of or market data for comparable companies, similar company ratios and multiples (e.g., price/Earnings before interest, taxes, depreciation and amortization ("EBITDA"), price/book value), discounted cash flow analyses and transaction prices observed from subsequent financing or capital issuance by Jefferies Group. When using pricing data of comparable companies, judgment must be applied to adjust the pricing data to account for differences between the measured security and the comparable security (e.g., issuer market capitalization, yield, dividend rate, geographical concentration).

•
Equity Warrants:  Non-exchange-traded equity warrants are measured primarily using pricing data from external pricing services, prices observed from recently executed market transactions and broker quotations and are categorized within Level 2 of the fair value hierarchy. Where such information is not available, non-exchange-traded equity warrants are generally categorized within Level 3 of the fair value hierarchy and are measured using the Black-Scholes model with key inputs impacting the valuation including the underlying security price, implied volatility, dividend yield, interest rate curve, strike price and maturity date.

Corporate Debt Securities

•
Investment Grade Corporate Bonds:  Investment grade corporate bonds are measured primarily using pricing data from external pricing services and broker quotations, where available, prices observed from recently executed market transactions and bond spreads or credit default swap spreads of the issuer adjusted for basis differences between the swap curve and the bond curve. Investment grade corporate bonds measured using these valuation methods are categorized within Level 2 of the fair value hierarchy. If broker quotes, pricing data or spread data is not available, alternative valuation techniques are used including cash flow models incorporating interest rate curves, single name or index credit default swap curves for comparable issuers and recovery rate assumptions. Investment grade corporate bonds measured using alternative valuation techniques are categorized within Level 2 or Level 3 of the fair value hierarchy and are a limited portion of our investment grade corporate bonds.

•
High Yield Corporate and Convertible Bonds:  A significant portion of our high yield corporate and convertible bonds are categorized within Level 2 of the fair value hierarchy and are measured primarily using broker quotations and pricing data from external pricing services, where available, and prices observed from recently executed market transactions of institutional size. Where pricing data is less observable, valuations are categorized within Level 3 of the fair value hierarchy and are based on pending transactions involving the issuer or comparable issuers, prices implied from an issuer's subsequent financing or recapitalization, models incorporating financial ratios and projected cash flows of the issuer and market prices for comparable issuers.

Collateralized Debt Obligations and Collateralized Loan Obligations

Collateralized debt obligations ("CDOs") and collateralized loan obligations ("CLOs") are measured based on prices observed from recently executed market transactions of the same or similar security or based on valuations received from third-party brokers or data providers and are categorized within Level 2 or Level 3 of the fair value hierarchy depending on the observability and significance of the pricing inputs. Valuation that is based on recently executed market transactions of similar securities incorporates additional review and analysis of pricing inputs and comparability criteria, including, but not limited to, collateral type, tranche type, rating, origination year, prepayment rates, default rates and loss severity.

U.S. Government and Federal Agency Securities

•	U.S. Treasury Securities: U.S. Treasury securities are measured based on quoted market prices obtained from external pricing services and categorized within Level 1 of the fair value hierarchy.

•
U.S. Agency Debt Securities:  Callable and non-callable U.S. agency debt securities are measured primarily based on quoted market prices obtained from external pricing services and are generally categorized within Level 1 or Level 2 of the fair value hierarchy.

Municipal Securities

Municipal securities are measured based on quoted prices obtained from external pricing services and are generally categorized within Level 2 of the fair value hierarchy.

Sovereign Obligations

Sovereign government obligations are measured based on quoted market prices obtained from external pricing services, where available, or recently executed independent transactions of comparable size. Sovereign government obligations, with consideration given to the country of issuance, are generally categorized within Level 1 or Level 2 of the fair value hierarchy.

Residential Mortgage-Backed Securities

•
Agency Residential Mortgage-Backed Securities:  Agency residential mortgage-backed securities include mortgage pass-through securities (fixed and adjustable rate), collateralized mortgage obligations and principal-only and interest-only (including inverse interest-only) securities. Agency residential mortgage-backed securities are generally measured using recent transactions, pricing data from external pricing services or expected future cash flow techniques that incorporate prepayment models and other prepayment assumptions to amortize the underlying mortgage loan collateral and are categorized within Level 2 or Level 3 of the fair value hierarchy. We use prices observed from recently executed transactions to develop market-clearing spread and yield curve assumptions. Valuation inputs with regard to the underlying collateral incorporate factors such as weighted average coupon, loan-to-value, credit scores, geographic location, maximum and average loan size, originator, servicer and weighted average loan age.

•
Non-Agency Residential Mortgage-Backed Securities:  The fair value of non-agency residential mortgage-backed securities is determined primarily using discounted cash flow methodologies and securities are categorized within Level 2 or Level 3 of the fair value hierarchy based on the observability and significance of the pricing inputs used. Performance attributes of the underlying mortgage loans are evaluated to estimate pricing inputs, such as prepayment rates, default rates and the severity of credit losses. Attributes of the underlying mortgage loans that affect the pricing inputs include, but are not limited to, weighted average coupon; average and maximum loan size; loan-to-value; credit scores; documentation type; geographic location; weighted average loan age; originator; servicer; historical prepayment, default and loss severity experience of the mortgage loan pool; and delinquency rate. Yield curves used in the discounted cash flow models are based on observed market prices for comparable securities and published interest rate data to estimate market yields. In addition, broker quotes, where available, are also referenced to compare prices primarily on interest-only securities.

Commercial Mortgage-Backed Securities

•
Agency Commercial Mortgage-Backed Securities:  Government National Mortgage Association ("GNMA") project loan bonds are measured based on inputs corroborated from and benchmarked to observed prices of recent securitization transactions of similar securities with adjustments incorporating an evaluation of various factors, including prepayment speeds, default rates and cash flow structures, as well as the likelihood of pricing levels in the current market environment. Federal National Mortgage Association ("FNMA") Delegated Underwriting and Servicing ("DUS") mortgage-backed securities are generally measured by using prices observed from recently executed market transactions to estimate market-clearing spread levels for purposes of estimating fair value. GNMA project loan bonds and FNMA DUS mortgage-backed securities are categorized within Level 2 of the fair value hierarchy.

•
Non-Agency Commercial Mortgage-Backed Securities:  Non-agency commercial mortgage-backed securities are measured using pricing data obtained from external pricing services, prices observed from recently executed market transactions or based on expected cash flow models that incorporate underlying loan collateral characteristics and performance. Non-agency commercial mortgage-backed securities are categorized within Level 2 or Level 3 of the fair value hierarchy depending on the observability of the underlying inputs.

Other Asset-Backed Securities

Other asset-backed securities include, but are not limited to, securities backed by auto loans, credit card receivables, student loans and other consumer loans and are categorized within Level 2 or Level 3 of the fair value hierarchy. Valuations are primarily determined using pricing data obtained from external pricing services, broker quotes and prices observed from recently executed market transactions. In addition, recent transaction data from comparable deals is deployed to develop market clearing yields and cumulative loss assumptions. The cumulative loss assumptions are based on the analysis of the underlying collateral and comparisons to earlier deals from the same issuer to gauge the relative performance of the deal.

Loans and Other Receivables

•
Corporate Loans:  Corporate loans categorized within Level 2 of the fair value hierarchy are measured based on market consensus pricing service quotations. Where available, market price quotations from external pricing services are reviewed to ensure they are supported by transaction data. Corporate loans categorized within Level 3 of the fair value hierarchy are measured based on price quotations that are considered to be less transparent, market prices for debt securities of the same creditor and estimates of future cash flows incorporating assumptions regarding creditor default and recovery rates and consideration of the issuer's capital structure.

•
Participation Certificates in Agency Residential Loans: Valuations of participation certificates in agency residential loans are based on observed market prices of recently executed purchases and sales of similar loans and data provider pricing. The loan participation certificates are categorized within Level 2 of the fair value hierarchy given the observability and volume of recently executed transactions and availability of data provider pricing.

•
Project Loans and Participation Certificates in GNMA Project and Construction Loans:  Valuations of participation certificates in GNMA project and construction loans are based on inputs corroborated from and benchmarked to observed prices of recent securitizations with similar underlying loan collateral to derive an implied spread. Securitization prices are adjusted to estimate the fair value of the loans to account for the arbitrage that is realized at the time of securitization. The measurements are categorized within Level 2 of the fair value hierarchy given the observability and volume of recently executed transactions.

•
Consumer Loans and Funding Facilities:  Consumer and small business whole loans and related funding facilities are valued based on observed market transactions and incorporating valuation inputs including, but not limited to, delinquency and default rates, prepayment rates, borrower characteristics, loan risk grades and loan age. These assets are categorized within Level 2 or Level 3 of the fair value hierarchy.

•
Escrow and Claim Receivables:  Escrow and claim receivables are categorized within Level 3 of the fair value hierarchy where fair value is estimated based on reference to market prices and implied yields of debt securities of the same or similar issuers. Escrow and claim receivables are categorized within Level 2 of the fair value hierarchy where fair value is based on recent observations in the same receivable.

Derivatives

•
Listed Derivative Contracts:  Listed derivative contracts that are actively traded are measured based on quoted exchange prices, broker quotes or vanilla option valuation models, such as Black-Scholes, using observable valuation inputs from the principal market or consensus pricing services. Exchange quotes and/or valuation inputs are generally obtained from external vendors and pricing services. Broker quotes are validated directly through observable and tradeable quotes. Listed derivative contracts that use unadjusted exchange close prices are generally categorized within Level 1 of the fair value hierarchy. All other listed derivative contracts are generally categorized within Level 2 of the fair value hierarchy.

•
Over-the-Counter ("OTC") Derivative Contracts:  OTC derivative contracts are generally valued using models, whose inputs reflect assumptions that we believe market participants would use in valuing the derivative in a current transaction. Where available, valuation inputs are calibrated from observable market data. For many OTC derivative contracts, the valuation models do not involve material subjectivity as the methodologies do not entail significant judgment and the inputs to valuation models do not involve a high degree of subjectivity as the valuation model inputs are readily observable or can be derived from actively quoted markets. OTC derivative contracts are primarily categorized within Level 2 of the fair value hierarchy given the observability and significance of the inputs to the valuation models. Where significant inputs to the valuation are unobservable, derivative instruments are categorized within Level 3 of the fair value hierarchy.

OTC options include OTC equity, foreign exchange, interest rate and commodity options measured using various valuation models, such as Black-Scholes, with key inputs including the underlying security price, foreign exchange spot rate, commodity price, implied volatility, dividend yield, interest rate curve, strike price and maturity date. Discounted cash flow models are utilized to measure certain OTC derivative contracts including the valuations of our interest rate swaps, which incorporate observable inputs related to interest rate curves, valuations of our foreign exchange forwards and swaps, which incorporate observable inputs related to foreign currency spot rates and forward curves and valuations of our commodity swaps and forwards, which incorporate observable inputs related to commodity spot prices and forward curves. Discounted cash flow models are also utilized to measure certain variable funding note swaps, which are backed by CLOs and incorporate constant prepayment rate, constant default rate and loss severity assumptions. Credit default swaps include both index and single-name credit default swaps. Where available, external data is used in measuring index credit default swaps and single-name credit default swaps. For commodity and equity total return swaps, market prices are generally observable for the underlying asset and used as the basis for measuring the fair value of the derivative contracts. Total return swaps executed on other underlyings are measured based on valuations received from external pricing services.

•
Oil Futures Derivatives: Vitesse Energy Finance uses swaps and call and put options in order to reduce exposure to future oil price fluctuations. Vitesse Energy Finance accounts for the derivative instruments at fair value, which are classified as either Level 1 or Level 2 within the fair value hierarchy. Fair values classified as Level 1 are measured based on quoted closing exchange prices obtained from external pricing services and Level 2 are determined under the income valuation technique using an option-pricing model that is based on directly or indirectly observable inputs.

Investments at Fair Value

Investments at fair value include investments in hedge funds, fund of funds and private equity funds, which are measured at the NAV of the funds, provided by the fund managers and are excluded from the fair value hierarchy. Investments at fair value also include direct equity investments in private companies, which are measured at fair value using valuation techniques involving quoted prices of or market data for comparable companies, similar company ratios and multiples (e.g., price/EBITDA, price/book value), discounted cash flow analyses, contingent claims analysis and transaction prices observed for subsequent financing or capital issuance by the company. Direct equity investments in private companies are categorized within Level 2 or Level 3 of the fair value hierarchy.

The following tables present information about our investments in entities that have the characteristics of an investment company (in thousands).

	Fair Value (1)	Unfunded Commitments
November 30, 2019
Equity Long/Short Hedge Funds (2)	$291,593	$—
Equity Funds (3)	44,576	14,621
Commodity Fund (4)	16,025	—
Multi-asset Funds (5)	234,583	—
Other Funds (6)	157	—
Total	$586,934	$14,621

November 30, 2018
Equity Long/Short Hedge Funds (2)	$86,788	$—
Equity Funds (3)	40,070	20,996
Commodity Fund (4)	10,129	—
Multi-asset Funds (5)	256,972	—
Other Funds (6)	400	—
Total	$394,359	$20,996

(1)	Where fair value is calculated based on NAV, fair value has been derived from each of the funds' capital statements.

(2)
This category includes investments in hedge funds that invest, long and short, primarily in equity securities in domestic and international markets in both the public and private sectors. At November 30, 2019 and 2018, approximately 94% and 0%, respectively, of the fair value of investments in this category cannot be redeemed because these investments include restrictions that do not allow for redemption in the first 36 months after acquisition. At November 30, 2019 and 2018, 6% and 17%, respectively, of these investments are redeemable with 60 days prior written notice. Approximately 82% of the November 30, 2018 balance was redeemed during the twelve months ended November 30, 2019.

(3)
The investments in this category include investments in equity funds that invest in the equity of various U.S. and foreign private companies. These investments cannot be redeemed; instead distributions are received through the liquidation of the underlying assets of the funds, which are expected to liquidate in one to nine years.

(4)	This category includes investments in a hedge fund that invests, long and short, primarily in commodities. Investments in this category are redeemable quarterly with 60 days prior written notice.

(5)
This category includes investments in hedge funds that invest, long and short, primarily in multi-asset securities in domestic and international markets in both the public and private sectors. At November 30, 2019 and 2018, investments representing approximately 5% and 15%, respectively, of the fair value of investments in this category are redeemable with 30 days prior written notice.

(6)
This category includes investments in a fund that invests in loans secured by a first trust deed on property, domestic and international public high yield debt, private high yield investments, senior bank loans, public leveraged equities, distressed debt and private equity investments and there are no redemption provisions. This category also includes investments in a fund of funds that invests in various private equity funds that are managed by Jefferies Group and have no redemption provisions. Investments in the fund of funds are gradually being liquidated, however, the timing of when the proceeds will be received is uncertain.

Investments at fair value also include our investment in The We Company. We invested $9.0 million in The We Company in 2013 and currently own less than 1% of The We Company. Our interest in The We Company is reflected in Trading assets, at fair value of $53.8 million and $254.4 million at November 30, 2019 and 2018, respectively.
Investment in FXCM

FXCM is a provider of online foreign exchange trading services. Our investment in FXCM and associated companies consists of a senior secured term loan due February 15, 2021 ($71.6 million principal outstanding at November 30, 2019), a 50% voting interest in FXCM and rights to a majority of all distributions in respect of the equity of FXCM. Our investment in the FXCM term loan is reported within Trading assets, at fair value in the Consolidated Statements of Financial Condition. We classify our equity investment in FXCM in the Consolidated Statements of Financial Condition as Loans to and investments in associated companies, as we have the ability to significantly influence FXCM through our seats on the board of directors.

We estimate the fair value of our term loan by using a valuation model with inputs including management’s assumptions concerning the amount and timing of expected cash flows, the loan’s implied credit rating and effective yield. Because of these inputs and the degree of judgment involved, we have categorized our term loan within Level 3 of the fair value hierarchy.

Securities Purchased Under Agreements to Resell

Securities purchased under agreements to resell may include embedded call features. The valuation of these instruments is based on review of expected future cash flows, interest rates, funding spreads and the fair value of the underlying collateral. Securities purchased under agreements to resell are categorized within Level 3 of the fair value hierarchy due to limited observability of the embedded derivative and unobservable credit spreads.

Securities Received as Collateral / Obligations to Return Securities Received as Collateral

In connection with securities-for-securities transactions in which we are the lender of securities and are permitted to sell or repledge the securities received as collateral, we report the fair value of the collateral received and the related obligation to return the collateral. Valuation is based on the price of the underlying security and is categorized within Level 1 of the fair value hierarchy.

Short-term Borrowings and Long-term Debt

Short-term borrowings that are accounted for at fair value include equity-linked notes, which are generally categorized within Level 2 of the fair value hierarchy, as the fair value is based on the price of the underlying equity security. Long-term debt includes variable rate, fixed-to-floating rate, constant maturity swap, digital and Bermudan structured notes. These are valued using various valuation models that incorporate Jefferies Group's own credit spread, market price quotations from external pricing sources referencing the appropriate interest rate curves, volatilities and other inputs as well as prices for transactions in a given note during the period. Long-term debt notes are generally categorized within Level 2 of the fair value hierarchy, where market trades have been observed during the quarter, otherwise they are categorized within Level 3.

Nonrecurring Fair Value Measurements
As described further in Note 11, in the third quarter of 2018 we engaged an independent valuation firm to assist management in estimating the fair value of our equity investment in Golden Queen Mining Company, LLC ("Golden Queen"). Our estimate of fair value was based on a discounted cash flow analysis and is categorized within Level 3 of the fair value hierarchy. The discounted cash flow valuation model used inputs including management's projections of future Golden Queen cash flows and a discount rate of 12%. The estimated fair value of our equity investment in Golden Queen was $62.3 million, which was $47.9 million lower than our carrying value. As a result, an impairment charge of $47.9 million was recorded in Income (loss) related to associated companies in the third quarter of 2018.

As discussed further in Note 11, during the fourth quarter of 2018, we recorded an impairment charge of $62.1 million related to the equity component of our investment in FXCM, which is based on updated expectations that had been impacted by the then revised regulations of the European Securities Market Authority and dampened operating results. We engaged an independent valuation firm to assist management in estimating the fair value of our equity investment in FXCM. Our fourth quarter estimate of fair value was based on a discounted cash flow analysis and is categorized within Level 3 of the fair value hierarchy. The discounted cash flow valuation model used inputs including management's projections of future FXCM cash flows and a discount rate of 18.5%. The estimated fair value of our equity investment in FXCM was $75.0 million, which was $62.1 million lower than our carrying value. As a result, an impairment charge of $62.1 million was recorded in Income (loss) related to associated companies in the fourth quarter of 2018.

In the first quarter of 2017 we engaged an independent valuation firm to assist management in estimating the fair value of our equity investment in FXCM. Our first quarter estimate of fair value was based on a discounted cash flow and comparable public company analysis and is categorized within Level 3 of the fair value hierarchy. The discounted cash flow valuation model used inputs including management's projections of future FXCM cash flows and a discount rate of approximately 15%. The comparable public company model used market data for comparable companies including a price to EBITDA multiple of 5.4 and a price to revenue multiple of 1.5. The estimated fair value of our equity investment in FXCM was $186.7 million, which was $130.2 million lower than the carrying value at the end of the first quarter 2017. As a result, an impairment charge of $130.2 million was recorded in Income (loss) related to associated companies in the first quarter of 2017.

Level 3 Rollforwards

The following is a summary of changes in fair value of our financial assets and liabilities that have been categorized within Level 3 of the fair value hierarchy for the twelve months ended November 30, 2019 (in thousands):

Twelve Months Ended November 30, 2019
	Balance, November 30, 2018	Total gains (losses) (realized and unrealized) (1)	Purchases	Sales	Settlements	Issuances	Net transfers into (out of) Level 3	Balance, November 30, 2019	Changes in unrealized gains/losses included in earnings relating to instruments still held at November 30, 2019 (1)
Assets:
Trading assets:
Corporate equity securities	$52,192	$(11,407)	$69,065	$(28,159)	$(18,208)	$—	$(5,057)	$58,426	$(13,848)
Corporate debt securities	9,484	(4,860)	8,900	(13,854)	(379)	—	8,199	7,490	(6,176)
CDOs and CLOs	36,105	(514)	49,658	(38,147)	(12,494)	—	(5,820)	28,788	(2,330)
Residential mortgage-backed securities	19,603	(1,669)	1,954	(2,472)	(152)	—	476	17,740	(530)
Commercial mortgage-backed securities	10,886	(2,888)	206	(2,346)	(5,317)	—	5,569	6,110	(2,366)
Other asset-backed securities	53,175	433	104,097	(73,335)	(51,374)	—	9,567	42,563	(98)
Loans and other receivables	46,985	(4,507)	106,965	(48,350)	(5,788)	—	18,775	114,080	(2,321)
Investments at fair value	396,254	(183,480)	11,236	(28,749)	—	—	10,151	205,412	(180,629)
Investment in FXCM	73,150	(8,139)	1,500	—	(7,391)	—	—	59,120	(8,139)
Securities purchased under agreements to resell	—	—	—	—	—	25,000	—	25,000	—

Liabilities:
Trading liabilities:
Corporate equity securities	$—	$(2,649)	$(4,322)	$11,458	$—	$—	$—	$4,487	$1,928
Corporate debt securities	522	(381)	(457)	—	(524)	—	1,180	340	383
Commercial mortgage-backed securities	—	35	—	—	—	—	—	35	35
Loans	6,376	(1,382)	(2,573)	6,494	—	—	548	9,463	1,382
Net derivatives (2)	21,614	(21,452)	(4,323)	36,144	2,227	—	42,958	77,168	12,098
Long-term debt (1)	200,745	(18,662)	—	—	(11,250)	348,275	(39,039)	480,069	29,656

(1)
Realized and unrealized gains (losses) are primarily reported in Principal transactions revenues in the Consolidated Statements of Operations. Changes in instrument-specific credit risk related to structured notes are included in the Consolidated Statements of Comprehensive Income (Loss), net of tax. Changes in unrealized gains (losses) included in other comprehensive income (loss) for instruments still held at November 30, 2019 were losses of $11.0 million.

(2)	Net derivatives represent Trading assets - Derivatives and Trading liabilities - Derivatives.

Analysis of Level 3 Assets and Liabilities for the twelve months ended November 30, 2019

During the twelve months ended November 30, 2019, transfers of assets of $68.6 million from Level 2 to Level 3 of the fair value hierarchy are attributed to:

•
Loans and other receivables of $27.4 million, other asset-backed securities of $12.1 million, investments at fair value of $10.2 million, corporate debt securities of $8.9 million, commercial mortgage-backed securities of $5.6 million and CDOs and CLOs of $3.0 million due to reduced pricing transparency.

During the twelve months ended November 30, 2019, transfers of assets of $26.7 million from Level 3 to Level 2 are primarily attributed to:

•
CDOs and CLOs of $8.8 million, loans and other receivables of $8.6 million, corporate equity securities of $6.0 million and other asset-backed securities of $2.6 million due to greater pricing transparency supporting classification into Level 2.

During the twelve months ended November 30, 2019, there were transfers of net derivatives of $57.2 million from Level 2 to Level 3 due to reduced observability of inputs and market data. Transfers of net derivatives from Level 3 to Level 2 were $14.3 million for the twelve months ended November 30, 2019 due to greater observability of inputs and market data.

During the twelve months ended November 30, 2019, there were transfers of structured notes of $22.6 million from Level 2 to Level 3 due to reduced market transparency. Transfers of structured notes from Level 3 to Level 2 were $61.7 million for the twelve months ended November 30, 2019 due to greater market transparency.

Net losses on Level 3 assets were $217.0 million and net gains on Level 3 liabilities were $44.5 million for the twelve months ended November 30, 2019. Net losses on Level 3 assets were primarily due to a decreased valuation of investments at fair value, corporate equity securities, loans and other receivables, corporate debt securities, commercial mortgage-backed securities, CDOs and CLOs and our FXCM term loan. Net gains on Level 3 liabilities were primarily due to decreased market values across certain derivatives and valuations of certain structured notes.

The following is a summary of changes in fair value of our financial assets and liabilities that have been categorized within Level 3 of the fair value hierarchy for the eleven months ended November 30, 2018 (in thousands):

Eleven Months Ended November 30, 2018
	Balance, December 31, 2017	Total gains (losses) (realized and unrealized) (1)	Purchases	Sales	Settlements	Issuances	Net transfers into (out of) Level 3	Balance, November 30, 2018	Changes in unrealized gains (losses) relating to instruments still held at November 30, 2018 (1)
Assets:
Trading assets:
Corporate equity securities	$22,270	$24,914	$31,669	$(22,759)	$(3,977)	$—	$75	$52,192	$23,665
Corporate debt securities	26,036	(439)	10,352	(23,364)	(1,679)	—	(1,422)	9,484	(2,606)
CDOs and CLOS	42,184	(16,258)	356,650	(353,330)	(10,247)	—	17,106	36,105	(9,495)
Residential mortgage- backed securities	26,077	(6,970)	3,118	(12,816)	(513)	—	10,707	19,603	521
Commercial mortgage-backed securities	12,419	(2,186)	1,436	(471)	(16,624)	—	16,312	10,886	(4,000)
Other asset-backed securities	61,129	(9,934)	706,846	(677,220)	(27,641)	—	(5)	53,175	(5,283)
Loans and other receivables	47,304	(5,137)	149,228	(130,832)	(15,311)	—	1,733	46,985	(8,457)
Investments at fair value	329,944	76,636	9,798	(17,570)	—	—	(2,554)	396,254	76,042
Investment in FXCM	72,800	18,616	—	—	(18,266)	—	—	73,150	7,723

Liabilities:
Trading liabilities:
Corporate equity securities	$48	$—	$—	$—	$—	$—	$(48)	$—	$—
Corporate debt securities	522	—	—	—	—	—	—	522	—
Commercial mortgage-backed securities	105	(105)	—	—	—	—	—	—	—
Loans	3,486	84	(4,626)	7,432	—	—	—	6,376	(28)
Net derivatives (2)	6,746	(3,237)	(17)	14,920	(1,335)	—	4,537	21,614	(646)
Long-term debt (1)	—	(30,347)	—	—	—	84,860	146,232	200,745	10,951

(1)
Realized and unrealized gains (losses) are primarily reported in Principal transactions revenues in the Consolidated Statements of Operations. Changes in instrument-specific credit risk related to structured notes are included in the Consolidated Statements of Comprehensive Income (Loss), net of tax. Changes in unrealized gains (losses) included in other comprehensive income (loss) for instruments still held at November 30, 2018 were gains of $19.4 million.

(2)	Net derivatives represent Trading assets - Derivatives and Trading liabilities - Derivatives.
Analysis of Level 3 Assets and Liabilities for the eleven months ended November 30, 2018
During the eleven months ended November 30, 2018, transfers of assets of $57.8 million from Level 2 to Level 3 of the fair value hierarchy are attributed to:

•	Commercial mortgage-backed securities of $16.3 million, residential mortgage-backed securities of $15.3 million and CDOs and CLOs of $17.3 million due to reduced pricing transparency.

During the eleven months ended November 30, 2018, transfers of assets of $12.3 million from Level 3 to Level 2 are attributed to:

•
Residential mortgage-backed securities of $4.6 million, corporate debt securities of $3.6 million and corporate equity securities of $2.9 million due to greater pricing transparency supporting classification into Level 2.

During the eleven months ended November 30, 2018, there were transfers of structured notes of $146.2 million from Level 2 to Level 3 due to reduced market transparency.

Net gains on Level 3 assets were $79.2 million and net gains on Level 3 liabilities were $33.6 million for the eleven months ended November 30, 2018. Net gains on Level 3 assets were primarily due to increased valuations of investments at fair value and our FXCM term loan, and increased market values in corporate equity securities, partially offset by decreased valuations of CDOs and CLOs, other asset-backed securities, residential mortgage-backed securities and certain loans and other receivables. Net gains on Level 3 liabilities were primarily due to decreased valuations of certain structured notes.

The following is a summary of changes in fair value of our financial assets and liabilities that have been categorized within Level 3 of the fair value hierarchy for the twelve months ended December 31, 2017 (in thousands):

Twelve Months Ended December 31, 2017
	Balance, December 31, 2016	Total gains (losses) (realized and unrealized) (1)	Purchases	Sales	Settlements	Issuances	Net transfers into (out of) Level 3	Balance, December 31, 2017	Changes in unrealized gains (losses) relating to instruments still held at December 31, 2017 (1)
Assets:
Trading assets:
Corporate equity securities	$21,739	$3,353	$896	$(1,623)	$52	$—	$(2,147)	$22,270	$2,606
Corporate debt securities	25,005	(3,723)	36,850	(34,077)	(1,968)	—	3,949	26,036	(3,768)
CDOs and CLOs	54,354	(27,238)	112,239	(101,226)	(367)	—	4,422	42,184	(20,262)
Municipal securities	27,257	(1,547)	—	(25,710)	—	—	—	—	—
Residential mortgage-backed securities	38,772	(10,817)	6,805	(26,193)	(115)	—	17,625	26,077	(7,201)
Commercial mortgage-backed securities	20,580	(5,346)	3,275	(5,263)	(1,018)	—	191	12,419	(6,976)
Other asset-backed securities	40,911	(17,705)	77,508	(8,613)	(25,799)	—	(5,173)	61,129	(12,562)
Loans and other receivables	81,872	24,794	63,768	(53,095)	(34,622)	—	(35,413)	47,304	17,451
Investments at fair value	314,359	20,975	18,528	(22,818)	(1,100)	—	—	329,944	22,999
Investment in FXCM	164,500	23,161	—	—	(114,861)	—	—	72,800	1,070

Liabilities:
Trading liabilities:
Corporate equity securities	$313	$60	$(373)	$48	$—	$—	$—	$48	$—
Corporate debt securities	523	(1)	—	—	—	—	—	522	1
Commercial mortgage-backed securities	—	105	—	—	—	—	—	105	(105)
Loans	378	196	(385)	2,485	—	—	812	3,486	(2,639)
Net derivatives (2)	3,441	(1,638)	—	—	5,558	456	(1,071)	6,746	(17,740)
Other secured financings	418	(418)	—	—	—	—	—	—	—

(1)	Realized and unrealized gains (losses) are reported in Principal transactions revenues in the Consolidated Statements of Operations.

(2)	Net derivatives represent Trading assets - Derivatives and Trading liabilities - Derivatives.
Analysis of Level 3 Assets and Liabilities for the twelve months ended December 31, 2017
During the twelve months ended December 31, 2017, transfers of assets of $38.2 million from Level 2 to Level 3 of the fair value hierarchy are attributed to:

•	Residential mortgage-backed securities of $19.6 million and corporate debt securities of $8.3 million due to a lack of observable market transactions.

During the twelve months ended December 31, 2017, transfers of assets of $54.9 million from Level 3 to Level 2 are attributed to:

•	Loans and other receivables of $40.9 million due to greater pricing transparency supporting classification into Level 2.
Net gains on Level 3 assets were $5.9 million and net gains on Level 3 liabilities were $1.7 million for the twelve months ended December 31, 2017. Net gains on Level 3 assets were primarily due to increased valuations of our investment in FXCM, investments at fair value and certain loans and other receivables, partially offset by decreased valuations of CDOs and CLOs, other asset-backed securities and residential mortgage-backed securities. Net gains on Level 3 liabilities were primarily due to increased valuations of certain net derivatives.
Quantitative Information about Significant Unobservable Inputs used in Level 3 Fair Value Measurements

The tables below present information on the valuation techniques, significant unobservable inputs and their ranges for our financial assets and liabilities, subject to threshold levels related to the market value of the positions held, measured at fair value on a recurring basis with a significant Level 3 balance. The range of unobservable inputs could differ significantly across different firms given the range of products across different firms in the financial services sector. The inputs are not representative of the inputs that could have been used in the valuation of any one financial instrument (i.e., the input used for valuing one financial instrument within a particular class of financial instruments may not be appropriate for valuing other financial instruments within that given class). Additionally, the ranges of inputs presented below should not be construed to represent uncertainty regarding the fair values of our financial instruments; rather, the range of inputs is reflective of the differences in the underlying characteristics of the financial instruments in each category.

For certain categories, we have provided a weighted average of the inputs allocated based on the fair values of the financial instruments comprising the category. We do not believe that the range or weighted average of the inputs is indicative of the reasonableness of uncertainty of our Level 3 fair values. The range and weighted average are driven by the individual financial instruments within each category and their relative distribution in the population. The disclosed inputs when compared with the inputs as disclosed in other periods should not be expected to necessarily be indicative of changes in our estimates of unobservable inputs for a particular financial instrument as the population of financial instruments comprising the category will vary from period to period based on purchases and sales of financial instruments during the period as well as transfers into and out of Level 3 each period.

November 30, 2019
Financial Instruments Owned	Fair Value (in thousands)	Valuation Technique	Significant Unobservable Input(s)	Input/Range			Weighted Average
Corporate equity securities	$29,017
Non-exchange traded securities		Market approach	Price	$1	to	$140	$55
			Underlying stock price	$3	to	$5	$4

Corporate debt securities	$7,490	Scenario analysis	Estimated recovery percentage	23%	to	85%	46%
			Volatility	44%			—
			Credit spread	750			—
			Underlying stock price	£0.4			—

CDOs and CLOs	$28,788	Discounted cash flows	Constant prepayment rate	20%			—
			Constant default rate	1%	to	2%	2%
			Loss severity	25%	to	37%	29%
			Discount rate/yield	12%	to	21%	15%
		Scenario analysis	Estimated recovery percentage	3.25%	to	36.5%	25%

Residential mortgage-backed securities	$17,740	Discounted cash flows	Cumulative loss rate	2%			—
			Duration (years)	6.3 years			—
			Discount rate/yield	3%			—

Commercial mortgage-backed securities	$6,110	Discounted cash flows	Cumulative loss rate	7.3%			—
			Duration (years)	0.2 years			—
			Discount rate/yield	85%			—
		Scenario analysis	Estimated recovery percentage	44%			—

Other asset-backed securities	$42,563	Discounted cash flows	Cumulative loss rate	7%	to	31%	16%
			Duration (years)	0.5 years	to	3 years	1.5 years
			Discount rate/yield	7%	to	15%	11%

Loans and other receivables	$112,574	Market approach	Price	$36	to	$100	$90
		Scenario analysis	Estimated recovery percentage	87%	to	104%	99%
		Discounted cash flows	Term based on the pay off (years)	0 months	to	0.1 years	0.1 years

Derivatives	$13,826
Interest rate swaps		Market approach	Basis points upfront	0	to	16	6
Unfunded commitments			Price	$88			—
Equity options		Volatility benchmarking	Volatility	45%			—

Investments at fair value	$157,504
Private equity securities		Market approach	Price	$8	to	$250	$80
		Scenario analysis	Discount rate/yield	19%	to	21%	20%
			Revenue growth	0%			—

Investment in FXCM	$59,120
Term loan		Discounted cash flows	Term based on the pay off (years)	0 months	to	1.2 years	1.2 years

Securities purchased under agreements to resell	$25,000	Market approach	Spread to 6 month LIBOR	500			—
			Duration (years)	1.5 years			—

Trading Liabilities
Corporate equity securities	$4,487	Market approach	Transaction level	$1			—

Loans	$9,463	Market approach	Price	$50	to	$100	$88
		Scenario analysis	Estimated recovery percentage	1%			—

Derivatives	$92,057
Equity options		Volatility benchmarking	Volatility	21%	to	61%	43%
Interest rate swaps		Market approach	Basis points upfront	0	to	22	13
Cross currency swaps			Basis points upfront	2			—
Unfunded commitments			Price	$88			—

Long-term debt	$480,069
Structured notes		Market approach	Price	$84	to	$108	$96
			Price	€74	to	€103	€91

November 30, 2018
Financial Instruments Owned	Fair Value (in thousands)	Valuation Technique	Significant Unobservable Input(s)	Input/Range			Weighted Average

Corporate equity securities	$43,644
Non-exchange traded securities		Market approach	Price	$1	to	$75	$12
			Transaction level	$47			—

Corporate debt securities	$9,484	Market approach	Estimated recovery percentage	46%			—
			Transaction level	$80			—

CDOs and CLOs	$36,105	Discounted cash flows	Constant prepayment rate	10%	to	20%	18%
			Constant default rate	1%	to	2%	2%
			Loss severity	25%	to	30%	26%
			Discount rate/yield	11%	to	16%	14%
		Scenario analysis	Estimated recovery percentage	2%	to	41%	23%

Residential mortgage-backed securities	$19,603	Discounted cash flows	Cumulative loss rate	4%			—
			Duration (years)	13 years			—
			Discount rate/yield	3%			—
			Loss severity	0%			—
		Market approach	Price	$100			—

Commercial mortgage-backed securities	$9,444	Discounted cash flows	Cumulative loss rate	8%	to	85%	45%
			Duration (years)	1 year	to	3 years	1 year
			Discount rate/yield	2%	to	15%	6%
			Loss severity	64%			—
		Scenario analysis	Estimated recovery percentage	26%			—
			Price	$49			—

Other asset-backed securities	$53,175	Discounted cash flows	Cumulative loss rate	12%	to	30%	22%
			Duration (years)	1 year	to	2 years	1 year
			Discount rate/yield	6%	to	12%	8%
		Market approach	Price	$100			—

Loans and other receivables	$46,078	Market approach	Price	$50	to	$100	$96
		Scenario analysis	Estimated recovery percentage	13%	to	117%	105%

Derivatives	$4,602
Total return swaps		Market approach	Price	$97			—

Investments at fair value	$368,231
Private equity securities		Market approach	Price	$3	to	$250	$108
			Transaction level	$169			—
		Scenario analysis	Discount rate/yield	20%			—
			Revenue growth	0%			—
		Contingent claims analysis	Volatility	25%	to	35%	30%
			Duration (years)	4 years			—

Investment in FXCM	$73,150
Term loan		Discounted cash flows	Term based on the pay off (years)	0 months	to	0.3 years	0.3 years

Trading Liabilities
Loans	$6,376	Market approach	Price	$50	to	$101	$74

Derivatives	$27,536
Equity options		Option model/default rate	Default probability	0%			—
		Volatility benchmarking	Volatility	39%	to	62%	50%
Interest rate swaps		Market approach	Price	$20			—
Total return swaps		Market approach	Price	$97			—

Long-term debt	$200,745
Structured notes		Market approach	Price	$78	to	$94	$86
			Price	€68	to	€110	€96

The fair values of certain Level 3 assets and liabilities that were determined based on third-party pricing information, unadjusted past transaction prices, reported NAV or a percentage of the reported enterprise fair value are excluded from the above tables. At November 30, 2019 and 2018, asset exclusions consisted of $79.9 million and $40.3 million, respectively, primarily comprised of investments at fair value, corporate equity securities, loans and other receivables and certain derivatives. At November 30, 2019 and 2018, liability exclusions consisted of $0.4 million and $0.5 million, respectively, primarily comprised of corporate debt securities and commercial mortgage-backed securities.
Uncertainty of Fair Value Measurement from Use of Significant Unobservable Inputs
For recurring fair value measurements categorized within Level 3 of the fair value hierarchy, the uncertainty of the fair value measurement due to the use of significant unobservable inputs and interrelationships between those unobservable inputs (if any) are described below:

•
Corporate equity securities, corporate debt securities, loans and other receivables, certain derivatives, residential mortgage-backed securities, other asset-backed securities, private equity securities, securities purchased under agreements to resell and structured notes using a market approach valuation technique. A significant increase (decrease) in the transaction level of a corporate equity securities, corporate debt securities and private equity securities would result in a significantly higher (lower) fair value measurement. A significant increase (decrease) in the price of the private equity securities, non-exchange-traded securities, total return swaps, interest rate swaps, unfunded commitments, residential mortgage-backed securities, other asset-backed securities, loans and other receivables or structured notes would result in a significantly higher (lower) fair value measurement. A significant increase (decrease) in the underlying stock price of the corporate equity securities would result in a significantly higher (lower) fair value measurement. A significant increase (decrease) in the estimated recovery rates of the cash flow outcomes underlying the corporate debt securities would result in a significantly higher (lower) fair value measurement. A significant increase (decrease) in the yield or duration, in isolation, of securities purchased under agreements to resell would result in a significantly lower (higher) fair value measurement. Depending on whether we are a receiver or (payer) of basis points upfront, a significant increase in basis points would result in a significant increase (decrease) in the fair value measurement of cross currency and interest rate swaps.

•
Loans and other receivables, CDOs and CLOs, commercial mortgage-backed securities, corporate debt and private equity securities using scenario analysis. A significant increase (decrease) in the possible recovery rates of the cash flow outcomes underlying the financial instrument would result in a significantly higher (lower) fair value measurement for the financial instrument. A significant increase (decrease) in the price of the underlying assets of the financial instruments would result in a significantly higher (lower) fair value measurement. A significant increase (decrease) in the volatility of the underlying stock price would result in a significantly higher (lower) fair value measurement. A significant increase (decrease) in the credit spread of the financial instrument would result in a significantly lower (higher) fair value measurement. A significant increase (decrease) in the discount rate/yield underlying the investment would result in a significantly lower (higher) fair value measurement. A significant increase (decrease) in the revenue growth underlying the investment would result in a significantly higher (lower) fair value measurement.

•
CDOs and CLOs, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities and loans and other receivables using a discounted cash flow valuation technique. A significant increase (decrease) in isolation in the constant default rate, loss severity or cumulative loss rate would result in a significantly lower (higher) fair value measurement. The impact of changes in the constant prepayment rate and duration would have differing impacts depending on the capital structure and type of security. A significant increase (decrease) in the discount rate/security yield would result in a significantly lower (higher) fair value measurement.

•	Derivative equity options using an option/default rate model. A significant increase (decrease) in default probability would result in a significantly lower (higher) fair value measurement.

•	Derivative equity options using volatility benchmarking. A significant increase (decrease) in volatility would result in a significantly higher (lower) fair value measurement.

•
Investments at fair value using contingent claims analysis. A significant increase (decrease) in volatility would result in a significantly lower (higher) fair value measurement. A significant increase (decrease) in duration would result in a significantly lower (higher) fair value measurement.

•
FXCM term loan using a discounted cash flow valuation technique. A significant increase (decrease) in term based on the time to pay off the loan would result in a lower (higher) fair value measurement.

Fair Value Option Election
We have elected the fair value option for all loans and loan commitments made by our investment banking and capital markets businesses. These loans and loan commitments include loans entered into by our investment banking division in connection with client bridge financing and loan syndications, loans purchased by our leveraged credit trading desk as part of our bank loan trading activities and mortgage and consumer loan commitments, purchases and fundings in connection with mortgage-backed and other asset-backed securitization activities. Loans and loan commitments originated or purchased by our leveraged credit and mortgage-

backed businesses are managed on a fair value basis. Loans are included in Trading assets and loan commitments are included in Trading liabilities in the Consolidated Statements of Financial Condition. The fair value option election is not applied to loans made to affiliate entities as such loans are entered into as part of ongoing, strategic business ventures. Loans to affiliate entities are included in Loans to and investments in associated companies in the Consolidated Statements of Financial Condition and are accounted for on an amortized cost basis. We have also elected the fair value option for certain of our structured notes and securities purchased under agreements to resell, which are managed by our investment banking and capital markets businesses and are included in Long-term debt and Short-term borrowings, and Securities purchased under agreements to resell in the Consolidated Statements of Financial Condition, respectively. We have elected the fair value option for certain financial instruments held by our subsidiaries as the investments are risk managed on a fair value basis. The fair value option may be elected for certain secured financings that arise in connection with our securitization activities and other structured financings. Other secured financings, receivables from brokers, dealers and clearing organizations, receivables from customers of securities operations, payables to brokers, dealers and clearing organizations and payables to customers of securities operations, are accounted for at cost plus accrued interest rather than at fair value; however, the recorded amounts approximate fair value due to their liquid or short-term nature.
The following is a summary of our gains (losses) due to changes in instrument specific credit risk on loans, other receivables and debt instruments and gains (losses) due to other changes in fair value on long-term debt and short-term borrowings measured at fair value under the fair value option (in thousands):

	Twelve Months Ended November 30, 2019	Eleven Months Ended November 30, 2018	Twelve Months Ended December 31, 2017
Trading Assets:
Loans and other receivables	$(2,072)	$(3,856)	$22,088

Trading Liabilities:
Loans	656	(46)	—
Loan commitments	(1,089)	(739)	230

Long-term debt:
Changes in instrument specific credit risk (1)	(20,332)	38,064	(34,609)
Other changes in fair value (2)	(25,144)	48,748	47,291

Short-term borrowings:
Changes in instrument specific credit risk (1)	114	—	—
Other changes in fair value (2)	(863)	—	(681)

(1)	Changes in instrument specific credit risk related to structured notes are included in the Consolidated Statements of Comprehensive Income (Loss), net of taxes.

(2)	Other changes in fair value are included within Principal transactions revenues in the Consolidated Statements of Operations.

The following is a summary of the amount by which contractual principal exceeds fair value for loans and other receivables, long-term debt and short-term borrowings measured at fair value under the fair value option (in thousands):

	November 30, 2019	November 30, 2018
Trading Assets:
Loans and other receivables (1)	$1,546,516	$961,554
Loans and other receivables on nonaccrual status and/or 90 days or greater past due (1) (2)	197,215	158,392
Long-term debt and short-term borrowings	74,408	114,669

(1)	Interest income is recognized separately from other changes in fair value and is included in Interest income in the Consolidated Statements of Operations.

(2)
Amounts include loans and other receivables 90 days or greater past due by which contractual principal exceeds fair value of $22.2 million and $20.5 million at November 30, 2019 and 2018, respectively.

The aggregate fair value of our loans and other receivables on nonaccrual status and/or 90 days or greater past due, was $127.0 million and $105.3 million at November 30, 2019 and 2018, respectively, which includes loans and other receivables 90 days or greater past due of $24.8 million and $19.4 million at November 30, 2019 and 2018, respectively.
We had elected the fair value option for our investment in KCG Holdings, Inc. ("KCG"). The change in the fair value of this investment was $93.4 million for the twelve months ended December 31, 2017. Our investment in KCG was sold in July 2017.
As of December 31, 2017, we owned approximately 46.6 million common shares of HRG, representing approximately 23% of HRG's outstanding common shares, which were accounted for under the fair value option. On July 13, 2018, HRG merged into its 62% owned subsidiary, Spectrum Brands. Our approximately 23% owned interest in HRG thereby converted into approximately 14% of the outstanding shares of the re-named company, Spectrum Brands, which we account for under the fair value option. As of August 31, 2019, we owned 7,514,477 common shares of Spectrum Brands, representing approximately 15% of Spectrum Brands outstanding common shares. The shares were included in the Consolidated Statements of Financial Condition at fair value of $371.1 million at November 30, 2018. The shares were acquired at an aggregate cost of $475.6 million. The change in the fair value of our investment in Spectrum Brands/HRG aggregated $80.0 million, $(418.8) million and $64.8 million during the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, respectively. In September 2019, our Board of Directors approved a distribution to stockholders of these Spectrum Brands shares. We distributed 7,514,477 Spectrum Brands shares through a special pro rata dividend effective on October 11, 2019 to stockholders of record as of the close of business on September 30, 2019. We recorded a $451.1 million dividend as of the September 16, 2019 declaration date, which was equal to the fair value of Spectrum Brands shares at that time.
We believe accounting for these investments at fair value better reflects the economics of these investments, and quoted market prices for these investments provide an objectively determined fair value at each balance sheet date. Our investment in HomeFed, which was a publicly traded company, was accounted for under the equity method of accounting rather than the fair value option method. HomeFed's common stock was not listed on any stock exchange, and price information for the common stock was not regularly quoted on any automated quotation system. It was traded in the over-the-counter market with high and low bid prices published by the Over-the-Counter Bulletin Board Service; however, trading volume was minimal. For these reasons, we did not elect the fair value option for HomeFed.

Financial Instruments Not Measured at Fair Value

Certain of our financial instruments are not carried at fair value but are recorded at amounts that approximate fair value due to their liquid or short-term nature and generally negligible credit risk. These financial assets include Cash and cash equivalents and Cash and securities segregated and on deposit for regulatory purposes or deposited with clearing and depository organizations and would generally be presented in Level 1 of the fair value hierarchy. Cash and securities segregated and on deposit for regulatory purposes or deposited with clearing and depository organizations includes U.S. Treasury securities with a fair value of $35.0 million and $34.8 million at November 30, 2019 and 2018, respectively. See Note 25 for additional information related to financial instruments not measured at fair value.

Note 6.  Derivative Financial Instruments
Derivative Financial Instruments
Derivative activities are recorded at fair value in the Consolidated Statements of Financial Condition in Trading assets and Trading liabilities, net of cash paid or received under credit support agreements and on a net counterparty basis when a legally enforceable right to offset exists under a master netting agreement. Predominantly, we enter into derivative transactions to satisfy the needs of our clients and to manage our own exposure to market and credit risks resulting from our trading activities. In addition, we apply hedge accounting to an interest rate swap that has been designated as a fair value hedge of the changes in fair value due to the benchmark interest rate for certain fixed rate senior long-term debt. See Notes 5 and 23 for additional disclosures about derivative financial instruments.
Derivatives are subject to various risks similar to other financial instruments, including market, credit and operational risk. The risks of derivatives should not be viewed in isolation, but rather should be considered on an aggregate basis along with our other trading-related activities. We manage the risks associated with derivatives on an aggregate basis along with the risks associated with proprietary trading as part of our firm wide risk management policies.
In connection with our derivative activities, we may enter into ISDA master netting agreements or similar agreements with counterparties. See Note 2 for additional information regarding the offsetting of derivative contracts.

The following tables present the fair value and related number of derivative contracts at November 30, 2019 and 2018 categorized by type of derivative contract and the platform on which these derivatives are transacted. The fair value of assets/liabilities represents our receivable/payable for derivative financial instruments, gross of counterparty netting and cash collateral received and pledged. The following tables also provide information regarding (1) the extent to which, under enforceable master netting arrangements, such balances are presented net in the Consolidated Statements of Financial Condition as appropriate under GAAP and (2) the extent to which other rights of setoff associated with these arrangements exist and could have an effect on our financial position (in thousands, except contract amounts):

	Assets		Liabilities
	Fair Value	Number of Contracts (2)	Fair Value	Number of Contracts (2)
November 30, 2019 (1)
Derivatives designated as accounting hedges:
Interest rate contracts:
Cleared OTC	$28,663	1	$—	—
Total derivatives designated as accounting hedges	28,663		—

Derivatives not designated as accounting hedges:
Interest rate contracts:
Exchange-traded	1,191	65,226	103	38,464
Cleared OTC	213,224	3,329	284,433	3,443
Bilateral OTC	421,700	1,325	258,857	738
Foreign exchange contracts:
Exchange-traded	—	256	—	199
Bilateral OTC	191,218	9,257	187,836	9,187
Equity contracts:
Exchange-traded	717,494	1,714,538	962,535	1,481,388
Bilateral OTC	248,720	4,731	445,241	4,271
Commodity contracts:
Exchange-traded	—	5,524	—	4,646
Bilateral OTC	20,600	4,084	391	359
Credit contracts:
Cleared OTC	2,514	13	5,768	12
Bilateral OTC	6,281	25	14,219	28
Total derivatives not designated as accounting hedges	1,822,942		2,159,383

Total gross derivative assets/ liabilities:
Exchange-traded	718,685		962,638
Cleared OTC	244,401		290,201
Bilateral OTC	888,519		906,544

Amounts offset in Consolidated Statement of Financial Condition (3):
Exchange-traded	(688,871)		(688,871)
Cleared OTC	(222,869)		(266,900)
Bilateral OTC	(521,457)		(676,407)
Net amounts per Consolidated Statement of Financial Condition (4)	$418,408		$527,205

	Assets		Liabilities
	Fair Value	Number of Contracts (2)	Fair Value	Number of Contracts (2)
November 30, 2018 (1)
Derivatives designated as accounting hedges:
Interest rate contracts:
Cleared OTC	$—	—	$29,647	1
Total derivatives designated as accounting hedges	—		29,647

Derivatives not designated as accounting hedges:
Interest rate contracts:
Exchange-traded	924	32,159	513	66,095
Cleared OTC	422,670	2,095	411,833	2,394
Bilateral OTC	372,899	1,398	491,697	816
Foreign exchange contracts:
Exchange-traded	42	538	2	690
Cleared OTC	—	—	36	3
Bilateral OTC	311,228	9,548	314,951	9,909
Equity contracts:
Exchange-traded	1,202,927	2,104,684	2,061,137	1,779,836
Bilateral OTC	207,221	5,126	315,996	2,764
Commodity contracts:
Exchange-traded	27,632	7,272	272	4,185
Bilateral OTC	10,191	1,274	1,445	1,498
Credit contracts:
Cleared OTC	11,204	7	1,556	14
Bilateral OTC	13,768	123	11,618	79
Total derivatives not designated as accounting hedges	2,580,706		3,611,056

Total gross derivative assets/ liabilities:
Exchange-traded	1,231,525		2,061,924
Cleared OTC	433,874		443,072
Bilateral OTC	915,307		1,135,707

Amounts offset in Consolidated Statement of Financial Condition (3):
Exchange-traded	(1,190,951)		(1,190,951)
Cleared OTC	(407,351)		(418,779)
Bilateral OTC	(815,629)		(903,320)
Net amounts per Consolidated Statement of Financial Condition (4)	$166,775		$1,127,653

(1)
Exchange-traded derivatives include derivatives executed on an organized exchange. Cleared OTC derivatives include derivatives executed bilaterally and subsequently novated to and cleared through central clearing counterparties. Bilateral OTC derivatives include derivatives executed and settled bilaterally without the use of an organized exchange or central clearing counterparty.

(2)
Number of exchange-traded contracts may include open futures contracts. The unsettled fair value of these futures contracts is included in Receivables and Payables, expense accruals and other liabilities in the Consolidated Statements of Financial Condition.

(3)	Amounts netted include both netting by counterparty and for cash collateral paid or received.

(4)
We have not received or pledged additional collateral under master netting agreements and/or other credit support agreements that is eligible to be offset beyond what has been offset in the Consolidated Statements of Financial Condition.

The following table provides information related to gains (losses) recognized in Interest expense of Jefferies Group in the Consolidated Statements of Operations on a fair value hedge (in thousands):

	Twelve Months Ended November 30, 2019	Eleven Months Ended November 30, 2018	Twelve Months Ended December 31, 2017

Interest rate swaps	$56,385	$(25,539)	$(2,091)
Long-term debt	(58,931)	27,363	8,124
Total	$(2,546)	$1,824	$6,033

The following table presents unrealized and realized gains (losses) on derivative contracts which are primarily recognized in Principal transactions revenues in the Consolidated Statements of Operations, which are utilized in connection with our client activities and our economic risk management activities (in thousands):

	Twelve Months Ended November 30, 2019	Eleven Months Ended November 30, 2018	Twelve Months Ended December 31, 2017

Interest rate contracts	$(188,605)	$67,291	$3,171
Foreign exchange contracts	(822)	226	4,376
Equity contracts	(108,961)	(267,187)	(319,775)
Commodity contracts	(5,630)	21,785	(9,049)
Credit contracts	9,147	449	1,959
Total	$(294,871)	$(177,436)	$(319,318)

The net gains (losses) on derivative contracts in the table above are one of a number of activities comprising our business activities and are before consideration of economic hedging transactions, which generally offset the net gains (losses) included above. We substantially mitigate our exposure to market risk on our cash instruments through derivative contracts, which generally provide offsetting revenues, and we manage the risk associated with these contracts in the context of our overall risk management framework.

OTC Derivatives.  The following tables set forth by remaining contract maturity the fair value of OTC derivative assets and liabilities as reflected in the Consolidated Statement of Financial Condition at November 30, 2019 (in thousands):

	OTC Derivative Assets (1) (2) (3)
	0-12 Months	1-5 Years	Greater Than 5 Years	Cross- Maturity Netting (4)	Total

Commodity swaps, options and forwards	$16,634	$3,966	$—	$(391)	$20,209
Equity forwards, swaps and options	44,065	2,302	7,442	(6,612)	47,197
Credit default swaps	49	1,059	15	(62)	1,061
Total return swaps	58,845	34,546	—	(554)	92,837
Foreign currency forwards, swaps and options	46,651	11,123	62	(4,855)	52,981
Fixed income forwards	986	—	—	—	986
Interest rate swaps, options and forwards	33,147	163,818	142,277	(15,032)	324,210
Total	$200,377	$216,814	$149,796	$(27,506)	539,481
Cross product counterparty netting					(32,208)
Total OTC derivative assets included in Trading assets					$507,273

(1)	At November 30, 2019, we held exchange traded derivative assets, other derivatives assets and other credit agreements with a fair value of $37.2 million, which are not included in this table.

(2)
OTC derivative assets in the table above are gross of collateral received. OTC derivative assets are recorded net of collateral received in the Consolidated Statements of Financial Condition. At November 30, 2019, cash collateral received was $126.1 million.

(3)	Derivative fair values include counterparty netting within product category.

(4)	Amounts represent the netting of receivable balances with payable balances for the same counterparty within product category across maturity categories.

	OTC Derivative Liabilities (1) (2) (3)
	0-12 Months	1-5 Years	Greater Than 5 Years	Cross-Maturity Netting (4)	Total

Commodity swaps, options and forwards	$391	$—	$—	$(391)	$—
Equity forwards, swaps and options	25,342	173,359	77,052	(6,612)	269,141
Credit default swaps	1,245	3,688	8,160	(62)	13,031
Total return swaps	28,096	41,160	—	(554)	68,702
Foreign currency forwards, swaps and options	48,388	9,786	45	(4,855)	53,364
Fixed income forwards	581	—	—	—	581
Interest rate swaps, options and forwards	20,881	93,730	104,318	(15,032)	203,897
Total	$124,924	$321,723	$189,575	$(27,506)	608,716
Cross product counterparty netting					(32,208)
Total OTC derivative liabilities included in Trading liabilities					$576,508

(1)
At November 30, 2019, we held exchange traded derivative liabilities, other derivative liabilities and other credit agreements with a fair value of $275.7 million, which are not included in this table.

(2)
OTC derivative liabilities in the table above are gross of collateral pledged. OTC derivative liabilities are recorded net of collateral pledged in the Consolidated Statements of Financial Condition. At November 30, 2019, cash collateral pledged was $325.0 million.

(3)	Derivative fair values include counterparty netting within product category.

(4)	Amounts represent the netting of receivable balances with payable balances for the same counterparty within product category across maturity categories.

At November 30, 2019, the counterparty credit quality with respect to the fair value of our OTC derivative assets was as follows (in thousands):

Counterparty credit quality (1):
A- or higher	$127,355
BBB- to BBB+	31,536
BB+ or lower	193,338
Unrated	155,044
Total	$507,273

(1)
We utilize internal credit ratings determined by the Jefferies Group Risk Management department. Credit ratings determined by Jefferies Group Risk Management use methodologies that produce ratings generally consistent with those produced by external rating agencies.

Credit Related Derivative Contracts
The external credit ratings of the underlyings or referenced assets for our written credit related derivative contracts (in millions):

	External Credit Rating
	Investment Grade	Non-investment Grade	Unrated	Total Notional
November 30, 2019
Credit protection sold:
Index credit default swaps	$3.0	$32.0	$—	$35.0
Single name credit default swaps	3.4	29.0	1.5	33.9

November 30, 2018
Credit protection sold:
Index credit default swaps	$25.7	$167.4	$—	$193.1
Single name credit default swaps	57.7	84.5	3.0	145.2

Contingent Features
Certain of Jefferies Group's derivative instruments contain provisions that require its debt to maintain an investment grade credit rating from each of the major credit rating agencies. If Jefferies Group's debt were to fall below investment grade, it would be in violation of these provisions and the counterparties to the derivative instruments could request immediate payment or demand immediate and ongoing full overnight collateralization on the derivative instruments in liability positions. The following table presents the aggregate fair value of all derivative instruments with such credit-risk-related contingent features that are in a liability position, the collateral amounts posted or received in the normal course of business and the potential collateral we would have been required to return and/or post additionally to its counterparties if the credit-risk-related contingent features underlying these agreements were triggered (in millions):

	November 30, 2019	November 30, 2018

Derivative instrument liabilities with credit-risk-related contingent features	$42.9	$93.5
Collateral posted	(3.1)	(61.5)
Collateral received	114.1	91.5
Return of and additional collateral required in the event of a credit rating downgrade below investment grade (1)	154.0	123.3

(1)
These potential outflows include initial margin received from counterparties at the execution of the derivative contract. The initial margin will be returned if counterparties elect to terminate the contract after a downgrade.

Other Derivatives

Vitesse Energy Finance uses swaps and call and put options in order to reduce exposure to future oil price fluctuations. Vitesse Energy Finance accounts for the derivative instruments at fair value. The gains and losses associated with the change in fair value of the derivatives are recorded in Other revenues.
Note 7.  Collateralized Transactions
Our repurchase agreements and securities borrowing and lending arrangements are generally recorded at cost in the Consolidated Statements of Financial Condition, which is a reasonable approximation of their fair values due to their short-term nature. We enter into secured borrowing and lending arrangements to obtain collateral necessary to effect settlement, finance inventory positions, meet customer needs or re-lend as part of dealer operations. We monitor the fair value of the securities loaned and borrowed on a daily basis as compared with the related payable or receivable, and request additional collateral or returns excess collateral, as appropriate. We pledge financial instruments as collateral under repurchase agreements, securities lending agreements and other secured arrangements, including clearing arrangements. Our agreements with counterparties generally contain contractual provisions allowing the counterparty the right to sell or repledge the collateral. Pledged securities owned that can be sold or repledged by the counterparty are included in Financial instruments owned, at fair value and noted parenthetically as Securities pledged in the Consolidated Statements of Financial Condition.

In instances where we receive securities as collateral in connection with securities-for-securities transactions in which we are the lender of securities and are permitted to sell or repledge the securities received as collateral, the fair value of the collateral received and the related obligation to return the collateral is reported in the Consolidated Statements of Financial Condition.

The following tables set forth the carrying value of securities lending arrangements, repurchase agreements and obligation to return securities received as collateral by class of collateral pledged and remaining contractual maturity (in thousands):

Collateral Pledged	Securities Lending Arrangements	Repurchase Agreements	Obligation to Return Securities Received as Collateral	Total
November 30, 2019
Corporate equity securities	$1,314,395	$129,558	$—	$1,443,953
Corporate debt securities	191,311	1,730,526	—	1,921,837
Mortgage-backed and asset-backed securities	—	1,745,145	—	1,745,145
U.S. government and federal agency securities	19,434	10,863,997	9,500	10,892,931
Municipal securities	—	498,202	—	498,202
Sovereign securities	—	3,016,563	—	3,016,563
Loans and other receivables	—	772,926	—	772,926
Total	$1,525,140	$18,756,917	$9,500	$20,291,557

November 30, 2018
Corporate equity securities	$1,505,218	$487,124	$—	$1,992,342
Corporate debt securities	333,221	1,853,309	—	2,186,530
Mortgage-backed and asset-backed securities	249	2,820,543	—	2,820,792
U.S. government and federal agency securities	—	8,181,947	—	8,181,947
Municipal securities	—	604,274	—	604,274
Sovereign securities	—	2,945,521	—	2,945,521
Loans and other receivables	—	300,768	—	300,768
Total	$1,838,688	$17,193,486	$—	$19,032,174

	Contractual Maturity
	Overnight and Continuous	Up to 30 Days	31 to 90 Days	Greater than 90 Days	Total
November 30, 2019
Securities lending arrangements	$694,821	$—	$672,969	$157,350	$1,525,140
Repurchase agreements	6,614,026	1,556,260	8,988,528	1,598,103	18,756,917
Obligation to return securities received as collateral	—	—	9,500	—	9,500
Total	$7,308,847	$1,556,260	$9,670,997	$1,755,453	$20,291,557

November 30, 2018
Securities lending arrangements	$807,347	$—	$560,417	$470,924	$1,838,688
Repurchase agreements	7,849,052	1,915,325	6,042,951	1,386,158	17,193,486
Total	$8,656,399	$1,915,325	$6,603,368	$1,857,082	$19,032,174

We receive securities as collateral under resale agreements, securities borrowing transactions and customer margin loans. We also receive securities as collateral in connection with securities-for-securities transactions in which we are the lender of securities. In many instances, we are permitted by contract to rehypothecate the securities received as collateral. These securities may be used to secure repurchase agreements, enter into securities lending transactions, satisfy margin requirements on derivative transactions or cover short positions. At November 30, 2019 and 2018, the approximate fair value of securities received as collateral by us that may be sold or repledged was $28.7 billion and $23.1 billion, respectively. At November 30, 2019 and 2018, a substantial portion of the securities received have been sold or repledged.

Offsetting of Securities Financing Agreements

To manage our exposure to credit risk associated with securities financing transactions, we may enter into master netting agreements and collateral arrangements with counterparties. Generally, transactions are executed under standard industry agreements, including, but not limited to, master securities lending agreements (securities lending transactions) and master repurchase agreements (repurchase transactions).

The following table provides information regarding repurchase agreements, securities borrowing and lending arrangements and securities received as collateral and obligation to return securities received as collateral that are recognized in the Consolidated Statements of Financial Condition and (1) the extent to which, under enforceable master netting arrangements, such balances are presented net in the Consolidated Statements of Financial Condition as appropriate under GAAP and (2) the extent to which other rights of setoff associated with these arrangements exist and could have an effect on our consolidated financial position.

(In thousands)	Gross Amounts	Netting in Consolidated Statements of Financial Condition	Net Amounts in Consolidated Statements of Financial Condition	Additional Amounts Available for Setoff (1)	Available Collateral (2)	Net Amount (3)
Assets at November 30, 2019
Securities borrowing arrangements	$7,624,642	$—	$7,624,642	$(361,394)	$(1,479,433)	$5,783,815
Reverse repurchase agreements	15,551,845	(11,252,247)	4,299,598	(291,316)	(3,929,977)	78,305
Securities received as collateral	9,500	—	9,500	—	—	9,500

Liabilities at November 30, 2019
Securities lending arrangements	$1,525,140	$—	$1,525,140	$(361,394)	$(970,799)	$192,947
Repurchase agreements	18,756,917	(11,252,247)	7,504,670	(291,316)	(6,663,807)	549,547
Obligation to return securities received as collateral	9,500	—	9,500	—	—	9,500

Assets at November 30, 2018
Securities borrowing arrangements	$6,538,212	$—	$6,538,212	$(468,778)	$(1,193,986)	$4,875,448
Reverse repurchase agreements	11,336,175	(8,550,417)	2,785,758	(609,225)	(2,126,730)	49,803

Liabilities at November 30, 2018
Securities lending arrangements	$1,838,688	$—	$1,838,688	$(468,778)	$(1,343,704)	$26,206
Repurchase agreements	17,193,486	(8,550,417)	8,643,069	(609,225)	(7,070,967)	962,877

(1)
Under master netting agreements with our counterparties, we have the legal right of offset with a counterparty, which incorporates all of the counterparty’s outstanding rights and obligations under the arrangement. These balances reflect additional credit risk mitigation that is available by a counterparty in the event of a counterparty’s default, but which are not netted in the Consolidated Statements of Financial Condition because other netting provisions of GAAP are not met.

(2)
Includes securities received or paid under collateral arrangements with counterparties that could be liquidated in the event of a counterparty default and thus offset against a counterparty’s rights and obligations under the respective repurchase agreements or securities borrowing or lending arrangements.

(3)
At November 30, 2019, amounts include $5,683.4 million of securities borrowing arrangements, for which we have received securities collateral of $5,523.6 million, and $439.7 million of repurchase agreements, for which we have pledged securities collateral of $447.5 million, which are subject to master netting agreements, but we have not determined the agreements to be legally enforceable. At November 30, 2018, amounts include $4,825.7 million of securities borrowing arrangements, for which we have received securities collateral of $4,711.7 million, and $931.7 million of repurchase agreements, for which we have pledged securities collateral of $963.6 million, which are subject to master netting agreements, but we have not determined the agreements to be legally enforceable.

Cash and Securities Segregated and on Deposit for Regulatory Purposes or Deposited with Clearing and Depository Organizations

Cash and securities deposited with clearing and depository organizations and segregated in accordance with regulatory regulations totaled $796.8 million and $708.0 million at November 30, 2019 and 2018, respectively. Segregated cash and securities consist of deposits in accordance with Rule 15c3-3 of the Securities Exchange Act of 1934, which subjects Jefferies LLC as a broker-dealer carrying customer accounts to requirements related to maintaining cash or qualified securities in segregated special reserve bank accounts for the exclusive benefit of its customers.
Note 8.  Securitization Activities
We engage in securitization activities related to corporate loans, mortgage loans, consumer loans and mortgage-backed and other asset-backed securities. In securitization transactions, we transfer these assets to special purpose entities ("SPEs") and act as the placement or structuring agent for the beneficial interests sold to investors by the SPE. A significant portion of the securitization transactions are the securitization of assets issued or guaranteed by U.S. government agencies. These SPEs generally meet the criteria of variable interest entities ("VIEs"); however, the SPEs are generally not consolidated as we are not considered the primary beneficiary for these SPEs.
We account for our securitization transactions as sales, provided we have relinquished control over the transferred assets. Transferred assets are carried at fair value with unrealized gains and losses reflected in Principal transactions revenues in the Consolidated Statements of Operations prior to the identification and isolation for securitization. Subsequently, revenues recognized upon securitization are reflected as net underwriting revenues. We generally receive cash proceeds in connection with the transfer of assets to an SPE. We may, however, have continuing involvement with the transferred assets, which is limited to retaining one or more tranches of the securitization (primarily senior and subordinated debt securities in the form of mortgage-backed and other asset-backed securities or CLOs). These securities are included in Trading assets in the Consolidated Statements of Financial Condition and are generally initially categorized as Level 2 within the fair value hierarchy.
The following table presents activity related to our securitizations that were accounted for as sales in which we have continuing involvement (in millions):

	Twelve Months Ended November 30, 2019	Eleven Months Ended November 30, 2018	Twelve Months Ended December 31, 2017

Transferred assets	$4,780.9	$7,159.3	$4,552.9
Proceeds on new securitizations	4,852.8	7,165.3	4,594.5
Cash flows received on retained interests	48.3	48.5	28.7

We have no explicit or implicit arrangements to provide additional financial support to these SPEs, have no liabilities related to these SPEs and have no outstanding derivative contracts executed in connection with these securitizations at November 30, 2019 and 2018.
The following table summarizes our retained interests in SPEs where we transferred assets and have continuing involvement and received sale accounting treatment (in millions):

	November 30, 2019		November 30, 2018
Securitization Type	Total Assets	Retained Interests	Total Assets	Retained Interests

U.S. government agency residential mortgage-backed securities	$10,671.7	$103.3	$13,633.5	$365.3
U.S. government agency commercial mortgage-backed securities	1,374.8	45.8	2,027.6	185.6
CLOs	3,006.7	58.4	3,512.0	20.9
Consumer and other loans	1,149.3	71.8	604.1	48.9

Total assets represent the unpaid principal amount of assets in the SPEs in which we have continuing involvement and are presented solely to provide information regarding the size of the transactions and the size of the underlying assets supporting our retained interests, and are not considered representative of the risk of potential loss. Assets retained in connection with a securitization transaction represent the fair value of the securities of one or more tranches issued by an SPE, including senior and subordinated tranches. Our risk of loss is limited to this fair value amount which is included in total Trading assets in the Consolidated Statements of Financial Condition.
Although not obligated, in connection with secondary market-making activities we may make a market in the securities issued by these SPEs. In these market-making transactions, we buy these securities from and sell these securities to investors. Securities purchased through these market-making activities are not considered to be continuing involvement in these SPEs. To the extent we purchased securities through these market-making activities and we are not deemed to be the primary beneficiary of the VIE, these securities are included in agency and non-agency mortgage-backed and asset-backed securitizations in the nonconsolidated VIEs section presented in Note 10.

Foursight Capital also utilizes SPEs to securitize automobile loans receivable. These SPEs are VIEs and our subsidiary is the primary beneficiary; the related assets and the secured borrowings are recognized in the Consolidated Statements of Financial Condition. These secured borrowings do not have recourse to our subsidiary's general credit. See Note 10 for further information on securitization activities and VIEs.
Note 9.  Available for Sale Securities and Other Investments
The amortized cost, gross unrealized gains and losses and estimated fair value of investments classified as available for sale are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
November 30, 2018
Bonds and notes:
U.S. government securities	$1,073,038	$1	$183	$1,072,856
Residential mortgage-backed securities	211,209	376	1,067	210,518
Commercial mortgage-backed securities	16,068	—	426	15,642
Other asset-backed securities	111,447	1	578	110,870
Total Available for sale securities	$1,411,762	$378	$2,254	$1,409,886

Proceeds from the maturities and sales of available for sale securities during the twelve months ended November 30, 2019, were primarily invested in prime and government money market funds, which are classified as Cash and cash equivalents in the Consolidated Statement of Financial Condition at November 30, 2019.

At November 30, 2019 and 2018, the Company had other investments (classified as Other assets and Loans to and investments in associated companies) in which fair values are not readily determinable, aggregating $172.8 million and $230.0 million, respectively. Impairments of $5.5 million and $0.2 million were recognized on these investments during the twelve months ended November 30, 2019 and eleven months ended November 30, 2018, respectively. Realized gains of $13.8 million and $0.2 million were recognized on these investments during the twelve months ended November 30, 2019 and eleven months ended November 30, 2018, respectively. There were no unrealized gains or losses recognized on these investments during the twelve months ended November 30, 2019 and eleven months ended November 30, 2018.
Note 10.  Variable Interest Entities
VIEs are entities in which equity investors lack the characteristics of a controlling financial interest. VIEs are consolidated by the primary beneficiary. The primary beneficiary is the party who has both (1) the power to direct the activities of a VIE that most significantly impact the entity's economic performance and (2) an obligation to absorb losses of the entity or a right to receive benefits from the entity that could potentially be significant to the entity.
Our variable interests in VIEs include debt and equity interests, equity interests in associated companies, commitments, guarantees and certain fees. Our involvement with VIEs arises primarily from the following activities, but also includes other activities discussed below:

•	Purchases of securities in connection with our trading and secondary market-making activities;

•
Retained interests held as a result of securitization activities, including the resecuritization of mortgage-backed and other asset-backed securities and the securitization of mortgage, corporate and consumer loans;

•	Acting as placement agent and/or underwriter in connection with client-sponsored securitizations;

•	Financing of agency and non-agency mortgage-backed and other asset-backed securities;

•	Warehouse funding arrangements for client-sponsored consumer and mortgage loan vehicles and CLOs through participation agreements, forward sale agreements and revolving loan and note commitments; and

•	Loans to, investments in and fees from various investment vehicles.
We determine whether we are the primary beneficiary of a VIE upon our initial involvement with the VIE and we reassess whether we are the primary beneficiary of a VIE on an ongoing basis. Our determination of whether we are the primary beneficiary of a VIE is based upon the facts and circumstances for each VIE and requires judgment. Our considerations in determining the VIE's most significant activities and whether we have power to direct those activities include, but are not limited to, the VIE's purpose and design and the risks passed through to investors, the voting interests of the VIE, management, service and/or other agreements of the VIE, involvement in the VIE's initial design and the existence of explicit or implicit financial guarantees. In situations where we have determined that the power over the VIE's significant activities is shared, we assess whether we are the party with the power over the most significant activities. If we are the party with the power over the most significant activities, we meet the "power" criteria of the primary beneficiary. If we do not have the power over the most significant activities or we determine that decisions require consent of each sharing party, we do not meet the "power" criteria of the primary beneficiary.
We assess our variable interests in a VIE both individually and in aggregate to determine whether we have an obligation to absorb losses of or a right to receive benefits from the VIE that could potentially be significant to the VIE. The determination of whether our variable interest is significant to the VIE requires judgment. In determining the significance of our variable interest, we consider the terms, characteristics and size of the variable interests, the design and characteristics of the VIE, our involvement in the VIE and our market-making activities related to the variable interests.
Consolidated VIEs

The following table presents information about the assets and liabilities of our consolidated securitization vehicles VIEs, which are presented in the Consolidated Statements of Financial Condition in the respective asset and liability categories (in millions). The assets and liabilities in the table below are presented prior to consolidation and thus a portion of these assets and liabilities are eliminated in consolidation.

	November 30, 2019	November 30, 2018

Securities purchased under agreements to resell (1)	$2,467.3	$883.1
Receivables	605.6	626.0
Other	38.7	78.4
Total assets	$3,111.6	$1,587.5

Other secured financings (2)	$3,068.6	$1,535.3
Other (3)	20.1	45.9
Total liabilities	$3,088.7	$1,581.2

(1)	Securities purchased under agreements to resell represent an amount due under a collateralized transaction on related consolidated entities, which are eliminated in consolidation.

(2)	Approximately $1.0 million of the secured financing represent amounts held by us in inventory and are eliminated in consolidation at November 30, 2018.

(3)	Includes $17.7 million and $44.1 million at November 30, 2019 and 2018, respectively, of intercompany payables that are eliminated in consolidation.

Securitization Vehicles.  We are the primary beneficiary of asset-backed financing vehicles to which we sell agency and non-agency residential and commercial mortgage loans and asset-backed securities pursuant to the terms of a master repurchase agreement. Our variable interests in these vehicles consist of our collateral margin maintenance obligations under the master repurchase agreement, which we manage, and retained interests in securities issued. The assets of these VIEs consist of reverse repurchase agreements, which are available for the benefit of the vehicle's debt holders.
At November 30, 2019 and 2018, Foursight Capital is the primary beneficiary of SPEs it utilized to securitize automobile loans receivable. Foursight Capital acts as the servicer for which it receives a fee, and owns an equity interest in the SPEs. The notes issued by the SPEs are secured solely by the assets of the SPEs and do not have recourse to Foursight Capital's general credit and the assets of the VIEs are not available to satisfy any other debt. During the twelve months ended November 30, 2019, automobile loan receivables aggregating $227.4 million were securitized by Foursight Capital in connection with secured borrowing offerings. The majority of the proceeds from issuance of the secured borrowings were used to pay down Foursight Capital's two credit facilities.
Nonconsolidated VIEs
The following tables present information about our variable interests in nonconsolidated VIEs (in millions):

	Financial Statement Carrying Amount		Maximum Exposure to Loss	VIE Assets
	Assets	Liabilities
November 30, 2019
CLOs	$152.6	$0.6	$505.3	$7,845.0
Consumer loan and other asset-backed vehicles	358.3	—	490.6	2,354.8
Related party private equity vehicles	23.0	—	34.3	71.4
Other investment vehicles	574.0	—	766.1	9,255.0
Total	$1,107.9	$0.6	$1,796.3	$19,526.2

November 30, 2018
CLOs	$45.2	$—	$571.4	$3,281.9
Consumer loan and other asset-backed vehicles	462.1	—	807.1	3,273.1
Related party private equity vehicles	35.5	—	53.5	108.3
Other investment vehicles	203.6	—	214.7	5,719.1
Total	$746.4	$—	$1,646.7	$12,382.4

Our maximum exposure to loss often differs from the carrying value of the variable interests. The maximum exposure to loss is dependent on the nature of the variable interests in the VIEs and is limited to the notional amounts of certain loan and equity commitments and guarantees. Our maximum exposure to loss does not include the offsetting benefit of any financial instruments that may be utilized to hedge the risks associated with its variable interests and is not reduced by the amount of collateral held as part of a transaction with a VIE.
Collateralized Loan Obligations. Assets collateralizing the CLOs include bank loans, participation interests and sub-investment grade and senior secured U.S. loans. We underwrite securities issued in CLO transactions on behalf of sponsors and provide advisory services to the sponsors. We may also sell corporate loans to the CLOs. Our variable interests in connection with CLOs where we have been involved in providing underwriting and/or advisory services consist of the following:

•	Forward sale agreements whereby we commit to sell, at a fixed price, corporate loans and ownership interests in an entity holding such corporate loans to CLOs;

•	Warehouse funding arrangements in the form of participation interests in corporate loans held by CLOs and commitments to fund such participation interests;

•	Trading positions in securities issued in a CLO transaction; and

•	Investments in variable funding notes issued by CLOs.

Asset-Backed Vehicles. We provide financing and lending related services to certain client-sponsored VIEs in the form of revolving funding note agreements, revolving credit facilities, forward purchase agreements and reverse purchase agreements. The underlying assets, which are collateralizing the vehicles, are primarily composed of unsecured consumer loans, mortgage loans and trade claims. In addition, we may provide structuring and advisory services and act as an underwriter or placement agent for securities issued by the vehicles. We do not control the activities of these entities.

Related Party Private Equity Vehicles. We committed to invest in private equity funds (the "JCP Funds", including Jefferies Group's interests in Jefferies Capital Partners V L.P. and the Jefferies SBI USA Fund L.P. (together, "JCP Fund V")) managed by Jefferies Capital Partners, LLC (the "JCP Manager"). Additionally, we committed to invest in the general partners of the JCP Funds (the "JCP General Partners") and the JCP Manager. Our variable interests in the JCP Funds, JCP General Partners and JCP Manager (collectively, the "JCP Entities") consist of equity interests that, in total, provide us with limited and general partner investment returns of the JCP Funds, a portion of the carried interest earned by the JCP General Partners and a portion of the management fees earned by the JCP Manager. At November 30, 2019 and 2018, our total equity commitment in the JCP Entities was $133.0 million and $139.3 million, respectively, of which $121.7 million and $121.3 million, respectively, had been funded. The carrying value of our equity investments in the JCP Entities was $23.0 million and $35.5 million at November 30, 2019 and 2018, respectively. Our exposure to loss is limited to the total of our carrying value and unfunded equity commitment. The assets of the JCP Entities primarily consist of private equity and equity related investments.

Other Investment Vehicles.  The carrying amount of our equity investment was $574.0 million and $203.6 million at November 30, 2019 and 2018, respectively. Our unfunded equity commitment related to these investments totaled $192.1 million and $11.1 million at November 30, 2019 and 2018, respectively. Our exposure to loss is limited to the total of our carrying value and unfunded equity commitment. These investment vehicles have assets primarily consisting of private and public equity investments, debt instruments, trade and insurance claims and various oil and gas assets.

Mortgage-Backed and Other Asset-Backed Secured Funding Vehicles.  In connection with our secondary trading and market-making activities, we buy and sell agency and non-agency mortgage-backed securities and other asset-backed securities, which are issued by third-party securitization SPEs and are generally considered variable interests in VIEs. Securities issued by securitization SPEs are backed by residential mortgage loans, U.S. agency collateralized mortgage obligations, commercial mortgage loans, CDOs and CLOs and other consumer loans, such as installment receivables, auto loans and student loans. These securities are accounted for at fair value and included in Trading assets in the Consolidated Statements of Financial Condition. We have no other involvement with the related SPEs and therefore do not consolidate these entities.

We also engage in underwriting, placement and structuring activities for third-party-sponsored securitization trusts generally through agency (FNMA ("Fannie Mae"), Federal Home Loan Mortgage Corporation ("Freddie Mac") or GNMA ("Ginnie Mae")) or non-agency-sponsored SPEs and may purchase loans or mortgage-backed securities from third parties that are subsequently transferred into the securitization trusts. The securitizations are backed by residential and commercial mortgage, home equity and auto loans. We do not consolidate agency-sponsored securitizations as we do not have the power to direct the activities of the SPEs that most significantly impact their economic performance. Further, we are not the servicer of non-agency-sponsored securitizations and therefore do not have power to direct the most significant activities of the SPEs and accordingly, do not consolidate these entities. We may retain unsold senior and/or subordinated interests at the time of securitization in the form of securities issued by the SPEs.
 At November 30, 2019 and 2018, we held $1,453.5 million and $2,913.0 million of agency mortgage-backed securities, respectively, and $134.8 million and $170.5 million of non-agency mortgage-backed and other asset-backed securities, respectively, as a result of our secondary trading and market-making activities, and underwriting, placement and structuring activities. Our maximum exposure to loss on these securities is limited to the carrying value of our investments in these securities. These mortgage-backed and other asset-backed secured funding vehicles discussed are not included in the above table containing information about our variable interests in nonconsolidated VIEs.
FXCM is considered a VIE and our term loan and equity ownership are variable interests. We have determined that we are not the primary beneficiary of FXCM because we do not have the power to direct the activities that most significantly impact FXCM's performance. Therefore, we do not consolidate FXCM and we account for our equity interest under the equity method as an investment in an associated company. Our maximum exposure to loss as a result of our involvement with FXCM is limited to the carrying value of the term loan ($59.1 million) and the investment in associated company ($70.2 million), which totaled $129.3 million at November 30, 2019.

Note 11.  Loans to and Investments in Associated Companies
A summary of Loans to and investments in associated companies for the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017 accounted for under the equity method of accounting is as follows (in thousands):

	Loans to and investments in associated companies as of November 30, 2018	Income (losses) related to associated companies	Income (losses) related to Jefferies Group associated companies (1)	Contributions to (distributions from) associated companies, net	Other, including foreign exchange and unrealized gains (losses)	Loans to and investments in associated companies as of November 30, 2019

Jefferies Finance	$728,560	$—	$(1,286)	$(53,407)	$—	$673,867
Berkadia (2)	245,228	—	88,174	(65,045)	592	268,949
National Beef (3)	653,630	232,042	—	(300,248)	(585,424)	—
FXCM (4)	75,031	(8,212)	—	3,500	(96)	70,223
Linkem (5)	165,157	(27,956)	—	66,996	(9,350)	194,847
HomeFed (6)	337,542	7,902	—	—	(345,444)	—
Real estate associated companies (6)	87,074	(353)	—	(29,685)	198,273	255,309
Golden Queen (5) (7)	63,956	6,740	—	7,500	—	78,196
Other	61,154	(7,168)	(1,719)	58,432	867	111,566
Total	$2,417,332	$202,995	$85,169	$(311,957)	$(740,582)	$1,652,957

	Loans to and investments in associated companies as of December 31, 2017	Income (losses) related to associated companies	Income (losses) related to Jefferies Group associated companies (1)	Contributions to (distributions from) associated companies, net	Other, including foreign exchange and unrealized gains (losses)	Loans to and investments in associated companies as of November 30, 2018

Jefferies Finance	$655,467	$—	$59,138	$13,955	$—	$728,560
Berkadia (2)	210,594	80,092	20,001	(65,197)	(262)	245,228
National Beef (3)	—	110,049	—	(48,656)	592,237	653,630
FXCM (4)	158,856	(83,174)	—	—	(651)	75,031
Garcadia Companies (8)	179,143	21,646	—	(26,962)	(173,827)	—
Linkem	192,136	(20,534)	—	542	(6,987)	165,157
HomeFed	341,874	(4,332)	—	—	—	337,542
Real estate associated companies	123,010	11,288	—	(47,224)	—	87,074
Golden Queen (7)	105,005	(51,990)	—	10,941	—	63,956
Other	100,744	(6,022)	(5,477)	(18,275)	(9,816)	61,154
Total	$2,066,829	$57,023	$73,662	$(180,876)	$400,694	$2,417,332

	Loans to and investments in associated companies as of December 31, 2016	Income (losses) related to associated companies	Income (losses) related to Jefferies Group associated companies (1)	Contributions to (distributions from) associated companies, net	Other, including foreign exchange and unrealized gains (losses)	Loans to and investments in associated companies as of December 31, 2017

Jefferies Finance	$490,464	$—	$90,204	$74,799	$—	$655,467
Jefferies LoanCore (9)	154,731	—	22,368	(3,994)	(173,105)	—
Berkadia	184,443	93,801	—	(67,384)	(266)	210,594
FXCM (4)	336,258	(177,644)	—	—	242	158,856
Garcadia Companies	185,815	48,198	—	(54,870)	—	179,143
Linkem	154,000	(32,561)	—	31,996	38,701	192,136
HomeFed	302,231	7,725	—	31,918	—	341,874
Real estate associated companies (10) (11)	161,400	(6,224)	—	35,204	(67,370)	123,010
Golden Queen (7)	111,302	(7,733)	—	1,436	—	105,005
Other	44,454	(463)	(3,177)	31,837	28,093	100,744
Total	$2,125,098	$(74,901)	$109,395	$80,942	$(173,705)	$2,066,829

(1)	Primarily classified in Other revenues.

(2)	In the fourth quarter of 2018, we transferred our interest in Berkadia to Jefferies Group.

(3)
As discussed more fully in Notes 1 and 27, in June 2018, we completed the sale of 48% of National Beef to Marfrig, reducing our then ownership in National Beef to 31%. As of the closing of the sale on June 5, 2018, we deconsolidated our investment in National Beef and accounted for our remaining interest under the equity method of accounting. The carrying value of our retained 31% interest was adjusted to a fair value of $592.3 million on the date of sale. On November 29, 2019, we sold our remaining 31% equity interest in National Beef to Marfrig and other shareholders.

(4)
As further described in Note 5, our investment in FXCM includes both our equity method investment in FXCM and our term loan with FXCM. Our equity method investment is included as Loans to and investments in associated companies and our term loan is included as Trading assets, at fair value in the Consolidated Statements of Financial Condition.

(5)	Loans to and investments in associated companies at November 30, 2019 include loans and debt securities aggregating $70.2 million related to Linkem and Golden Queen.

(6)
As further described in Note 1, during the third quarter of 2019, we completed a merger with HomeFed by which we acquired the remaining common stock of HomeFed. From July 1, 2019, the results of HomeFed are reflected on a consolidated basis. From July 1, 2019, HomeFed's equity method investments are included in Real estate associated companies.

(7)	At November 30, 2019 and 2018, and December 31, 2017, the balance reflects $15.7 million, $15.1 million and $30.5 million, respectively, related to a noncontrolling interest.

(8)	As more fully discussed in Note 1, during the third quarter of 2018, we sold 100% of our equity interests in Garcadia and our associated real estate to our former partners, the Garff family.

(9)	On October 31, 2017, Jefferies Group sold all of its membership interests in Jefferies LoanCore for approximately $173.1 million.

(10)
On November 30, 2017, we sold our interest in the general partner of the 54 Madison fund and as a result no longer control the 54 Madison investment committee. We retained two of the four seats on the investment committee and continue to have significant influence over the fund. We therefore deconsolidated the 54 Madison fund and account for our interest under the equity method of accounting.

(11)	At December 31, 2016, the balance reflects $95.3 million related to noncontrolling interests.

Jefferies Finance

Through Jefferies Group, we own 50% of Jefferies Finance, our joint venture with Massachusetts Mutual Life Insurance Company ("MassMutual"). Jefferies Finance is a commercial finance company that structures, underwrites and syndicates primarily senior secured loans to corporate borrowers. Loans are originated primarily through the investment banking efforts of Jefferies Group. Jefferies Finance may also originate other debt products such as second lien term, bridge and mezzanine loans, as well as related equity co-investments. Jefferies Finance also purchases syndicated loans in the secondary market and acts as an investment adviser for various loan funds.

At November 30, 2019, Jefferies Group and MassMutual each had equity commitments to Jefferies Finance of $750.0 million. At November 30, 2019, approximately $643.7 million of Jefferies Group's commitment was funded. The investment commitment is scheduled to expire on March 1, 2020 with automatic one year extensions absent a 60-day termination notice by either party.
Jefferies Finance has executed a Secured Revolving Credit Facility with Jefferies Group and MassMutual, to be funded equally, to support loan underwritings by Jefferies Finance, which bears interest based on the interest rates of the related Jefferies Finance underwritten loans and is secured by the underlying loans funded by the proceeds of the facility. The total Secured Revolving Credit Facility is a committed amount of $500.0 million at November 30, 2019 and 2018. Advances are shared equally between Jefferies Group and MassMutual. The facility is scheduled to mature on March 1, 2020 with automatic one year extensions absent a 60-day termination notice by either party. At November 30, 2019 and 2018, none of Jefferies Group's $250.0 million commitment was funded. Jefferies Group recognized interest income and unfunded commitment fees related to the facility of $1.3 million, $2.4 million and $3.9 million during the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, respectively.
Jefferies Group engages in debt underwriting transactions with Jefferies Finance related to the originations and syndications of loans by Jefferies Finance. In connection with such services, we earned fees of $176.3 million, $377.7 million and $327.9 million during the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, respectively, which are recognized in Investment banking revenues in the Consolidated Statements of Operations. In addition, we paid fees to Jefferies Finance in respect of certain loans originated by Jefferies Finance of $27.6 million, $56.6 million and $2.4 million during the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, respectively, which are recognized within Selling, general and other expenses in the Consolidated Statements of Operations.
Jefferies Group acts as a placement agent for CLOs managed by Jefferies Finance, for which we recognized fees of $6.0 million, $3.7 million and $6.1 million during the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, respectively, which are included in Investment banking revenues in the Consolidated Statements of Operations. At November 30, 2019 and 2018, we held securities issued by CLOs managed by Jefferies Finance, which are included in Trading assets. Additionally, we have entered into participation agreements and derivative contracts with Jefferies Finance based upon certain securities issued by CLOs. Gains (losses) related to the derivative contracts were not material.
Jefferies Group acted as underwriter in connection with terms loans issued by Jefferies Finance. Underwriting fees charged to Jefferies Finance were not material during the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017. Under a service agreement, we charged Jefferies Finance $60.8 million, $61.7 million and $50.7 million for services provided during the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, respectively.
At November 30, 2019, we had a receivable from Jefferies Finance, included within Other assets in the Consolidated Statement of Financial Condition of $17.2 million and a payable to Jefferies Finance, included in Payables, expense accruals and other liabilities in the Consolidated Statement of Financial Condition of $31.3 million. At November 30, 2018, we had a receivable from Jefferies Finance, included within Other assets in the Consolidated Statement of Financial Condition of $35.2 million and a payable to Jefferies Finance, related to cash deposited with us, included in Payables, expense accruals and other liabilities in the Consolidated Statement of Financial Condition of $14.1 million.
Jefferies Group enters into OTC foreign exchange contracts with Jefferies Finance. In connection with these contracts we had $4.7 million recorded in Payables, expense accruals and other liabilities and $0.2 million recorded in Trading liabilities in the Consolidated Statement of Financial Condition at November 30, 2019 and $0.2 million recorded in Payables, expense accruals and other liabilities and $0.4 million recorded in Trading liabilities in the Consolidated Statement of Financial Condition at November 30, 2018.

On March 28, 2019, Jefferies Group entered into a promissory note with Jefferies Finance with a principal amount of $1.0 billion, the proceeds of which were used in connection with our investment banking loan syndication activities. Jefferies Group repaid Jefferies Finance the entire outstanding principal amount of this note on May 15, 2019. Interest paid on the note of $3.8 million is included in Interest expense of Jefferies Group within the Consolidated Statements of Operations.

During the twelve months ended November 30, 2019, we purchased a third-party loan from Jefferies Finance in the amount of $65.3 million. Such amount is included in Trading assets in the Consolidated Statement of Financial Condition at November 30, 2019.

Jefferies LoanCore
Jefferies LoanCore, LLC ("Jefferies LoanCore"), a commercial real estate finance company and a joint venture with the Government of Singapore Investment Corporation, the Canada Pension Plan Investment Board and LoanCore, LLC, originates and purchases commercial real estate loans throughout the U.S. and Europe. On October 31, 2017, we sold all of our membership interests (which constituted a 48.5% voting interest) in Jefferies LoanCore for approximately $173.1 million, the estimated book value as of October 31, 2017. In addition, we may be entitled to additional cash consideration over the next three years in the event Jefferies LoanCore's yearly return on equity exceeds certain thresholds.
Berkadia
Berkadia is a commercial mortgage banking and servicing joint venture that was formed in 2009 with Berkshire Hathaway Inc. We and Berkshire Hathaway each contributed $217.2 million of equity capital to the joint venture and each have a 50% membership interest in Berkadia. We are entitled to receive 45% of the profits. Berkadia originates commercial/multifamily real estate loans that are sold to U.S. government agencies, and originates and brokers commercial/multifamily mortgage loans which are not part of government agency programs. Berkadia is an investment sales adviser focused on the multifamily industry. Berkadia is a servicer of commercial real estate loans in the U.S., performing primary, master and special servicing functions for U.S. government agency programs, commercial mortgage-backed securities transactions, banks, insurance companies and other financial institutions.
Berkadia uses all of the proceeds from the commercial paper sales of an affiliate of Berkadia to fund new mortgage loans, servicer advances, investments and other working capital requirements. Repayment of the commercial paper is supported by a $1.5 billion surety policy issued by a Berkshire Hathaway insurance subsidiary and corporate guaranty, and we have agreed to reimburse Berkshire Hathaway for one-half of any losses incurred thereunder. As of November 30, 2019, the aggregate amount of commercial paper outstanding was $1.47 billion.
National Beef

National Beef processes and markets fresh and chilled boxed beef, ground beef, beef by-products, consumer-ready beef and pork, and wet blue leather for domestic and international markets. As discussed in Notes 1 and 27, on June 5, 2018, we completed the sale of 48% of National Beef to Marfrig, reducing our then ownership in National Beef to 31%. As of the closing of the sale on June 5, 2018, we deconsolidated our investment in National Beef and accounted for our remaining interest under the equity method of accounting.

As required as a result of the deconsolidation of National Beef, we adjusted the carrying value of our retained 31% interest in National Beef to fair value. The fair value of our retained 31% interest in National Beef of $592.3 million was based on the implied equity value of 100% of National Beef from the transaction with Marfrig. The transaction with Marfrig was based on a $1.9 billion equity valuation and a $2.3 billion enterprise valuation for 100% of National Beef.

On November 29, 2019, we sold our remaining 31% equity interest in National Beef to Marfrig and other shareholders. We received a total of $970.0 million in cash, including $790.6 million of proceeds and $179.4 million from final distributions from National Beef around the time of the sale. The pre-tax gain recognized as a result of this transaction, $205.0 million for the twelve months ended November 30, 2019, is classified as Other revenue. As of November 30, 2019, we no longer hold an equity interest in National Beef.

FXCM

As discussed more fully in Note 5, at November 30, 2019, Jefferies has a 50% voting interest in FXCM and a senior secured term loan to FXCM due February 15, 2021. On September 1, 2016, we gained the ability to significantly influence FXCM through our seats on the board of directors. As a result, we classify our equity investment in FXCM in the Consolidated Statements of Financial Condition as Loans to and investments in associated companies. Our term loan remains classified within Trading assets, at fair value. We account for our equity interest in FXCM on a one month lag. We are amortizing our basis difference between the estimated fair value and the underlying book value of FXCM customer relationships, technology, trade name, leases and long-term debt over their respective useful lives (weighted average life of 11 years).

During February 2017, Global Brokerage Holdings and FXCM's U.S. subsidiary, Forex Capital Markets LLC ("FXCM U.S.") settled complaints filed by the National Futures Association and the Commodity Futures Trading Commission ("CFTC") against FXCM U.S. and certain of its principals relating to matters that occurred between 2010 and 2014. As part of the settlements, FXCM U.S. withdrew from business and sold FXCM U.S.'s customer accounts. Based on the above actions, we evaluated in the first quarter of 2017 whether our equity method investment was fully recoverable. We engaged an independent valuation firm to assist management in estimating the fair value of FXCM. Our estimate of fair value was based on a discounted cash flow and comparable public company analysis. The result of our analysis indicated that the estimated fair value of our equity interest in FXCM was lower than our carrying value by $130.2 million. We concluded based on the regulatory actions, FXCM's restructuring plan, investor perception and declines in the trading price of Global Brokerage's common shares and convertible debt, that the decline in fair value of our equity interest was other than temporary. As such, we impaired our equity investment in FXCM in the first quarter of 2017 by $130.2 million, which was recorded in Income (loss) related to associated companies.
During the fourth quarter of 2018, we recorded an additional impairment charge of $62.1 million related to the equity component of our investment in FXCM, which is based on updated expectations that had been impacted by the then revised regulations of the European Securities Market Authority and dampened operating results. Based on the updated projections, we evaluated in the fourth quarter of 2018 whether our equity method investment was fully recoverable. We engaged an independent valuation firm to assist management in estimating the fair value of FXCM. Our estimate of fair value was based on a discounted cash flow analysis. The result of our analysis indicated that the estimated fair value of our equity interest in FXCM was lower than our carrying value by $62.1 million. We concluded that based on the decline in projections and the adverse effects of the European regulations, that the decline in fair value of our equity interest was other than temporary. As a result, we impaired our equity investment in FXCM in the fourth quarter of 2018 by $62.1 million, which was recorded in Income (loss) related to associated companies.
FXCM is considered a VIE and our term loan and equity interest are variable interests. We have determined that we are not the primary beneficiary of FXCM because we do not have the power to direct the activities that most significantly impact FXCM's performance. Therefore, we do not consolidate FXCM.
Garcadia
Garcadia was a joint venture between us and Garff Enterprises, Inc. ("Garff") that owned and operated automobile dealerships comprised of domestic and foreign automobile makers. In the third quarter of 2018, we sold 100% of our equity interests in Garcadia and our associated real estate to our former partners, the Garff family, for $417.2 million in cash. The pre-tax gain recognized as a result of this transaction, $221.7 million for the eleven months ended November 30, 2018, is classified as Other revenue.
Linkem
We own approximately 42% of the common shares of Linkem, the largest fixed wireless broadband services provider in Italy. In addition, we own convertible preferred stock, which is automatically convertible to common shares in 2022. If all of our convertible preferred stock was converted, it would increase our ownership to approximately 54% of Linkem's common equity at November 30, 2019. We have approximately 48% of the total voting securities of Linkem. Additionally, we have made shareholder loans to Linkem with principal outstanding of $58.1 million at November 30, 2019. These shareholder loans bear interest at 5% per annum and are due June 30, 2024.We account for our equity interest in Linkem on a two month lag.
HomeFed
Through June 30,2019, we owned an approximate 70% equity interest in HomeFed's outstanding common shares; however, we had contractually agreed to limit our voting rights such that we would not be able to vote more than 45% of HomeFed's total voting securities voting on any matter, assuming all HomeFed shares not owned by us are voted. HomeFed develops and owns residential and mixed-use real estate properties. HomeFed was a public company traded on the Over-the-Counter Bulletin Board (Symbol: HOFD). As a result of a 1998 distribution to all of our shareholders, approximately 5% of HomeFed was beneficially owned by our Chairman at June 30, 2019. Three of our executives served on the board of directors of HomeFed, including our Chairman who served as HomeFed's Chairman, and our President. Since we did not control HomeFed, our investment in HomeFed was accounted for under the equity method as an investment in an associated company. We accounted for our equity interest in HomeFed on a two month lag.
On July 1, 2019, we completed a merger with HomeFed by which we acquired the remaining common stock of HomeFed. From July 1, 2019, the results of HomeFed are reflected on a consolidated basis. In connection with the merger, HomeFed stockholders received two shares of our common stock for each share of HomeFed common stock. A total of 9.3 million shares were issued.

Real Estate Associated Companies

Real estate equity method investments primarily consist of HomeFed's interests in Brooklyn Renaissance Plaza and Hotel and RedSky JZ Fulton Investors, and 54 Madison. These equity interests are accounted for on a two month lag.

Brooklyn Renaissance Plaza is comprised of a hotel operated by Marriott, an office building complex and a parking garage located in Brooklyn, New York. HomeFed owns a 25.8% equity interest in the hotel and a 61.25% equity interest in the office building and garage. Although HomeFed has a majority interest in the office building and garage, it does not have control, but only has the ability to exercise significant influence on this investment. As such, HomeFed accounts for the office building and garage under the equity method of accounting. We are amortizing our basis difference between the estimated fair value and the underlying book value of Brooklyn Renaissance Plaza over the respective useful lives (weighted average life of 38 years).

HomeFed has a 49% membership interest in a joint venture partnership with RedSky JZ Fulton Holdings, LLC, formed for the acquisition and possible redevelopment of a development site located on the Fulton Mall corridor in Downtown Brooklyn, New York. The property consists of 15 separate tax lots, divided into two premier development sites which may be redeveloped with buildings consisting of up to 540,000 square feet of floor area development rights.

We own approximately 48.1% of 54 Madison, a fund that seeks long-term capital appreciation through investment in real estate development and similar projects. Prior to November 30, 2017, we consolidated 54 Madison as a result of our control of the 54 Madison investment committee. 54 Madison invests both in projects which they consolidate and projects where they have significant influence and utilize the equity method of accounting. Based on total committed capital of the 54 Madison fund, all projects of this fund have already been identified and launched. On November 30, 2017, we sold our interest in the general partner of the 54 Madison fund and as a result no longer control the 54 Madison investment committee. We retained two of the four seats on the 54 Madison investment committee and continue to have significant influence over the fund, including a number of protective rights such as the right to block material investments, divestitures and changes outside of agreed upon parameters. We therefore deconsolidated the 54 Madison fund on November 30, 2017 and account for our interest under the equity method of accounting.
Golden Queen Mining Company
Since 2014, we invested $93.0 million, net in cash in a limited liability company (Gauss LLC) to partner with the Clay family and Golden Queen Mining Co. Ltd., to jointly fund, develop and operate the Soledad Mountain gold and silver mine project. Previously 100% owned by Golden Queen Mining Co. Ltd., the project is a fully-permitted, open pit, heap leach gold and silver project located in Kern County, California, which commenced gold and silver production in March 2016. In exchange for a noncontrolling ownership interest in Gauss LLC, the Clay family contributed $34.5 million, net in cash. Gauss LLC invested both our and the Clay family's net contributions totaling $127.5 million to the joint venture, Golden Queen, in exchange for a 50% ownership interest. Golden Queen Mining Co. Ltd. contributed the Soledad Mountain project to the joint venture in exchange for the other 50% interest. We account for our interest in Golden Queen on a two month lag.
As a result of our consolidating Gauss LLC, our Loans to and investments in associated companies reflects Gauss LLC's net investment of $127.5 million in the joint venture, which includes both the amount we contributed and the amount contributed by the Clay family.
In the third quarter of 2018, Golden Queen completed an updated mine plan and financial projections reflecting lower grades of gold as well as a decrease in the market price of gold. As a result of lower projected cash flows, we engaged an independent valuation firm to assist management in estimating the fair value of our equity investment in Golden Queen. Our estimate of fair value was based on a discounted cash flow analysis. The result of our analysis indicated that the estimated fair value of our equity interest in Golden Queen was lower than our prior carrying value by $47.9 million. We concluded based on lower projected cash flows and a decline in the market price of gold that the decline in fair value of our equity interest was other than temporary. As such, an impairment charge of $47.9 million was recorded in Income (loss) related to associated companies in the eleven months ended November 30, 2018.

Other
The following table provides summarized data for our equity method investments as of November 30, 2019 and 2018 and for the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017 (in thousands):

	November 30, 2019	November 30, 2018

Assets	$14,699,672	$17,050,564
Liabilities	10,146,142	11,752,273
Noncontrolling interest	209,518	154,963

	Twelve Months Ended November 30, 2019	Eleven Months Ended November 30, 2018	Twelve Months Ended December 31, 2017

Revenues	$10,589,489	$7,694,612	$4,883,063
Income from continuing operations before extraordinary items	732,575	852,649	503,489
Net income	749,649	798,615	438,881
The Company's income related to associated companies	248,693	130,685	34,494

Except for our investment in Berkadia and Jefferies Finance, we have not provided any guarantees, nor are we contingently liable for any of the liabilities reflected in the above table. All such liabilities are non-recourse to us. Our exposure to adverse events at the investee companies is limited to the book value of our investment. See Note 23 for further discussion of these guarantees.
Included in consolidated retained earnings at November 30, 2019 is approximately $180.8 million of undistributed earnings of the associated companies accounted for under the equity method of accounting.

Note 12.  Intangible Assets, Net and Goodwill
A summary of intangible assets, net and goodwill is as follows (in thousands):

	November 30, 2019	November 30, 2018
Indefinite lived intangibles:
Exchange and clearing organization membership interests and registrations	$8,273	$8,524

Amortizable intangibles:
Customer and other relationships, net of accumulated amortization of $111,060 and $102,579	59,575	67,894
Trademarks and tradename, net of accumulated amortization of $24,800 and $21,086	103,790	107,262
Other, net of accumulated amortization of $5,366 and $4,339 (1)	11,316	4,611
Total intangible assets, net	182,954	188,291

Goodwill:
Investment Banking and Capital Markets (1) (2)	1,556,810	1,555,381
Asset Management (1)	143,000	143,000
Real estate (3)	36,711	—
Other operations	3,459	3,459
Total goodwill	1,739,980	1,701,840

Total intangible assets, net and goodwill	$1,922,934	$1,890,131

(1)
As discussed further in Note 28, during the three months ended February 29, 2020, we changed our internal structure with regard to our operating segments. As a result, we created a separate operating segment that consists of the asset management activity previously included within our Investment Banking, Capital Markets and Asset Management segment. In order to reallocate goodwill that was previously contained in our Investment Banking, Capital Markets and Asset Management segment to the newly created Investment Banking and Capital Markets segment and the Asset Management segment, we performed a fair value analysis of the components.

Estimated fair values were determined based on valuation techniques that we believe market participants would use and included price-to-earnings, price-to-book multiples and discounted cash flow techniques. Based on the relative fair values of each of the components, $143.0 million of the total $1,699.8 million and $1,698.4 million goodwill within the historical Investment Banking, Capital Markets and Asset Management segment at November 30, 2019 and 2018, respectively, was allocated to the new Asset Management segment. We performed an impairment test immediately before and after the reallocation of goodwill between the new segments and the results of the impairment test did not indicate any goodwill impairment.
(2) The increase in Investment Banking and Capital Markets goodwill during the twelve months ended November 30, 2019, primarily relates to translation adjustments.
(3) In connection with the acquisition of the remaining interest in HomeFed, $11.0 million was allocated to intangible assets, primarily relating to lease contracts, and $4.3 million was allocated to goodwill. In addition, associated with the acquisition, we also recorded $32.4 million of goodwill generated by the establishment of $32.4 million of deferred tax liabilities related to allocated value exceeding the tax basis of some of the HomeFed net assets.

Amortization expense on intangible assets included in Income (loss) from continuing operations was $14.6 million, $13.2 million and $12.9 million for the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, respectively.

The estimated aggregate future amortization expense for the intangible assets for each of the next five years is as follows (in thousands):

2020	$14,982
2021	14,509
2022	11,215
2023	9,959
2024	8,703

Goodwill Impairment Testing
The quantitative goodwill impairment test is performed at our reporting unit level and consists of two steps. In the first step, the fair value of the reporting unit is compared with its carrying value, including goodwill and allocated intangible assets. If the fair value is in excess of the carrying value, the goodwill for the reporting unit is considered not to be impaired. If the fair value is less than the carrying value, then a second step is performed in order to measure the amount of the impairment loss, if any, which is based on comparing the implied fair value of the reporting unit's goodwill to the carrying value of the reporting unit's goodwill.
The estimated fair values are based on valuation techniques that we believe market participants would use, although the valuation process requires significant judgment and often involves the use of significant estimates and assumptions. The methodologies we utilize in estimating fair value include price-to-earnings and price-to-book multiples of comparable public companies. In addition, as the fair values determined under the market approach represent a noncontrolling interest, we applied a control premium to arrive at the estimated fair value of our reporting units on a controlling basis. An independent valuation specialist was engaged to assist with the valuation process for Jefferies Group at August 1, 2019. The results of our annual impairment test for Jefferies Group did not indicate any goodwill impairment.
Note 13.  Short-Term Borrowings
Our short-term borrowings, which mature in one year or less, are as follows (in thousands):

	November 30, 2019	November 30, 2018

Bank loans (1)	$527,509	$330,942
Floating rate puttable notes (1)	—	56,550
Equity-linked notes	20,981	—
Total short-term borrowings	$548,490	$387,492

(1) These short-term borrowings are recorded at cost in the Consolidated Statements of Financial Condition, which is a reasonable approximation of their fair values due to their liquid and short-term nature.

At November 30, 2019 and 2018, the weighted average interest rate on short-term borrowings outstanding was 3.24% and 3.08% per annum, respectively.

During 2019, Jefferies Group issued equity-linked notes with principal amounts of $5.2 million and $15.1 million, which will mature on March 13, 2020 and October 7, 2020, respectively. See Note 5, for further information on these notes. On July 29, 2019,
Jefferies Group's floating rate puttable notes with principal amounts of €50.0 million matured.

On March 28, 2019, Jefferies Group entered into a promissory note with Jefferies Finance, which was repaid on May 15, 2019. See Note 11 for further information.

On December 27, 2018, one of Jefferies Group's subsidiaries entered into a credit facility agreement ("Jefferies Group Credit Facility") with JPMorgan Chase Bank, N.A. for a committed amount of $135.0 million, which is included in bank loans. Interest is based on an annual alternative base rate or an adjusted London Interbank Offered Rate ("LIBOR"), as defined in the Jefferies Group Credit Facility. The Jefferies Group Credit Facility contains certain covenants that, among other things, require Jefferies Group LLC to maintain a specified level of tangible net worth. The covenants also require the borrower to maintain specified leverage amounts and impose certain restrictions on the borrower’s future indebtedness. At November 30, 2019, Jefferies Group was in compliance with all debt covenants under the Jefferies Group Credit Facility.

The Bank of New York Mellon has agreed to make revolving intraday credit advances ("Intraday Credit Facility") to Jefferies Group for an aggregate committed amount of $150.0 million. The Intraday Credit facility is structured so that advances are generally repaid before the end of each business day. However, if an advance is not repaid by the end of any business day, the advance is converted to an overnight loan. Intraday loans accrue interest at a rate of 0.12%. Interest is charged based on the number of minutes in a day the advance is outstanding. Overnight loans are charged interest at the base rate plus 3% on a daily basis. The base rate is the higher of the federal funds rate plus 0.50% or the prime rate in effect at that time. The Intraday Credit Facility contains financial covenants, which include a minimum regulatory net capital requirement for Jefferies Group. At November 30, 2019, Jefferies Group was in compliance with debt covenants under the Intraday Credit Facility.

Note 14.  Long-Term Debt
The principal amount (net of unamortized discounts, premiums and debt issuance costs), stated interest rate and maturity date of outstanding debt are as follows (dollars in thousands):

	November 30, 2019	November 30, 2018
Parent Company Debt:
Senior Notes:
5.50% Senior Notes due October 18, 2023, $750,000 principal	$744,606	$743,397
6.625% Senior Notes due October 23, 2043, $250,000 principal	246,772	246,719
Total long-term debt – Parent Company	991,378	990,116

Subsidiary Debt (non-recourse to Parent Company):
Jefferies Group:
8.50% Senior Notes, due July 15, 2019, $0 and $680,800 principal	—	699,659
2.375% Euro Medium Term Notes, due May 20, 2020, $550,875 and $565,500 principal	550,622	564,702
6.875% Senior Notes, due April 15, 2021, $750,000 principal	774,738	791,814
2.25% Euro Medium Term Notes, due July 13, 2022, $4,407 and $4,524 principal	4,204	4,243
5.125% Senior Notes, due January 20, 2023, $600,000 principal	610,023	612,928
1.00% Euro Medium Term Notes, due July 19, 2024, $550,875 and $0 principal	548,880	—
4.85% Senior Notes, due January 15, 2027, $750,000 principal (1)	768,931	709,484
6.45% Senior Debentures, due June 8, 2027, $350,000 principal	371,426	373,669
4.15% Senior Notes, due January 23, 2030, $1,000,000 principal	988,662	987,788
6.25% Senior Debentures, due January 15, 2036, $500,000 principal	511,260	511,662
6.50% Senior Notes, due January 20, 2043, $400,000 principal	420,239	420,625
Structured Notes (2) (3)	1,215,285	686,170
Jefferies Group Revolving Credit Facility	189,088	183,539
Jefferies Group Secured Bank Loan	50,000	—
HomeFed EB-5 Program debt	140,739	—
Foursight Capital Credit Facilities	98,260	—
Other	103,326	81,164
Total long-term debt – subsidiaries	7,345,683	6,627,447

Long-term debt	$8,337,061	$7,617,563

(1)
Amounts include a loss of $58.9 million and a gain of $27.4 million during the twelve months ended November 30, 2019 and eleven months ended November 30, 2018, respectively, associated with an interest rate swap based on its designation as a fair value hedge. See Notes 2 and 6 for further information.

(2)
These structured notes contain various interest rate payment terms and are accounted for at fair value, with changes in fair value resulting from a change in the instrument specific credit risk presented in Accumulated other comprehensive income (loss) and changes in fair value resulting from non-credit components recognized in Principal transactions revenues.

(3)	Of the $1,215.3 million of structured notes at November 30, 2019, $28.0 million matures in 2022, $3.1 million matures in 2024 and the remaining $1,184.2 million matures in 2025 or thereafter.
At November 30, 2019, $1,226.5 million of consolidated assets (primarily receivables and other assets) are pledged for indebtedness aggregating $581.1 million.
The aggregate annual mandatory redemptions of all long-term debt during the five year period ending November 30, 2024 are as follows (in millions):

2020	$551.2
2021	1,088.7
2022	32.4
2023	1,454.0
2024	696.4

Parent Company Debt
Our senior note indentures contain covenants that restrict our ability to incur more Indebtedness or issue Preferred Stock of Subsidiaries unless, at the time of such incurrence or issuance, the Company meets a specified ratio of Consolidated Debt to Consolidated Tangible Net Worth, limit the ability of the Company and Material Subsidiaries to incur, in certain circumstances, Liens, limit the ability of Material Subsidiaries to incur Funded Debt in certain circumstances, and contain other terms and restrictions all as defined in the senior note indentures. We have the ability to incur substantial additional indebtedness or make distributions to our shareholders and still remain in compliance with these restrictions. If we are unable to meet the specified ratio, we would not be able to issue additional Indebtedness or Preferred Stock, but our inability to meet the applicable ratio would not result in a default under our senior note indentures. The senior note indentures do not restrict the payment of dividends.
Subsidiary Debt
Structured notes with a total principal amount of approximately $498.9 million, net of retirements were issued by Jefferies Group during the twelve months ended November 30, 2019. In addition, on July 19, 2019, under its $2.5 billion Euro Medium Term Note Program, Jefferies Group issued 1.000% senior unsecured notes with a principal amount of $553.6 million, due 2024. Proceeds amounted to $551.4 million. Additionally, during the twelve months ended November 30, 2019, Jefferies Group repaid $680.8 million of its 8.50% Senior Notes.

Jefferies Group has a senior secured revolving credit facility ("Jefferies Group Revolving Credit Facility") with a group of commercial banks for an aggregate principal amount of $190.0 million. The Jefferies Group Revolving Credit Facility contains certain covenants that, among other things, requires Jefferies Group LLC to maintain specified level of tangible net worth and liquidity amounts, and imposes certain restrictions on future indebtedness of and requires specified levels of regulated capital for certain of Jefferies Groups subsidiaries. Interest is based on an annual alternative base rate or an adjusted LIBOR, as defined in the Jefferies Group Revolving Credit Facility agreement. The obligations of certain of Jefferies Group's subsidiaries under the Jefferies Group Revolving Credit Facility are secured by substantially all its assets. At November 30, 2019, Jefferies Group was in compliance with the debt covenants under the Jefferies Group Revolving Credit Facility.

On September 27, 2019, one of Jefferies Group's subsidiaries entered into a Loan and Security Agreement with a bank for a term loan with a principal amount of $50.0 million ("Jefferies Group Secured Bank Loan"). This Jefferies Group Secured Bank Loan matures on September 27, 2021 and is collateralized by certain trading securities. Interest on the Jefferies Group Secured Bank Loan is 1.25% plus LIBOR. The agreement contains certain covenants that, among other things, restrict lien or encumbrance upon any of the pledged collateral. At November 30, 2019, Jefferies Group was in compliance with all covenants under the Loan and Security Agreement.

At November 30, 2019, Foursight Capital's credit facilities consisted of two warehouse credit commitments aggregating $175.0 million, which mature in May 2021. One of the credit facilities bears interest based on the three-month LIBOR plus a credit spread fixed through its maturity and the other credit facility bears interest based on the one-month LIBOR plus a credit spread fixed through its maturity. As a condition of the credit facilities, Foursight Capital is obligated to maintain cash reserves to comply with the hedging requirements of the credit commitment. The credit facilities are secured by first priority liens on auto loan receivables owed to Foursight Capital of approximately $111.8 million at November 30, 2019. At November 30, 2019 and 2018, $98.3 million and $0.0 million, respectively, was outstanding under Foursight Capital's credit facilities.

HomeFed funds certain of its real estate projects in part by raising funds under the Immigrant Investor Program administered by the U.S. Citizenship and Immigration Services pursuant to the Immigration and Nationality Act ("EB-5 Program"). This program was created to stimulate the U.S. economy through the creation of jobs and capital investments in U.S. companies by foreign investors. This debt is secured by certain real estate of HomeFed. At November 30, 2019, HomeFed was in compliance with all debt covenants which include, among other requirements, limitations on incurrence of debt, collateral requirements and restricted use of proceeds. Primarily all of HomeFed's debt matures in 2024.
Note 15.  Mezzanine Equity
Redeemable Noncontrolling Interests
At December 31, 2017, the redeemable noncontrolling interests primarily relate to National Beef and were held by its minority owners, USPB, NBPCo Holdings and the chief executive officer of National Beef. The holders of these interests shared in the profits and losses of National Beef on a pro rata basis with us. As discussed in Notes 1 and 27, we deconsolidated National Beef as a result of the 48% sale to Marfrig on June 5, 2018. Immediately prior to the deconsolidation, the cumulative increase in fair value of $237.7 million recorded to the redeemable noncontrolling interest since the initial acquisition of National Beef was reversed through Additional paid-in capital in the Consolidated Statement of Financial Condition.
The following table shows the activity of National Beef's redeemable noncontrolling interests (prior to its deconsolidation in June 2018) during the eleven months ended November 30, 2018 (in thousands):

Balance, January 1, 2018	$412,128
Income allocated to redeemable noncontrolling interests	37,141
Distributions to redeemable noncontrolling interests	(70,681)
Increase in fair value of redeemable noncontrolling interests charged to additional paid-in capital	21,404
Reversal of cumulative National Beef redeemable noncontrolling interests fair value adjustment prior to deconsolidation	(237,669)
Deconsolidation of National Beef	(162,323)
Balance, November 30, 2018	$—

At November 30, 2019 and 2018, redeemable noncontrolling interests include other redeemable noncontrolling interests of $26.6 million and $19.8 million, respectively, primarily related to our oil and gas exploration and development businesses.
Mandatorily Redeemable Convertible Preferred Shares
In connection with our acquisition of Jefferies Group in March 2013, we issued a new series of 3.25% Cumulative Convertible Preferred Shares ("Preferred Shares") ($125.0 million at mandatory redemption value) in exchange for Jefferies Group's outstanding 3.25% Series A-1 Cumulative Convertible Preferred Stock. The Preferred Shares have a 3.25% annual, cumulative cash dividend and are currently convertible into 4,440,863 common shares, an effective conversion price of $28.15 per share. The holders of the Preferred Shares are also entitled to an additional quarterly payment in the event we declare and pay a dividend on our common stock in an amount greater than $0.0625 per common share per quarter. The additional quarterly payment would be paid to the holders of Preferred Shares on an as converted basis and on a per share basis would equal the quarterly dividend declared and paid to a holder of a share of common stock in excess of $0.0625 per share.
In the third quarter of 2017, we increased our quarterly dividend from $0.0625 to $0.10 per common share. In the third quarter of 2018, we increased our quarterly dividend from $0.10 to $0.125 per common share. These increased the preferred stock dividend from $4.4 million for the twelve months ended December 31, 2017 to $4.5 million for the eleven months ended November 30, 2018 to $5.1 million for the twelve months ended November 30, 2019. On January 9, 2020, our Board of Directors increased our quarterly dividend by 20% to $0.15 per share. Based on our current quarterly dividend of $0.15 per common share, the effective rate on these Preferred Shares is approximately 4.5%. The Preferred Shares are callable beginning in 2023 at a price of $1,000 per share plus accrued interest and are mandatorily redeemable in 2038.

Note 16.  Compensation Plans
Incentive Plan
Upon completion of our combination with Jefferies Group, we assumed its 2003 Incentive Compensation Plan, as Amended and Restated July 25, 2013 (the "Incentive Plan"). The Incentive Plan allows awards in the form of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code), nonqualified stock options, stock appreciation rights, restricted stock, unrestricted stock, performance awards, restricted stock units ("RSUs"), dividend equivalents or other share-based awards.
RSUs give a participant the right to receive fully vested shares at the end of a specified deferral period allowing a participant to hold an interest tied to common stock on a tax deferred basis. Prior to settlement, RSUs carry no voting or dividend rights associated with the stock ownership, but dividend equivalents are accrued to the extent there are dividends declared on the underlying common shares as cash amounts or as deemed reinvestments in additional RSUs.
Restricted stock and RSUs may be granted to new employees as "sign-on" awards, to existing employees as "retention" awards and to certain executive officers as awards for multiple years. Sign-on and retention awards are generally subject to annual ratable vesting over a four-year service period and are amortized as compensation expense on a straight-line basis over the related four years. Restricted stock and RSUs are granted to certain senior executives with market, performance and service conditions. Market conditions are incorporated into the grant-date fair value of senior executive awards using a Monte Carlo valuation model. Compensation expense for awards with market conditions is recognized over the service period and is not reversed if the market condition is not met. Awards with performance conditions are amortized over the service period if it is determined that it is probable that the performance condition will be achieved.
The Deferred Compensation Plan (the "DCP") has been implemented under the Incentive Plan. The DCP permits eligible executive officers and other employees to defer cash compensation, some or all of which may be deemed invested in stock units. A portion of the deferrals may also be directed to notional investments in a money market fund or certain of the employee investment opportunities. Stock units generally have been acquired at a discounted price, which encourages employee participation in the DCP and enhances long-term retention of equity interests by participants and aligns executive interests with those of shareholders.  Amounts recognized as compensation cost under the DCP have not been significant. The shares to be delivered in connection with DCP stock units and options are drawn from the Incentive Plan.
The Incentive Plan's "evergreen" share reservation was terminated on March 21, 2014; the number of equity awards available under the Incentive Plan was set at 20,000,000. At November 30, 2019, 4,070,557 common shares remained available for new grants under the Incentive Plan. Shares issued pursuant to the DCP reduce the shares available under the Incentive Plan.
The following table details the activity in restricted stock during the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017 (in thousands, except per share amounts):

	Restricted Stock	Weighted- Average Grant Date Fair Value

Balance at January 1, 2017	1,362	$22.09
Grants	391	$23.65
Forfeited	—	$—
Fulfillment of vesting requirement	(611)	$23.73
Balance at December 31, 2017	1,142	$21.75
Grants	1,077	$23.63
Forfeited	(30)	$16.49
Fulfillment of vesting requirement	(394)	$24.23
Balance at November 30, 2018	1,795	$22.42
Grants	518	$19.57
Forfeited	—	$—
Fulfillment of vesting requirement	(305)	$20.09
Balance at November 30, 2019	2,008	$22.04

The following table details the activity in RSUs during the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017 (in thousands, except per share amounts):

			Weighted-Average Grant Date Fair Value
	Future Service Required	No Future Service Required	Future Service Required	No Future Service Required

Balance at January 1, 2017	68	10,348	$26.90	$26.61
Grants	—	104	$—	$21.55
Distributions of underlying shares	—	(175)	$—	$26.46
Forfeited	—	—	$—	$—
Fulfillment of service requirement	(36)	36	$26.90	$26.90
Balance at December 31, 2017	32	10,313	$26.90	$26.57
Grants	—	161	$—	$20.24
Distributions of underlying shares	—	(192)	$—	$26.39
Forfeited	(2)	(1)	$26.90	$22.16
Fulfillment of service requirement	(28)	28	$26.90	$26.90
Balance at November 30, 2018	2	10,309	$26.90	$26.48
Grants	10	1,308	$18.83	$18.15
Distributions of underlying shares	—	(166)	$—	$25.91
Forfeited	—	—	$—	$—
Fulfillment of vesting requirement (1)	(2)	4,216	$26.90	$9.99
Balance at November 30, 2019	10	15,667	$18.83	$21.35

(1) Fulfillment of vesting requirement during the twelve months ended November 30, 2019, includes 4,214 RSUs related to the senior executive compensation plans.
During the twelve months ended November 30, 2019 and eleven months ended November 30, 2018, grants include approximately 1,298,000 and 142,000, respectively, of dividend equivalents declared on RSUs; the weighted-average grant date fair values of the dividend equivalents were approximately $18.15 and $19.81, respectively.
Senior Executive Compensation Plan

The Compensation Committee of our Board of Directors approved an executive compensation plan for our Senior Executives in respect of 2017 (the "2017 Plan") that is based on performance metrics achieved over a three-year period from 2017 through 2019. 100% of each of our CEO and President's compensation beyond their base salaries is composed entirely of performance based RSUs that will vest if certain performance criteria are met. Any vested RSUs are subject to a post-vesting, three-year holding period such that no vested RSUs can be sold or transferred until the first quarter of 2023. Performance-vesting of the award is based equally on the compound annual growth rates of Jefferies Total Shareholder Return ("TSR"), which is measured from the December 30, 2016 stock price of $23.25, and Jefferies Return on Tangible Deployable Equity ("ROTDE"), the annual, two- and three-year results of which are used to determine vesting. TSR is based on annualized rate of return reflecting price appreciation plus reinvestment of dividends and distributions to shareholders. ROTDE is net income adjusted for amortization of intangible assets divided by book value at the beginning of year adjusted for intangible assets and deferred tax assets.

If Jefferies TSR and ROTDE annual compound growth rates are less than 4%, our Senior Executives will not receive any incentive compensation. If Jefferies TSR and ROTDE grow between 4% and 8% on a compounded basis over the three-year measurement period, each of our Senior Executives will be eligible to receive between 537,634 and 1,075,268 RSUs related to the 2017 Plan. If TSR and ROTDE growth rates are greater than 8%, our Senior Executives are eligible to receive up to 50% additional incentive compensation on a pro rata basis up to 12% growth rates. When determining whether RSUs will vest, the calculation will be weighted equally between TSR and ROTDE. If TSR growth was below minimum thresholds, but ROTDE growth was above minimum thresholds, our Senior Executives would still be eligible to receive some number of vested RSUs based on ROTDE growth. The TSR award contains a market condition and compensation expense is recognized over the service period and will not be reversed if the market condition is not met. The ROTDE award contains a performance condition and compensation expense is recognized over the service period if it is determined that it is probable that the performance condition will be achieved.

The Compensation Committee of our Board of Directors approved an executive compensation plan for our Senior Executives for compensation year 2018 (the "2018 Plan"). For each Senior Executive, the Compensation Committee has targeted long-term compensation of $25.0 million per year under the 2018 Plan with a target of $16.0 million in long-term equity in the form of RSUs and a target of $9.0 million in cash, subject to performance targets over the three-year measurement period for each compensation year. To receive targeted long-term equity, our Senior Executives will have to achieve 9% growth on an annual and multi-year compounded basis in Jefferies TSR and to receive targeted cash, our Senior Executives will have to achieve 9% growth on an annual and multi-year compounded basis in Jefferies ROTDE. If TSR and ROTDE are less than 6%, our Senior Executives will receive no incentive compensation. If TSR and ROTDE growth rates are greater than 9%, our Senior Executives are eligible to receive up to 50% additional incentive compensation on a pro rata basis up to 12% growth rates.

The Compensation Committee of our Board of Directors approved an executive compensation plan for our Senior Executives for compensation year 2019 (the "2019 Plan") and compensation year 2020 (the "2020 Plan"). For each Senior Executive, the Compensation Committee has targeted long-term compensation of $22.5 million per year under the 2019 Plan and 2020 Plan with a target of $16.0 million in long-term equity in the form of RSUs and a target of $6.5 million in cash for both plan years. To receive targeted long-term equity, our Senior Executives will have to achieve 9% growth on a multi-year compounded basis in Jefferies TSR and to receive targeted cash, our Senior Executives will have to achieve 9% growth in annual Jefferies ROTDE. If TSR and ROTDE are less than 6%, our Senior Executives will receive no incentive compensation. If TSR growth rates are greater than 9%, our Senior Executives are eligible to receive up to 75% additional incentive compensation relative to our peer companies. If ROTDE growth rates are greater than 9%, our Senior Executives are eligible to receive up to 75% additional incentive compensation on a pro rata basis up to 12% growth rates.

The following table details the activity in RSUs related to the senior executive compensation plan during the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017 (in thousands, except per share amounts):

	Target Number of Shares	Weighted- Average Grant Date Fair Value

Balance at January 1, 2017	3,434	$9.68
Grants	2,221	$19.06
Forfeited	—	$—
Balance at December 31, 2017	5,655	$13.37
Grants	3,813	$26.16
Forfeited	—	$—
Balance at November 30, 2018	9,468	$18.52
Grants	1,237	$13.63
Forfeited	—	$—
Fulfillment of vesting requirement	(4,214)	$9.98
Balance at November 30, 2019	6,491	$23.13

During the twelve months ended November 30, 2019 and eleven months ended November 30, 2018, grants include approximately 602,000 and 189,000, respectively, of dividend equivalents declared on RSUs; the weighted-average grant date fair values of the dividend equivalents were approximately $18.08 and $19.80, respectively. During the twelve months ended November 30, 2019, grants include approximately 635,000 RSUs issued as a result of superior performance pursuant to the 2016 compensation year award.
Directors' Plan
Upon completion of our combination with Jefferies Group, we also assumed the 1999 Directors' Stock Compensation Plan, as Amended and Restated July 25, 2013 (the "Directors' Plan"). Under the Directors' Plan, we issued each nonemployee director of Jefferies $150,000 of restricted stock or RSUs during each of the twelve months ended November 30, 2019 and eleven months ended November 30, 2018 and $120,000 of restricted stock or RSUs during the twelve months ended December 31, 2017. These grants are made on the date directors are elected or reelected at our annual shareholders' meeting. These shares vest over three years from the date of grant and are expensed over the requisite service period. At November 30, 2019, 181,652 common shares were issuable upon settlement of outstanding RSUs and 118,306 shares are available for future grants.

Other Compensation Plans
Other Stock-Based Plans.  Historically, Jefferies Group also sponsored an Employee Stock Purchase Plan and an Employee Stock Ownership Plan, both of which were assumed by us in connection with the Jefferies Group acquisition. Amounts related to these plans have not been significant.
Prior to the acquisition of Jefferies Group, we had a fixed stock option plan, which provided for the issuance of stock options and stock appreciation rights to non-employee directors and certain employees at not less than the fair market value of the underlying stock at the date of grant. In March 2014, we ceased issuing options and rights under our option plan. No shares remain outstanding or available for future grants under this plan. In connection with the HomeFed merger, each HomeFed stock option, was converted into two Jefferies stock option to purchase that number of shares of Jefferies common stock.
At November 30, 2019 and 2018, 325,000 and 195,417, respectively, of our common shares were reserved for stock options.
Restricted Cash Awards.  Jefferies Group provides compensation to certain new and existing employees in the form of loans and/or other cash awards which are subject to ratable vesting terms with service requirements. These awards are amortized to compensation expense over the relevant service period, which is generally considered to start at the beginning of the annual compensation year. At November 30, 2019, the remaining unamortized amount of the restricted cash awards was $444.3 million and is included within Other assets in the Consolidated Statement of Financial Condition; this cost is expected to be recognized over a weighted average period of three years.
Stock-Based Compensation Expense
Compensation and benefits expense included $49.8 million, $48.2 million and $48.4 million for the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, respectively, for share-based compensation expense relating to grants made under our share-based compensation plans. Total compensation cost includes the amortization of sign-on, retention and senior executive awards, less forfeitures and clawbacks. The total tax benefit recognized in results of operations related to share-based compensation expenses was $12.9 million, $12.2 million and $17.3 million for the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, respectively. At November 30, 2019, total unrecognized compensation cost related to nonvested share-based compensation plans was $80.4 million; this cost is expected to be recognized over a weighted-average period of three years.
At November 30, 2019, there were 2,008,000 shares of restricted stock outstanding with future service required, 6,463,000 RSUs outstanding with future service required (including target RSUs issuable under the senior executive compensation plans), 15,667,000 RSUs outstanding with no future service required and 992,000 shares issuable under other plans. Excluding shares issuable pursuant to outstanding stock options, the maximum potential increase to common shares outstanding resulting from these outstanding awards is 23,122,000.
Note 17.  Accumulated Other Comprehensive Income (Loss)
Activity in accumulated other comprehensive income (loss) is reflected in the Consolidated Statements of Comprehensive Income (Loss) and Consolidated Statements of Changes in Equity but not in the Consolidated Statements of Operations. A summary of accumulated other comprehensive income (loss), net of taxes is as follows (in thousands):

	November 30, 2019	November 30, 2018	December 31, 2017

Net unrealized gains on available for sale securities	$141	$542,832	$572,085
Net unrealized foreign exchange losses	(192,709)	(193,402)	(101,400)
Net unrealized losses on instrument specific credit risk	(18,889)	(5,728)	(34,432)
Net unrealized gains (losses) on cash flow hedges	—	470	(1,138)
Net minimum pension liability	(61,582)	(55,886)	(62,391)
	$(273,039)	$288,286	$372,724

Significant amounts reclassified out of accumulated other comprehensive income (loss) to net income are as follows (in thousands):

Details about Accumulated Other Comprehensive Income (Loss) Components	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)		Affected Line Item in the Consolidated Statement of Operations
	Twelve Months Ended November 30, 2019	Eleven Months Ended November 30, 2018

Net unrealized gains (losses) on available for sale securities, net of income tax provision (benefit) of $(545,054) and $37	$543,178	$109	Other revenues and Income tax provision (benefit)
Net unrealized foreign exchange gains (losses), net of income tax provision (benefit) of $(52) and $(16)	(149)	20,459	Other revenues and Selling, general and other expenses
Net unrealized gains (losses) on instrument specific credit risk, net of income tax provision (benefit) of $(144) and $311	(427)	916	Principal transactions revenues
Net unrealized gains on cash flow hedges, net of income tax provision (benefit) of $161 and $0	470	—	Other revenues
Amortization of defined benefit pension plan actuarial losses, net of income tax benefit of $(490) and $(697)	(1,407)	(2,044)	Selling, general and other expenses, which includes pension expense. See Note 18 for information on this component.
Other pension, net of income tax benefit of $0 and $0	—	(5,305)	Compensation and benefits expense
Total reclassifications for the period, net of tax	$541,665	$14,135

During the second quarter of 2019, we completed the sale of our available for sale portfolio. In connection therewith, we recognized a tax benefit of $544.6 million during the twelve months ended November 30, 2019. Unrealized gains and losses on available for sale securities, and their associated tax impacts, are recorded directly to equity as part of the Accumulated other comprehensive income (loss) balance. Following the portfolio approach, when unrealized gains and losses and their associated tax impacts are recorded at a then current tax rate, and then realized later at a different tax rate, the difference between the tax impact initially recorded in Accumulated other comprehensive income (loss) and the tax impact removed from Accumulated other comprehensive income (loss) upon realization remains in Accumulated other comprehensive income (loss) until the disposal of the portfolio and is referred to as a "lodged tax effect." Large changes in the fair value of our available for sale securities, primarily during 2008 through 2010, combined with fluctuations in our tax rate during those periods, generated a lodged tax benefit of $544.6 million. As a result of recent steps to improve our Corporate investment management efforts, we sold the remaining portion of our available for sale portfolio in the second quarter of 2019, which resulted in the realization of the $544.6 million tax benefit. While this realization did not impact total equity, it resulted in a tax benefit reflected in the Consolidated Statement of Operations of $544.6 million and, as a result, Retained earnings increased and Accumulated other comprehensive income (loss) decreased by corresponding amounts. The remaining net unrealized gains on available for sale securities at November 30, 2019 represents our share of Berkadia's net unrealized gains on available for sale securities recorded under the equity method of accounting.
In connection with the acquisition of Jefferies Bache from Prudential on July 1, 2011, Jefferies Group acquired a defined benefit pension plan located in Germany (the "German Pension Plan") for the benefit of eligible employees of Jefferies Bache in that territory. On December 28, 2017, a Liquidation Insurance Contract was entered into between Jefferies Bache Limited and Generali Lebensversicherung AG ("Generali") to transfer the defined benefit pension obligations and insurance contracts to Generali, for approximately €6.5 million, which was paid in January 2018 and released Jefferies Group from any and all obligations under the German Pension Plan. This transaction was completed in the first quarter of 2018. In connection with the transfer of the German Pension Plan, $5.3 million was reclassified to Compensation and benefits expense in the Consolidated Statements of Operations from Accumulated other comprehensive income (loss) during the eleven months ended November 30, 2018.

Note 18.  Pension Plans and Postretirement Benefits
U.S. Pension Plans
Pursuant to the agreement to sell one of our former subsidiaries, WilTel Communications Group, LLC, ("WilTel") the responsibility for WilTel's defined benefit pension plan was retained by us. All benefits under this plan were frozen as of October 30, 2005. Prior to the acquisition of Jefferies Group, Jefferies Group sponsored a defined benefit pension plan covering certain employees; benefits under that plan were frozen as of December 31, 2005.
A summary of activity with respect to both plans is as follows (in thousands):

	Twelve Months Ended November 30, 2019	Eleven Months Ended November 30, 2018
Change in projected benefit obligation:
Projected benefit obligation, beginning of year	$191,261	$211,257
Interest cost	8,070	6,783
Actuarial (gains) losses	29,539	(16,646)
Settlement payments	—	(3,133)
Benefits paid	(9,996)	(7,000)
Projected benefit obligation, end of year	$218,874	$191,261

Change in plan assets:
Fair value of plan assets, beginning of year	$138,992	$150,806
Actual return on plan assets	30,426	(7,676)
Employer contributions	9,655	8,890
Benefits paid	(9,996)	(7,000)
Settlement payments	—	(3,133)
Administrative expenses	(3,006)	(2,895)
Fair value of plan assets, end of year	$166,071	$138,992

Funded status at end of year	$(52,803)	$(52,269)

As of November 30, 2019 and 2018, $57.4 million and $49.7 million, respectively, of the net amount recognized in the Consolidated Statements of Financial Condition was reflected as a charge to Accumulated other comprehensive income (loss) (substantially all of which were cumulative losses) and $52.8 million and $52.3 million, respectively, was reflected as accrued pension cost.

The following table summarizes the components of net periodic pension cost and other amounts recognized in other comprehensive income (loss) excluding taxes (in thousands):

	Twelve Months Ended November 30, 2019	Eleven Months Ended November 30, 2018	Twelve Months Ended December 31, 2017
Components of net periodic pension cost:
Interest cost	$8,070	$6,783	$8,119
Expected return on plan assets	(7,456)	(7,217)	(7,689)
Settlement charge	—	365	—
Actuarial losses	1,897	2,376	2,207
Net periodic pension cost	$2,511	$2,307	$2,637

Amounts recognized in other comprehensive income (loss):
Net (gains) losses arising during the period	$9,576	$1,141	$(5,453)
Settlement charge	—	(365)	—
Amortization of net loss	(1,897)	(2,376)	(2,207)
Total recognized in other comprehensive income (loss)	$7,679	$(1,600)	$(7,660)

Net amount recognized in net periodic benefit cost and other comprehensive income (loss)	$10,190	$707	$(5,023)

The amounts in Accumulated other comprehensive income (loss) at November 30, 2019 and 2018 have not yet been recognized as components of net periodic pension cost in the Consolidated Statements of Operations. The estimated net loss that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost during the twelve months ended November 30, 2020 is $3.2 million.
We expect to pay $8.2 million of employer contributions during the twelve months ended November 30, 2020.
The assumptions used are as follows:

	November 30, 2019	November 30, 2018
WilTel Plan
Discount rate used to determine benefit obligation	3.00%	4.35%
Weighted-average assumptions used to determine net pension cost:
Discount rate	4.35%	3.51%
Expected long-term return on plan assets	7.00%	7.00%

Jefferies Group Plan
Discount rate used to determine benefit obligation	2.90%	4.30%
Weighted-average assumptions used to determine net pension cost:
Discount rate	4.30%	3.60%
Expected long-term return on plan assets	6.25%	6.25%

The following pension benefit payments are expected to be paid (in thousands):

2020	$9,749
2021	9,225
2022	10,001
2023	12,682
2024	13,044
2025 – 2029	67,655

U.S. Plan Assets
The information below on the plan assets for the WilTel plan and the Jefferies Group plan is presented separately for the plans as the investments are managed independently.
WilTel Plan Assets.
The current investment objectives are designed to close the funding gap while mitigating funded status volatility through a combination of liability hedging and investment returns. As plan funded status improves, the asset allocation will move along a predetermined, de-risking glide path that reallocates capital from growth assets to liability-hedging assets in order to reduce funded status volatility and lock in funded status gains. Plan assets are split into two separate portfolios, each with different asset mixes and objectives. The portfolios are valued at their NAV as a practical expedient for fair value.

•	The Growth Portfolio consists of global equities and high yield investments.

•
The Liability-Driven Investing ("LDI") Portfolio consists of long duration credit bonds and a suite of long duration, Treasury-based instruments designed to provide capital-efficient interest rate exposure as well as target specific maturities. The objective of the LDI Portfolio is to seek to achieve performance similar to the WilTel plan's liability by seeking to match the interest rate sensitivity and credit sensitivity. The LDI Portfolio is managed to mitigate volatility in funded status deriving from changes in the discounted value of benefit obligations from market movements in the interest rate and credit components of the underlying discount curve.

To develop the assumption for the expected long-term rate of return on plan assets, we considered the following underlying assumptions: 2.25% current expected inflation, 1.0% to 1.5% real rate of return for long duration risk free investments and an additional 1.0% to 1.5% return premium for corporate credit risk. For U.S. and international equity, we assume an equity risk premium over risk-free assets equal to 4.0%. We then weighted these assumptions based on invested assets and assumed that investment expenses were offset by expected returns in excess of benchmarks, which resulted in the selection of the 7.0% expected long-term rate of return assumption for 2019.
Jefferies Group Plan Assets.
In May 2017, Jefferies Group entered into an agreement with an external investment manager to invest and manage the plan's assets under a strategy using a combination of two portfolios. The investment manager allocates the plan's assets between a growth portfolio and a liability-driven portfolio according to certain target allocations and tolerance bands that are agreed to by Jefferies Group's Administrative Committee of the U.S. Pension Plan. Such target allocations will take into consideration the plan's funded ratio. The manager will also monitor the strategy and, as the plan's funded ratio change over time, will rebalance the strategy, if necessary, to be within the agreed tolerance bands and target allocations. The portfolios are comprised of certain common collective investment trusts that are established and maintained by the investment manager. The common collective trusts are valued at their NAV as a practical expedient for fair value.
German Pension Plan
Jefferies Group maintained the German Pension Plan in connection with its Futures business. On December 28, 2017, a Liquidation Insurance Contract was entered into with Generali to transfer the defined benefit pension obligations and insurance contracts to Generali, for approximately €6.5 million, which was paid in January 2018, and released Jefferies Group from any and all obligations under the German Pension Plan. In addition, on December 28, 2017, Jefferies Group received $3.25 million as consideration relating to the German Pension Plan in connection with releasing the prior plan sponsor from any indemnities. Accumulated other comprehensive income (loss) for the eleven months ended November 30, 2018 included $5.3 million related to the transfer of the German Pension Plan.
Other
We have defined contribution pension plans covering certain employees. Contributions and costs are a percent of each covered employee's salary. Amounts charged to expense related to such plans were $8.8 million, $8.0 million and $7.6 million for the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, respectively.

Note 19. Revenues from Contracts with Customers
The following table presents our total revenues separated for our revenues from contracts with customers and our other sources of revenues (in thousands):

	Twelve Months Ended November 30, 2019	Eleven Months Ended November 30, 2018
Revenues from contracts with customers:
Commissions and other fees (1)	$675,772	$662,546
Investment banking	1,526,992	1,904,870
Manufacturing revenues	324,659	357,427
Other	262,705	194,799
Total revenues from contracts with customers	2,790,128	3,119,642

Other sources of revenue:
Principal transactions	559,300	232,224
Interest income	1,603,940	1,294,325
Other	405,288	363,537
Total revenues from other sources	2,568,528	1,890,086

Total revenues	$5,358,656	$5,009,728

(1) As discussed in Note 2, during 2019, we have reclassified the presentation of certain other fees, primarily related to prime brokerage services offered to our clients. These fees were previously presented as Other revenues in the Consolidated Statements of Operations and are now presented within Commissions and other fees. There is no impact on Total revenues as a result of this change in presentation. Previously reported results are presented on a comparable basis.
Revenues from contracts with customers are recognized when, or as, we satisfy our performance obligations by transferring the promised goods or services to the customers. A good or service is transferred to a customer when, or as, the customer obtains control of that good or service. A performance obligation may be satisfied over time or at a point in time. Revenue from a performance obligation satisfied over time is recognized by measuring our progress in satisfying the performance obligation in a manner that depicts the transfer of the goods or services to the customer. Revenue from a performance obligation satisfied at a point in time is recognized at the point in time that we determine the customer obtains control over the promised good or service. The amount of revenue recognized reflects the consideration we expect to be entitled to in exchange for those promised goods or services (the "transaction price"). In determining the transaction price, we consider multiple factors, including the effects of variable consideration. Variable consideration is included in the transaction price only to the extent it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainties with respect to the amount are resolved. In determining when to include variable consideration in the transaction price, we consider the range of possible outcomes, the predictive value of our past experiences, the time period of when uncertainties expect to be resolved and the amount of consideration that is susceptible to factors outside of our influence, such as market volatility or the judgment and actions of third parties.
The following provides detailed information on the recognition of our revenues from contracts with customers:
Commissions and Other Fees. We earn commission and other fee revenues by executing, settling and clearing transactions for clients primarily in equity, equity-related and futures products. Trade execution and clearing services, when provided together, represent a single performance obligation as the services are not separately identifiable in the context of the contract. Commission revenues associated with combined trade execution and clearing services, as well as trade execution services on a standalone basis, are recognized at a point in time on trade-date. Commission revenues are generally paid on settlement date and we record a receivable between trade-date and payment on settlement date. We permit institutional customers to allocate a portion of their gross commissions to pay for research products and other services provided by third parties. The amounts allocated for those purposes are commonly referred to as soft dollar arrangements. We act as an agent in the soft dollar arrangements as the customer controls the use of the soft dollars and directs our payments to third-party service providers on our behalf. Accordingly, amounts allocated to soft dollar arrangements are netted against commission revenues in the Consolidated Statements of Operations.
We earn account advisory and distribution fees in connection with wealth management services. Account advisory fees are recognized over time using the time-elapsed method as we determined that the customer simultaneously receives and consumes the benefits of investment advisory services as they are provided. Account advisory fees may be paid in advance of a specified service period or in arrears at the end of the specified service period (e.g., quarterly). Account advisory fees paid in advance are initially deferred within Payables, expense accruals and other liabilities in the Consolidated Statements of Financial Condition. Distribution fees are variable and recognized when the uncertainties with respect to the amounts are resolved.
Investment Banking. We provide our clients with a full range of financial advisory and underwriting services. Revenues from financial advisory services primarily consist of fees generated in connection with merger, acquisition and restructuring transactions. Advisory fees from mergers and acquisitions engagements are recognized at a point in time when the related transaction is completed, as the performance obligation is to successfully broker a specific transaction. Fees received prior to the completion of the transaction are deferred within Payables, expense accruals and other liabilities in the Consolidated Statements of Financial Condition. Advisory fees from restructuring engagements are recognized over time using a time elapsed measure of progress as our clients simultaneously receive and consume the benefits of those services as they are provided. A significant portion of the fees we receive for our advisory services are considered variable as they are contingent upon a future event (e.g., completion of a transaction or third-party emergence from bankruptcy) and are excluded from the transaction price until the uncertainty associated with the variable consideration is subsequently resolved, which is expected to occur upon achievement of the specified milestone. Payment for advisory services are generally due promptly upon completion of a specified milestone or, for retainer fees, periodically over the course of the engagement. We recognize a receivable between the date of completion of the milestone and payment by the customer. Expenses associated with investment banking advisory engagements are deferred only to the extent they are explicitly reimbursable by the client and the related revenue is recognized at a point in time. All other investment banking advisory related expenses, including expenses incurred related to restructuring assignments, are expensed as incurred. All investment banking advisory expenses are recognized within their respective expense category in the Consolidated Statements of Operations and any expenses reimbursed by our clients are recognized as Investment banking revenues.
Underwriting services include underwriting and placement agent services in both the equity and debt capital markets, including private equity placements, initial public offerings, follow-on offerings and equity-linked convertible securities transactions and structuring, underwriting and distributing public and private debt, including investment grade debt, high yield bonds, leveraged loans, municipal bonds and mortgage-backed and asset-backed securities. Underwriting and placement agent revenues are recognized at a point in time on trade-date, as the client obtains the control and benefit of the underwriting offering at that point. Costs associated with underwriting transactions are deferred until the related revenue is recognized or the engagement is otherwise concluded, and are recorded on a gross basis within underwriting costs in the Consolidated Statements of Operations as we are acting as a principal in the arrangement. Any expenses reimbursed by our clients are recognized as Investment banking revenues.

Asset Management Fees. We earn management and performance fees, recorded in Other revenues, in connection with investment advisory services provided to various funds and accounts, which are satisfied over time and measured using a time elapsed measure of progress as the customer receives the benefits of the services evenly throughout the term of the contract. Management and performance fees are considered variable as they are subject to fluctuation (e.g., changes in assets under management, market performance) and/ or are contingent on a future event during the measurement period (e.g., meeting a specified benchmark) and are recognized only to the extent it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty is resolved. Management fees are generally based on month-end assets under management or an agreed upon notional amount and are included in the transaction price at the end of each month when the assets under management or notional amount is known. Performance fees are received when the return on assets under management for a specified performance period exceed certain benchmark returns, "high-water marks" or other performance targets. The performance period related to performance fees is annual or semi-annual. Accordingly, performance fee revenue will generally be recognized only at the end of the performance period to the extent that the benchmark return has been met.
Manufacturing Revenues. Idaho Timber's primary business consists of the sale of lumber that is manufactured or remanufactured at one of its locations. Agreements with customers for these sales specify the type, quantity and price of products to be delivered as well as the delivery date and payment terms. The transaction price is fixed at the time of sale and revenue is generally recognized when the customer takes control of the product.

Disaggregation of Revenue
The following presents our revenues from contracts with customers disaggregated by major business activity and primary geographic regions (in thousands):

	Reportable Segments
	Investment Banking and Capital Markets	Asset Management	Merchant Banking	Corporate	Consolidation Adjustments	Total
Twelve Months Ended November 30, 2019
Major Business Activity:
Equities (1)	$662,804	$—	$—	$—	$(537)	$662,267
Fixed Income (1)	13,505	—	—	—	—	13,505
Investment Banking - Advisory	767,421	—	—	—	—	767,421
Investment Banking - Underwriting	761,308	—	—	—	(1,737)	759,571
Asset Management	—	23,188	—	—	—	23,188
Manufacturing revenues	—	—	324,659	—	—	324,659
Oil and gas revenues	—	—	173,626	—	—	173,626
Other revenues	—	—	65,891	—	—	65,891
Total revenues from contracts with customers	$2,205,038	$23,188	$564,176	$—	$(2,274)	$2,790,128

Primary Geographic Region:
Americas	$1,751,568	$16,334	$562,837	$—	$(581)	$2,330,158
Europe, Middle East and Africa	374,411	6,854	935	—	(1,693)	380,507
Asia	79,059	—	404	—	—	79,463
Total revenues from contracts with customers	$2,205,038	$23,188	$564,176	$—	$(2,274)	$2,790,128

(1)	Revenues from contracts with customers associated with the equities and fixed income businesses primarily represent commissions and other fee revenue.

	Reportable Segments
	Investment Banking and Capital Markets	Asset Management	Merchant Banking	Corporate	Consolidation Adjustments	Total
Eleven Months Ended November 30, 2018
Major Business Activity:
Equities (1)	$649,631	$—	$—	$—	$(919)	$648,712
Fixed Income (1)	13,839	—	—	—	—	13,839
Investment Banking - Advisory	820,042	—	—	—	(5,283)	814,759
Investment Banking - Underwriting	1,090,161	—	—	—	(50)	1,090,111
Asset Management	—	28,144	—	—	—	28,144
Manufacturing revenues	—	—	357,427	—	—	357,427
Oil and gas revenues	—	—	136,109	—	—	136,109
Other revenues	—	—	30,541	—	—	30,541
Total revenues from contracts with customers	$2,573,673	$28,144	$524,077	$—	$(6,252)	$3,119,642

Primary Geographic Region:
Americas	$2,186,955	$27,801	$522,541	$—	$(6,252)	$2,731,045
Europe, Middle East and Africa	304,027	343	1,264	—	—	305,634
Asia	82,691	—	272	—	—	82,963
Total revenues from contracts with customers	$2,573,673	$28,144	$524,077	$—	$(6,252)	$3,119,642

(1)	Revenues from contracts with customers associated with the equities and fixed income businesses primarily represent commissions and other fee revenue.
Information on Remaining Performance Obligations and Revenue Recognized from Past Performance
We do not disclose information about remaining performance obligations pertaining to contracts that have an original expected duration of one year or less. The transaction price allocated to remaining unsatisfied or partially unsatisfied performance obligations with an original expected duration exceeding one year was not material at November 30, 2019. Investment banking advisory fees that are contingent upon completion of a specific milestone and fees associated with certain distribution services are also excluded as the fees are considered variable and not included in the transaction price at November 30, 2019.
During the twelve months ended November 30, 2019 and eleven months ended November 30, 2018, we recognized $27.6 million and $27.0 million, respectively, of revenues related to performance obligations satisfied (or partially satisfied) in previous periods, mainly due to resolving uncertainties in variable consideration that was constrained in prior periods. In addition, we recognized $21.7 million and $18.1 million, respectively, of revenues primarily associated with distribution services during the twelve months ended November 30, 2019 and eleven months ended November 30, 2018, a portion of which relates to prior periods.
Contract Balances
The timing of revenue recognition may differ from the timing of payment by customers. We record a receivable when revenue is recognized prior to payment and it has an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, we record deferred revenue until the performance obligations are satisfied.
We had receivables related to revenues from contracts with customers of $263.7 million and $250.6 million at November 30, 2019 and 2018, respectively. We had no significant impairments related to these receivables during the twelve months ended November 30, 2019 and eleven months ended November 30, 2018.
Our deferred revenue primarily relates to retainer and milestone fees received in investment banking advisory engagements where the performance obligation has not yet been satisfied. Our deferred revenue was $12.8 million and $14.2 million at November 30, 2019 and 2018, respectively, which are recorded as Payables, expense accruals and other liabilities in the Consolidated Statements of Financial Condition. During the twelve months ended November 30, 2019 and eleven months ended November 30, 2018, we recognized $13.0 million and $10.6 million, respectively, of deferred revenue from the balance at November 30, 2018 and December 31, 2017, respectively.

Contract Costs
We capitalize costs to fulfill contracts associated with investment banking advisory engagements where the revenue is recognized at a point in time and the costs are determined to be recoverable. Capitalized costs to fulfill a contract are recognized at the point in time that the related revenue is recognized.
At November 30, 2019 and 2018, our capitalized costs to fulfill a contract were $4.8 million and $4.7 million, respectively, which are recorded in Receivables in the Consolidated Statements of Financial Condition. We recognized expenses of $4.1 million and $2.3 million during the twelve months ended November 30, 2019 and eleven months ended November 30, 2018, respectively, related to costs to fulfill a contract that were capitalized as of the beginning of the year. There were no significant impairment charges recognized in relation to these capitalized costs during the twelve months ended November 30, 2019 and eleven months ended November 30, 2018.
Note 20.  Income Taxes
The provision for income taxes for continuing operations are as follows (in thousands):

	Twelve Months Ended November 30, 2019	Eleven Months Ended November 30, 2018	Twelve Months Ended December 31, 2017
Current taxes:
U.S. Federal	$(10,000)	$10,000	$(1,060)
U.S. state and local	53,211	37,439	33,132
Foreign	11,026	11,077	14,597
Total current	54,237	58,516	46,669

Deferred taxes:
U.S. Federal	83,197	39,448	586,014
U.S. state and local	(73,482)	(73,013)	1,452
Foreign	(3,324)	(5,943)	8,151
Total deferred	6,391	(39,508)	595,617

Recognition of accumulated other comprehensive income lodged taxes	(544,583)	—	—

Total income tax provision (benefit)	$(483,955)	$19,008	$642,286

The following table presents the U.S. and non-U.S. components of income from continuing operations before income taxes (in thousands):

	Twelve Months Ended November 30, 2019	Eleven Months Ended November 30, 2018	Twelve Months Ended December 31, 2017

U.S.	$495,566	$284,177	$535,955
Non-U.S. (1)	(16,958)	11,923	70,547
Income from continuing operations before income taxes	$478,608	$296,100	$606,502

(1)	For purposes of this table, non-U.S. income is defined as income generated from operations located outside the U.S.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Act which reduced the U.S. federal corporate tax rate from 35% to 21%, as well as other changes.

Income tax expense differed from the amounts computed by applying the U.S. Federal statutory income tax rates of 21% for the twelve months ended November 30, 2019 and eleven months ended November 30, 2018 and 35% for the twelve months ended December 31, 2017 to income from continuing operations before income taxes as a result of the following (dollars in thousands):

	Twelve Months Ended November 30, 2019		Eleven Months Ended November 30, 2018		Twelve Months Ended December 31, 2017
	Amount	Percent	Amount	Percent	Amount	Percent

Computed expected federal income tax	$100,508	21.0%	$62,181	21.0%	$212,276	35.0%
Increase (decrease) in income taxes resulting from:
State and local income taxes, net of federal income tax benefit	25,648	5.4	12,391	4.2	14,115	2.3
Recognition of accumulated other comprehensive income lodged taxes	(544,583)	(113.8)	—	—	—	—
International operations (including foreign rate differential)	4,518	0.9	1,823	0.6	(11,577)	(1.9)
Decrease in valuation allowance	(19,993)	(4.2)	(48,058)	(16.2)	—	—
Permanent differences	10,545	2.2	12,331	4.2	4,933	0.8
Foreign tax credits	(5,012)	(1.0)	(9,046)	(3.1)	(32,974)	(5.4)
Deferred tax asset remeasurement related to the Tax Act	—	—	5,673	1.9	415,000	68.4
Transition tax on foreign earnings related to the Tax Act	(6,708)	(1.4)	2,590	0.9	35,500	5.9
Base erosion and anti-abuse tax (BEAT)	(10,000)	(2.1)	10,000	3.4	—	—
Change in unrecognized tax benefits related to prior years	(20,512)	(4.3)	(19,783)	(6.7)	1,553	0.3
Spectrum Brands distribution	11,996	2.5	—	—	—	—
Acquisition of HomeFed	(36,779)	(7.7)	—	—	—	—
Other, net	6,417	1.4	(11,094)	(3.8)	3,460	0.5
Actual income tax provision	$(483,955)	(101.1)%	$19,008	6.4%	$642,286	105.9%

As discussed above, during the second quarter of 2019, we completed the sale of our available for sale portfolio. In connection therewith, we recognized a tax benefit of $544.6 million during the twelve months ended November 30, 2019. Unrealized gains and losses on available for sale securities, and their associated tax impacts, are recorded directly to equity as part of the Accumulated other comprehensive income (loss) balance. Following the portfolio approach, when unrealized gains and losses and their associated tax impacts are recorded at a then current tax rate, and then realized later at a different tax rate, the difference between the tax impact initially recorded in Accumulated other comprehensive income (loss) and the tax impact removed from Accumulated other comprehensive income (loss) upon realization remains in Accumulated other comprehensive income (loss) until the disposal of the portfolio and is referred to as a "lodged tax effect." Large changes in the fair value of our available for sale securities, primarily during 2008 through 2010, combined with fluctuations in our tax rate during those periods, generated a lodged tax benefit of $544.6 million. As a result of recent steps to improve our Corporate investment management efforts, we sold the remaining portion of our available for sale portfolio in the second quarter of 2019, which resulted in the realization of the $544.6 million tax benefit. While this realization did not impact total equity, it resulted in a tax benefit reflected in the Consolidated Statement of Operations of $544.6 million and, as a result, Retained earnings increased and Accumulated other comprehensive income (loss) decreased by corresponding amounts.

The following table presents a reconciliation of gross unrecognized tax benefits (in thousands):

	Twelve Months Ended November 30, 2019	Eleven Months Ended November 30, 2018	Twelve Months Ended December 31, 2017

Balance at beginning of period	$197,320	$169,020	$148,848
Increases based on tax positions related to the current period	42,306	48,083	18,619
Increases based on tax positions related to prior periods	33,007	17,521	10,358
Decreases based on tax positions related to prior periods	(11,006)	(36,324)	(8,805)
Decreases related to settlements with taxing authorities	(1,489)	(980)	—
Balance at end of period	$260,138	$197,320	$169,020

Interest and penalties related to unrecognized tax benefits are recorded as components of the provision for income taxes. Net interest expense (benefit) related to unrecognized tax benefits was $13.1 million, $(3.1) million and $9.7 million for the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, respectively. At November 30, 2019 and 2018, we had interest accrued of approximately $67.2 million and $54.1 million, respectively, included in Payables, expense accruals and other liabilities in the Consolidated Statements of Financial Condition. No material penalties were accrued for the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017.

The statute of limitations with respect to our federal income tax returns has expired for all years through 2015. We are currently under examination by various major tax jurisdictions. Prior to becoming a wholly-owned subsidiary, Jefferies Group filed a consolidated U.S. federal income tax return with its qualifying subsidiaries and was subject to income tax in various states, municipalities and foreign jurisdictions and Jefferies Group is also currently under examination by various major tax jurisdictions. We do not expect that resolution of these examinations will have a significant effect on the Consolidated Statements of Financial Condition, but could have a significant impact on the Consolidated Statements of Operations for the period in which resolution occurs. It is reasonably possible that, within the next twelve months, statutes of limitation will expire which could have the effect of reducing the balance of unrecognized tax benefits by $13.0 million.

The principal components of deferred taxes are as follows (in thousands):

	November 30, 2019	November 30, 2018
Deferred tax asset:
Net operating loss carryover	$48,695	$282,650
Compensation and benefits	260,590	269,788
Tax credits	91,390	66,272
Securities valuation reserves	92,407	76,931
Other	213,338	156,751
	706,420	852,392
Valuation allowance	(18,519)	(38,512)
	687,901	813,880
Deferred tax liability:
Amortization of intangible assets	(68,933)	(69,970)
Investment in associated companies	(76,308)	(171,006)
Other	(80,192)	(60,115)
	(225,433)	(301,091)
Net deferred tax asset	$462,468	$512,789

The valuation allowance represents the portion of our deferred tax assets for which it is more likely than not that the benefit of such items will not be realized. We believe that the realization of the net deferred tax asset of $462.5 million at November 30, 2019 is more likely than not based on expectations of future taxable income in the jurisdictions in which we operate.

As of November 30, 2019, we have consolidated U.S. federal net operating loss carryovers ("NOLs") of $111.4 million that may be used to offset future taxable income, and these NOLs expire in 2035. We have various state NOLs that expire at different times, which are reflected in the above table to the extent our estimate of future taxable income will be apportioned to those states. A deferred tax asset of $5.2 million related to net operating losses in Europe has been partially offset by a valuation allowance of $1.8 million, while $0.3 million of deferred tax assets related to net operating losses in Asia has been fully offset by a valuation allowance. Uncertainties that may affect the utilization of our tax attributes include future operating results, tax law changes, rulings by taxing authorities regarding whether certain transactions are taxable or deductible and expiration of carryforward periods.

Under certain circumstances, the ability to use the NOLs and future deductions could be substantially reduced if certain changes in ownership were to occur. In order to reduce this possibility, our certificate of incorporation includes a charter restriction that prohibits transfers of our common stock under certain circumstances.

As a result of planning related to the Tax Act, during fiscal 2018, several of our foreign subsidiaries have made tax elections to be treated as branches of the U.S. for federal income tax purposes (commonly referred to as "check-the-box" elections) effective during various times during 2018. We believe that, as a result of these foreign subsidiaries being treated as branches of the U.S. for federal income tax purposes, rather than as controlled foreign corporations, we will reduce the future tax impact of the base erosion and anti-abuse tax ("BEAT") and the tax on global intangible low-taxed income ("GILTI") provisions, which became effective starting in fiscal 2018 and fiscal 2019, respectively. We recorded a provision of $10.0 million for BEAT in the eleven months ended November 30, 2018 and reversed the full amount during the twelve months ended November 30, 2019, based on new information.

The new tax on GILTI became applicable in fiscal 2019. As a result, we made an accounting policy election in the first quarter of 2019 to treat GILTI as a period cost if and when incurred.

We have recorded a cumulative net tax expense of $452.1 million from the impact of the Tax Act during the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017. This amount consisted of a $420.7 million expense related to the revaluation of our deferred tax asset and a $31.4 million expense related to the deemed repatriation of foreign earnings. The measurement period as permitted by Staff Accounting Bulletin No. 118, which was issued by SEC staff on December 22, 2017, was closed during the quarter ended February 28, 2019 and we have completed our accounting as it relates to the Tax Act.
Note 21.  Other Results of Operations Information
Other revenue consists of the following (in thousands):

	Twelve Months Ended November 30, 2019	Eleven Months Ended November 30, 2018	Twelve Months Ended December 31, 2017

Asset management fees and revenues	$26,254	$28,144	$28,831
Dividend income	10,740	5,416	(452)
Income from associated companies classified as other revenues	85,169	73,975	75,889
Revenues of oil and gas production and development businesses	175,169	127,090	61,541
Net realized securities gains (losses)	3,255	(939)	23,028
Gain on sale of National Beef	205,017	—	—
Gain on revaluation of our interest in HomeFed	72,142	—	—
Gain on sale of Garcadia	—	221,712	—
Gain on sale of Conwed	—	—	178,236
Other (1)	90,247	102,938	57,715
	$667,993	$558,336	$424,788

(1) We have reclassified the presentation of certain other fees, primarily related to prime brokerage services offered to clients. These fees were previously presented as Other revenues in the Consolidated Statements of Operations and are now presented within Commissions and other fees. Previously reported results are presented on a comparable basis. This change had the impact of increasing Commissions and other fees and reducing Other revenues by $28.3 million and $23.8 million for the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, respectively. There is no impact on Total revenues as a result of this change in presentation.

In the fourth quarter of 2019, we sold our 31% equity interest in National Beef for a total of $970.0 million in cash, including $790.6 million of proceeds and $179.4 million from final distributions from National Beef around the time of the sale. The pre-tax gain recognized as a result of this transaction, $205.0 million for the twelve months ended November 30, 2019, is classified as Other revenue.

Other revenues for the twelve months ended November 30, 2019 include a $72.1 million pre-tax gain on the revaluation of our 70% interest in HomeFed to fair value in connection with the acquisition of the remaining common stock of HomeFed.

In the third quarter of 2018, we sold 100% of our equity interests in Garcadia and our associated real estate to our former partners, the Garff family, for $417.2 million in cash. The pre-tax gain recognized as a result of this transaction, $221.7 million for the eleven months ended November 30, 2018, is classified as Other revenue.

In January 2017, we sold 100% of Conwed Plastics ("Conwed") to Schweitzer-Mauduit International, Inc., (NYSE: SWM) for $295 million in cash plus potential earn-out payments through 2021 totaling up to $40 million in cash to the extent the results of Conwed's subsidiary, Filtrexx International, exceed certain performance thresholds. A pre-tax gain of $178.2 million (net of working capital adjustments) was recognized during the twelve months ended December 31, 2017.
Taxes, other than income or payroll included in Income (loss) from continuing operations, amounted to $41.3 million, $39.9 million and $32.7 million for the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, respectively.
Proceeds from sales of investments classified as available for sale were $0.9 billion, $1.6 billion and $0.4 billion during the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, respectively. Gross gains and gross losses were not material during the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017.

Note 22.  Common Shares and Earnings Per Common Share
Basic and diluted earnings per share amounts were calculated by dividing net income by the weighted-average number of common shares outstanding. The numerators and denominators used to calculate basic and diluted earnings per share are as follows (in thousands):

	Twelve Months Ended November 30, 2019	Eleven Months Ended November 30, 2018	Twelve Months Ended December 31, 2017
Numerator for earnings per share:
Net income attributable to Jefferies Financial Group Inc. common shareholders	$959,593	$1,022,318	$167,351
Allocation of earnings to participating securities (1)	(5,576)	(5,107)	(610)
Net income attributable to Jefferies Financial Group Inc. common shareholders for basic earnings per share	954,017	1,017,211	166,741
Adjustment to allocation of earnings to participating securities related to diluted shares (1)	(5)	28	(14)
Mandatorily redeemable convertible preferred share dividends	5,103	—	—
Net income attributable to Jefferies Financial Group Inc. common shareholders for diluted earnings per share	$959,115	$1,017,239	$166,727

Denominator for earnings per share:
Weighted average common shares outstanding	297,796	337,817	358,482
Weighted average shares of restricted stock outstanding with future service required	(1,939)	(1,707)	(1,349)
Weighted average RSUs outstanding with no future service required	14,837	11,151	11,064
Denominator for basic earnings per share – weighted average shares	310,694	347,261	368,197
Stock options	—	7	24
Senior executive compensation plan awards	2,140	4,007	2,480
Mandatorily redeemable convertible preferred shares	4,198	—	—
Denominator for diluted earnings per share	317,032	351,275	370,701

(1)
Represents dividends declared during the period on participating securities plus an allocation of undistributed earnings to participating securities. Net losses are not allocated to participating securities. Participating securities represent restricted stock and RSUs for which requisite service has not yet been rendered and amounted to weighted average shares of 1,947,600, 1,724,800 and 1,401,000 for the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, respectively. Dividends declared on participating securities were $3.6 million during the twelve months ended November 30, 2019 and were not material during the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017. Undistributed earnings are allocated to participating securities based upon their right to share in earnings if all earnings for the period had been distributed.

For the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, shares related to the 3.875% Convertible Senior Debentures were not included in the computation of diluted per share amounts as the conversion price exceeded the average market price. All of these convertible debentures were redeemed in January 2018. 4,162,200 shares related to the mandatorily redeemable convertible preferred shares for the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, were not included in the computation of diluted per share amounts as the effect was antidilutive.
Our Board of Directors from time to time has authorized the repurchase of our common shares. In January 2019, our Board of Directors approved a $500.0 million share repurchase authorization. Additionally, in connection with the HomeFed merger on July 1, 2019, our Board of Directors authorized the repurchase of an additional 9.25 million shares. During the twelve months ended November 30, 2019, we purchased a total of 25,926,388 of our common shares for an aggregate purchase price of $506.2 million, or an average price of $19.52 per share. This includes 780,315 shares of the Company's common stock purchased, at a price of $21.03 per share, in connection with the sale of a hotel and restaurant in Telluride, Colorado that we owned, to the Company's Chairman and certain of his family trusts. In total, based on the closing price of Jefferies common shares at November 30, 2019, we have approximately $203.6 million available for future purchases.

Note 23.  Commitments, Contingencies and Guarantees
Commitments
We and our subsidiaries rent office space and office equipment under noncancellable operating leases with terms varying principally from one to twenty years. Rental expense (net of sublease rental income) included in Income (loss) from continuing operations was $65.6 million, $55.7 million and $60.2 million for the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, respectively. Future minimum annual rentals (exclusive of month-to-month leases, real estate taxes, maintenance and certain other charges) under these leases at November 30, 2019 are as follows (in thousands):

2020	$70,886
2021	73,374
2022	71,464
2023	62,552
2024	59,714
Thereafter	393,995
731,985
Less: sublease income	(21,883)
$710,102

The following table summarizes commitments associated with certain business activities (in millions):

	Expected Maturity Date
	2020	2021	2022 and 2023	2024 and 2025	2026 and Later	Maximum Payout

Equity commitments (1)	$174.8	$55.2	$75.0	$—	$14.3	$319.3
Loan commitments (1)	250.0	45.0	10.0	9.3	—	314.3
Underwriting commitments	13.5	—	—	—	—	13.5
Forward starting reverse repos (2)	5,475.3	—	—	—	—	5,475.3
Forward starting repos (2)	2,168.8	—	—	—	—	2,168.8
Other unfunded commitments (1)	72.3	132.2	—	4.9	—	209.4
	$8,154.7	$232.4	$85.0	$14.2	$14.3	$8,500.6

(1)	Equity commitments, loan commitments and other unfunded commitments are presented by contractual maturity date. The amounts are however mostly available on demand.

(2)
At November 30, 2019, all of the forward starting securities purchased under agreements to resell and $2,157.7 million within forward starting securities sold under agreements to repurchase settled within three business days.

Equity Commitments.  Equity commitments include a commitment to invest in Jefferies Group's joint venture, Jefferies Finance, and commitments to invest in private equity funds and in Jefferies Capital Partners, LLC, the manager of the private equity funds, which consists of a team led by our President and a Director. At November 30, 2019, Jefferies Group's outstanding commitments relating to Jefferies Capital Partners, LLC and its private equity funds were $11.5 million.
See Note 11 for additional information regarding Jefferies Group's investment in Jefferies Finance.
Additionally, as of November 30, 2019, we have other equity commitments to invest up to $201.5 million in various other investments.
Loan Commitments. From time to time we make commitments to extend credit to investment banking and other clients in loan syndication, acquisition finance and securities transactions and to SPE sponsors in connection with the funding of CLO and other asset-backed transactions. These commitments and any related drawdowns of these facilities typically have fixed maturity dates and are contingent on certain representations, warranties and contractual conditions applicable to the borrower. At November 30, 2019, we had $64.3 million of outstanding loan commitments to clients.
Loan commitments outstanding at November 30, 2019, also include Jefferies Group's portion of the outstanding secured revolving credit facility provided to Jefferies Finance, to support loan underwritings by Jefferies Finance. At November 30, 2019, none of Jefferies $250.0 million commitment was funded.
Underwriting Commitments. In connection with investment banking activities, we may from time to time provide underwriting commitments to our clients in connection with capital raising transactions.
Forward Starting Reverse Repos and Repos. We enter into commitments to take possession of securities with agreements to resell on a forward starting basis and to sell securities with agreements to repurchase on a forward starting basis that are primarily secured by U.S. government and agency securities.
Other Unfunded Commitments. Other unfunded commitments include obligations in the form of revolving notes, warehouse financings and debt securities to provide financing to asset-backed and CLO vehicles. Upon advancing funds, drawn amounts are collateralized by the assets of an entity.
Contingencies

We and our subsidiaries are parties to legal and regulatory proceedings that are considered to be either ordinary, routine litigation incidental to their business or not significant to our consolidated financial position. We and our subsidiaries are also involved, from time to time, in other exams, investigations and similar reviews (both formal and informal) by governmental and self-regulatory agencies regarding our businesses, certain of which may result in judgments, settlements, fines, penalties or other injunctions. We do not believe that any of these actions will have a significant adverse effect on our consolidated financial position or liquidity, but any amounts paid could be significant to results of operations for the period.

Guarantees
Derivative Contracts.  Our dealer activities cause us to make markets and trade in a variety of derivative instruments. Certain derivative contracts that we have entered into meet the accounting definition of a guarantee under GAAP, including credit default swaps, written foreign currency options and written equity put options. On certain of these contracts, such as written interest rate caps and foreign currency options, the maximum payout cannot be quantified since the increase in interest or foreign exchange rates are not contractually limited by the terms of the contract. As such, we have disclosed notional values as a measure of our maximum potential payout under these contracts.
The following table summarizes the notional amounts associated with our derivative contracts meeting the definition of a guarantee under GAAP as of November 30, 2019 (in millions):

	Expected Maturity Date
Guarantee Type	2020	2021	2022 and 2023	2024 and 2025	2026 and Later	Notional/ Maximum Payout

Derivative contracts – non-credit related	$9,854.0	$3,150.8	$4,453.6	$1,044.8	$48.2	$18,551.4
Written derivative contracts – credit related	1.5	—	2.7	29.7	—	33.9
Total derivative contracts	$9,855.5	$3,150.8	$4,456.3	$1,074.5	$48.2	$18,585.3

The derivative contracts deemed to meet the definition of a guarantee under GAAP are before consideration of hedging transactions and only reflect a partial or "one-sided" component of any risk exposure. Written equity options and written credit default swaps are often executed in a strategy that is in tandem with long cash instruments (e.g., equity and debt securities). We substantially mitigate our exposure to market risk on these contracts through hedges, such as other derivative contracts and/or cash instruments, and we manage the risk associated with these contracts in the context of our overall risk management framework. We believe notional amounts overstate our expected payout and that fair value of these contracts is a more relevant measure of our obligations. The fair value of derivative contracts meeting the definition of a guarantee is approximately $170.9 million at November 30, 2019.

Berkadia.  We have agreed to reimburse Berkshire Hathaway for up to one-half of any losses incurred under a $1.5 billion surety policy securing outstanding commercial paper issued by an affiliate of Berkadia. At November 30, 2019, the aggregate amount of commercial paper outstanding was $1.47 billion.
HomeFed. For real estate development projects, HomeFed is generally required to obtain infrastructure improvement bonds at the beginning of construction work and warranty bonds upon completion of such improvements. These bonds are issued by surety companies to guarantee satisfactory completion of a project and provide funds primarily to a municipality in the event HomeFed is unable or unwilling to complete certain infrastructure improvements. As HomeFed develops the planned area and the municipality accepts the improvements, the bonds are released. Should the respective municipality or others draw on the bonds for any reason, certain of HomeFed's subsidiaries would be obligated to pay. At November 30, 2019, the aggregate amount of infrastructure improvement bonds outstanding was $67.7 million.
Other Guarantees.  We are a member of various exchanges and clearing houses. In the normal course of business, we provide guarantees to securities clearing houses and exchanges. These guarantees generally are required under the standard membership agreements, such that members are required to guarantee the performance of other members. Additionally, if a member becomes unable to satisfy its obligations to the clearing house, other members would be required to meet these shortfalls. To mitigate these performance risks, the exchanges and clearing houses often require members to post collateral. Our obligations under such guarantees could exceed the collateral amounts posted. Our maximum potential liability under these arrangements cannot be quantified; however, the potential for us to be required to make payments under such guarantees is deemed remote.  Accordingly, no liability has been recognized for these arrangements.
Standby Letters of Credit.  At November 30, 2019, we provided guarantees to certain counterparties in the form of standby letters of credit totaling of $38.5 million. Standby letters of credit commit us to make payment to the beneficiary if the guaranteed party fails to fulfill its obligation under a contractual arrangement with that beneficiary. Since commitments associated with these collateral instruments may expire unused, the amount shown does not necessarily reflect the actual future cash funding requirement. Primarily all letters of credit expire within one year.
Note 24.  Net Capital Requirements
Jefferies LLC operates as a broker-dealer registered with the SEC and member firms of the Financial Industry Regulatory Authority ("FINRA"). Jefferies LLC is subject to the Securities and Exchange Commission Uniform Net Capital Rule ("Rule 15c3-1"), which requires the maintenance of minimum net capital and has elected to calculate minimum capital requirements using the alternative method permitted by Rule 15c3-1 in calculating net capital. Jefferies LLC, as a dually-registered U.S. broker-dealer and futures commission merchant ("FCM"), is also subject to Rule 1.17 of the Commodity Futures Trading Commission ("CFTC"), which sets forth minimum financial requirements. The minimum net capital requirement in determining excess net capital for a dually-registered U.S. broker-dealer and FCM is equal to the greater of the requirement under Rule 15c3-1 or CFTC Rule 1.17.

Jefferies LLC's net capital and excess net capital as of November 30, 2019 were $1,645.0 million and $1,528.0 million, respectively.

FINRA is the designated examining authority for Jefferies Group's U.S. broker-dealer and the National Futures Association is the designated self-regulatory organization for Jefferies LLC as an FCM.
Certain other U.S. and non-U.S. subsidiaries of Jefferies Group are subject to capital adequacy requirements as prescribed by the regulatory authorities in their respective jurisdictions, including Jefferies International Limited, which is authorized and regulated by the Financial Conduct Authority in the United Kingdom.
The regulatory capital requirements referred to above may restrict our ability to withdraw capital from Jefferies Group's regulated subsidiaries. Some of our other consolidated subsidiaries also have credit agreements which may restrict the payment of cash dividends, or the ability to make loans or advances to the parent company.

Note 25.  Other Fair Value Information
The carrying amounts and estimated fair values of our principal financial instruments that are not recognized at fair value on a recurring basis are as follows (in thousands):

	November 30, 2019		November 30, 2018
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Other Assets:
Notes and loans receivable (1)	$775,501	$784,053	$680,015	$676,152

Financial Liabilities:
Short-term borrowings (2)	548,490	548,490	387,492	387,492
Long-term debt (3)	7,121,776	7,569,837	6,931,393	6,826,503

(1)
Notes and loans receivable:  The fair values are estimated principally based on a discounted future cash flows model using market interest rates for similar instruments. If measured at fair value in the financial statements, these financial instruments would be classified as Level 3 in the fair value hierarchy.

(2)
Short-term borrowings:  The fair values of short-term borrowings carried at cost are estimated to be the carrying amount due to their short maturities. If measured at fair value in the financial statements, these financial instruments would be classified as Level 3 in the fair value hierarchy. Short-term borrowings that are accounted for at fair value include equity-linked notes, which are generally categorized within Level 2 of the fair value hierarchy, as the fair value is based on the price of the underlying equity security.

(3)
Long-term debt: The fair values are estimated using quoted prices, pricing information obtained from external data providers and, for certain variable rate debt, is estimated to be the carrying amount. If measured at fair value in the financial statements, these financial instruments would be classified as Level 2 and Level 3 in the fair value hierarchy.

Note 26.  Related Party Transactions
Jefferies Capital Partners Related Funds.  Jefferies Group has equity investments in the JCP Manager and in private equity funds (including JCP Fund V), which are managed by a team led by our President and a Director ("Private Equity Related Funds"). Reflected in the Consolidated Statements of Financial Condition at November 30, 2019 and 2018 are Jefferies Group's equity investments in Private Equity Related Funds of $23.0 million and $35.5 million, respectively. Net gains (losses) from Jefferies Group's investment in JCP Fund V aggregating $(5.7) million, $12.1 million and $(10.7) million were recorded in Principal transactions revenues for the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, respectively. Gains (losses) for other funds were not material. For further information regarding our commitments and funded amounts to the Private Equity Related Funds, see Notes 10 and 23.
Berkadia Commercial Mortgage, LLC.  At November 30, 2019 and 2018, Jefferies Group has commitments to purchase $360.4 million and $723.8 million, respectively, in agency commercial mortgage-backed securities from Berkadia.
HRG. Jefferies Group recognized investment banking revenues of $3.0 million for the eleven months ended November 30, 2018 in connection with the merger of HRG into Spectrum Brands.

FXCM. Jefferies Group entered into a foreign exchange prime brokerage agreement with FXCM in 2017. In connection with the foreign exchange contracts entered into under this agreement, Jefferies Group had $9.9 million and $9.9 million at November 30, 2019 and 2018, respectively, included in Payables, expense accruals and other liabilities in the Consolidated Statements of Financial Condition.
Officers, Directors and Employees.  We have $44.8 million and $49.3 million of loans outstanding to certain officers and employees (none of whom are an executive officer or director of the Company) at November 30, 2019 and 2018, respectively. Receivables from and payables to customers include balances arising from officers', directors' and employees' individual security transactions. These transactions are subject to the same regulations as all customer transactions and are provided on substantially the same terms.
Jefferies Finance. During the twelve months ended November 30, 2019, we purchased $65.3 million of loan receivables from Jefferies Finance which settled subsequent to November 30, 2019. See Note 11 for additional information on transactions with Jefferies Finance.

Sale of Property. On November 29, 2019, we sold a hotel and restaurant in Telluride, Colorado that we owned, to the Company's Chairman and certain of his family trusts in exchange for 780,315 shares of the Company's common stock, at a price of $21.03 per share.
Note 27.  Discontinued Operations
On June 5, 2018, we sold 48% of National Beef to Marfrig for $907.7 million in cash, reducing our then ownership in National Beef to 31%. As of the closing of the sale on June 5, 2018, we deconsolidated our investment in National Beef and accounted for our remaining interest under the equity method of accounting.

The sale of National Beef met the GAAP criteria to be classified as a discontinued operation as the sale represented a strategic shift that had a major effect in our operations and financial results. As such, we have classified the results of National Beef prior to June 5, 2018 as a discontinued operation and reported those results in Income from discontinued operations, net of income tax provision in the Consolidated Statements of Operations.
A summary of the results of discontinued operations for National Beef is as follows (in thousands):

	Period Ended June 4, 2018 (1)	Twelve Months Ended December 31, 2017
Revenues:
Beef processing services	$3,137,611	$7,353,663
Interest income	131	339
Other	4,329	4,946
Total revenues	3,142,071	7,358,948

Expenses:
Compensation and benefits	17,414	39,884
Cost of sales	2,884,983	6,764,055
Interest expense	4,316	6,657
Depreciation and amortization	43,959	98,515
Selling, general and other expenses	14,291	42,525
Total expenses	2,964,963	6,951,636

Income from discontinued operations before income taxes	177,108	407,312
Income tax provision	47,045	118,681
Income from discontinued operations, net of income tax provision	$130,063	$288,631

(1) The operations of National Beef from January 1, 2018 through June 4, 2018, are included in discontinued operations for our eleven months ended November 30, 2018.

Net income attributable to the redeemable noncontrolling interests in the Consolidated Statements of Operations includes $37.1 million and $85.3 million for the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, respectively, related to National Beef's noncontrolling interests. Pre-tax income from discontinued operations attributable to Jefferies Financial Group Inc. common shareholders was $140.0 million and $322.0 million for the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, respectively.

As discussed above, we accounted for our retained 31% ownership of National Beef subsequent to the sale to Marfrig under the equity method. For the twelve months ended November 30, 2019 and the period from June 5, 2018 through November 30, 2018, we recorded $232.0 million and $110.0 million, respectively, in Income (loss) related to associated companies from our 31% ownership in National Beef and we received distributions from National Beef of $349.2 million and $48.7 million, respectively. The pre-tax income of 100% National Beef for the period from December 1, 2018 through November 29, 2019 and the period from June 5, 2018 through November 30, 2018 was $773.7 million and $367.2 million, respectively. On November 29, 2019, we sold our remaining 31% interest in National Beef to Marfrig and other shareholders.

During the eleven months ended November 30, 2018, we have also recorded a pre-tax gain on the 2018 National Beef sale of $873.5 million ($643.9 million after-tax) which is reported in Gain on disposal of discontinued operations, net of income tax provision in the Consolidated Statements of Operations. Included in the $873.5 million pre-tax gain on the sale of National Beef was approximately $352.4 million related to the revaluation of our retained 31% interest in National Beef to fair value. The $592.3 million fair value of our retained 31% interest in National Beef was based on the implied equity value of 100% of National Beef from the transaction with Marfrig and is considered a Level 3 input. The transaction with Marfrig was based on a $1.9 billion equity valuation and a $2.3 billion enterprise valuation.
Note 28.  Segment Information
We are a diversified financial services company engaged in investment banking and capital markets, asset management and direct investing. During the three months ended February 29, 2020, we changed our internal structure with regard to our operating segments. Previously, our segments consisted of: 1) Investment Banking, Capital Markets and Asset Management, which included all of the financial results of Jefferies Group; 2) Merchant Banking; and 3) Corporate. In the first quarter of 2020, we appointed co-Presidents of Asset Management and created a separate operating segment that consists of the asset management activity previously included in our Investment Banking, Capital Markets and Asset Management segment, together with asset management activity previously included in our Merchant Banking segment. In order to compare results with prior periods, we have recast our segment results for the prior periods to conform to our current presentation.
The Investment Banking and Capital Markets segment includes investment banking, capital markets and other related services. Investment banking provides underwriting and financial advisory services to clients across most industry sectors in the Americas, Europe and Asia. Capital markets businesses operate across the spectrum of equities, fixed income and foreign exchange products. Related services include, among other things, prime brokerage and equity finance, research and strategy, corporate lending and real estate finance. The Investment Banking and Capital Markets segment also includes our investments in Jefferies Finance and Berkadia.
Our Asset Management segment includes both the operations of LAM as well as the asset management operations within Jefferies Group. Within Asset Management, we manage, invest in and provide services to a diverse group of alternative asset management platforms across a spectrum of investment strategies and asset classes. Asset Management offers institutional clients an innovative range of investment strategies through its affiliated managers.
Merchant Banking consists of our various merchant banking businesses and investments, primarily including Linkem, Vitesse Energy Finance and JETX Energy, real estate, Idaho Timber, FXCM and The We Company. Our Merchant Banking businesses and investments also include National Beef, prior to its sale in November 2019, Spectrum Brands, prior to its distribution to shareholders in October 2019, Berkadia, prior to its transfer to Jefferies Group in the fourth quarter of 2018, and Garcadia, prior to its sale in August 2018.
As discussed further in Notes 1 and 27, on June 5, 2018, we sold 48% of National Beef to Marfrig and deconsolidated our investment in National Beef. Results prior to June 5, 2018 are classified in discontinued operations and are not included in the table below. On November 29, 2019 we sold our remaining 31% interest in National Beef to Marfrig and other shareholders. Our retained 31% interest in National Beef was accounted for under the equity method, and results subsequent to the June 5, 2018 closing through November 29, 2019 are included in Merchant Banking in the table below.
Corporate assets primarily consist of cash and cash equivalents, financial instruments owned and the deferred tax asset (exclusive of Jefferies Group's deferred tax asset). Corporate revenues primarily include interest income. We do not allocate Corporate revenues or overhead expenses to the operating units.

Certain information concerning our segments is presented in the following table. Consolidated subsidiaries are reflected as of the date a majority controlling interest was acquired. As discussed above, Jefferies Group is reflected in our consolidated financial statements utilizing a one month lag for the twelve months ended December 31, 2017.

	Twelve Months Ended November 30, 2019	Eleven Months Ended November 30, 2018	Twelve Months Ended December 31, 2017
		(In thousands)
Net revenues:
Reportable Segments:
Investment Banking and Capital Markets	$3,035,988	$3,184,426	$3,169,860
Asset Management	84,894	(14,280)	91,101
Merchant Banking	735,213	577,278	801,190
Corporate	32,833	22,300	6,306
Total net revenues related to reportable segments	3,888,928	3,769,724	4,068,457
Consolidation adjustments	4,048	(5,690)	8,988
Total consolidated net revenues	$3,892,976	$3,764,034	$4,077,445

Income (loss) from continuing operations before income taxes:
Reportable Segments:
Investment Banking and Capital Markets (1)	$347,050	$464,913	$535,801
Asset Management	(41,126)	(133,729)	121
Merchant Banking (1)	289,492	88,971	197,375
Corporate	(68,467)	(66,140)	(78,802)
Income from continuing operations before income taxes related to reportable segments	526,949	354,015	654,495
Parent Company interest	(53,048)	(54,090)	(58,943)
Consolidation adjustments	4,707	(3,825)	10,950
Total consolidated income from continuing operations before income taxes	$478,608	$296,100	$606,502

Depreciation and amortization expenses:
Reportable Segments:
Investment Banking and Capital Markets	$77,549	$67,467	$62,059
Asset Management	2,042	1,324	1,217
Merchant Banking	69,805	48,357	43,649
Corporate	3,475	3,169	3,470
Total consolidated depreciation and amortization expenses	$152,871	$120,317	$110,395

	November 30, 2019	November 30, 2018	December 31, 2017
Identifiable assets employed:
Reportable Segments:
Investment Banking and Capital Markets (1) (2)	$40,523,223	$38,617,201	$38,376,686
Asset Management	3,313,716	2,633,585	2,083,174
Merchant Banking (1)	3,285,671	4,164,605	4,019,402
National Beef	—	—	1,460,539
Corporate	2,432,119	1,838,037	1,299,628
Identifiable assets employed related to reportable segments	49,554,729	47,253,428	47,239,429
Consolidation adjustments	(94,495)	(122,333)	(70,321)
Total consolidated assets	$49,460,234	$47,131,095	$47,169,108

(1)
Amounts related to Berkadia are included in Merchant Banking prior to their transfer to the Investment Banking and Capital Markets segment in the fourth quarter of 2018. Income from continuing operations before income taxes related to the net assets transferred were $78.7 million and $91.5 million for the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, respectively. Identifiable assets employed related to the net assets transferred were $212.4 million at December 31, 2017.

(2)	Includes $197.7 million, $243.2 million and $213.0 million at November 30, 2019 and 2018, and December 31, 2017, respectively, of the deferred tax asset, net.

Net revenues for the Investment Banking and Capital Markets segment and Asset Management segment are recorded in the geographic region in which the position was risk-managed, in the case of Investment Banking and Capital Markets in which the senior coverage banker is located, or for Asset Management, according to the location of the investment adviser. Net revenues by geographic region were as follows (in thousands):

	Twelve Months Ended November 30, 2019	Eleven Months Ended November 30, 2018	Twelve Months Ended December 31, 2017

Americas (1)	$3,188,353	$3,231,522	$3,482,094
Europe (2)	592,087	436,861	489,587
Asia	112,536	95,651	105,764
	$3,892,976	$3,764,034	$4,077,445

(1)	Substantially all relates to U.S. results.

(2)	Substantially all relates to U.K. results.
Interest expense classified as a component of Net revenues relates to Jefferies Group. For the twelve months ended November 30, 2019, the eleven months ended November 30, 2018 and the twelve months ended December 31, 2017, interest expense classified as a component of Expenses was primarily comprised of parent company interest ($53.0 million, $54.1 million and $58.9 million, respectively) and Merchant Banking ($34.1 million, $35.2 million and $42.3 million, respectively).
As discussed above, during the fourth quarter of 2019, we sold our 31% equity interest in National Beef and recognized a pre-tax gain of $205.0 million for the twelve months ended November 30, 2019 in Other revenues. The gain on the sale is included within Merchant Banking above.

As discussed above, during the third quarter of 2018, we sold 100% of our equity interests in Garcadia and our associated real estate to our former partners, the Garff family and recognized a pre-tax gain of $221.7 million for the eleven months ended November 30, 2018 in Other revenues. The gain on the sale is included within Merchant Banking above.

Conwed was our consolidated subsidiary that manufactured and marketed lightweight plastic netting. In January 2017, we sold 100% of Conwed to Schweitzer-Mauduit International, Inc., (NYSE: SWM) for $295 million in cash plus potential earn-out payments through 2021 totaling up to $40 million in cash to the extent the results of Conwed's subsidiary, Filtrexx International, exceed certain performance thresholds. We recognized a $178.2 million pre-tax gain on the sale of Conwed in Other revenues primarily during the twelve months ended December 31, 2017. The gain on the sale of Conwed is included within Merchant Banking above.

Note 29.  Selected Quarterly Financial Data (Unaudited)

	First Quarter (1)	Second Quarter (2)	Third Quarter (3)	Fourth Quarter (4)
	(In thousands, except per share amounts)
2019
Net revenues	$828,443	$1,101,657	$856,778	$1,106,098
Income from continuing operations	47,015	672,276	49,394	193,878
Net (income) loss attributable to the noncontrolling interest	(1,066)	191	116	2,606
Net (income) loss attributable to the redeemable noncontrolling interests	138	(427)	242	333
Preferred stock dividends	(1,276)	(1,276)	(1,275)	(1,276)
Net income attributable to Jefferies Financial Group Inc. common shareholders	44,811	670,764	48,477	195,541

Basic earnings per common share attributable to Jefferies Financial Group Inc. common shareholders:
Net income	$0.14	$2.17	$0.16	$0.63
Number of shares used in calculation	315,175	307,010	310,288	310,266

Diluted earnings per common share attributable to Jefferies Financial Group Inc. common shareholders:
Net income	$0.14	$2.14	$0.15	$0.62
Number of shares used in calculation	318,752	312,527	311,897	316,566

2018
Net revenues	$895,435	$911,159	$1,150,846	$806,594
Income (loss) from continuing operations	86,192	27,917	182,301	(19,318)
Income from discontinued operations, net of taxes	52,957	77,106	—	—
Gain on disposal of discontinued operations, net of taxes	—	643,921	—	—
Net (income) loss attributable to the noncontrolling interest	1,344	(136)	12,000	(233)
Net (income) loss attributable to the redeemable noncontrolling interests	(14,796)	(22,108)	(390)	31
Preferred stock dividends	(1,172)	(1,171)	(1,276)	(851)
Net income (loss) attributable to Jefferies Financial Group Inc. common shareholders	124,525	725,529	192,635	(20,371)

Basic earnings (loss) per common share attributable to Jefferies Financial Group Inc. common shareholders:
Income (loss) from continuing operations	$0.23	$0.08	$0.56	$(0.06)
Income from discontinued operations	0.11	0.15	—	—
Gain on disposal of discontinued operations	—	1.82	—	—
Net income (loss)	$0.34	$2.05	$0.56	$(0.06)
Number of shares used in calculation	366,427	352,049	341,434	329,101

Diluted earnings (loss) per common share attributable to Jefferies Financial Group Inc. common shareholders:
Income (loss) from continuing operations	$0.23	$0.08	$0.55	$(0.06)
Income from discontinued operations	0.11	0.15	—	—
Gain on disposal of discontinued operations	—	1.80	—	—
Net income (loss)	$0.34	$2.03	$0.55	$(0.06)
Number of shares used in calculation	373,461	356,075	350,307	329,101

(1)	The first quarter of 2019 includes $27.1 million of equity income related to National Beef and a mark-to-market increase of $36.0 million in the value of our investment in Spectrum Brands.

The first quarter of 2018 includes a mark-to-market decrease of $21.4 million in the value of our investment in HRG.

(2)
The second quarter of 2019 includes a nonrecurring tax benefit of $544.6 million related to the closing of our available for sale portfolio, which triggered the realization of lodged tax benefits from earlier years and $34.9 million of equity income related to National Beef. These increases were partially offset by a $11.3 million mark-to-market decrease in the value of our investment in Spectrum Brands.

The second quarter of 2018 includes the after-tax gain on disposal of discontinued operations of $643.9 million from the National Beef transaction and a mark-to-market decrease of $158.4 million in the value of our investment in HRG.

(3)
The third quarter of 2019 includes a $72.1 million pre-tax gain related to the purchase of the remaining interest in HomeFed and $75.9 million of equity income related to National Beef. This increase was partially offset by a $146.0 million decrease in the estimated fair value of our investment in The We Company.

The third quarter of 2018 includes a $221.7 million pre-tax gain on the sale of our Garcadia interests and $58.9 million of equity income related to National Beef. These increases were partially offset by a $47.9 million impairment loss related to Golden Queen and losses of $48.5 million from a decrease in the fair value of our investment in Spectrum Brands.

(4)	The fourth quarter of 2019 is comprised of the three months ended November 30, 2019 and the fourth quarter of 2018 is comprised of the two months ended November 30, 2018.

The fourth quarter of 2019 includes a $205.0 million pre-tax gain on the sale of our 31% equity interest in National Beef and $94.1 million of equity income related to National Beef, prior to its sale. These increases were partially offset by a decrease in the estimated fair value of our investment in The We Company of $69.4 million.

The fourth quarter of 2018 includes a $62.1 million impairment loss related to FXCM and losses of $190.4 million from a decrease in the fair value of our investment in Spectrum Brands. These decreases were partially offset by revenues of $70.9 million related to the increase in the fair value of our investment in The We Company and $26.8 million of equity income related to National Beef.

In 2019 and 2018, the totals of quarterly per share amounts may not equal annual per share amounts because of changes in outstanding shares during the year.